As filed with the Securities and Exchange Commission on May 13, 1996


                                                       REGISTRATION NO. 33-80655

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                               AMENDMENT NO. 2 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                         MOHEGAN TRIBAL GAMING AUTHORITY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                       Not Applicable                               7999                           06-1436334
              (State or other jurisdiction of              (Primary Standard Industrial         (I.R.S. Employer
               incorporation or organization)               Classification Code Number)        Identification No.)

                       Roland Harris
                 Chairman, Management Board
                   67 Sandy Desert Road                                                        67 Sandy Desert Road
               Uncasville, Connecticut  06382                                              Uncasville, Connecticut  06382
                      (860) 848-0545                                                              (860) 848-0545
      (Address, including zip code, and telephone number,                         (Name, address, including zip code, and telephone
including area code, of Registrant's principal executive offices)                 number including area code, of agent for service)


                                  ------------
                                    COPY TO:
                               Lewis B. Rome, Esq.
                   Rome, McGuigan, Sabanosh & Klebanoff, P.C.
                                One State Street
                          Hartford, Connecticut  06103

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------
                                                  Proposed maximum    Proposed maximum
  Title of each class of          Amount to be     offering price         aggregate            Amount of
securities to be registered        registered        per unit(2)      offering price(2)     registration fee
- --------------------------------------------------------------------------------------------------------------
13 1/2% Senior Secured
Notes due 2002(1)               $175,000,000(1)         100%            $175,000,000            $60,345
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------

  (1) Includes aggregate principal amount of outstanding Series A Senior Secured Notes and Series B Senior Secured Notes to be issued in exchange for outstanding Series A Senior Secured Notes pursuant to the Exchange Offer to which this Registration Statement relates.
  (2)  Estimated solely for purposes of calculating the registration fee.
                                  ------------

       The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
  Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         MOHEGAN TRIBAL GAMING AUTHORITY


     CROSS-REFERENCE SHEET BETWEEN ITEMS OF FORM S-1 AND THE PROSPECTUS PURSUANT TO ITEM 501(B) OF REGULATION S-K.


     ITEM IN FORM S-1                                                      LOCATION IN PROSPECTUS
     ----------------                                                      ----------------------
1.   Forepart of the Registration Statement and Outside Front
     Cover Page of Prospectus. . . . . . . . . . . . . . . . . . .    Cover Page of Registration
                                                                      Statement; Cross Reference Sheet;
                                                                      Front Cover Page

2.   Inside Front and Outside Back Cover Pages of Prospectus . . .    Inside Front and Outside
                                                                      Back Cover Pages; Additional
                                                                      Information

3.   Summary Information, Risk Factors and Ratio of Earnings
     to Fixed Charges. . . . . . . . . . . . . . . . . . . . . . .    Prospectus Summary; Risk Factors;
                                                                      Business and Property

4.   Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .    Use of Proceeds

5.   Determination of Offering Price . . . . . . . . . . . . . . .    Front Cover Page; The Exchange
                                                                      Offer

6.   Dilution. . . . . . . . . . . . . . . . . . . . . . . . . . .    Not Applicable

7.   Selling Security Holders. . . . . . . . . . . . . . . . . . .    Not Applicable

8.   Plan of Distribution. . . . . . . . . . . . . . . . . . . . .    Front Cover Page; The Exchange
                                                                      Offer; Plan of Distribution

9.   Description of Securities to be Registered. . . . . . . . . .    Description of the Senior Notes

10.  Interests of Named Experts and Counsel. . . . . . . . . . . .    Not Applicable

11.  Information With Respect to the Registrant. . . . . . . . . .    Front Cover Page; Prospectus
                                                                      Summary; Risk Factors; Business
                                                                      and Property; Mohegan Tribe of
                                                                      Indians of Connecticut

12.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities. . . . . . . .    Not Applicable

                                   EXPLANATORY NOTE


    This Registration Statement contains two forms of prospectuses: one to be used in connection with the Exchange Offer and one to be used in a contemplated shelf offering of Series B Senior Notes in connection with resales by broker/dealers. The two prospectuses are identical in all respects except that
(i) the front and back cover pages of the prospectus that would be used in the shelf offering refer only to the Series B Senior Notes, (ii) the section of the prospectus entitled "Plan of Distribution" that would be used in the shelf offering refers only to sales of Series B Senior Notes to be effected by broker/dealers and (iii) all descriptions of the Exchange Offer and of the Series A Senior Notes would be deleted from the prospectus to be used in the shelf offer. Each of the front and back cover pages and the prospectus section entitled "Plan of Distribution" that would be included in the prospectus to be used in the shelf offer, which pages are not included in the prospectus to be used in the Exchange Offer, are marked "Alternative Prospectus Page."

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED MAY 13, 1996


                         MOHEGAN TRIBAL GAMING AUTHORITY

                              Offer to Exchange its
          13 1/2% Series B Senior Secured Notes due 2002 With Cash Flow
           Participation Interest which have been registered under the
         Securities Act of 1933, as amended, for any and all outstanding
          13 1/2% Series A Senior Secured Notes due 2002 With Cash Flow
                             Participation Interest


     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 21, 1996, UNLESS EXTENDED.


     The Mohegan Tribal Gaming Authority (the "Authority"), an instrumentality of the Mohegan Tribe of Indians of Connecticut (the "Tribe"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal") to exchange (the "Exchange Offer") $175 million aggregate principal amount of its 13 1/2% Series B Senior Secured Notes due November 15, 2002 (the "Series B Senior Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an equal principal amount of its outstanding 13 1/2% Series A Senior Secured Notes due November 15, 2002 (the "Series A Senior Notes"), which were sold on September 29, 1995 to institutional accredited investors and qualified institutional buyers pursuant to an exemption from registration under the Securities Act (the "Offering") and of which an aggregate of $175 million principal amount is outstanding. The form and terms of the Series B Senior Notes are the same as the form and terms of the Series A Senior Notes, except that (i) the Series B Senior Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) following consummation of the Exchange Offer, holders of the Series B Senior Notes generally will not be entitled to the rights of holders of the Series A Senior Notes under the Registration Rights Agreement dated as of September 29, 1995 among the Authority and the holders of Series A Senior Notes identified therein. See "The Exchange Offer--Registration Rights Agreement," "--Consequences of Failure to Exchange" and "--Plan of Distribution; Resales of the Series B Senior Notes." The Series B Senior Notes will evidence the same debt as the Series A Senior Notes (which they will replace) and will be issued under, and be entitled to the benefits of, the Indenture governing the Series A Senior Notes, dated as of September 29, 1995 (the "Indenture"). The Series A Senior Notes and the Series B Senior Notes are sometimes referred to herein collectively as the "Senior Notes." See "The Exchange Offer" and "Description of the Senior Notes."


     The Authority will accept for exchange any and all Series A Senior Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 21, 1996, unless extended by the Authority in its sole discretion
(the "Expiration Date"). Tenders of the Series A Senior Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer." THE SERIES A SENIOR NOTES MAY BE TENDERED ONLY IN DENOMINATIONS OF $1,000 OR INTEGRAL MULTIPLES THEREOF.


                                ----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 17 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF SERIES A SENIOR NOTES IN EVALUATING THE EXCHANGE OFFER AND BY PROSPECTIVE PURCHASERS OF SERIES B SENIOR NOTES ISSUED BY THE AUTHORITY IN THE EXCHANGE OFFER.

                                ----------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
           OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


THE DATE OF THIS PROSPECTUS IS MAY __, 1996.

(COVER PAGE CONTINUED)


          EXCEPT AS OTHERWISE INDICATED, CERTAIN CAPITALIZED TERMS USED IN THIS PROSPECTUS HAVE THE MEANINGS ASSIGNED TO THEM IN THE GLOSSARY AND INDEX OF DEFINED TERMS BEGINNING ON PAGE 134 HEREOF.


          Fixed interest will be payable on the Series B Senior Notes at the rate of 13 1/2% per annum, semi-annually in arrears on November 15 and May 15 of each year, commencing May 15, 1996. Cash Flow Participation Interest (as defined herein) will be payable on the Series B Senior Notes, on each such interest payment date, in an aggregate amount equal to 5.0% of the Authority's Cash Flow (as defined herein) for the six-month period ending on September 30 or March 31 (each a "Semi-annual Period") most recently completed prior to such interest payment date up to a limit, calculated on a cumulative basis with respect to each period consisting of two consecutive Semi-annual Periods ending on September 30, of $250 million of the Authority's Cash Flow; PROVIDED that no Cash Flow Participation Interest shall be payable with respect to any period prior to the earlier of the first day the Mohegan gaming and entertainment complex being constructed by the Authority in southeastern Connecticut (the "Mohegan Sun Casino") commences operations and October 31, 1996. The aggregate amount of Cash Flow Participation Interest payable in any Semi-annual Period will be reduced pro rata for reductions in the outstanding principal amount of Senior Notes occurring prior to the close of business on the record date immediately preceding such payment of Cash Flow Participation Interest. The payment of Cash Flow Participation Interest may be deferred if such payment would cause the Authority's Fixed Charge Coverage Ratio (as defined herein) for the four consecutive fiscal quarters last completed to be less than 2.0:1 and is subject to other limitations and restrictions described herein.

          The Series B Senior Notes will not be redeemable at the option of the Authority prior to November 15, 1999 (except as otherwise required by any governmental authority, commission or other agency with authority to regulate the Mohegan Sun Casino), after which time the Series B Senior Notes will be redeemable, in whole or in part, at the option of the Authority at the redemption prices set forth herein plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. Upon the occurrence of any of certain specific events described in the Indenture that effect (or could effect) a change of control of the Authority, each holder of Senior Notes will have the right to require the Authority to repurchase such holder's Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date, subject to certain limitations and restrictions described herein. Within 120 days after the last day of each fiscal year of the Authority, beginning with the fiscal year ending September 30, 1997, the Authority will be required to offer to purchase, at the prices set forth herein, outstanding Senior Notes in a principal amount equal to the sum of (i) 50% of the Authority's Excess Cash Flow (as defined herein),
     (ii) 100% of the amount of Deferred Subordinated Interest (as defined herein) for such fiscal year and (iii) accrued and unpaid interest and liquidated damages, if any.

          The Series B Senior Notes (and any Series A Senior Notes not tendered in the Exchange Offer) will be senior secured obligations of the Authority and will rank PARI PASSU in right of payment with any existing and future senior Indebtedness (as defined herein) of the Authority, including without limitation, approximately $40 million of equipment lease financing to be incurred by the Authority (the "Equipment Financing"). In addition, prior to opening the Mohegan Sun Casino the Authority expects to incur approximately $12.5 million of senior indebtedness for working capital purposes (the "Working Capital Financing"), which may be secured by the same collateral that secures the Senior Notes, on a PARI PASSU basis with the Senior Notes. The Senior Notes will rank senior to all existing and future subordinated indebtedness of the Authority, including $40 million principal amount of Subordinated Notes due 2003 (the "Subordinated Notes") acquired by Sun International Hotels Limited ("Sun International") concurrently with the completion of the Offering and any additional subordinated notes that may be issued to Sun International pursuant to the $50 million secured completion guarantee provided by Sun International to fund any cost overruns incurred in connection with completion of the Mohegan Sun Casino (the "Secured Completion Guarantee"). Payment of principal on the Subordinated Notes is subordinate to the prior payment in full of all obligations on all of the Senior Notes, other than (i) certain redemptions required by a Gaming Regulatory Authority if a holder is required to be found suitable and is found unsuitable and (ii) repurchases of Subordinated Notes using funds not accepted by holders of Senior Notes in an Excess Cash Purchase Offer. The Series A Senior Notes are, and the Series B Senior Notes will be, secured by note collateral consisting primarily of a leasehold mortgage on the Mohegan Sun Casino, a security interest in the personal property of the Mohegan Sun Casino (with certain exceptions described herein), a pledge of certain cash collateral accounts and an assignment of cash generated by the Mohegan Sun Casino. Additional Indebtedness, including senior Indebtedness, may be incurred from time to time, subject to certain restrictions.

          Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Authority believes that, except as otherwise described

(COVER PAGE CONTINUED)


     EXCEPT AS OTHERWISE INDICATED, CERTAIN CAPITALIZED TERMS USED IN THIS PROSPECTUS HAVE THE MEANINGS ASSIGNED TO THEM IN THE GLOSSARY AND INDEX OF DEFINED TERMS BEGINNNING ON PAGE 134 HEREOF.


     herein, Series B Senior Notes issued pursuant to the Exchange Offer in exchange for Series A Senior Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Authority within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; PROVIDED that such Series B Senior Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Series B Senior Notes.

          Prior to consummation of this Exchange Offer, there has been no public market for the Series B Senior Notes (or the Series A Senior Notes). The Series A Senior Notes are not, and the Series B Senior Notes are not expected to be, listed on any securities exchange or authorized for trading on the Nasdaq system. The Authority does not presently expect that an active market for the Series B Senior Notes (or the Series A Senior Notes) will develop. To the extent that an active market for the Series B Senior Notes (or the Series A Senior Notes) does develop, the market value thereof will depend on many factors, including, among other things, prevailing interest rates, general economic conditions, the Authority's financial condition, the construction and results of operations of the Mohegan Sun Casino and other factors. Such conditions may cause the Series B Senior Notes (or the Series A Senior Notes), to the extent that they are traded, to trade at a discount. See "Risk Factors--Absence of Public Trading."

          The Authority has agreed to pay the costs and expenses of the Exchange Offer.

                             ADDITIONAL INFORMATION



     The Authority has filed with the Commission a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Series B Senior Notes offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Authority, the Tribe and the Series B Senior Notes, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Room 3190, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees.



                         -------------------------------



                       ENFORCEABILITY OF CIVIL LIABILITIES


     THE AUTHORITY, AS AN INSTRUMENTALITY OF THE TRIBE, A FEDERALLY-RECOGNIZED INDIAN TRIBE, INTENDS TO ASSERT THE DEFENSE OF SOVEREIGN IMMUNITY IN ANY SUIT BROUGHT WITHOUT THEIR CONSENT. ALTHOUGH THE TRIBE AND THE AUTHORITY HAVE CONSENTED TO SUIT AND HAVE GRANTED A LIMITED WAIVER OF ANY SOVEREIGN IMMUNITY DEFENSE THEY MAY HAVE IN CONNECTION WITH THE SENIOR NOTES, THE INDENTURE AND THE DOCUMENTS RELATED TO THE NOTE COLLATERAL, INCLUDING SUITS AGAINST THE AUTHORITY TO ENFORCE THE OBLIGATION TO REPAY THE SENIOR NOTES, THE TRUSTEE AND THE HOLDERS OF THE SENIOR NOTES COULD BE PRECLUDED FROM JUDICIALLY ENFORCING THEIR RIGHTS AND REMEDIES IF SUCH WAIVER OR CONSENT IS HELD TO BE INEFFECTIVE. THE TRIBE AND THE AUTHORITY HAVE NOT WAIVED THE DEFENSE OF SOVEREIGN IMMUNITY WITH RESPECT TO ANY PRIVATE CIVIL SUITS FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS. ACCORDINGLY, THE HOLDERS OF THE SENIOR NOTES MAY NOT HAVE AN EFFECTIVE REMEDY AGAINST THE TRIBE OR THE AUTHORITY FOR VIOLATIONS OF THE SECURITIES ACT.


     IN ADDITION, THE GAMING DISPUTES COURT OF THE TRIBE HAS BEEN VESTED WITH EXCLUSIVE JURISDICTION FOR THE TRIBE OVER DISPUTES WITH RESPECT TO THE MOHEGAN SUN CASINO, INCLUDING ALL DISPUTES RELATING TO THE SENIOR NOTES OR THE INDENTURE. FEDERAL COURTS MAY NOT HAVE JURISDICTION OVER DISPUTES NOT ARISING UNDER FEDERAL LAW AND STATE COURTS MAY NOT HAVE JURISDICTION OVER DISPUTES
ARISING ON THE TRIBE'S RESERVATION.   MOREOVER, FEDERAL AND STATE COURTS, UNDER
THE DOCTRINE OF COMITY AND EXHAUSTION OF REMEDIES, MAY BE REQUIRED TO DEFER TO THE JURISDICTION OF THE GAMING DISPUTES COURT OR REQUIRE A PLAINTIFF TO EXHAUST ITS REMEDIES IN THE GAMING DISPUTES COURT BEFORE BRINGING ANY ACTION IN A FEDERAL OR STATE COURT.

                               PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, CERTAIN CAPITALIZED TERMS USED IN THIS PROSPECTUS HAVE THE MEANINGS ASSIGNED TO THEM IN THE GLOSSARY AND INDEX OF DEFINED TERMS BEGINNING ON PAGE 132 HEREOF.


THE MOHEGAN SUN CASINO

     The Mohegan Tribal Gaming Authority (the "Authority"), an instrumentality of the Mohegan Tribe of Indians of Connecticut (the "Tribe"), is developing a gaming and entertainment complex (the "Mohegan Sun Casino") on an approximately 240-acre site located in southeastern Connecticut (the "Site"). The Authority has engaged Trading Cove Associates ("TCA"), an affiliate of Sun International Hotels Limited ("Sun International"), to manage the development, construction, operation and marketing of the Mohegan Sun Casino. The Mohegan Sun Casino, scheduled to open in the fourth quarter of 1996, will include approximately 150,000 square feet of gaming space and is designed to accommodate approximately 3,000 slot machines and 180 table games. The Mohegan Sun Casino is expected to commence operations with a minimum of 2,500 slot machines and 180 table games, and will feature a 600-seat buffet, four specialty theme restaurants, a coffee shop, a food court, several bars, an entertainment area featuring children's recreational facilities and parking for approximately 7,500 cars. Once completed, the Mohegan Sun Casino and the currently operating Foxwoods Resort & Casino ("Foxwoods"), which is owned and operated by the Mashantucket Pequot Tribe (the "Pequot Tribe"), will be the only two casinos offering slot machines and table games in the northeastern United States that are currently legally authorized outside of Atlantic City, New Jersey.


     The Site for the Mohegan Sun Casino is located approximately one mile from the interchange of Interstate 395 and Connecticut Route 2A (which is expected to be widened to a four-lane expressway), just outside Montville, Connecticut, and approximately 10 miles west of Foxwoods. As part of its integrated development plan, the Authority is constructing a four-lane access road (with its own exit) from Route 2A, giving patrons of the Mohegan Sun Casino direct access to Interstate 395 and to Interstate 95, the main highway connecting Boston, Providence and New York. The Site, together with all buildings constructed and to be constructed thereon and improvements thereto, including the Mohegan Sun Casino, are and will be owned by the United States in trust for the Tribe. Such real property, and the additional parcel of land adjacent to the Site that was acquired by the Tribe in its own name for expansion of the access road leading to the Mohegan Sun Casino, are and will be leased by the Tribe to the Authority under a long-term land lease.


     The Mohegan Sun Casino will incorporate an historical northeastern Indian theme which will be conveyed through architectural features and the use of natural design elements such as timber, stone and water. Guests will enter the Mohegan Sun Casino through one of four major entrances, each of which will be distinguished by a separate seasonal theme--winter, spring, summer and fall-- emphasizing the importance of the seasonal changes to tribal life. The Authority believes that the Mohegan Sun Casino's location, ease of access and unique design, together with Sun International's development and gaming expertise, should enable the Mohegan Sun Casino to capture a significant share of the gaming market in the northeastern United States.

MARKET

     The market for the Mohegan Sun Casino will be primarily day-trip customers from New England and New York who reside within 150 miles of the Mohegan Sun Casino. According to market research reports, in 1994 there were approximately
2.6 million adults living within 50 miles of the Site, 10.2 million adults within 100 miles of the Site and 21.8 million adults within 150 miles of the Site. The metropolitan areas of Hartford, New Haven, Springfield, Worcester, Boston and Providence are within one to two hours driving time by interstate highway to the Mohegan Sun Casino.


     The Authority believes that the success of Foxwoods supports the conclusion that the northeastern United States is an attractive market in which to establish a casino. Foxwoods is currently the largest gaming facility in the United States in terms of the number of total gaming positions and, the Authority believes, is one of the most profitable casinos in the United States.


THE MANAGER

     Partners of TCA have been working with the Tribe since 1992 and assisted the Tribe in obtaining federal recognition, negotiating a gaming compact with the State of Connecticut and obtaining numerous governmental approvals for the Mohegan Sun Casino. TCA's partners and their affiliates have extensive experience in the development, construction, marketing and management of casinos and hotels throughout the world. A wholly-owned subsidiary of Sun International is a Managing Partner of, and owns a 50% interest in, TCA. The remaining partners of TCA are primarily engaged in hotel management and real estate development.

     The senior management of Sun International has been actively engaged in the gaming and lodging industries for the last 25 years. Prior to establishing Sun International in 1993, Mr. Solomon Kerzner, the Chairman and Chief Executive Officer of Sun International, and his management team were responsible for the development and operation of several world-renowned resorts and casinos including Sun City, The Lost City and The Carousel Casino and Entertainment World (the "Carousel") in South Africa. Sun City, which was developed over a 14-year period starting in 1979, currently covers approximately 620 acres and features four hotels with a total of 1,300 rooms and 55,000 square feet of gaming space with 1,300 slot machines and 40 table games. Sun City caters to approximately 2.0 million tourists annually. The most recent addition to Sun City is The Lost City, a highly themed, $300 million destination resort based upon a legend of a lost African civilization. The Carousel, located 65 miles from Johannesburg, is a 500,000 square foot Victorian-themed entertainment facility featuring 65,000 square feet of gaming space with 1,800 slot machines and 70 table games and caters to over 4.0 million visitors annually.


     In 1993, Mr. Kerzner established Sun International to acquire from Resorts International, Inc. the Paradise Island businesses, which are located in The Commonwealth of the Bahamas and include the Paradise Island Resort and Casino. After acquiring these businesses, Sun International spent approximately $140 million over a seven-month period redeveloping the property into an ocean-themed destination resort that was relaunched as the Atlantis Resort and Casino ("Atlantis"). Atlantis features 1,147 hotel rooms and 30,000 square feet of gaming space with 800 slot machines and 75 table games. Sun International currently owns interests in and operates nine resort and gaming facilities, including Atlantis, four casinos in France and four hotel properties in the Indian Ocean. On March 1, 1996, Sun International redesignated its two series of Ordinary Shares as one series of Ordinary Shares, which trade on the New York Stock Exchange (the "NYSE") under the symbol "SIHLF." Based upon the closing price of its Ordinary Shares on May 1, 1996, Sun International had an equity market capitalization of approximately $1.24 billion.

     In connection with the Offering, Sun International purchased $40 million of Subordinated Notes. See "--Investment by Sun International." In addition, subject to certain qualifications and limitations, Sun International has undertaken to cause the Mohegan Sun Casino to be Completed (as defined herein) and, pursuant to the Secured Completion Guarantee, has guaranteed the payment of all project costs owing prior to such completion up to a maximum amount of $50 million. To the extent Sun International advances funds under the Secured Completion Guarantee, the Authority will issue to Sun International additional subordinated notes in a principal amount equal to the funds so advanced. All existing and future indebtedness of the Authority to Sun International is, and will be, subordinated to Sun International's obligations under the Secured Completion Guarantee. See "Material Agreements--Secured Completion Guarantee."


THE TRIBE AND THE AUTHORITY

     The Tribe is a federally-recognized Indian tribe, whose federal recognition became effective May 15, 1994. Although it only recently received federal recognition, the Tribe has lived in a cohesive community since time immemorial in what is today southeastern Connecticut. The Tribe historically has cooperated with the United States and is proud of the fact that members of the Tribe have fought on the side of the United States in every war from the Revolutionary War to Desert Storm. The Tribe believes that this philosophy of cooperation exemplifies its approach to developing the Mohegan Sun Casino. This philosophy of cooperation, rather than confrontation, has enabled the Tribe to create a unique alliance among local, state and federal officials to achieve its goal of building the Mohegan Sun Casino.

     The Tribe established the Authority, which has perpetual life, with exclusive constitutional power to conduct and regulate its gaming activities. Under the Indian Gaming Regulatory Act of 1988, as amended ("IGRA"), federally-recognized Indian tribes are permitted to conduct casino gaming operations on tribal land, subject to, among other things, the negotiation of a tribal-state compact with the affected state. The Tribe and the State of Connecticut have entered into such a compact, which has been approved by the Secretary of the Interior (the "Mohegan Compact"). The Mohegan Compact and related agreements require that certain payments based on slot machine revenues be made to the State of Connecticut. Such payments, however, are not required to be made if the State of Connecticut legalizes any gaming operation with slot machines or other commercial casino games, other than those conducted by the Tribe or the Pequot Tribe on tribal lands. See "Business and Property-- Competition."

SOURCES AND USES OF FUNDS


     The cost of developing, constructing, equipping and opening the Mohegan Sun Casino is expected to total approximately $312.5 million, which consists of $300 million of project development costs and $12.5 million of initial working capital. The estimated sources and uses of funds for the Mohegan Sun Casino through the scheduled opening date in the fourth quarter of 1996, as revised since the Offering to reflect updated cost estimates, are as follows (in millions):



  SOURCES
  -------
  Series A Senior Notes . . . . . . . . . . . . . . . . .                $175.0
  Equipment Financing (a) . . . . . . . . . . . . . . . .                  40.0
  Subordinated Notes (b)  . . . . . . . . . . . . . . . .                  40.0
  Secured Completion Guarantee (c)  . . . . . . . . . . .                  45.0
  Sources for Project Costs . . . . . . . . . . . . . . .                $300.0


                                       -5-


  Working Capital Financing (d) . . . . . . . . . . . . .                  12.5

       Total Sources. . . . . . . . . . . . . . . . . . .                $312.5
                                                                         ------
                                                                         ------
  USES (E)
  --------
  Acquisition of the Site.  . . . . . . . . . . . . . . .                 $29.7
  Construction Costs  . . . . . . . . . . . . . . . . . .                 176.0
  Furniture, Fixtures and Equipment . . . . . . . . . . .                  18.6
  Gaming Equipment  . . . . . . . . . . . . . . . . . . .                  28.1
  Capitalized Interest (f)  . . . . . . . . . . . . . . .                  18.8
  Pre-Opening Expenses  . . . . . . . . . . . . . . . . .                  18.5
  Organizational and Financing Fees and Expenses  . . . .                  10.3
  Contingency (g) . . . . . . . . . . . . . . . . . . . .                  --
  Total Project Costs . . . . . . . . . . . . . . . . . .                $300.0
                                                                         ------
                                                                         ------
  Initial Working Capital . . . . . . . . . . . . . . . .                  12.5
       Total Uses . . . . . . . . . . . . . . . . . . . .                $312.5
                                                                         ------
                                                                         ------


- --------------

(a) The Authority has entered into an agreement that provides for up to $40 million of equipment financing (the "Equipment Financing") representing financing for approximately 2,500 slot machines and certain other equipment. The Mohegan Sun Casino will be designed to accommodate an additional 500 slot machines, which the Indenture permits to be financed through Additional Lease Financing (as defined in the Indenture).

(b) Concurrently with the closing of the Offering, the Subordinated Notes were purchased by Sun International for $38.3 million in cash and the exchange of $1.7 million of outstanding indebtedness of the Authority.


(c) Sun International has provided a $50 million secured completion guarantee (the "Secured Completion Guarantee") to fund any cost overruns. The obligations of Sun International under the Secured Completion Guarantee are secured by an irrevocable letter of credit in the amount of $15 million and a pledge of 1,500,000 Ordinary Shares of Sun International. Because the costs of constructing, equipping and opening the Mohegan Sun Casino are expected to exceed the net proceeds of the Offering and the sale of the Subordinated Notes and the $40 million of Equipment Financing available to the Authority, the Authority currently anticipates that approximately $45 million will be drawn under the Secured Completion Guarantee. The Secured Completion Guarantee is subject, however, to a number of important qualifications, exceptions and limitations. See "Risk Factors--Limitations Under the Secured Completion Guarantee."


(d) The Authority has entered into an agreement with a third party lender for a $12.5 million senior working capital line of credit for the Mohegan Sun Casino (the "Working Capital Financing"). The Indenture permits the Working Capital Financing to be secured by the Note Collateral on a PARI PASSU basis with the Senior Notes.

(e) The Authority believes that the construction budget for the Mohegan Sun Casino, as revised since the Offering to reflect updated cost estimates, changes to the project and unanticipated site conditions (the "Construction Budget"), is reasonable. The Authority has entered into a guaranteed maximum price construction contract for the construction of the Mohegan Sun Casino for a price not in excess of the costs set forth in the Construction Budget. Given the risks inherent in the construction process, however, actual construction costs may be significantly higher. See "Risk Factors-- Potential Inability to Commence Operations as Scheduled."


(f) Net of interest income anticipated to be earned on the funds in the Escrow Account (as defined herein).


(g) Due to the availability of funds under the Secured Completion Guarantee, no specific funds have been allocated herein as contingency.


DEVELOPMENT AND CONSTRUCTION

     The Authority and TCA have developed a master plan for the Site that integrates all major aspects of gaming and entertainment design. The master plan places particular emphasis on creating direct highway access, providing convenient parking, designing an attractively themed facility and developing a variety of non-gaming entertainment amenities. Morse Diesel International ("Morse Diesel") is serving as general contractor for the Mohegan Sun Casino and the Authority has entered into a guaranteed maximum price contract with Morse Diesel for the construction of the Mohegan Sun Casino. Sun International, which has substantial development experience, is overseeing the development of the Mohegan Sun Casino. Construction of the Mohegan Sun Casino was commenced after the closing of the Offering, at which time the Site was purchased and conveyed to the United States in trust for the Tribe and leased to the Authority. See "Business and Property--Design and Construction."

REGULATORY APPROVALS


     A number of federal, state and tribal governmental licenses and approvals are required to open and operate the Mohegan Sun Casino. Prior to consummation of the Offering, the Tribe's management agreement with TCA (the "Management Agreement") was approved by the Chairman of the National Indian Gaming Commission (the "NIGC") and the documentation related to the Senior Notes was approved by the Bureau of Indian Affairs of the Department of the Interior (the "BIA"). No further approvals from the NIGC are required with respect to the construction, financing, management and operations of the Mohegan Sun Casino; however, the NIGC may have the authority, under certain circumstances, to require modifications of the Management Agreement or to void the Management Agreement if it is not being implemented in accordance with the conditions specified upon approval or if TCA or the Authority fails to comply with applicable laws and regulations. See "Risk Factors--Highly Regulated Industry."


     Prior to opening the Mohegan Sun Casino, each of the partners of TCA and certain employees of the Mohegan Sun Casino must be licensed by relevant tribal and state authorities. Each of the partners of TCA has applied for and received temporary gaming licenses from the Commissioner of Revenue Services of the State of Connecticut. See "Risk Factors--Transkei Investigation." As each employee who is required to be licensed is hired, the Authority or TCA will cause such employee to apply for all required licenses.

     A number of federal and state approvals are required to construct the access roads to the Mohegan Sun Casino. The Department of Transportation of the State of Connecticut ("DOT") or the Authority has obtained all requisite permits and approvals for the construction of the access road from Route 2A.

     The Authority and TCA believe that they will be able to acquire all other necessary licenses, permits and approvals in order to construct, open and operate the Mohegan Sun Casino. However, no assurances can be given that any or all of the licenses, permits and/or approvals described above will be issued or that any or all of such licenses, permits and/or approvals will be issued without certain conditions or restrictions that could adversely affect the construction and operation of the Mohegan Sun Casino or the development of the adjacent roadways. The failure to obtain any of these licenses, permits or approvals in a timely manner may delay, restrict or prevent the Mohegan Sun Casino from opening as contemplated herein.

                               THE EXCHANGE OFFER


Registration Rights Agreement. . . To finance the development, construction, equipping and opening of the Mohegan Sun
                                   Casino, on September 29, 1995 the Authority sold the Series A Senior Notes to Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as initial purchasers (the "Initial Purchasers"), for resale to qualified institutional buyers and/or to certain institutional accredited investors within the meaning of Rule 501 under the Securities Act. In connection therewith, the Authority and the Initial Purchasers entered into a Registration Rights Agreement dated as of September 29, 1995 (the "Registration Rights Agreement"), which grants the holders of the Series A Senior Notes certain exchange and registration rights. The Exchange Offer made hereby is intended to satisfy such exchange and registration rights. Each holder who tenders Series A Senior Notes and receives Series B Senior Notes in exchange therefor pursuant to the Exchange Offer shall cease to have any further exchange or registration rights under the Registration Rights Agreement. The Registration Rights Agreement provides that the Authority may be required, under certain circumstances specified therein, in lieu of or in addition to the foregoing, to file with the Commission (and use its best efforts to cause to become effective) a shelf registration statement with respect to the Senior Notes. Holders of Series A Senior Notes, if any, who are not permitted, by law or any policy of the Commission, to participate in the Exchange Offer and who satisfy certain other conditions will be eligible to sell their Series A Senior Notes pursuant to a resale prospectus when and if filed by the Authority as part of an amendment to the Registration Statement of which this Prospectus is a part. See "The Exchange Offer--Registration Rights
                                   Agreement," "--Consequences of Failure to
                                   Exchange" and "--Resales of the Series B
                                   Senior Notes."


Liquidated Damages . . . . . . . . The Registration Rights Agreement obligates the Authority to pay liquidated damages to the holders of Senior Notes under certain circumstances if the Authority fails to comply with the registration requirements thereof. Pursuant to the Registration Rights Agreement, the Authority agreed to file a registration statement under the Securities Act to effect the Exchange Offer no later than 30 days after consummation of the Offering. As a result of the Authority's failure to file the Registration Statement of which this Prospectus is a part within such 30-day period and because such Registration Statement was not declared effective by the Commission on or before the Effectiveness Target Date (as defined in the Registration Rights Agreement), in connection with the May 15, 1996, interest payment in respect of the Senior Notes, the

                                   Authority paid to the holders of Senior Notes an aggregate of $95,000 (which equals approximately $0.54 per $1,000 principal amount of Senior Notes) in liquidated damages. See "--Interest Payment Dates," "The Exchange Offer--Registration Rights Agreement."


The Exchange Offer . . . . . . . . The Authority is offering to exchange $175 million aggregate principal amount of Series
                                   B Senior Notes for an equal principal amount of Series A Senior Notes. The Authority will issue the Series B Senior Notes on the earliest practicable date following the Expiration Date (as defined herein).


Expiration Date. . . . . . . . . . The Exchange Offer will terminate at 5:00
                                   p.m., New York City time, on June 21, 1996, unless extended by the Authority in its sole discretion (if and as extended, the "Expiration Date").


Procedures for Tendering
Series A Senior Notes. . . . . . . Each holder of Series A Senior Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal together with the Series A Senior Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein. By executing the Letter of Transmittal, a holder will make certain representations to the Authority.
                                   See "The Exchange Offer-Registration Rights
                                   Agreement" and "-Procedures for Tendering."

Special Procedures for
Beneficial Owners. . . . . . . . . Any beneficial owner whose Series A Senior
                                   Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. A form of Instruction to Registered Holder from Beneficial Owner is enclosed with this Prospectus for the convenience of such beneficial owners. See "The Exchange Offer-- Guaranteed Delivery Procedures."

Withdrawal Rights. . . . . . . . . Tenders may be withdrawn at any time prior to the Expiration Date.

Acceptance of Series A Senior
Notes and Delivery of
Series B Senior Notes  . . . . . . The Authority will accept for exchange any and all Series A Senior Notes that are
                                   properly tendered in the Exchange Offer, and not withdrawn, prior to the Expiration Date. The Series B

                                   Senior Notes issued pursuant to the Exchange
                                   Offer will be delivered on the earliest
                                   practicable date following the Expiration
                                   Date.  See "The Exchange Offer--Terms of the
                                   Exchange Offer."

Exchange Agent . . . . . . . . . . First Fidelity Bank, n/k/a First Union Bank
                                   of Connecticut, is serving as exchange agent
                                   (the "Exchange Agent") in connection with the Exchange Offer.

Federal Income
Tax Considerations . . . . . . . . The exchange of Series A Senior Notes for
                                   Series B Senior Notes pursuant to the
                                   Exchange Offer should not be a taxable
                                   exchange for federal income tax purposes.
                                   See "Material Federal Income Tax
                                   Considerations."


                              SERIES B SENIOR NOTES

Securities Offered . . . . . . . . $175,000,000 in aggregate principal amount of
                                   Series B Senior Secured Notes due 2002.

Maturity . . . . . . . . . . . . . November 15, 2002.

Fixed Interest . . . . . . . . . . 13 1/2% per annum, payable semi-annually in arrears.

Interest Payment Dates . . . . . . May 15 and November 15, commencing May 15,
                                   1996.

Cash Flow Participation
Interest . . . . . . . . . . . . . Cash Flow Participation Interest (as defined herein) is payable on the Senior Notes, on November 15 and May 15 of each year, in an aggregate amount equal to 5.0% of the Authority's Cash Flow (as defined herein) for the six-month period ending on March 31 and September 30 (each, a "Semi-annual Period") most recently completed prior to such interest payment date, up to a limit, calculated on a cumulative basis with respect to each two consecutive Semi-annual Periods ending on September 30, of $250 million of the Authority's Cash Flow; provided that no Cash Flow Participation Interest shall be payable with respect to any period prior to the earlier of the first day the Mohegan Sun Casino commences operations and October 31, 1996. Payment of all or a portion of any installment of Cash Flow Participation Interest may be deferred if (a) the payment of such portion of Cash Flow Participation Interest will cause the Authority's Fixed Charge Coverage Ratio (as defined herein) for the four consecutive fiscal quarters last completed prior to such interest payment date to be less than 2.0:1 on a pro forma basis after giving effect to the assumed payment of such Cash Flow Participation Interest but before giving effect to any interest on the Subordinated Notes which is then not payable in cash and (b) the principal of the Senior Notes corresponding to such Cash Flow Participation Interest has not then matured and become due and payable (at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise). The aggregate amount of Cash Flow Participation Interest payable in any Semi-annual Period will be reduced pro rata for reduction in the outstanding principal amount of Senior Notes prior to the close of business on the record date immediately preceding such payment of Cash Flow Participation Interest. The payment of Cash Flow Participation Interest is subject to certain restrictions set forth herein. See "Description of Senior Notes--Principal, Maturity and Interest."

No Sinking Fund. . . . . . . . . . There will be no mandatory sinking fund payments for the Series B Senior Notes.

Mandatory Redemption . . . . . . . None.

Optional Redemption. . . . . . . . The Series B Senior Notes will not be redeemable at the option of the Authority prior to November 15, 1999 (except as otherwise required by a Gaming Regulatory Authority (as defined herein)). Thereafter, the Series B Senior Notes will be redeemable, in whole or in part, at the option of the Authority at the redemption prices set forth herein, together with accrued and unpaid interest and liquidated damages, if any, through the redemption date.

Security . . . . . . . . . . . . . The Series B Senior Notes will be (and the
                                   Series A Senior Notes currently are) secured by the Note Collateral, consisting of, among other things (i) a first priority leasehold mortgage (the "Leasehold Mortgage") on the 25-year ground lease from the Tribe to the Authority with respect to the Site (the "Lease"), (ii) a first priority security interest in all of the Authority's furniture, trade fixtures and equipment, accounts receivable, general intangibles, inventory and other personal property (other than personal property permitted to be financed and secured, as described elsewhere herein, or personal property that is not permitted by applicable law to secure the Senior Notes),
                                   (iii) a first priority security interest in the proceeds of the Series A Senior Notes which will remain deposited in an escrow account until such proceeds have been disbursed (the "Escrow Account"), (iv) a first priority security interest in all funds at any time on deposit in the Replacement Reserve Account, the Cash Maintenance Account and the Interest and Excess Cash Flow Account (as each is defined herein) and (v) an assignment of material construction contracts pursuant to which the Mohegan Sun Casino is to be constructed. In addition, all cash generated by the Mohegan Sun Casino will be deposited into an account controlled by the Trustee for the benefit of the holders of the Senior Notes (the "Trustee") pending distribution in accordance with the terms of the Indenture for the Senior Notes (the "Indenture"). The payment of any management fee to TCA and distributions to the Tribe (other than a minimum payment of $50,000 per month) will be subordinate to the payment of all interest and principal then due on the Senior Notes. The Leasehold Mortgage excludes any interest in the fee title to the Site, the improvements constructed or to be constructed thereon and any rights appurtenant to the fee title. Upon any foreclosure of the Leasehold Mortgage, the Trustee would succeed to the rights of the Authority under the Lease; however, restrictions under IGRA prohibit the use of the Mohegan Sun Casino as a gaming facility by any person other than the Tribe or an instrumentality of the Tribe, such as the Authority. Certain other limitations on the enforcement of remedies may also make less effective the rights of the holders of the Senior Notes in the event of a default thereunder. See "Risk Factors--Potential Inability to Realize on Note Collateral" and "Material Agreements--Leasehold Mortgage
                                   Deed." The Authority may require the Trustee to release portions of the Site from the lien of the Leasehold Mortgage in order to finance or develop amenities and other non-gaming facilities on the Site.


Ranking. . . . . . . . . . . . . . The Series B Senior Notes will be senior obligations of the Authority and will rank
                                   PARI PASSU in right of payment with other senior indebtedness that the Authority is permitted to incur under the terms of the Indenture, including Series A Senior Notes not tendered in the Exchange Offer. The Indenture prohibits the Authority from incurring any such senior indebtedness, other than up to $40 million of capital lease or purchase money obligations, which includes the Equipment Financing, and up to $25 million of Working Capital Financing, which may be secured by the Note Collateral on a PARI PASSU basis with the Senior Notes. The Senior Notes are and will be senior in right of payment to all subordinated indebtedness of the Authority, including the Subordinated Notes. The Authority may not incur aggregate development costs for the Mohegan Sun Casino in excess of $325 million without further prior approval of the NIGC.


Change of Control. . . . . . . . . Upon a Change of Control (as defined herein), subject to certain limitations, each holder of Senior Notes will have the right, at such holder's option, to require the Authority to repurchase such holder's Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. There can be no assurance that sufficient funds will be available at the time a Change of Control occurs to enable the Authority to make all required repurchases. See "Description of Senior

                                   Notes--Repurchase at the Option of Holders--
                                   Change of Control."

Excess Cash Purchase Offer . . . . Within 120 days after the last day of each fiscal year of the Authority, beginning with the fiscal year ending September 30, 1997, the Authority will be required to make an offer to purchase (an "Excess Cash Purchase Offer") outstanding Senior Notes in an amount equal to the sum of (i) 50% of the Excess Cash Flow (as defined herein) for such fiscal year, (ii) 100% of the amount of the Deferred Subordinated Interest (as defined herein) for such fiscal year and (iii) accrued interest to the purchase date and liquidated damages, if any, on such principal at the purchase prices set forth below (expressed as a percentage of the principal amount). To the extent the Excess Cash Purchase Offer is not accepted by the holders of the Senior Notes, the Authority is required to offer to repurchase outstanding Subordinated Notes in such amount. See "Description of Senior Notes--Repurchase at the Option of Holders-- Excess Cash Purchase Offer."

                                        YEAR        %
                                        ----      -----
                                        1997      113.5
                                        1998      112.0
                                        1999      110.0
                                        2000      105.0
                                        2001      100.0

Other Offers to Purchase . . . . . Under certain circumstances, the Authority may be required to make an offer to purchase outstanding Senior Notes following certain asset sales. In addition, the Authority may be required to purchase outstanding Senior Notes following certain events of loss. See "Description of Senior Notes--Repurchase at the Option of Holders--Asset Sales" and "-- Event of Loss."

Covenants. . . . . . . . . . . . . The Indenture contains restrictions on, among other things, the making of certain payments, the incurrence of liens, incurrence of additional indebtedness, asset sales, the leasing and dedication of leased property, transactions with affiliates, mergers and consolidations or the transfer of all or substantially all of the Authority's assets and business activities. See "Description of Senior Notes--Certain Covenants."


Secured Completion Guarantee . . . The completion of the Mohegan Sun Casino and payment of all project costs owing prior to such completion up to an aggregate maximum limitation of $50 million is guaranteed on a secured basis, subject to certain important qualifications and exceptions, by Sun International pursuant to the Secured Completion Guarantee. Sun International's obligation to complete the Mohegan Sun Casino does not take effect until and unless the net proceeds of the Offering, the proceeds from the sale of the Subordinated Notes and the amounts available pursuant to the Equipment Financing and the Working Capital Financing are insufficient to meet the costs of acquiring the Site and developing, constructing and opening the Mohegan Sun Casino. In addition, Sun International's obligations under the Secured Completion Guarantee may be suspended as a result of any force majeure event or other event outside the control of the Authority or Sun International, which makes completion of the Mohegan Sun Casino physically impossible, commercially impracticable or unlawful. The Secured Completion Guarantee terminates on September 30, 1997, or earlier upon the occurrence of certain events. See "Material Agreements--Secured Completion Guarantee."
                                   To the extent Sun International advances funds under the Secured Completion Guarantee, the Authority will issue to Sun International additional subordinated notes in a principal amount equal to the funds so advanced.


                                   The obligations of Sun International under the Secured Completion Guarantee are secured in part, by an irrevocable letter of credit in the amount of $15 million, the entire amount of which is expected to be drawn to fund the costs of completion. See "--Sources and Uses of Funds." In addition, Sun International Investments Limited, the owner of approximately 55% of Sun International's equity shares ("SIIL"), has secured Sun International's obligations under the Secured Completion Guarantee with a pledge of 1,500,000 Ordinary Shares of Sun International. Based upon the closing price of Sun International's Ordinary Shares on the NYSE on May 1, 1996, such shares had a market value of approximately $64.1 million. The share pledge will be released upon termination of the Secured Completion Guarantee. No assurance can be given that funds available under the Secured Completion Guarantee, including the collateral securing such guarantee, will be sufficient to cover all amounts required to complete the Mohegan Sun Casino. In addition, the value of the pledged shares is subject to fluctuations as market prices change. See "Risk Factors-- Limitations Under the Secured Completion Guarantee."


Required Deposits. . . . . . . . . The Indenture requires the Authority to deposit cash on a monthly basis into (i) a Cash Maintenance Account and (ii) an Interest and Excess Cash Flow Account. Up to $6 million per year is required to be deposited into the Cash Maintenance Account up to a maximum deposit of $36 million. The amount equal to the accrued interest on the Senior Notes and the Subordinated Notes and 50% of Excess Cash Flow is required to be deposited into the Interest and Excess Cash Flow

                                   Account. The Interest and Excess Cash Flow
                                   Account will fund interest payments on the Senior Notes and any Excess Cash Purchase Offers. In addition, pursuant to the Management Agreement the Authority and TCA have agreed to deposit on a monthly basis up to an aggregate of $3 million per year into the Replacement Reserve Account to fund replacement capital expenditures. The cash in each of these accounts will be collateral security for the Senior Notes. See "Risk Factors--Ability to Realize on Note Collateral."


                         INVESTMENT BY SUN INTERNATIONAL

     As a result of federal Indian gaming law prohibiting any non-Indian entity, including TCA or its partners, from owning an equity interest in an Indian casino, Sun International structured its investment in the Mohegan Sun Casino in the form of a deferred interest subordinated loan. Sun International purchased, concurrently with and as a condition to the closing of the Offering, $40 million in aggregate principal amount of Subordinated Notes. Sun International financed such purchase with borrowings under a bank credit agreement. If, as is currently anticipated, Sun International is required to advance funds under the Secured Completion Guarantee, the Authority will issue to Sun International additional subordinated notes in a principal amount equal to the amount so advanced.

     Interest on the Subordinated Notes will be deferred and not paid in cash until (i) at least $87.5 million in aggregate principal amount of the Senior Notes have been retired (or offered to be retired pursuant to Excess Cash Purchase Offers) and (ii) the Authority achieves a Fixed Charge Coverage Ratio of at least 2.5:1 for the prior four fiscal quarters. Deferred interest on the Subordinated Notes may be paid only if the current interest may be paid in cash and the Authority achieves a Fixed Charge Coverage Ratio of at least 4.0:1 for the prior four fiscal quarters. Interest may also be paid in connection with any redemption or repurchase described below. The Subordinated Notes may not be accelerated until all obligations under the Senior Notes have been paid in full. Default under the Senior Notes will not of itself constitute a default under the Subordinated Notes.

     Payment of principal of the Subordinated Notes is subordinate to the prior payment in full of all obligations on all of the Senior Notes, other than
(i) certain redemptions required by a Gaming Regulatory Authority if a holder is required to be found suitable and is found unsuitable and (ii) repurchases of Subordinated Notes using funds not accepted by holders of Senior Notes in an Excess Cash Purchase Offer. See "Material Agreements--Note Purchase Agreement."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered by holders of Series A Senior Notes in evaluating the Exchange Offer and by prospective purchasers of Series B Senior Notes issued by the Authority in the Exchange Offer.

                                  RISK FACTORS


HIGH DEGREE OF LEVERAGE


     At the time the Exchange Offer is consummated (or shortly thereafter), the Authority expects to have aggregate long-term senior indebtedness of approximately $215 million, consisting of $175 million of Senior Notes and $40 million of Equipment Financing, and aggregate long-term subordinated indebtedness of $40 million. In addition, prior to the time the Mohegan Sun Casino commences operations the Authority expects to incur $12.5 million of Working Capital Financing. Based on a recently revised estimate of construction costs, the Authority expects development, construction, equipping and opening costs for the Mohegan Sun Casino to be approximately $312.5 million, which exceeds the proceeds of the foregoing by $45 million and represents an increase of approximately $52.5 million over previously estimated costs. The remaining $45 million currently projected to be needed to complete the Mohegan Sun Casino is expected to be provided by draws under the $50 million Secured Completion Guarantee provided by Sun International, which will have the effect of increasing the Authority's outstanding subordinated indebtedness by the amount of such draws. See "--Limitations Under the Secured Completion Guarantee" and "Material Agreements--Secured Completion Guarantee."


     The Authority's high degree of leverage could have significant consequences for the holders of the Senior Notes, including, without limitation, the following: (i) a substantial portion of the Authority's cash flow from operations will be dedicated to payment of such indebtedness, including payments to the Replacement Reserve Account, the Interest and Excess Cash Flow Account and the Cash Maintenance Account; (ii) the Authority's ability to obtain future additional financing for working capital, capital expenditures and other purposes may be impaired; and (iii) the Authority may be vulnerable to an economic downturn which may hamper the Mohegan Sun Casino's ability to meet expected operating results.

POTENTIAL INABILITY TO REALIZE ON NOTE COLLATERAL

     Although the Authority's obligation to repay the Senior Notes is secured by the Note Collateral, there are substantial restrictions on the Trustee's ability to realize value by foreclosing on any of the Note Collateral. Under IGRA and the rules and regulations of the NIGC, only the Tribe or a tribal instrumentality, such as the Authority, is permitted to have a proprietary interest in gaming operations. Consequently, if the Trustee (as the mortgagee under the Leasehold Mortgage) were to foreclose on the Leasehold Mortgage following an event of default under the Indenture (an "Event of Default"), the Trustee would not be permitted to conduct, and could not assign the Lease to any person (other than the Tribe or a tribal instrumentality) for the purpose of conducting, gaming operations. The Trustee, however, may use the land under the Lease, or assign the Lease to another person for value, for other commercial purposes, subject to compliance with the terms of the Lease (including the payment of rent thereunder). It is unlikely that such other commercial use will produce revenues sufficient to retire any significant amounts under the Senior Notes. Accordingly, in the event of a default under the Senior Notes and a foreclosure by the Trustee on the Leasehold Mortgage, it is not anticipated that sufficient funds will be available to satisfy any judgment entered against the Authority in favor of the Trustee or the holders of the Senior Notes. In addition, other than through the assets of the Authority, the Tribe has no obligation for the repayment of the Senior Notes and none of the Tribe's assets, including cash distributions paid by the Authority to the Tribe and the Tribe's ownership interest in the Site and the Mohegan Sun Casino, will be subject to attachment, execution or similar process for the payment of any judgment that may be entered against the Tribe or the Authority. Any foreclosure of the Leasehold Mortgage may subject the tenant thereof to the risk of contingent environmental liabilities. See "--Possible Environmental Liabilities."

     Furthermore, the ability of the Trustee and/or the holders of the Senior Notes to foreclose on any of the Note Collateral, upon the occurrence of an Event of Default or otherwise, will be subject to the provisions of the documents governing the Note Collateral and, in certain instances, to perfection and priority issues and to practical problems associated with realization of security interests. Upon the occurrence of an Event of Default, the Trustee may deem it not to be in the best interests of the holders of the Senior Notes to foreclose upon the Leasehold Mortgage or other non-cash Note Collateral, thereby enabling the Mohegan Sun Casino to continue to operate. In such event, as a practical matter, the only Note Collateral available to the Trustee for payment to the holders of Senior Notes would be the Replacement Reserve Account, the Cash Maintenance Account, the Interest and Excess Cash Flow Account and such funds as may be available after all expenses of the Mohegan Sun Casino, including any amortizing payments on the Equipment Financing and the Working Capital Financing, and the Minimum Priority Payment (as defined herein) have been paid. See "Description of Senior Notes-- Ranking and Security." In addition, the ability of the holders of the Senior Notes to realize upon the Note Collateral will be dependent upon the availability of a court or other forum with appropriate jurisdiction over the Tribe and the Authority necessary to enforce such foreclosure rights. See "-- Difficulties in Enforcing Obligations" and "Government Regulation--Tribal Law and Legal Systems."

     The Note Collateral also will secure, on a PARI PASSU basis with the Senior Notes, the Working Capital Financing. Even if the Trustee elects to foreclose on the Note Collateral, the actions of the Trustee and the amount the Trustee ultimately may realize on the Note Collateral for the benefit of the Senior Note holders may be limited by the actions of the Working Capital Financing lender. In addition, the Indenture permits future development on the Site, including hotels, to be separately financed. To finance such developments, the Authority may require the Trustee to release portions of the Leasehold Mortgage collateral, thereby reducing the value of the Note Collateral. Such future developments and the revenues therefrom are not expected to be collateral for the Senior Notes. See "Description of Senior Notes--Security."

DIFFICULTIES IN ENFORCING OBLIGATIONS


     The Authority, as an instrumentality of the Tribe, a federally-recognized Indian tribe, intends to assert the defense of sovereign immunity in any suit brought without their consent. Each of the Tribe and the Authority, however, has consented to suit and has granted a limited waiver of any sovereign immunity defense it may have in connection with the Senior Notes, the Indenture and the documents related to the Note Collateral, including suits against the Authority to enforce its obligation to repay the Senior Notes. Generally, waivers of the defense of sovereign immunity have been held to be enforceable against Indian tribes such as the Tribe; however, in the event that such waiver or consent is held to be ineffective, the Trustee and the holders of the Senior Notes could be precluded from judicially enforcing their rights and remedies. The Tribe and the Authority, however, have not waived their sovereign immunity defense with respect to private civil suits for violations of the federal securities laws. Accordingly, the holders of the Senior Notes may not have any remedy against the Tribe or the Authority for violations of federal securities laws.


     The Tribe has established the Gaming Disputes Court of the Mohegan Tribe and vested it with exclusive jurisdiction for the Tribe over disputes with respect to the Mohegan Sun Casino, including all disputes relating to the Senior Notes or the Indenture and all disputes or controversies related to gaming between any person and the Authority, the Tribe or TCA. The Gaming Disputes Court may be the only forum with jurisdiction over any suits brought against the Tribe or the Authority. The Gaming Disputes Court has been authorized by the Tribe's Constitution to consist of at least four judges, none of whom may be members of the Tribe, and each of whom must be either a retired federal judge or a Connecticut Attorney Trial Referee (who are attorneys appointed by the Connecticut Supreme Court). Appeals of the decisions of the trial branch of the Gaming Disputes Court are heard by the appellate branch of the Gaming Disputes Court. Matters as to which applicable federal or state courts have jurisdiction may be brought in such courts. However, the federal courts may not have jurisdiction over disputes not arising under federal law, and the state courts may not have jurisdiction over any disputes arising on the Tribe's reservation. Moreover, the federal and state courts, under the doctrines of comity and exhaustion of tribal remedies, may be required to defer to the jurisdiction of the Gaming Disputes Court, or to require that any plaintiff exhaust its remedies in the Gaming Disputes Court before bringing any action in the federal or state court. Thus, there may be no federal or state court forum with respect to a dispute relating to the Senior Notes, the Indenture or documents governing or relating to gaming. In addition, the Authority may not be a "person" under the federal Bankruptcy Act, and, consequently, may not be able to become a debtor under the federal bankruptcy laws. Thus, no assurance can be given that, if an Event of Default occurs, any forum will be available to the holders of the Senior Notes other than the Gaming Disputes Court. Because the Tribal Constitution and the laws of the Tribe have only been recently established, there are no guiding precedents for the interpretation of Tribal law. Any execution of a judgment of the Gaming Disputes Court will require the cooperation of the Tribe's officials in the exercise of their police powers. Thus, to the extent that a judgment of the Gaming Disputes Court must be executed on Tribal lands, the practical realization of any benefit of such a judgment will be dependent upon the willingness and ability of the Tribal officials to carry out such judgment.


     The Tribe is permitted to amend the provisions of its Constitution that establish the Authority and the Gaming Disputes Court with the approval of two-thirds of the members of the Tribal Council and a ratifying vote of a two-thirds majority of all votes cast, with at least 40% of the registered voters of the Tribe voting. However, prior to the enactment of any such amendment by the Tribal Council, any non-tribal party will have the opportunity to seek a ruling from the Appellate Division of the Gaming Disputes Court that the proposed amendment would constitute an impermissible impairment of contract. The Tribe's Constitution prohibits the Tribe from enacting any law that would impair the obligations of contracts entered into in furtherance of the development, construction, operation and promotion of Gaming on Tribal lands. Amendments to this provision of the Tribe's Constitution require the affirmative vote of 75% of all registered voters of the Tribe. Amendment to any of such provisions of the Tribe's Constitution could adversely affect the ability of the holders of Senior Notes to enforce the obligations of the Authority on the Senior Notes.

COMPETITION

     The gaming industry is characterized by intense competition among entities that, in many instances, have greater resources than will the Authority. Because the Mohegan Sun Casino will be marketed primarily to the day- trip customer, it expects to compete primarily with other casinos within 150 miles and, to a lesser extent, with casinos in Atlantic City, New Jersey. Currently, Foxwoods is the only casino in operation within 150 miles of the Site. However, Foxwoods is located approximately 10 miles from the Site and is currently the largest gaming facility in the United States in terms of the number of total gaming positions. In addition, Foxwoods offers a number of amenities that the Mohegan Sun Casino does not currently plan to offer in its initial development, including hotels and extensive entertainment facilities. Foxwoods has been in operation for nearly four years and the Authority believes that Foxwoods' successful operation has enabled it to build financial resources that are currently substantially greater than the Authority's or the Tribe's. Although the Authority believes Foxwoods' profitability indicates that there is substantial market demand for gaming in the northeastern United States, there can be no assurance that the population base within 150 miles of the Site will support both Foxwoods and the Mohegan Sun Casino.

     Currently, outside of Atlantic City, New Jersey, casino gaming in the northeastern United States may be conducted only by federally-recognized Indian tribes operating under IGRA. In addition to the Pequot Tribe, which operates Foxwoods, a federally-recognized tribe in Rhode Island and a federally-recognized tribe in Massachusetts each are currently seeking to establish gaming operations. In addition, a number of tribes in New England are seeking federal recognition in order to establish gaming operations. The Authority cannot predict whether any of these tribes will be successful in establishing gaming operations, and if established, whether such gaming operations will have a material adverse effect on the proposed operations by the Authority.

     In addition, a number of states, including Connecticut, have investigated legalizing casino gaming by non-Indians in one or more locations. However, under the Mohegan Compact and the tribal-state compact between the Pequot Tribe and the State of Connecticut, and agreements related thereto, if Connecticut legalizes any gaming operations other than pursuant to IGRA (I.E., by an Indian tribe on Indian land) with slot machines or other commercial casino games, the Pequot Tribe and the Tribe will no longer be required to make payments related to slot machine revenues. In 1995, the State of Connecticut made a request for proposals for the possible development of a casino in Bridgeport, Connecticut, but in November 1995, the Connecticut legislature declined to adopt special legislation authorizing such casino operations. The Authority is unable to predict whether the Connecticut legislature will consider other gaming initiatives or reconsider the Bridgeport proposal, or the ultimate outcome of any such deliberations.

     Although the Mohegan Sun Casino will be dependent primarily upon gaming customers residing within 150 miles of the Mohegan Sun Casino, the Authority also will compete for customers with casinos in Atlantic City, New Jersey, many of which have greater resources and greater name recognition than the Mohegan Sun Casino.

POTENTIAL INABILITY TO COMMENCE OPERATIONS AS SCHEDULED

     Construction projects such as the Mohegan Sun Casino are inherently subject to significant development and construction risks, including, but not limited to, labor disputes, shortages of material and skilled labor, weather interference, unforeseen engineering problems, unforeseen environmental problems (including asbestos, lead and hazardous waste removal), fire, natural disasters, geological, construction, demolition, excavation, regulatory and/or equipment problems and unanticipated cost increases, any of which could give rise to delays or cost overruns. Such risks may be compounded by the Authority's decision to construct the Mohegan Sun Casino utilizing an accelerated construction schedule under which construction begins before final plans are completed.


     To reduce the risk of cost overruns, the Authority has entered into a guaranteed maximum price contract with Morse Diesel, the general contractor, for the construction of the Mohegan Sun Casino. The maximum price of such contract, however, is subject to modification based upon the occurrence of certain events, such as certain design change orders and costs associated with certain types of construction delays, including, in certain cases, force majeure events. Unforeseen delays in obtaining required road construction and other permits could delay the completion of the Mohegan Sun Casino. See "--Highly Regulated Industry." Construction in the northeastern United States is also subject to a number of weather related risks. An earlier than expected winter, a delayed spring, unexpected rain, storms or other bad weather may have the effect of delaying completion and/or increasing the costs of the construction. There is no assurance that the Mohegan Sun Casino will commence operations on schedule or that construction costs for the Mohegan Sun Casino will not exceed budgeted amounts. The $312.5 million estimated cost of developing, constructing, equipping and opening the Mohegan Sun Casino exceeds the proceeds of the sale of the Senior Notes and the Subordinated Notes and funds available or expected to be made available pursuant to the Equipment Financing and the Working Capital Financing. Accordingly, the Authority anticipates drawing approximately $45 million under the Secured Completion Guarantee. See "--Limitations Under Secured Completion Guarantee" and "Material Agreements--Secured Completion Guarantee." Failure to complete the Mohegan Sun Casino within the budget or on schedule may have a material adverse effect on the results of operations and financial condition of the Authority.


     The Authority may not obligate itself to pay development costs in excess of $325 million without the further consent of the NIGC. No assurance can be given that if expenditures in excess of $325 million are required for completion of the Mohegan Sun Casino, such NIGC consent can be obtained.

LIMITATIONS UNDER THE SECURED COMPLETION GUARANTEE


     Sun International has executed the Secured Completion Guarantee under which it has guaranteed, subject to certain important limitations, completion of the Mohegan Sun Casino and payment of all design, construction and opening costs prior to such completion up to a maximum aggregate amount of $50 million. Because Sun International has given its Secured Completion Guarantee, the Authority has not budgeted any funds as contingency in the event of a cost overrun. To pay the revised estimated $312.5 million cost of completing and opening the Mohegan Sun Casino, the Authority expects to draw approximately $45 million under the Secured Completion Guarantee. Accordingly, no assurance can be given that funds available under the Guarantee, including the collateral securing such guarantee, will be sufficient to cover all amounts required to complete the Mohegan Sun Casino.


     The Secured Completion Guaratee is subject to a number of important qualifications, exceptions and limitations.


     Sun International's obligation to provide funds pursuant to the Secured Completion Guarantee does not take effect until and unless the proceeds of the Offering, the sale of the Subordinated Notes, the Equipment Financing and the Working Capital Financing are insufficient to meet the costs of acquiring the Site and developing, constructing and completing the Mohegan Sun Casino. In addition, Sun International's obligations under the Secured Completion Guarantee are suspended during the pendency of any force majeure event (a "Force Majeure Event"), which includes fire or other casualty; governmental preemptions in connection with a national emergency; breakdowns, accident or other acts of God; acts of war, insurrection, civil strife and commotion; certain failures of supply; any enactment, promulgation or amendment of any statute, rule, order or regulation of any legislature or governmental agency or any subdivision thereof; any litigation not caused by Sun International, or any other event that occurs after the date of the Secured Completion Guarantee outside of the control of the Authority or Sun International; in each case which shall make it physically impossible, unlawful or commercially impracticable to cause the Mohegan Sun Casino to be completed. The legalization of casino gaming at any other location in New England, including Bridgeport, however, will not be deemed to constitute a Force Majeure Event. The Secured Completion Guarantee terminates upon the earliest to occur of (i) any action by the United States Congress, the Authority, the Tribe, the Tribe's council or any other entity of the Tribe, any legislature that has jurisdiction or any governmental agency, the result of which is that gaming as currently proposed to be conducted at the Mohegan Sun Casino is substantially diminished, (ii) September 30, 1997, (iii) the time immediately prior to the acceleration of all or any portion of the amounts due under the Senior Notes, (iv) the Management Agreement or the Lease shall have been terminated or become unenforceable in any material respect, (v) the Senior Notes shall have been repaid in full and (vi) the Authority shall have repudiated the Management Agreement. See "Material Agreements--Secured Completion Guarantee."


     The obligations of Sun International under the Secured Completion Guarantee are secured in part by an irrevocable letter of credit in the amount of $15 million. In addition, SIIL has secured Sun International's obligations under the Secured Completion Guarantee with a pledge of 1,500,000 Ordinary Shares of Sun International. As a result of the recent increases in the Construction Budget, approximately $45 million, including the entire amount available under the letter of credit, is expected to be drawn to fund construction of the Mohegan Sun Casino. See "Prospectus Summary--Sources and Uses of Funds." If, as is anticipated, the entire amount under the letter of credit is drawn, Sun International's remaining obligations under the Secured Completion Guarantee will be secured only by the pledged Sun International shares. Based upon the closing price of Sun International's Ordinary Shares on the NYSE on May 1, 1996, such shares had a market value of approximately $64.1 million. No assurance can be given as to the amount of proceeds, if any, that the Trustee would realize upon a foreclosure and sale of such shares in order to satisfy the obligations under the Secured Completion Guarantee. The market price of the Sun International stock is subject to change from time to time. If the Secured Completion Guarantee is called upon, the value of the pledged Sun International stock may decrease as the result of Sun International's requirement to make additional investments in the Mohegan Sun Casino or if such shares are required to be sold to fund the Secured Completion Guarantee. The terms of the pledge agreement provide that the Trustee may foreclose upon the pledged shares only after obtaining a final judgment from a court of competent jurisdiction that Sun International has breached its obligations under the Secured Completion Guarantee. Accordingly, there may be a substantial delay in realizing any proceeds from the share pledge. The share pledge will be released upon termination of the Secured Completion Guarantee.


POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property, and may be held liable to a governmental entity or to third parties for property damage, personal injury and for investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to rent such property or to borrow using such property as collateral. In addition, the owner or former owners of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

     The Site was formerly occupied by United Nuclear Corporation ("UNC"), a naval products manufacturer of, among other things, nuclear reactor fuel components. UNC's facility was officially decommissioned on June 8, 1994 when the Nuclear Regulatory Commission ("NRC") confirmed that all licensable quantities of special nuclear material ("SNM") had been removed from the Site and that any residual SNM contamination was remediated in accordance with the NRC approved decommissioning plan.

     From 1991 through 1993, UNC commissioned an environmental consultant to perform a series of environmental audits and reports on the Site. The environmental audits and soil sampling programs detected, among other things, volatile organic chemicals, heavy metals and fuel hydrocarbons in the soil and groundwater. Extensive remediation of contaminated soils and additional investigations were completed. By letter dated March 20, 1995, the State of Connecticut Department of Environmental Protection approved the remediation report for the Site.

     Although the Site currently meets all applicable federal, state and local remediation requirements, no assurance can be given that the various environmental reports or any other existing environmental studies with respect to the Site revealed all environmental liabilities, that any prior owners or tenants of the Site did not create any material environmental condition not known to the Authority, that future laws, ordinances or regulations will not impose any material environmental liability, or that a material environmental condition does not otherwise exist on the Site. Future remediation may be necessary if excavation and construction exposes contaminated soil which has otherwise been deemed isolated and not subject to cleanup requirements.

     Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition or in the event of building remodeling, renovation or demolition. Such laws may impose liability for release of ACMs and may entitle third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In December 1994 UNC hired an asbestos contractor who removed all exposed asbestos insulations. In addition, it is contemplated that ACMs will be removed as part of the construction of the Mohegan Sun Casino. However, no assurance can be given that additional future asbestos removal will not be necessary.

UNCERTAINTY OF FUTURE OPERATING RESULTS

     The Mohegan Sun Casino is a development stage entity that has not commenced operations and, accordingly, is subject to all of the risks inherent in the establishment of a new business enterprise. Although the Authority has engaged the management services of TCA, a partnership whose partners have substantial experience in the development and management of resorts and gaming facilities, the ability of the Authority to meet its debt service obligations will be entirely dependent upon the future financial performance of the Mohegan Sun Casino, which is subject to financial, economic, political, competitive, regulatory and other factors, many of which are beyond its control. While the Authority expects that its operating cash flow will be sufficient to cover its expenses, including interest costs, there can be no assurance with respect thereto. If the Authority is unable to generate sufficient cash flow, it could be required to reduce or delay planned capital expenditures, dispose of certain assets, and/or seek to restructure some or all of its debt. There can be no assurance that any of these alternatives could be effected, if at all, on satisfactory terms.

HIGHLY REGULATED INDUSTRY


     Gaming on Indian land is regulated by federal, state and tribal governments and may be adversely affected by changes in the law. There is currently legislation proposed in the United States Congress to place a moratorium on new Indian casinos. If such legislation passes before the Mohegan Sun Casino is completed and if such legislation does not exclude projects under construction, such legislation would have a material adverse effect on the ability of the Authority to repay the Senior Notes. There is also legislation proposed in the United States Congress to modify other provisions of IGRA and future litigation may be expected to challenge the constitutionality of the Act as it presently exists. See "Government Regulation--The Indian Gaming Regulatory Act of 1988." In addition, from time to time, various governmental officials have proposed to tax casino gaming or to otherwise restrict or limit casino gaming. No assurance can be given that such legislation or other legislation in the future will not have a material adverse effect on the operations or the proposed operations of the Mohegan Sun Casino. In addition, under federal law, gaming on Indian land is dependent on the permissibility under state law of certain forms of gaming or similar activities. If the State of Connecticut were to make various forms of gaming illegal or against public policy, then such action may have an adverse effect on the ability of the Authority to conduct gaming. Connecticut currently permits, among other things, a state lottery, Jai-Alai fronton betting and off-track betting parlors. The Authority believes that Connecticut is unlikely to make gaming against public policy due to the amount of payments derived from gaming activities currently being received by the State.


     The NIGC approved the Management Agreement on September 29, 1995 and no further approvals from the NIGC are required with respect to the construction, financing, management and operations of the Mohegan Sun Casino; however, the NIGC retains jurisdiction to require modifications of or to void a previously approved agreement to the extent the NIGC receives information indicating that such agreement is not being implemented in accordance with the conditions specified upon approval (which may include environmental standards) or if the parties thereto fail to comply with applicable laws and regulations. In addition, any renewal and extension of term of the Management Agreement will require further approval of the NIGC. The Authority does not expect that it or the Tribe will incur material liability to TCA in the event the NIGC exercises its limited authority to re-review the Management Agreement or if legislative changes are enacted that affect the terms of the Management Agreement; however, the NIGC's modification or voiding of the Management Agreement, or the failure of the NIGC to approve any renewal or extension of the same, could have a material adverse effect on the results of operations of the Mohegan Sun Casino.


     Prior to opening the Mohegan Sun Casino, each of the partners of TCA and certain employees of the Mohegan Sun Casino must be licensed by relevant tribal and state authorities. Each of the partners of TCA has applied for and received temporary gaming licenses from the Commissioner of Revenue Services of the State of Connecticut. As each employee who is required to be licensed is hired, the Authority or TCA will cause such employee to apply for all required licenses.

     A number of federal and state approvals are required to construct the access roads to the Mohegan Sun Casino. DOT or the Authority has obtained all requisite permits and approvals for the construction of the access road off of Route 2A. During a special session of the Connecticut State Senate held to consider the approval of a gaming facility in Bridgeport, Connecticut, which was to be owned and operated by the Pequot Tribe, the Tribe testified before the Connecticut Senate Public Safety Committee that, if the Bridgeport Casino project were approved, the Authority would no longer be required to make slot revenue payments to the State of Connecticut. Shortly after the Tribe's testimony, it was reported in certain Connecticut newspapers that officials of the State of Connecticut disagreed with the Tribe's position and had stated that regulatory approvals required for the construction of the Mohegan Sun Casino may be delayed. The Connecticut State Senate rejected the Bridgeport casino project on November 16, 1995. Although the Authority has received from the State of Connecticut substantially all of the permits required to construct the Mohegan Sun Casino and adjacent roadways as planned, there can be no assurance that any of such permits will not be revoked or that any additional permits that may be required will be granted in a timely manner.

     The Authority and TCA believe that they will be able to acquire all other necessary licenses, permits and approvals in order to construct, open and operate the Mohegan Sun Casino. However, no assurances can be given that any or all of the licenses, permits and/or approvals described above will be issued or that any or all of such licenses, permits and/or approvals will be issued without certain conditions or restrictions that could adversely affect the construction and operation of the Mohegan Sun Casino or the development of the adjacent roadways. The failure to obtain any of these licenses, permits or approvals in a timely manner may delay, restrict or prevent the Mohegan Sun Casino from opening as contemplated herein. See "Government Regulation."

LACK OF EXPERIENCED PERSONNEL

     The Authority anticipates that approximately 4,000 full time employees will be required to operate the Mohegan Sun Casino. Although the Authority and TCA believe that they will be able to attract and train qualified individuals to operate the Mohegan Sun Casino, there is no assurance that they will be able to do so. In addition, the Authority and TCA will be obligated to give preference in hiring first to qualified members of the Tribe (and qualified spouses and children of members of the Tribe), and second to members of other Indian tribes. There is no assurance that the Authority will be able to hire qualified individuals satisfying such criteria. If the Authority is able to hire qualified individuals satisfying these criteria, the costs of hiring such individuals could be significantly higher than if the Authority was not bound by these hiring criteria. See "Material Agreements--Management Agreement."

RELIANCE UPON TCA

     The Mohegan Sun Casino's profitability will be largely dependent upon the efforts and skills of TCA, which has exclusive responsibility for developing, marketing and managing the Mohegan Sun Casino. No assurance can be given that the operating results achieved by Sun International or the other partners of TCA in their other projects will be achieved by the Mohegan Sun Casino.

TRANSKEI INVESTIGATION

     Shortly after the Connecticut legislature declined to adopt special legislation authorizing casino operations in Bridgeport, the Connecticut press reported that Connecticut Governor Rowland had made statements questioning the suitability of Sun International and Mr. Solomon Kerzner, its Chairman and Chief Executive Officer, to hold a gaming license in Connecticut and to participate in the management of the Mohegan Sun Casino. Such statements were based on matters that occurred in 1986 in the Transkei, a former "tribal homeland" that was regarded by South Africa as an independent country but not recognized by the international community, relating to an alleged improper payment of $450,000 made to George Matanzima, then Prime Minister of the Transkei, who was overthrown by a military coup in 1988. Prior to the press report, the Transkei matter had been disclosed to the Tribe and the Authority, the NIGC and the Connecticut State Police and, following an investigation, the NIGC and the Tribe approved Sun International and Mr. Kerzner as a partner in TCA. In addition, the State of Connecticut issued to Mr. Kerzner a temporary gaming license as part of its ordinary licensing procedures.

     In April 1994, as part of South Africa's new constitutional process, the Transkei was reincorporated into South Africa and the Attorney General of the Transkei is now an official of the South African judicial system. In October 1995, Mr. Kerzner, although not officially notified, learned that the Attorney General of the Transkei had requested that the South African police investigate the 1986 payment. A recent report of the investigating police officer, made available to the attorneys for the companies involved in accordance with South African law, states that, in allowing the payment to be made, Mr. Kerzner acted without any personal benefit in an effort to protect what Mr. Kerzner believed to be legitimate rights of the companies involved, which rights were being threatened by Matanzima. The police report also describes Matanzima's action as being tantamount to commercial extortion. It has recently been reported in the press that the same South African police officer in charge of the investigation stated that the Attorney General of the Transkei had decided that Mr. Kerzner will not be charged but that one of the companies in which Mr. Kerzner was chairman and chief executive officer at the time may be charged with infringing provisions of the Transkei penal code. Sun International has no interests in such company. Despite such reports, until the case is officially closed, the Authority is unable to predict the ultimate outcome of this matter.

     The Transkei events, which occurred nearly 10 years ago, have not affected the ability of Sun International or Mr. Kerzner to be licensed in the jurisdictions in which Sun International operates. After disclosure to all applicable licensing authorities of the facts surrounding the Transkei matter, and following investigations, Sun International and Mr. Kerzner were issued and currently hold gaming licenses in The Bahamas and France, and companies in southern Africa of which Mr. Kerzner has been chairman and chief executive officer, including Sun Bop, hold gaming licenses in South Africa, including the Transkei region. Although at this time the Transkei matter has not affected the licensing qualifications of Mr. Kerzner or Sun International, no assurance can be given that Mr. Kerzner's or Sun International's licensing qualifications, including with respect to the Mohegan Sun Casino, will not be affected in the future. Any adverse change in Mr. Kerzner's or Sun International's licensing qualifications could have a material adverse affect on the operations of the Mohegan Sun Casino.

LACK OF PUBLIC MARKET FOR THE SECURITIES

     The Senior Notes are the Authority's first issuance of securities, have no established trading market and may not be widely distributed. Pursuant to the Exchange Offer, the Authority is offering to exchange freely tradeable registered Series B Senior Notes for the outstanding Series A Senior Notes, but the Authority does not intend to apply to list either the Series A Senior Notes or the Series B Senior Notes on any stock exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. The Senior Notes are expected to be eligible for trading in the Private Offering, Resale and Trading through Automatic Linkages market. There can be no assurance, however, that a trading market for the Senior Notes will develop or will provide liquidity to the holders thereof. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Senior Notes. There can be no assurance that, if a market for the Senior Notes were to develop, such a market would not be subject to similar disruptions. See "The Exchange Offer--Registration Rights Agreement."

                               THE EXCHANGE OFFER


REGISTRATION RIGHTS AGREEMENT

     To finance the development, construction, equipping and opening of the Mohegan Sun Casino, the Authority on September 29, 1995 sold the Series A Senior Notes to Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as Initial Purchasers, for resale to qualified institutional buyers and/or to certain institutional accredited investors within the meaning of Rule 501 under the Securities Act. In connection therewith, the Authority and the Initial Purchasers entered into a Registration Rights Agreement which grants the holders of the Series A Senior Notes certain exchange and registration rights. Pursuant to the Registration Rights Agreement, the Authority agreed to file with the Commission a registration statement under the Securities Act with respect to an offer to exchange the Series B Senior Notes for the Series A Senior Notes (the "Exchange Offer Registration Statement") no later than 30 days following the date of the Registration Rights Agreement (the "Closing Date"), to use its best efforts to cause such registration statement to become effective under the Securities Act at the earliest possible time, but in no event later than 120 days after the Closing Date and, upon effectiveness of such registration statement, to commence the Exchange Offer and use its best efforts to issue, on or prior to the expiration of 30 business days following the date on which the Exchange Offer Registration Statement is declared effective by the Commission, Series B Senior Notes in exchange for all Series A Senior Notes properly tendered in the Exchange Offer and not withdrawn. The Authority also agreed to include in this Prospectus certain information necessary to allow a broker-dealer who holds Series A Senior Notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than Series A Senior Notes acquired directly from the Authority) to exchange such Series A Senior Notes pursuant to the Exchange Offer and to satisfy the prospectus delivery requirements in connection with resales of Series B Senior Notes received by such broker-dealer in the Exchange Offer and to maintain the effectiveness of the Exchange Offer Registration Statement for such purposes for one year. See "Plan of Distribution."

     In addition, the Authority agreed, pursuant to the Registration Rights Agreement, to file a shelf registration statement (the "Shelf Registration Statement") pursuant to Rule 415 under the Securities Act (which may be an amendment to the Exchange Offer Registration Statement of which this Prospectus is a part), registering for resale (i) any Series A Senior Notes held by persons who are not permitted by law or any policy of the Commission to participate in the Exchange Offer, (ii) any Series B Senior Notes acquired in the Exchange Offer by any holder who must comply with the Prospectus delivery requirements of the Securities Act in connection with the resales of such Series B Senior Notes and for which this Prospectus is not appropriate or available for such resales by such holder or (iii) any Series A Senior Notes held by a broker-dealer which were acquired directly from the Authority or one of its affiliates. To participate in such a shelf registration, any such holder of Senior Notes must furnish to the Authority, in writing, within 20 business days after receipt of a request therefor, such information specified in Item 507 of Regulation S-K under the Securities Act. The Authority agreed to file with the Commission the Shelf Registration Statement (which may be an amendment to the Exchange Offer Registration Statement of which this Prospectus is a part) no later than 30 days after receipt of notice from a holder described above that a Shelf Registration Statement is required and to use its best efforts to keep such Shelf Registration Statement continually effective, supplemented and amended to the extent necessary to ensure that it is available for resales of Senior Notes for a period of at least three years following the Closing Date.


     If (i) the Authority fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (iii) the Authority fails to consummate the Exchange Offer within 30 business days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable for its intended purpose without being succeeded immediately by a post effective amendment to such registration statement that cures such failure and that is itself declared effective within a five business day period (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), the Authority has agreed to pay as liquidated damages to each holder of Senior Notes to which such registration statement or amendment relates, for the first 90-day period immediately following the occurrence of such failure, an amount equal to $.05 per week per $1,000 principal amount of Series A Senior Notes constituting the Senior Notes held by such holder for each week or portion thereof that such Registration Default continues. The amount of liquidated damages increases by an additional $.05 per week per $1,000 principal amount of Series A Senior Notes constituting the Senior
Notes held by such holder for each subsequent 90-day period until the applicable registration statement or amendment is declared effective or again becomes effective, as the case may be, up to a maximum amount of liquidated damages of $.50 per week per $1,000 principal amount of Series A Senior Notes constituting the Senior Notes held by such holder. As a result of the Authority's failure to file the Registration Statement of which this Prospectus is a part within 30 days after the Closing Date and because such Registration Statement was not declared effective by the Commission on or before the Effectiveness Target Date, in connection with the May 15, 1995 interest payment in respect of the Senior Notes, the Authority was obligated to pay to the holders of Senior Notes an aggregate of $95,000 in liquidated damages (which equals approximately $0.54 per $1,000 principal amount of Senior Notes). Additional liquidated damages will be payable in the event the Authority fails to consummate the Exchange Offer within 30 days after the effectiveness of the Exchange Offer Registration Statement. Accrued liquidated damages will be paid by the Authority on November 15, 1996, the next date on which interest on the Senior Notes becomes due and payable. A copy of the Registration Rights Agreement has been filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.


     This Prospectus covers the offer and sale of the Series B Senior Notes pursuant to the Exchange Offer made hereby and the resale of Series B Senior Notes received in the Exchange Offer by any broker-dealer who holds Series A Senior Notes acquired for its own account as a result of market-making activities or other trading activities (other than Series A Senior Notes acquired directly from the Authority or one of its affiliates).

     Except as set forth above, after consummation of the Exchange Offer, holders of Senior Notes will have no registration or exchange rights under the Registration Rights Agreement. See "-Consequences of Failure to Exchange," and "-Resales of the Series B Senior Notes."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Series A Senior Notes which are not exchanged for Series B Senior Notes pursuant to the Exchange Offer and are not included in a resale prospectus which, if required, may be filed as part of an amendment to the Registration Statement of which this Prospectus is a part, will remain restricted securities. Accordingly, such Series A Senior Notes may be resold (i) to the Authority (upon redemption thereof or otherwise), (ii) so long as the Series A Senior Notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A, (iii) in an offshore transaction in accordance with Regulation S under the Securities Act, (iv) pursuant to an exemption from registration in accordance with Rule 144 (if available) under the Securities Act, (v) in reliance on another exemption from the registration requirements of the Securities Act, or (vi) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the registrar or co-registrar being met, including receipt by the registrar or co-registrar of a certification and (in the case of (v)) an opinion of counsel reasonably acceptable to the Authority and the registrar.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in the Prospectus and in the accompanying Letter of Transmittal, the Authority will accept any and all Series A Senior Notes validly tendered and not withdrawn prior to the Expiration Date. The Authority will issue $1,000 principal amount of Series B Senior Notes in exchange for each $1,000 principal amount of outstanding Series A Senior Notes accepted in the Exchange Offer. Holders may tender some or all of their Series A Senior Notes pursuant to the Exchange Offer; however, the Series A Senior Notes may be tendered only in integral multiples of $1,000 principal amount.

     The form and terms of the Series B Senior Notes are the same as the form and terms of the Series A Senior Notes except that (i) the Series B Senior Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) except as otherwise described above, holders of the Series B Senior Notes will not be entitled to the rights of holders of Series A Senior Notes under the Registration Rights Agreement. The Series B Senior Notes will evidence the same debt as the Series A Senior Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which governs all of the Senior Notes.

     As of the date of this Prospectus, $175 million in aggregate principal amount of Series A Senior Notes were outstanding. Solely for reason of administrative convenience (and for no other purpose), the Authority has fixed the close of business on May 17, 1996 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered holder of Series A Senior Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Series A Senior Notes entitled to participate in the Exchange Offer.

     Holders of the Series A Senior Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer under either the Stock Corporation Act of the State of Connecticut or the Indenture. The Authority intends to conduct the Exchange Offer in accordance with the applicable requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder.

     The Authority shall be deemed to have accepted validly tendered Series A Senior Notes when, as and if the Authority has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of the Series A Senior Notes for the purposes of receiving the Series B Senior Notes from the Authority.

     If any tendered Series A Senior Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Series A Senior Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Series A Senior Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Series A Senior Notes pursuant to the Exchange Offer. The Authority will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on June 21, 1996, unless the Authority, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


     In order to extend the Exchange Offer, the Authority will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Authority reserves the right, in its sole discretion, (i) to delay accepting any Series A Senior Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "-Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Authority to constitute a material change, the Authority will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Series A Senior Notes, and the Authority will extend the Exchange Offer for a period of five to 10 business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

     Without limiting the manner in which the Authority may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Authority shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

PROCEDURES FOR TENDERING

     Only a registered holder of the Series A Senior Notes may tender such Series A Senior Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal to the address set forth below under "-Exchange Agent" for receipt by the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Series A Senior Notes must be received by the Exchange Agent from Holders of Definitive Notes along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Series A Senior Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and all other required documents must be received by the Exchange Agent at the address set forth below under "-Exchange Agent" prior to the Expiration Date.

     The tender by a holder will constitute an agreement between such holder and the Authority in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF THE SERIES A SENIOR NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SERIES A SENIOR NOTES SHOULD BE SENT TO THE AUTHORITY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTION FOR SUCH HOLDERS.

     Any beneficial owner whose Series A Senior Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See the "Instruction to Registered Holder from Beneficial Owner" included with the Letter of Transmittal. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Series A Senior Notes, either make appropriate arrangements to register ownership of the Series A Senior Notes in such beneficial owner's name or obtain properly completed bond powers from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Series A Senior Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Series A Senior Notes listed therein, such Series A Senior Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Series A Senior Notes, with signatures guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Series A Senior Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and evidence satisfactory to the Authority of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series A Senior Notes will be determined by the Authority in its sole discretion, which determination will be final and binding. The Authority reserves the absolute right to reject any and all Series A Senior Notes not properly tendered or any Series A Senior Notes the Authority's acceptance of which would, in the opinion of counsel for the Authority, be unlawful. The Authority also reserves the right to waive any defects, irregularities or conditions of tender as to particular Series A Senior Notes. The Authority's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of the Series A Senior Notes must be cured within such time as the Authority shall determine. Although the Authority intends to notify holders of defects or irregularities with respect to tenders of the Series A Senior Notes, neither the Authority, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of the Series A Senior Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Series A Senior Notes that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Series A Senior Notes are submitted in a principal amount greater than the principal amount of Series A Senior Notes being tendered by such tendering holder, such unaccepted or non-exchanged Series A Senior Notes will be returned by the Exchange Agent to the tendering holders (or, in the case of Series A Senior Notes returned by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such unaccepted or non-exchanged Series A Senior Notes will be credited to an account maintained with such Book-Entry Transfer Facility), unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     By tendering, each registered holder will be deemed to represent to the Authority that, among other things, (i) the Series B Senior Notes to be acquired by the holder and any beneficial owner(s) of the Series A Senior Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the Holder and such Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s), (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the Series B Senior Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that (x) any person participating in the Exchange Offer for the purpose of distributing the Series B Senior Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the Series B Senior Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in no-action letters that are discussed herein under "-Resales of the Series B Senior Notes," and (y) any broker-dealer that receives Series B Senior Notes for its own account in exchange for Series A Senior Notes pursuant to the Exchange Offer must deliver a prospectus in connection with any resale of such Series B Senior Notes and, by so acknowledging, the holder or Beneficial Owner shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act, (iv) neither the holder nor any Beneficial Owner is an "affiliate" of the Authority as defined under Rule 405 of the Securities Act, except as otherwise disclosed to the Authority in writing, and (v) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission. The Authority has no obligation to register any of the Series B Senior Notes under the Securities Act in connection with any such resale thereof.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Series A Senior Notes at the Book-Entry Transfer Facility, for purposes of the Exchange Offer, within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Series A Senior Notes by causing the Book-Entry Transfer Facility to transfer such Series A Senior Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Series A Senior Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other documents, must be transmitted to and received by the Exchange Agent at the address set forth below under "-Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Series A Senior Notes and (i) whose Series A Senior Notes are not immediately available, or (ii) who cannot deliver their Series A Senior Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (1)  The tender is made through an Eligible Institution;

          (2) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Series A Senior Notes and the principal amount of the Series A Senior Notes being tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal together with the certificate(s) representing the Series A Senior Notes (or a Book-Entry Confirmation) and any other documents required by the Letter of Transmittal will be delivered by the Eligible Institution to the Exchange Agent; and

          (3) Such properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Series A Senior Notes in proper form for transfer (or a Book-Entry Confirmation) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Series A Senior Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Series A Senior Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw Series A Senior Notes previously tendered in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series A Senior Notes to be withdrawn (the "Depositor"),
(ii) identify the Series A Senior Notes to be withdrawn (including the certificate number or numbers and principal amount of such Series A Senior Notes), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Series A Senior Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Authority in its sole discretion, which determination shall be final and binding on all parties. Any Series A Senior Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Series B Senior Notes will be issued with respect thereto unless the Series A Senior Notes so withdrawn are properly retendered prior to the Expiration Date. Properly withdrawn Series A Senior Notes may be retendered by following one of the procedures described above under "-Procedures for Tendering" at any time prior to the Expiration Date.

     Any Series A Senior Notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the Exchange Offer, or which have been validly withdrawn, will be returned to the holder thereof (unless otherwise provided in the Letter of Transmittal), as soon as practicable following the Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by the Authority of notice of withdrawal without cost to such holder.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Authority shall not be required to accept for exchange, or exchange the Series B Senior Notes for any Series A Senior Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Series A Senior Notes, if:


          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Authority, might materially impair the ability of the Authority to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Authority, or any material adverse development has occurred in any existing action or proceeding with respect to the Authority; or


          (b) any change, or any development involving a prospective change, in the business or financial affairs of the Authority has occurred which, in the reasonable judgment of the Authority, might materially impair the ability of the Authority to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Authority; or


          (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the reasonable judgment of the Authority, might materially impair the ability of the Authority to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Authority; or


          (d) any governmental approval has not been obtained, which approval the Authority, in its reasonable discretion, shall deem necessary for the consummation of the Exchange Offer as contemplated hereby.

All of the foregoing conditions must be satisfied or (other than the receipt of any governmental approvals described in clause (d) above) waived prior to consummation of the Exchange Offer. If the Authority determines that any of the foregoing conditions are not satisfied, the Authority may (i) refuse to accept any Series A Senior Notes and return all tendered Series A Senior Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Series A Senior Notes previously tendered, subject however, to the rights of holders to withdraw such Series A Senior Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer (to the extent it may lawfully do so) and accept all validly tendered Series A Senior Notes which have not been withdrawn. If any waiver described in the foregoing clause (iii) constitutes a material change to the Exchange Offer, the Authority will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders and will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the change and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.


EXCHANGE AGENT

     First Fidelity Bank, n/k/a First Union Bank of Connecticut, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery and other documents should be directed to the Exchange Agent addressed as follows:

                    First Union Bank of Connecticut
                    10 State House Square
                    Hartford, Connecticut  06103-3698
                    Attn:     W. Jeffrey Kramer
                              Vice President, Corporate Trust


     In addition, questions and requests may be directed to the Exchange Agent by telephone at (860) 247-1353 or by facsimile at (860) 247-1356.


FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Authority. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by authorized representatives of the Authority and its affiliates.

     The Authority has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Authority, however, will pay the Exchange Agent reasonable out-of-pocket expenses in connection therewith.


     The expenses to be incurred in connection with the Exchange Offer will be paid by the Authority and are estimated in the aggregate to be approximately $220,000. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.


     The Authority will pay all transfer taxes, if any, applicable to the exchange of the Series A Senior Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Series A Senior Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder.

ACCOUNTING TREATMENT

     The carrying value of the Series A Senior Notes is not expected to be materially different from the fair value of the Series B Senior Notes at the time of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Authority. The expenses of the Exchange Offer will be amortized over the term of the Series B Senior Notes.

RESALES OF THE SERIES B SENIOR NOTES

     With respect to resales of the Series B Senior Notes, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Authority believes that, except as described below, a holder (other than a person that is an "affiliate" of the Authority within the meaning of Rule 405 under the Securities Act) who exchanges Series A Senior Notes for Series B Senior Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Series B Senior Notes will be allowed to resell the Series B Senior Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Series B Senior Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires Series B Senior Notes in the Exchange Offer with the intention or for the purpose of distributing, or participating in a distribution of, the Series B Senior Notes, such holder cannot rely on the position of the staff of the Commission enunciated in EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Accordingly, such a secondary resale transaction should be covered by an effective registration statement containing the information with respect to the selling holder that is required by Item 507 of Regulation S-K. The Authority has no obligation to register any of the Series B Senior Notes under the Securities Act in connection with any such resale thereof.

     As contemplated by the no-action letters described above and the Registration Rights Agreement, each holder participating in the Exchange Offer is required to represent to the Authority in the Letter of Transmittal that (i) the Series B Senior Notes are being acquired by the holder in the ordinary course of business, (ii) the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in a distribution of the Series B Senior Notes, and (iii) the holder acknowledges that if such holder participates in the Exchange Offer with the intention or for the purpose of distributing the Series B Senior Notes, such holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Series B Senior Notes and cannot rely on the above no-action letters.

     Notwithstanding the registration of the Series B Senior Notes in the Exchange Offer, holders who are "affiliates," as defined under Rule 405 of the Securities Act, of the Authority may publicly offer for sale or resell Series B Senior Notes only in compliance with the provisions of Rule 144 under the Securities Act, excluding the two-year holding period imposed by Rule 144(d), or another available exemption from registration. At the date of this Prospectus, none of the registered holders of the Series A Senior Notes was believed by the Authority to be such an "affiliate."

                                 USE OF PROCEEDS


     The Exchange Offer is intended to satisfy certain of the Authority's obligations under the Registration Rights Agreement and the Authority will not receive any cash proceeds from the issuance of the Series B Senior Notes offered hereby. In consideration for issuing the Series B Senior Notes as contemplated in this Prospectus, the Authority will receive in exchange Series A Senior Notes in like principal amount, the form and terms of which are identical in all material respects to the form and terms of the Series B Senior Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Series A Senior Notes surrendered in exchange for the Series B Senior Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Series B Senior Notes will not result in any increase in the indebtedness of the Authority. Proceeds from the sale of the privately placed Series A Senior Notes have been and will be used to acquire the Site, to develop, construct, equip and open the Mohegan Sun Casino and to pay related fees and expenses.

                                 CAPITALIZATION



     The following table sets forth the capitalization of the Authority as of March 31, 1996 and as adjusted to give effect to the Equipment Financing and the Working Capital Financing.



                                                           MARCH 31, 1996
                                                       ACTUAL       AS ADJUSTED
                                                    (IN MILLIONS)  (IN MILLIONS)
                                                    -------------  -------------
 Restricted Cash . . . . . . . . . . . . . . . .        $134.4       $186.9(a)
                                                    -------------  -------------
                                                    -------------  -------------
 Senior Notes (b)  . . . . . . . . . . . . . . .         175.0           175.0
 Equipment Financing   . . . . . . . . . . . . .           --             40.0
 Working Capital Financing (c) . . . . . . . . .           --             12.5
                                                    -------------  -------------
           Total Senior Debt . . . . . . . . . .         175.0           227.5
 Subordinated Notes (d)  . . . . . . . . . . . .          40.0            84.7
 Other Long-Term Debt  . . . . . . . . . . . . .            .3              .3
                                                    -------------  -------------
           Total Capitalization  . . . . . . . .        $215.3          $312.5
                                                    -------------  -------------
                                                    -------------  -------------


- -------------------


(a) Reflects the estimated cash balance after giving effect to the Equipment Financing and the Working Capital Financing. The net proceeds of the Offering and of the issuance of the Subordinated Notes, less amounts expended through the date of this Prospectus, are currently held in an Escrow Account pending disbursement. The Authority has arranged for the Working Capital Financing to be available prior to the opening of the Mohegan Sun Casino. See note (c) below.


(b) See "Description of the Senior Notes" for further description of the terms and conditions of the Senior Notes.


(c) The Authority has signed a commitment letter with a third party lender for the Working Capital Financing.



(d) Adjusted amount gives effect to the anticipated issuance of additional subordinated notes in connection with the anticipated draw of approximately $45 million under the Secured Completion Guarantee to fund recent estimated cost increases in the Construction Budget. See "Material Agreements--Note Purchase Agreement" for a description of the terms and conditions of the Subordinated Notes.

                                   THE MANAGER


TRADING COVE ASSOCIATES

     The Authority has engaged TCA, a Connecticut general partnership, to manage the development, construction, operation and marketing of the Mohegan Sun Casino. Partners of TCA have been working with the Tribe since 1992 and assisted the Tribe in obtaining federal recognition, negotiating the Mohegan Compact with the State of Connecticut and obtaining numerous governmental approvals for the Mohegan Sun Casino. TCA's partners and their affiliates have extensive experience in the development, construction, marketing and management of casinos and resorts throughout the world. The two managing partners of TCA are (i) Sun Cove Limited, a wholly-owned subsidiary of Sun International, which owns 50% of TCA, and (ii) LMW Investments, Inc., an entity controlled by Len Wolman. See "-- Management of TCA." LMW Investments, Inc. and the other partners of TCA are primarily engaged in hotel management and real estate development.

MANAGEMENT OF TCA AND SUN INTERNATIONAL

     TCA, drawing upon the gaming and resort expertise of Sun International and its other partners, has assembled an experienced management team to oversee the development and operation of the Mohegan Sun Casino. TCA's management team, led by Mr. Solomon Kerzner (see "--Certain Information Regarding Sun International Hotels Limited"), includes:

     John R. Allison, 48 -- Executive Vice President--Chief Financial Officer of Sun International. Mr. Allison joined SII in December 1987 as Chief Financial Officer--Southern African operations and served in this position until February 1994. Prior to joining SII, he was the Group Financial Director of Kimberly-Clark (South Africa) Limited for four years. He is a fellow of the Institute of Chartered Accountants in England and Wales and a member of the South African Institute of Chartered Accountants.

     Kevin DeSanctis, 42 -- Executive Vice President; President--Gaming of Sun International. Mr. DeSanctis recently joined Sun International. Prior to joining Sun International, Mr. DeSanctis served as Executive Vice President and Chief Operating Officer of Hemmeter Enterprises since April 1994. From 1991 to 1994 Mr. DeSanctis served as President and Chief Operating Officer of the Trump Plaza Hotel and Casino. From August 1989 to February 1991, Mr. DeSanctis served as Vice President of Casino Operations of The Mirage Hotel and Casino in Las Vegas, Nevada. Prior to August 1989, Mr. DeSanctis served in various positions in the casino industry.

     William Katz, 44 -- Executive Vice President--Project Development of Sun International. Mr. Katz joined Sun International in September 1994 as Vice President--Project Development for Americas & Caribbean. From 1993 to September 1994, Mr. Katz was Operations Manager for Beauchamp Construction Company, Coral Gables, Florida. From 1991 to 1993, Mr. Katz was Project Executive for Morse Diesel International, Fort Lauderdale, Florida. From 1989 to 1991, Mr. Katz was Project Executive for Stoltz, Inc, Miami, Florida.

     Howard B. Kerzner, 32 -- Executive Vice President--Corporate Development of Sun International. Mr. Kerzner joined Sun International in September 1992 as Director--Corporate Development. Previously Mr. Kerzner worked for Lazard Freres & Co. from September 1991 to 1992. Prior to that time
     Mr. Kerzner worked for the First Boston Corporation. Mr. Howard Kerzner is Mr. Solomon Kerzner's son.

     Len Wolman, 40 -- President and Chief Executive Officer of Waterford Hotel Group, Inc. and founder of LMW Investments, Inc. Mr. Wolman joined Waterford in 1986 when the company had only one property under management. Currently, Waterford has eighteen properties under management in nine states. Waterford currently operates franchises with Marriott, Sheraton, Choice and Hospitality Franchise Systems. Prior to operating Waterford Hotel Group, Mr. Wolman gained experience with major operators including Westin, Hyatt, Four Seasons and Holiday Inn.

CERTAIN INFORMATION REGARDING SUN INTERNATIONAL HOTELS LIMITED

BACKGROUND OF THE MANAGEMENT OF SUN INTERNATIONAL

     The senior management of Sun International has been actively engaged in the gaming and lodging industries over the past 25 years. Mr. Solomon Kerzner, the Chairman and Chief Executive Officer of Sun International, founded South Africa's two largest hotel and resort companies and became involved in the gaming industry in 1977.

     In 1969, Mr. Kerzner established Southern Sun Hotels Limited ("Southern Sun") which grew from six properties in 1969 to 29 properties by 1983. Southern Sun's properties included resorts, city hotels, and casino resorts primarily in southern Africa and the Indian Ocean.

     In 1983, Mr. Kerzner began to focus primarily on the casino and resort industry and established Sun International Limited to acquire Southern Sun's two gaming operations in southern Africa and three resort hotels in the Indian Ocean (subsequently, such interests were transferred into Sun International Incorporated ("SII")). SII manages 27 casino resorts in southern Africa and for the year ended June 30, 1994 the company generated revenues of approximately $540 million and consolidated net income of approximately $125 million. The commercial success of SII is reflected in the strong financial performance of Sun Bop, the publicly-traded corporation that owns 12 casino resorts in South Africa including Sun City, The Lost City and the Carousel.

     Mr. Kerzner and his management team have been responsible for the development of a number of world renowned resort hotel and casino properties. In 1979, Mr. Kerzner pioneered the concept of the total gaming resort that would appeal to all market segments by developing Sun City. Sun City was designed to cater to a broad public market by offering gaming entertainment and a wide variety of non-gaming entertainment experiences. Sun City was developed in a remote area approximately 100 miles northwest of Johannesburg, South Africa. Today, Sun City covers some 620 acres and attracts over 2.0 million visitors annually. The facilities at Sun City include: four hotels with approximately 1,300 rooms; two Gary Player designed 18-hole golf courses; an entertainment center that includes a 6,000-seat indoor Superbowl and Africa's largest convention facility; a 46-acre man-made lake for watersports; and approximately 55,000 square feet of gaming space with 1,300 slot machines and 40 table games.

     In 1992, Sun City was expanded to include The Lost City. TCA believes that The Lost City, a $300 million development, is one of the best examples of the ability and talent of Mr. Kerzner's management team to develop and construct a highly themed and unique resort. The Lost City is a recreation of a forgotten African civilization that has been recently rediscovered. The Lost City covers approximately 60 acres and at its center includes The Palace, a 350-room luxury hotel. The resort also includes a jungle in which over one million trees were transplanted, the Valley of the Waves, which includes a wave pool, adventure rides and sand beaches, and a bridge that intermittently rumbles to simulate an earthquake.

     In 1993, Mr. Kerzner established Sun International to acquire from Resorts International, Inc. the Paradise Island businesses, including the Paradise Island Resort and Casino. In May 1995, Sun International became Mr. Kerzner's primary vehicle for the development and establishment of gaming and resort operations. Sun International currently owns interests in and operates nine resorts and gaming facilities, including Atlantis, four casinos in France and four hotels properties in the Indian Ocean.

SUN INTERNATIONAL PROPERTIES

     PARADISE ISLAND. Sun International acquired its properties on Paradise Island, located in the Bahamas, in May 1994 and has completed an approximately $140 million redevelopment program to create the 1,147-room Atlantis Resort and Casino, which is a themed resort based upon the wonders of the ocean. In addition to refurbishing the guest rooms and redeveloping and extending the common areas, a 14-acre salt water marine life habitat was created that showcases over 100 species of marine life, waterfalls, lagoons, adventure walks and a walk-through clear acrylic tunnel submerged in a predator lagoon. The gaming facility at Atlantis includes a 30,000 square foot casino with 75 table games and 800 slot machines. The fast-tracked redevelopment plan was substantially completed by the end of 1994 after only seven months of construction. Results to date have exceeded management's expectation with average occupancy and room rates of 85% and $125, respectively, for the first six months of 1995, as compared to 74% and $87, respectively, for the first six months of 1994.

     In addition to Atlantis, Sun International owns the Ocean Club Golf & Tennis Resort, a luxury resort with 71 guest rooms, villas and cabanas that was completely renovated in the redevelopment program, an 18-hole championship golf course, and Paradise, a 100-room hotel catering to value conscious tourists.

      FRANCE. Sun International owns an equity interest in, and pursuant to a technical services agreement assists in the management of, four casinos in France in the cities of Nice, Cassis, Carry-le-Rouet and Chamonix that cater primarily to the local market. These casinos operate a total of approximately 520 slot machines and 53 table games.

     INDIAN OCEAN. Sun International owns an equity interest in, and manages, four hotels on the islands of Mauritius and the Comores located in the Indian Ocean. These resorts cater primarily to European tourists in the mid-priced to luxury segments. In total, Sun International currently manages 825 rooms in the Indian Ocean under long-term management contracts. Two new hotels with 589 additional rooms which Sun International will manage are under construction. Both hotels are scheduled to open during 1996.

OWNERSHIP OF SUN INTERNATIONAL


     Sun International is a Bahamian corporation formed in 1993 that is publicly traded in the United States (NYSE:SIHLF). Approximately 55% of Sun International is owned by SIIL, a private holding company in which each of Caledonia Investments plc, Safmarine & Rennies Holdings Limited and a trust for the Kerzner family controls approximately a one-third interest. An aggregate of approximately 5% of Sun International is owned by certain funds managed by Fidelity Management and Research Company and by Oaktree Capital Management, LLC. At May 1, 1996, the closing price on the NYSE for Sun International Ordinary Shares was $42 3/4 per share. At such prices, Sun International had an equity market capitalization of approximately $1.24 billion. Equity market capitalization, however, is subject to fluctuation as market prices change.

SUN INTERNATIONAL FINANCIAL RESULTS


     The following table presents selected consolidated financial data for Sun International as of and for the three years ended December 31, 1995. Such data has been derived from consolidated financial statements of Sun International that have been audited by Arthur Andersen & Co. L.L.P., independent certified public accountants. Notwithstanding the inclusion in this Prospectus of selected Sun International financial statements in connection with the Secured Completion Guarantee, none of the Authority, the Tribe or Sun International believes that such financial statements enhance a potential investor's understanding of the merits and risks of participating in the Exchange Offer. Although Sun International has provided the Secured Completion Guarantee, it is not an obligor or guarantor of the Senior Notes. No assurance can be given that the operating results achieved by Sun International, or the other partners of TCA, will be achieved by the Mohegan Sun Casino.


                                                                    YEAR ENDED
                                                  YEAR ENDED        DECEMBER 31
                                                     JUNE 30,       -----------
                                                        1993     1994(1)    1995(2)
                                                        ----     -------    -------
                                                         (in thousands, except per
                                                               share data)
 SELECTED OPERATING DATA:
      Gross Revenues . . . . . . . . . . . . . .           0      79,957     223,214
      Operating Expenses . . . . . . . . . . . .          21      96,181     190,950
      Operating Income (loss)  . . . . . . . . .         (21)    (19,441)     22,990
      Net Income (loss)(3) . . . . . . . . . . .        (727)    (16,475)     18,359
      Earnings (loss) per share of Class A and
        B Common Stock, before accretion of               --       (1.06)       0.87
        redemption value(4)  . . . . . . . . . .
      Earnings (loss) per share of Class A and
        B Common Stock, after accretion of              (.08)      (1.12)       0.79
        redemption value(4)  . . . . . . . . . .
      Average number of shares outstanding(4)          8,852      15,482      21,194


                                                                December 31
                                                          ----------------------
                                                             1994(1)     1995(2)
                                                             -------     -------
                                                               (in thousands)
 SELECTED BALANCE SHEET DATA:
      Current Assets . . . . . . . . . . . .                  57,610      41,959
      Noncurrent Assets  . . . . . . . . . .                 259,065     328,468
      Current Liabilities  . . . . . . . . .                  85,135      55,120
      Noncurrent Liabilities . . . . . . . .                  75,000     116,153
      Redeemable Common Stock  . . . . . . .                  62,020      63,543
      Total Shareholders' Equity . . . . . .                  94,520     135,611



- -------------------

(1) Sun International completed the refurbishment and redevelopment program on Paradise Island in December 1994. As a result, the financial data for fiscal year 1994 are not comparable to the financial data for fiscal year 1995.



(2) On May 1, 1995, Sun International purchased from SIIL substantially all of SIIL's businesses and business opportunities. The purchase was treated as a reorganization of entities under common control and, as such, was accounted for in a manner similar to a pooling of interests. Accordingly, the financial information set forth herein has been restated to include the results of SIIL's businesses for the period presented.

(3) Included in Net Income for fiscal year 1995 is a non-recurring gain of $900,000 resulting from the sale of Paradise Island Airlines.


(4) All share and per share information has been restated to reflect a two-for-one stock split effected on October 31, 1995.


     Sun International financed its purchase of the Subordinated Notes by borrowing funds under a bank credit agreement.

                              BUSINESS AND PROPERTY


THE MOHEGAN SUN CASINO

     The Authority, an instrumentality of the Tribe with perpetual life, is developing the Mohegan Sun Casino, a gaming and entertainment complex on the approximately 240-acre Site located in southeastern Connecticut. The Mohegan Sun Casino is expected to open in the fourth quarter of 1996. Once completed, the Mohegan Sun Casino and the currently operating Foxwoods, which is owned and operated by the Pequot Tribe, will be the only two casinos offering slot machines and table games in the northeastern United States that are currently legally authorized outside of Atlantic City, New Jersey.

     The Mohegan Sun Casino is being constructed on a wooded site overlooking the Thames River. The historical northeastern Indian theme will be conveyed through architectural features and the use of natural design elements such as timber, stone and water. The Mohegan Sun Casino will be separated into four themed quadrants, each of which will have its own unique entrance and will be designed to reflect a separate seasonal theme-winter, spring, summer and fall-emphasizing the importance of the seasonal changes to tribal life. The approximately 625,000 square foot facility will include approximately 150,000 square feet of gaming space, and is designed to accommodate approximately 3,000 slot machines and 180 table games. The Mohegan Sun Casino is expected to commence operations with a minimum of 2,500 slot machines and 180 table games.

     The quality and variety of the food service will be a hallmark of the Mohegan Sun Casino which will include a 600-seat buffet, four specialty theme restaurants, a coffee shop and a large food court. Multiple full service and floor service bars will be located throughout the facility. For non-gaming entertainment, the Mohegan Sun Casino will offer a children's recreation area and child care facilities.

     Parking at the Mohegan Sun Casino will be provided through surface parking spaces and underground valet parking spaces, totalling approximately 7,500 spaces. Traffic will enter the grounds via a newly constructed four-lane access road to Route 2A and will be directed to the valet parking drop-off zones or to the self-park surface lots which will be connected to the main building by shuttle bus service. A separate loading and parking area will be established for bus groups.

     The Site for the Mohegan Sun Casino, located approximately one mile from the interchange of I-395 and Connecticut Route 2A (which is expected to be widened to a four-lane expressway), is just outside Montville, Connecticut, approximately 10 miles west of Foxwoods. As part of its integrated development plan, the Authority will construct a four-lane access road (with its own exit) from Route 2A, giving patrons of the Mohegan Sun Casino direct access to Interstate 395 and Interstate 95, the main highway connecting Boston, Providence and New York.

     The Authority and TCA have developed a master plan for the Site that integrates all major aspects of gaming and entertainment design. The master plan places particular emphasis on creating direct highway access, providing convenient parking, designing an attractively themed facility and developing a variety of non-gaming entertainment amenities. The Authority believes that the Mohegan Sun Casino's location, ease of access and unique design, together with the development, marketing and gaming expertise of Sun International, should enable the Mohegan Sun Casino to capture a significant share of the gaming market in the northeastern United States.

MARKET

     The market for the Mohegan Sun Casino will be primarily day-trip customers from New England and New York who reside within 150 miles of the Mohegan Sun Casino. According to market research reports, in 1994 there were approximately
2.6 million adults living within 50 miles of the Site, 10.2 million adults within 100 miles of the Site and 21.8 million adults within 150 miles of the Site. The metropolitan areas of Hartford,

New Haven, Springfield, Worcester, Boston and Providence are within one to two hours driving time by interstate highway to the Mohegan Sun Casino. New York City is approximately three hours driving time from the Site. Access from Long Island, New York is available through passenger and vehicle ferry to New London, Connecticut, which is approximately 20 miles from the Mohegan Sun Casino.


     The Authority believes that the success of Foxwoods supports the conclusion that the northeastern United States is an attractive market in which to establish a casino. Foxwoods is currently the largest gaming facility in the United States in terms of the number of total gaming positions and, the Authority believes, is one of the most profitable casinos in the United States.


MARKETING STRATEGY

     The Authority intends to employ a comprehensive marketing program to establish the Mohegan Sun Casino as a premier entertainment facility for the entire family. The Mohegan Sun Casino will seek to distinguish itself by emphasizing a uniquely themed gaming environment, a superior food experience in a variety of settings, ease of access and attention to personal service.

     The Authority believes that its primary target market will be adults living within 100 miles (or approximately one to two hours driving time) and secondarily, the population living between 100 and 150 miles (or approximately two to three hours driving time) of the Mohegan Sun Casino, which includes most of the New York City and Boston metropolitan areas. The Authority does not intend to market heavily to visitors outside its primary target market unless it expands the Mohegan Sun Casino to include lodging facilities.

     Consistent with its emphasis on the day-trip market, the Authority expects to organize regular bus routes and private limousine service to the major metropolitan areas in its vicinity to attract gaming patrons at all levels of play. Although the Mohegan Sun Casino will seek to accommodate premium high-stakes players, it does not initially expect to spend significant resources targeting the more demanding and costly premium player market.

     The Authority expects that it will seek to create market awareness and customer loyalty through a wide variety of activities that will include: public relations programs, print and broadcast advertisements, direct mail promotions, slot players clubs, bus stop signage and billboard signage. In addition to the fun and excitement of casino action, the Authority expects to promote superior customer service and the quality and value of its food offerings to attract repeat patrons. Also, the Authority expects to promote the Mohegan Sun Casino through special events to be held from time to time at the Mohegan Sun Casino.

DESIGN AND CONSTRUCTION


     Initial phases of the construction of the Mohegan Sun Casino are underway at the Site. The Site was formerly a manufacturing facility operated by UNC and will be substantially redeveloped, with many of the existing buildings (consisting of 350,000 square feet) to be renovated and incorporated into the approximately 625,000 square foot complex. The Site will also include indoor valet parking and surface parking for a total of approximately 7,500 cars, tour bus parking and unloading zones, and access roads, including a four-lane direct access road from the Mohegan Sun Casino to Route 2A. Although the plan for the Mohegan Sun Casino does not currently call for any lodging facilities, there is ample room on the 240-acre site for hotels and other entertainment amenities. The Site, together with all buildings constructed or to be constructed thereon and improvements thereto, including the Mohegan Sun Casino, are and will be owned by the United States in trust for the Tribe. Such real property, and the additional parcel of land adjacent to the Site that was acquired by the Tribe in its own name for expansion of the access road leading to the Mohegan Sun Casino, are and will be leased by the Tribe to the Authority under a long-term land lease. See "Material Agreements--Land Lease."

PROJECT DEVELOPMENT

     The Authority and TCA have assembled an experienced team of architectural, design and construction firms to develop and build the Mohegan Sun Casino. Pursuant to agreements between TCA and the Authority, TCA will coordinate and supervise the conceptual planning, design and construction of the Mohegan Sun Casino. See "Material Agreements--Development Agreement" and "--Management Agreement." TCA will rely heavily upon Sun International's demonstrated expertise in designing and developing casino resorts.

     Morse Diesel is serving as the general contractor for the Mohegan Sun Casino and the Authority has entered into a guaranteed maximum price contract with Morse Diesel for the construction of the Mohegan Sun Casino. Construction of the Mohegan Sun Casino is expected to be completed by the fourth quarter of 1996. TCA's partners have demonstrated an ability to successfully fast-track their own respective projects. Sun International's management team built the $300 million Lost City project in only 26 months and substantially completed the $140 million reconstruction of Atlantis in only seven months, despite the fact that the hotel remained open throughout the reconstruction period.

     The following is a brief description of the design, construction and engineering professionals selected to assist in the development and construction of the Mohegan Sun Casino:

     MORSE DIESEL INTERNATIONAL has been selected as the general contractor for the Mohegan Sun Casino. Founded in 1936, Morse Diesel is a leading construction firm in the northeastern United States. Morse Diesel has successfully completed world class projects including the Sears Tower and the United Center (the arena for the Chicago Bulls and Chicago Blackhawks) in Chicago, the Philadelphia Convention Center and the Marriott Marquis in New York City.

     DESIMONE, CHAPLIN AND DOBRYN CONSULTING ENGINEERS, P.C. ("DCD") has been selected as the structural engineer for the Mohegan Sun Casino. DCD has provided structural engineering services to architects, owners and developers for over 25 years. DCD's major casino projects include the Crystal Palace and the Paradise Island Hotel & Casino in The Bahamas, and the Sands Hollywood Hotel and Casino and Trump Plaza in Atlantic City. Since 1969, DCD has been involved in the construction of over 25 major hotels including the Embassy Suites Hotel and the Sheraton New Yorker in New York City.

     LEHR ASSOCIATES CONSULTING ENGINEERS ("LEHR") has been selected to provide mechanical/electrical/plumbing and fire/life protection design services for the Mohegan Sun Casino. LEHR has provided such services for over 25 years, including in connection with the Atlantis Resort and Casino project on Paradise Island. LEHR's other casino projects include Bally's Park Place and Casino Hotel, the Dunes Hotel and Casino, Resorts International, the Sands Hotel and Casino, the Tropicana Hotel and Casino and Trump's Castle Hotel and Casino, all in Atlantic City. LEHR has received several awards for engineering excellence, and numerous members of LEHR have been published in leading engineering publications and are recognized as technical experts in their respective disciplines.

     BRENNAN BEER GORMAN has been selected to coordinate the architectural design of the Mohegan Sun Casino. Major recent projects include the Barclay's Bank headquarters in New York City, the new Jakarta Stock Exchange complex and the Peninsula hotel complex in Bangkok, Thailand. Recent hotel renovations by Brennan Beer Gorman include the Ritz Carlton in Washington, D.C., the St. Regis Hotel, the Essex House and Sherry Netherland hotels in New York City.

     ROCKWELL ARCHITECTURE, PLANNING AND DESIGN, P.C. ("Rockwell") has been selected to coordinate the interior design of the Mohegan Sun Casino. Led by David Rockwell, Rockwell is well known for its innovative entertainment architecture, and has been the recipient of numerous awards. Rockwell's client list includes: The Walt Disney Company, Planet Hollywood, Giorgio Armani, CBS, Loews Hotels, McDonald's, Marvel Comics,

Sony Theaters and Caesars Palace. High profile restaurant and club designs include: the Monkey Bar and Restaurant, Nobu, Vong, The Whiskey at the Paramount Hotel and Tatou, all in New York, as well as most of the Planet Hollywood restaurants worldwide. Rockwell has also been involved in major mixed-use/entertainment projects including: New York City's Forty-Second Street Development Project, the World Trade Center Plaza Competition, Disney BoardWalk at Walt Disney World, Kids' Place and the proposed Caesars Forum III, both in Las Vegas.

     DAVID JACOBSEN ASSOCIATES, PA ("DJA") has been selected to design the layout of the casino. DJA has been servicing the gaming industry with architectural design since 1956--beginning with The New Frontier in Las Vegas. DJA provided architectural and interior design services to all but two of the casino hotels in Atlantic City. DJA has completed 60 casino, casino-hotel and riverboat/dockside projects including Trump's Castle Hotel and Casino, Trump Plaza Hotel and Casino, Sands Hotel and Casino, in Atlantic City, and Circus, Caesars Palace, and the Cal-Neva Lodge in Nevada.

     EDWARD D. STONE, JR. AND ASSOCIATES ("EDSA") has been selected to provide landscape planning for the Mohegan Sun Casino. Formed in 1960, EDSA is one of the leading planning and landscape architectural firms in the world, and has been recognized with more than 120 awards for its design excellence and environmental sensitivity. EDSA has extensive experience in the design of resort, hotel and golf community developments in the United States and internationally including: the Atlantis Resort and Casino in The Bahamas, the Grand Cypress Resort in Florida, the Four Seasons Resort in Nevis, the Hyatt Regency Aruba Resort and Casino, El Conquistador in Puerto Rico, and the PGA Resort Community in Florida.

     CLOSE, JENSEN & MILLER ("CJM") has been selected as the civil engineers for the design of the roadways leading from I-395 to the Mohegan Sun Casino, as well as the layout of the parking facilities. CJM has provided a wide scope of professional consulting services in civil engineering design, land survey and planning since 1926 and its specialties include site design, roadway engineering and traffic and structural design. CJM has served the DOT as Consulting Liaison Engineers for review and management of bridge repair and replacement projects since 1983.

REGULATORY APPROVALS

     A number of federal, state and tribal governmental licenses and approvals are required to open and operate the Mohegan Sun Casino.

     Prior to opening the Mohegan Sun Casino, each of the partners of TCA and certain employees of the Mohegan Sun Casino must be licensed by relevant tribal and state authorities. Each of the partners of TCA has applied for and received temporary gaming licenses from the Commissioner of Revenue Services of the State of Connecticut. As each employee who is required to be licensed is hired, the Authority or TCA will cause such employee to apply for all required licenses. See "Risk Factors--Transkei Investigation."

     A number of federal and state approvals are required to construct the access roads to the Mohegan Sun Casino. DOT or the Authority has obtained all requisite permits and approvals for the construction of the access road off of Route 2A. During a special session of the Connecticut State Senate held to consider the approval of a gaming facility in Bridgeport, Connecticut, which was to be owned and operated by the Pequot Tribe, the Tribe testified before the Connecticut Senate Public Safety Committee that, if the Bridgeport Casino project were approved, the Authority would no longer be required to make slot revenue payments to the State of Connecticut. Shortly after the Tribe's testimony, it was reported in certain Connecticut newspapers that officials of the State of Connecticut disagreed with the Tribe's position and had stated that regulatory approvals required for the construction of the Mohegan Sun Casino may be delayed. The Connecticut State Senate rejected the Bridgeport casino project on November 16, 1995. Although the Authority has obtained from the State of Connecticut substantially all of the permits required to complete construction of the Mohegan Sun Casino as planned, there can be no assurance that any of such permits will not be revoked or that any additional permits that may be required will be granted in a timely manner.

     The Authority and TCA believe that they will be able to acquire all other necessary licenses, permits and approvals in order to construct, open and operate the Mohegan Sun Casino. However, no assurances can be given that any or all of the licenses, permits and/or approvals described above will be issued or that any or all of such licenses, permits and/or approvals will be issued without certain conditions or restrictions that could adversely affect the construction and operation of the Mohegan Sun Casino or the development of the adjacent roadways. The failure to obtain any of these licenses, permits or approvals in a timely manner may delay, restrict or prevent the Mohegan Sun Casino from opening as contemplated herein.

COMPETITION

     The gaming industry is characterized by intense competition among entities that, in many instances, have greater resources than will the Authority. Because the Mohegan Sun Casino will be marketed primarily to the day-trip customer, it expects to compete primarily with other casinos within 150 miles, and to a lesser extent, with casinos in Atlantic City, New Jersey. The Authority believes the Mohegan Sun Casino will compete with other gaming entities on the basis of its superior location, with direct access to a heavily trafficked state highway as well as the main highway connecting Boston, Providence and New York, and its unique tribal and "seasonal" atmosphere. Currently, Foxwoods is the only casino in operation within 150 miles of the Site. However, Foxwoods is located approximately 10 miles from the Site and is the largest gaming facility in the United States in terms of the number of total gaming positions. In addition, Foxwoods offers a number of amenities that the Mohegan Sun Casino does not currently plan to offer in its initial development, including hotels and extensive entertainment facilities. Foxwoods has been in operation for nearly four years and the Authority believes that Foxwoods' successful operation has enabled it to build financial resources that are currently substantially greater than the Authority's or the Tribe's.

     Currently, outside of Atlantic City, New Jersey, casino gaming in the northeastern United States may be conducted only by federally-recognized Indian tribes operating under IGRA. In addition to the Pequot Tribe, which operates Foxwoods, a federally-recognized tribe in Rhode Island and a federally-recognized tribe in Massachusetts are each currently seeking to establish gaming operations. In addition, a number of tribes in New England are seeking federal recognition in order to establish gaming operations. The Authority cannot predict whether any of these tribes will be successful in establishing gaming operations, and if established, whether such gaming operations will have a material adverse effect on the proposed operations by the Authority.

     In addition, a number of states, including Connecticut, have investigated legalizing casino gaming by non-Indians in one or more locations. However, under the Mohegan Compact and the tribal-state compact between the Pequot Tribe and the State of Connecticut, and agreements related thereto, if Connecticut legalizes any gaming operations other than pursuant to IGRA (I.E., by an Indian tribe on Indian land) with slot machines or other commercial casino games, the Pequot Tribe and the Tribe will no longer be required to make payments related to slot machine revenues. In 1995, the State of Connecticut made a request for proposals for the possible development of a casino in Bridgeport, Connecticut, but in November 1995, the Connecticut legislature declined to adopt special legislation authorizing such casino operations. The Authority is unable to predict whether the Connecticut legislature will reconsider the Bridgeport proposal, or whether and when it may consider other gaming initiatives.

     Although the Mohegan Sun Casino will be dependent primarily upon gaming customers residing within 150 miles of the Mohegan Sun Casino, the Authority also will compete for customers with casinos in Atlantic City, New Jersey, many of which have greater resources and greater name recognition than the Mohegan Sun Casino.

EMPLOYEES; TRAINING


     As of April 1, 1996, the Authority had approximately 60 employees, all of whom have administrative or managerial responsibilities. When the Mohegan Sun Casino commences operations, approximately 4,000 full-time employees will be required. Pursuant to its Management Agreement with the Authority, TCA will be solely responsible for recruiting and training the Authority's employees to operate the Mohegan Sun Casino. In recruiting personnel, TCA is obligated to give preference, first to qualified members of the Tribe (and qualified spouses and children of members of the Tribe) and second to members of other Indian tribes. TCA believes that it will be able to hire and train employees in order to operate the Mohegan Sun Casino and that the relative proximity of Atlantic City will enable it to find a large pool of trained and licensable employees to fill all skilled and operating management positions. See "Material Agreements-- Management Agreement."


     TCA will develop and implement training programs to teach Mohegan Sun Casino employees necessary technical skills as well as to instill a commitment to the highest levels of service in the industry. TCA will utilize Sun International's established training programs to train Mohegan Sun Casino employees, thereby ensuring adherence to the high quality standards that prevail in Sun International's casino resorts.

LEGAL PROCEEDINGS

     Neither the Tribe nor the Authority is a party to any pending material litigation.

ENVIRONMENTAL MATTERS

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property, and may be held liable to a governmental entity or to third parties for property damage, personal injury and for investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial. In addition, the owner or former owners of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

     The Site was formerly occupied by UNC, a naval products manufacturer of, among other things, nuclear reactor fuel components. UNC's facility was officially decommissioned on June 8, 1994 when the NRC confirmed that all licensable quantities of SNM had been removed from the Site and that any residual SNM contamination was remediated in accordance with the NRC approved decommissioning plan.

     From 1991 through 1993, UNC commissioned an environmental consultant to perform a series of environmental audits and reports on the Site. The environmental audits and soil sampling programs detected, among other things, volatile organic chemicals, heavy metals and fuel hydrocarbons in the soil and groundwater.

     The Connecticut Department of Environmental Protection (the "DEP") reviewed the environmental audits and reports and established cleanup goals to achieve direct exposure criteria for residential use of the Site (the most conservative cleanup levels) and to eliminate sources of groundwater contamination. In December 1994, the DEP approved UNC's November 1994 Remedial Plan which determined that although the groundwater beneath the Site was contaminated, it met the applicable groundwater criteria given the classification of the groundwater under the Site, and as such, groundwater remediation was unnecessary. The November 1994 Remedial Plan also determined that certain soils contained contamination in excess of the clean-up criteria, requiring soil remediation. Extensive remediation of contaminated soils and additional investigation were completed to achieve the DEP's cleanup criteria and demonstrate that the remaining soils complied with applicable cleanup criteria. The

Permitting, Enforcement and Remediation division of the DEP Bureau of Water Management has reviewed and approved the cleanup activities at the Site. By letter dated March 20, 1995, the DEP approved the remediation report for Site.

     Although the Site currently meets all applicable federal, state and local remediation requirements, no assurance can be given that the various environmental reports or any other existing environmental studies with respect to the Site revealed all environmental liabilities, that any prior owners or tenants of the Site did not create any material environmental condition not known to the Authority, that future laws, ordinances or regulations will not impose any material environmental liability, or that a material environmental condition does not otherwise exist on the Site. Future remediation may be necessary if excavation and construction exposes contaminated soil which has otherwise been deemed isolated and not subject to cleanup requirements. In addition, if after new construction a building is within fifteen feet of the water table, ventilation equipment may be necessary, given the present levels of contamination in the groundwater.

     As part of the DEP's approval, UNC must continue to perform post-closure groundwater monitoring at the Site to insure the adequacy of the cleanup. This long term groundwater monitoring is not expected to require mitigation other than maintaining existing monitoring wells. UNC is financially responsible for the post-closure groundwater monitoring and such monitoring should not interfere with the development and enjoyment of the Site.

     The Phase I Reports did locate several underground storage tanks ("USTs") and above the ground storage tanks ("ASTs") on the Site. By June 1995 all but two ASTs had been removed, and such remaining ASTs are exempt from state and federal regulations because of use and size. Some of the USTs were cleaned, decontaminated and removed in compliance with state and federal laws. Other USTs were abandoned in place or are believed to have been removed during prior construction on the Site. Investigation did not locate any leaking USTs.

     There is one federal and state permitted solid waste landfill located within one-half mile of the Site. The landfill has only been in operation since 1993 and is permitted to accept ash disposal. The landfill is somewhat upgradient from the Site, so if contaminants from the landfill were to reach groundwater, such contaminants could migrate to the Site.

     Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition or in the event of building remodeling, renovation or demolition. Such laws may impose liability for release of ACMs and may provide the right for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In December 1994, UNC hired an asbestos contractor who removed all exposed asbestos insulations. In addition, it is contemplated that ACMs will be removed as part of the construction of the Mohegan Sun Casino. However no assurance can be given that additional future asbestos removal will not be necessary. See "Business and Property--Design and Construction."

     The DEP is currently in the process of drafting newly proposed soil remediation standards and ground water quality standards and criteria (the "Clean-up Standard Regulations"). In the past, the DEP has made remedial decisions on a case-by-case basis with the goal of eliminating or minimizing sources of pollution, eliminating risks to human health, and restoring water quality consistent with the Water Quality Standards. The Clean-up Standard Regulations are meant to codify those same standards and goals to make the clean-up process as clear and predictable as possible.

     The Site has been the subject of extensive environmental investigations for both nuclear material and non-nuclear contaminants including, among other things, volatile organic chemicals, heavy metals and fuel hydrocarbons in the soil and groundwater. Substantial remediation of the Site was completed from 1991 until January 1995. According to the data gathered in the Phase III Environmental Site Assessment Remediation Report dated January 1995, as amended March 1995, (the "Phase III Assessment") which was commissioned by UNC, remediation is complete and is consistent with the most recent February 16, 1995 draft proposal for the Connecticut Clean-up Standard Regulations. However, no assurance can be given that the Phase III Report or any other existing environmental studies with respect to the Project Site reveal all environmental liabilities, or that future laws, ordinances or regulations, including but not limited to the currently proposed Clean-up Standard Regulations, will not impose any material environmental liability, or that a material environmental condition does not otherwise exist as to the Site.

     In June 1995 the Tribe and TCA commissioned a Draft Environmental Assessment of the Mohegan Sun Casino ("Environmental Assessment"). The Environmental Assessment concludes that for EPA Clean Air Act general SIP conformity purposes, emissions from the Mohegan Sun Casino are projected to be below the DE MINIMIS level of 50 tons/year for nitrogen oxides ("NOx") or volatile organic compounds ("VOCs") and accordingly, should not cause significant air quality impacts. The Environmental Assessment's projection is based in part on the Tribe's and TCA's pollution prevention plans and ability to obtain emission reduction credits to offset emissions. Connecticut Light and Power Company has indicated to the Tribe that it has sufficient Nox emission credits that it will make available to the Tribe to offset emissions related to the Mohegan Sun Casino.

     In addition to federal, state and local laws relating to hazardous or toxic substances, construction and proposed operation of the Mohegan Sun Casino must comply with the National Environmental Policy Act ("NEPA"). A provision of NEPA, 42 U.S.C. Section 4332(2)(C), requires that, prior to taking any federal action that may significantly affect the quality of the human environment, the responsible federal agency must prepare an environmental impact statement ("EIS") describing and quantifying, to the extent possible, such affects. NEPA applies to the construction and proposed operation of the Mohegan Sun Casino because of the NIGC and the BIA approvals required in connection therewith. See "Government Regulation--NIGC and BIA Approvals." An EIS is not required, however, if the responsible federal agency, based on an environmental assessment, issues a "Finding of No Significant Impact" ("FONSI"). On September 29, 1995, the NIGC and the BIA jointly issued a FONSI with respect to the construction and operation of the Mohegan Sun Casino.

                     MOHEGAN TRIBE OF INDIANS OF CONNECTICUT


GENERAL

     The Mohegan Tribe of Indians of Connecticut is a federally-recognized Indian tribe, whose federal recognition became effective May 15, 1994. The Tribe currently has approximately 1,100 members. Although it only recently received federal recognition, the Tribe has lived in a cohesive community since time immemorial in what is today southeastern Connecticut. The Tribe historically has cooperated with the United States and is proud of the fact that members of the Tribe have fought on the side of the United States in every war from the Revolutionary War to Desert Storm. The Tribe believes that this philosophy of cooperation exemplifies its approach to developing the Mohegan Sun Casino.

     Although the Tribe is a sovereign entity, it has sought to work with, and gain the support of, local communities in establishing the Mohegan Sun Casino. For example, the Tribe gave up its claim to extensive tracts of land that have been guaranteed by various treaties in consideration for certain agreements in the Mohegan Compact. As a result, local residents and businesses whose property values had been clouded by this dispute were able to gain clear title to their property. In addition, the Tribe has been sensitive to the concerns of the local community in developing the Mohegan Sun Casino. This philosophy of cooperation, rather than confrontation, has enabled the Tribe to build a unique alliance among local, state and federal officials to achieve its goal of building the Mohegan Sun Casino.

     In addition to the Tribe's beneficial interest in the Site, the Tribe also owns a 0.40 acre parcel, which is the site of the Mohegan Church (the "Church Parcel"), and a parcel of land adjacent to the Site to be used for the expansion of the access road leading to the Mohegan Sun Casino. The Church Parcel is the only remnant of the Tribe's original reservation, a reservation which was acknowledged and set apart for the Tribe by the Crown Colony of Connecticut and subsequently by the State of Connecticut, through a series of official actions beginning in 1638.

GOVERNANCE OF THE TRIBE


     The Tribe's Constitution, as amended on April 12, 1996, provides for the governance of the Tribe by a Tribal Council (the "Council"), consisting of nine members, and a Council of Elders (the "Elders"), consisting of seven members. All members of the Council and the Elders serve terms of five years. On February 22, 1992, Chief Ralph Sturges was elected to the position of Lifetime Chief of the Tribe. On October 20, 1995, Chief Sturges resigned from the Council but he remains Lifetime Chief of the Tribe, a traditional religious and ceremonial position. Roland Harris has been elected to succeed Chief Sturges as Council Chair. A special election was held following Chief Sturges's resignation from the Council to fill the vacancy created by his resignation.


     The legislative and executive powers of the Tribe are vested in the Council. The members of the Council are elected by the registered voters of the Tribe and must be at least 21 years of age prior to the date of the election. The powers of the Council are set forth in the Tribe's Constitution, as amended, and include the legislative and executive powers to establish a departmental structure for the executive branch and to establish governmental sub-divisions and agencies and delegate appropriate powers to such subdivisions and agencies. The terms of each of the Council members ends on October 5, 2000. Presently the members of the Council are as follows:

                                 TRIBAL COUNCIL
      NAME                                                             AGE
      ----                                                             ---


      Mark Brown  . . . . . . . . . . . . . . . . . . . . . .           38
      Jayne Fawcett . . . . . . . . . . . . . . . . . . . . .           59
      Carlisle Fowler . . . . . . . . . . . . . . . . . . . .           66
      Courtland Fowler  . . . . . . . . . . . . . . . . . . .           68
      Roland Harris . . . . . . . . . . . . . . . . . . . . .           55
      Loretta Roberge . . . . . . . . . . . . . . . . . . . .           64
      Maynard Strickland  . . . . . . . . . . . . . . . . . .           51
      Shirley Walsh . . . . . . . . . . . . . . . . . . . . .           48
      Glen R. LaVigne . . . . . . . . . . . . . . . . . . . .           35


     The Tribe's Council of Elders presently consists of six elected members, each of whom is a registered voter of the Tribe, is at least 55 years of age and was elected by the registered voters of the Tribe. The seventh member of the present Elders was appointed by the Tribal Council. In the future, all seven members of the Elders will be elected by registered voters of the Tribe and will be required to be at least 55 years of age. Any case or controversy arising under the Tribe's Constitution must be submitted to the Elders for determination, except those matters which relate to the Mohegan Sun Casino, including the Senior Notes, which are required to be submitted to the Gaming Disputes Court. The decision of the Elders on such matters is final. The Elders are not permitted to issue advisory opinions. The term of each of the Elders expires on October 2, 1998. Presently, the members of the Elders are as follows:


                                COUNCIL OF ELDERS


      NAME                                                             AGE
      ----                                                             ---


      Pauline Brown . . . . . . . . . . . . . . . . . . . . .           66
      Carlton Eichelberg  . . . . . . . . . . . . . . . . . .           65
      Everett Eichelberg  . . . . . . . . . . . . . . . . . .           61
      Melissa Fawcett . . . . . . . . . . . . . . . . . . . .           35
      Margaret LaVigne  . . . . . . . . . . . . . . . . . . .           65
      Dorothy Long  . . . . . . . . . . . . . . . . . . . . .           68
      Laurence Schultz  . . . . . . . . . . . . . . . . . . .           63


MOHEGAN TRIBAL GAMING AUTHORITY

     On July 15, 1995, the Tribe established the Mohegan Tribal Gaming Authority. The Mohegan Constitution provides that the Authority shall exercise all governmental and proprietary powers of the Tribe over all gaming-related development. The Authority has two major functions. The first, delegated to the Authority's Management Board (the "Management Board"), is to direct the development, operation, management, promotion and construction of the gaming enterprise and all related development. The Management Board consists of the nine members of the Council. Presently, the members of the Authority's Management Board are the same as the members of the Council. The Management Board also selects tribal representatives to a Business Board which oversees the business aspects of the gaming operation (the "Business Board"). The Business Board is established under the Management Agreement and consists of two members appointed by the Tribe and two members appointed by TCA.


     Although the Management Agreement gives TCA the exclusive right and obligation to develop, manage, operate and maintain Class III gaming at the Mohegan Sun Casino, ultimate management authority over gaming operations is vested in the Authority and the Tribe. The Management Agreement also contains numerous restrictions on TCA's independent authority. TCA is required to operate the Mohegan Sun Casino in compliance with all tribal legal requirements and other applicable laws and TCA and all of its executive officers must be licensed by the Tribe pursuant to the Tribal Gaming Ordinance. General oversight responsibility and decision-making authority with respect to certain key business matters are delegated specifically to the Business Board.
Additionally, certain responsibilities delegated to TCA are subject to the prior approval of the Authority (E.G., selection of a General Manager and adoption of the operating and capital budgets for the Mohegan Sun Casino).


     The second major function of the Authority is to regulate gaming. The Management Board appoints an independent Director of Regulation to ensure the integrity of the gaming operation through the promulgation and enforcement of appropriate regulation. The Director of Regulation serves at the pleasure of the Management Board and employs a staff that is responsible for performing background investigation into gaming license applicants. The Director is responsible for issuance and revocation of gaming licenses.

EXECUTIVE OFFICERS AND MEMBERS OF THE MANAGEMENT BOARD


     The following table provides information as of April 9, 1996 with respect to each of (i) the executive officers of the Authority and (ii) the members of the Management Board.



 Name                          Age  Position
 ----                          ---  --------


 Roland Harris . . . . . . .   55   Chairman and member, Management Board

 Jayne Fawcett . . . . . . .   59   Vice Chairman and member, Management Board

 William J. Valardo  . . . .   41   Executive Vice President and General
                                    Manager

 George T. Papanier  . . . .   38   Senior Vice President and Chief Financial
                                    Officer
 Mitchell Grossinger Etess .   38   Senior Vice President, Marketing

 Carlisle Fowler . . . . . .   66   Treasurer and member, Management Board

 Loretta Roberge . . . . . .   64   Corresponding Secretary and member,
                                    Management Board

 Shirley Walsh . . . . . . .   48   Recording Secretary and member, Management
                                    Board

 Mark Brown  . . . . . . . .   38   Member, Management Board

 Courtland Fowler  . . . . .   68   Member, Management Board

 Maynard Strickland  . . . .   51   Member, Management Board

 Glen R. LaVigne . . . . . .   35   Member, Management Board


     Roland Harris has been Chairman and a member of the Management Board since October 1995. Mr. Harris is the founder and president of the firm Harris and Clark, Inc.--Civil Engineers, Land Surveyors & Land Planners, which has performed services for the Authority. See "--Certain Relationships and Related Party Transactions." Mr. Harris has served as First Selectman and CEO of the Town of Griswold, Connecticut and also as its Planning and Zoning Commissioner. He has served as Deputy Chief of the Griswold Fire Department and as Fire Marshall and Inspector of the Town of Griswold. Prior to assuming the Chairmanship of the Management

Board, Mr. Harris served as the Tribal Planner. In addition to his duties as Chairman, Mr. Harris also is a member of the Business Board and Director of the Tribe's Housing Authority.

     Jayne Fawcett has been Vice Chairman of the Management Board since December 1995 and a member of the Management Board since July 15, 1995. Ms. Fawcett worked as a social worker for the State of Connecticut in 1987 and recently retired from teaching after 27 years of service. Ms. Fawcett was Chairman of the Constitutional Review Board from 1992 to 1993. In addition, she serves as an alternate on the Business Board and oversees the Tribe's public relations. Ms. Jayne Fawcett is the mother of Melissa Fawcett, who is serving on the Constitutional Review Board.


     William J. Valardo has been Executive Vice President, General Manager of the Authority since October 1995 and has 20 years of experience in gaming operations. Prior to his employment with the Authority, Mr. Valardo was Chief Operating Officer for River City, a riverboat gaming joint venture in New Orleans, Louisiana. From 1991 to 1994, Mr. Valardo served as Senior Vice President, Casino Operations at Trump Plaza Hotel and Casino in New Jersey. Mr. Valardo opened the Mirage in Las Vegas and was Vice President, Table Games from 1989 to 1991. Mr. Valardo also worked as Assistant Casino Manager and Pit Manager for Caesars Tahoe and Caesars Palace.

     George T. Papanier, who has been Senior Vice President Finance and the Chief Financial Officer of the Authority since October 1995, has 17 years of experience in the casino and hotel industry. Prior to joining the Authority, Mr. Papanier worked for Hemmeter Enterprises from November 1994 to July 1995 as its Vice President of Operations and prior thereto was Vice President of Finance for Trump Plaza Hotel and Casino. Mr. Papanier also held various financial management positions at Bally's Grand, Golden Nugget and Sands Hotel and Casino. Mr. Papanier is a certified public accountant.

     Mitchell Grossinger Etess has been Senior Vice President, Marketing since November 1995 and has 16 years experience in the casino and hotel industry. Prior to his employment with the Authority, Mr. Etess was Vice President at Players Island and, from 1989 to 1994, was Senior Vice President of Marketing and Hotel Operations at Trump Plaza Hotel and Casino. Prior thereto, Mr. Etess held various management positions in the casino and hotel industry.

     Carlisle Fowler has been the Treasurer and a member of the Management Board since July 15, 1995 and has been active in the Tribe's government for over 20 years. Prior to his retirement in 1989, Mr. Fowler was an electronics technician for the State of Connecticut and operated his own electronics business. Mr. Fowler serves on the Business Board and on the Finance Committee of the Management Board. Mr. Carlisle Fowler is the brother of Mr. Courtland Fowler.

     Loretta Roberge has been Corresponding Secretary and a member of the Management Board since July 15, 1995. Mrs. Roberge has served as a paraprofessional at the Mohegan School for 24 years, working with children with special needs. Active in the Tribe's community all her life, Mrs. Roberge previously served as secretary of the Management Board. She presently chairs the Finance Committee, co-chairs the Glad and Sad Committee and is a member of the Cemetery Committee of the Tribe. Mrs. Loretta Roberge is the sister of Ms. Margaret LaVigne, who is serving on the Constitutional Review Board.


     Shirley Walsh has been the Recording Secretary of the Management Board since October 1995 and has been a member of the Management Board since July 15, 1995. Mrs. Walsh has worked for the Tribe in various capacities for almost four years. Prior to that time, she was employed for 13 years by a local certified public accountant. Mrs. Walsh chaired the Tribe's Election Committee from 1994 to 1995 and serves on the Bingo, Glad and Sad and the Wigwam Committees of the Tribe.


     Mark Brown has been a member of the Management Board since October 1995 and serves as the security liaison for the Council. Prior to joining the Council, he served as a law enforcement officer for eight years. Mr.

Brown worked with the Tribe's historian during the period in which the Tribe was working to obtain federal recognition and also served on the Constitutional Review Board from 1993 to 1994. Mr. Brown is the son of Ms. Pauline Brown, who is serving on the Constitutional Review Board. Mr. Brown has co-chaired the Tribe's Wigwam Committee for the past two years and also serves on its Cemetery Committee.

     Courtland Fowler has been a member of the Management Board since July 15, 1995 and was a major contributor to the cultural research that led to the federal recognition of the Tribe. Mr. Fowler continues to lend his expertise to the Cultural Resources Department. Mr. Fowler was previously employed as a chemical operator and assistant foreman at Pfizer until his retirement in 1990. He has served as Vice Chairman of the Management Board, as a member of the Constitutional Review Board and as a member of the Tribe's Cemetery Committee. Mr. Fowler also was on the committee that drafted the first constitution of the Tribe. Mr. Courtland Fowler is the brother of Mr. Carlisle Fowler.

     Maynard Strickland has been a member of the Management Board since October 1995. During the past 20 years, Mr. Strickland owned and operated several restaurants in Norwich, Connecticut and in Florida. Mr. Strickland is actively engaged in developing the Tribe's bingo facility to be housed in the Mohegan Sun Casino. Mr. Strickland was born and raised in the Tribe community, continuing a long family tradition of tribal involvement.


     Glenn R. LaVigne has been a member of the Management Board since January 1996. Mr. LaVigne has been employed by the Town of Montville, Connecticut since 1979 and oversees building and maintenance for Montville's seven municipal buildings. Mr. Glenn LaVigne is the son of Ms. Margaret LaVigne, who is serving on the Constitutional Review Board.


EXECUTIVE COMPENSATION


     During the Authority's fiscal year ended September 28, 1995, Chief Ralph Sturges served as the Chairman of the Management Board, in a capacity similar in many respects to chief executive officer of the Authority. Neither Chief Sturges nor any other person who served during fiscal 1995 as an executive officer of the Authority received compensation from the Authority for such period. Roland Harris, who currently serves as the Chairman of the Management Board, receives no remuneration from the Authority; however, Mr. Harris receives compensation from the Tribe for his services as an executive officer of the Tribe and as a member of the Tribal Council.


CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     On October 7, 1995, the Authority entered into an agreement pursuant to which Harris and Clark, Inc. agreed to provide surveyance, civil engineering and professional design services to the Authority for fees not to exceed $344,430. Roland Harris, Chairman of the Management Board of the Authority, is the founder and president of the Harris and Clark, Inc. As of December 31, 1995, the Authority had paid approximately $202,000 in fees to Harris and Clark, Inc. pursuant to such agreement. The Authority believes that the terms and conditions of this transaction are no less favorable than the Authority could have obtained at that time from unaffiliated third parties.

GAMING DISPUTES COURT

     On July 20, 1995, the Council enacted a Tribal Ordinance creating the Gaming Disputes Court (the "Gaming Disputes Court"). The Gaming Disputes Court is composed of a trial and an appellate branch. A single judge presides over cases at the trial level. Trial court decisions can be appealed to the appellate branch where they will be heard by a panel of three judges, one of whom will be the Chief Judge, and none of whom shall have presided over the case below. Decisions of the appellate branch are final and no further appeal is available in the Gaming Disputes Court.

     The Mohegan Constitution and the tribal ordinance establishing the Gaming Dispute Court give the Court exclusive jurisdiction for the Tribe over all disputes related to gaming on the Site. This includes jurisdiction over all disputes or controversies related to gaming between any person or entity and the Authority, the Tribe, or TCA. The Gaming Disputes Court has jurisdiction over all disputes arising out of the Authority's regulatory powers, including licensing actions. By ordinance, the Tribe has adopted the substantive law of the State of Connecticut as the applicable law of the Gaming Dispute Court. The Tribe has also adopted all of Connecticut's rules of civil and appellate procedure, professional and judicial conduct to govern the Gaming Disputes Court.

     Judges of the Gaming Disputes Court are chosen by the Tribal Council from a publicly available list of eligible retired federal judges and Connecticut Attorney Trial Referees appointed by the Chief Justice of the Connecticut Supreme Court pursuant to Connecticut General Statute 52-434(a)(4), all of whom must remain licensed to practice law in the State of Connecticut. Judges are appointed sequentially from the list as cases are filed with the clerk of the Gaming Disputes Court. The Chief Judge of the Gaming Disputes Court, who serves as the Gaming Disputes Court's administrative superintendent, is chosen by the Tribal Council from the list of eligible judges and serves a five-year term. Judges of the Gaming Disputes Court are subject to discipline and removal for cause pursuant to the rules of the Gaming Disputes Court. The Chief Judge is vested with the sole authority to revise the rules of the Gaming Disputes Court. Judges are compensated by the Tribal Council at an agreed rate of pay commensurate with their duties and responsibilities and such rate cannot be diminished during a judge's tenure.

     The present members of the Gaming Disputes Court are:


 Neal Ossen, Chief Judge (acting) . . . Partner, Ossen & Murphy, Attorney
                                        Trial Referee, District of Hartford;
                                        member of panel of Bankruptcy
                                        trustees, District of Connecticut,
                                        Chairman, Division C, National
                                        Conference of Commissioners on Uniform
                                        State Laws.  Professional practice of
                                        27 years with emphasis in commercial
                                        litigation and bankruptcy.

 T. Steven Bliss, Judge . . . . . . . . Of counsel to Resha, Smith & Goldberg,
                                        P.C., Attorney Trial Referee, Danbury
                                        Judicial District.  Professional
                                        practice of 25 years with emphasis in
                                        general litigation.

 Carl E. Cella, Judge . . . . . . . . . Partner, Cella McKeon & Williams, P.C.
                                        Attorney Trial Referee, District of
                                        New Haven; Professional practice of 30
                                        years with emphasis on property,
                                        casualty and personal injury
                                        litigation.

 Robert R. Petrucelli, Judge. . . . . . Partner, Palmesi, Kaufman, Goldstein
                                        and Petrucelli, P.C., Attorney Trial
                                        Referee, District of Fairfield; Panel
                                        of Arbitrators to American Arbitration
                                        Association; Professional practice of
                                        35 years with emphasis in general
                                        civil litigation and commercial law.

 Mark J. Rosen, Judge . . . . . . . . . Partner, Zeisler & Zeisler, Attorney
                                        Trial Referee, District of Fairfield.
                                        Author of nine books in the areas of
                                        collection, foreclosure, replevin and
                                        secured creditor's rights.
                                        Professional practice of 20 years with
                                        emphasis in commercial litigation,
                                        commercial workouts and administrative
                                        law and proceedings.

     The Tribe has constitutionally authorized the Authority to stipulate for judgment before the Gaming Disputes Court, and to bind the Tribe and the Authority thereby. Under this power, the Authority has stipulated for judgment before the Gaming Disputes Court for the enforcement of the remedies in the Indenture. Under the Constitution of the Tribe, that stipulation is the law of the Tribe.

                              GOVERNMENT REGULATION


GENERAL

     In addition to a variety of generally applicable state and federal laws governing business operations, the Authority is also subject to extensive regulation by special federal, state and tribal laws and regulations applicable to commercial relationships with Indians generally, as well as Indian gaming and the management and financing of Indian casinos. In addition, the Authority is regulated by federal and state laws and regulations applicable to the gaming industry generally and to the distribution of gaming equipment. The following description of the regulatory environment in which gaming takes place and in which the Authority will operate is intended to be a summary and is not intended to be a complete recitation of all applicable law. Moreover, because the regulatory environment is dynamic and evolving, it is impossible to predict how certain provisions will be ultimately interpreted or how they may affect the Authority. Changes in such laws or regulations could have a material adverse impact on the Authority's operations. See "Risk Factors."

TRIBAL LAW AND LEGAL SYSTEMS

     APPLICABILITY OF STATE AND FEDERAL LAW. Federally-recognized Indian tribes are independent governments, subordinate to the United States, with sovereign powers, except as those powers may have been limited by treaty or by the United States Congress. The power of Indian tribes to enact their own laws to regulate gaming derives from the exercise of tribal sovereignty. Indian tribes maintain their own governmental systems and often their own judicial systems. Indian tribes have the right to tax persons and enterprises conducting business on Indian lands, and also have the right to require licenses, and to impose other forms of regulations and regulatory fees on persons and businesses operating on their lands.

     Absent the consent of the Tribe or the United States Congress, the laws of the State of Connecticut do not apply to the Tribe or the Authority. Under the federal law that recognizes the Tribe, the Tribe consented to the extension of Connecticut criminal law and Connecticut state traffic controls over the Site.


     WAIVER OF SOVEREIGN IMMUNITY; JURISDICTION; EXHAUSTION OF TRIBAL REMEDIES. Indian tribes generally enjoy sovereign immunity from unconsented suit similar to that of the states and the United States. In order for an Indian tribe (or an agency or instrumentality of an Indian tribe, such as the Authority) to be subject to suit (other than by the United States), the tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Further, in most commercial disputes with Indian tribes, the jurisdiction of the federal courts, which are courts of limited jurisdiction, may be difficult or impossible to obtain. A commercial dispute is unlikely to present a federal question, and some courts have ruled that an Indian tribe as a party is not a citizen of any state for purposes of establishing diversity jurisdiction in the federal courts. State courts may also lack jurisdiction over suits brought by non-Indians against Indian tribes in Connecticut. The remedies available against an Indian tribe also depend, at least in part, upon the rules of comity requiring initial exhaustion of remedies of tribal tribunals and, as to some judicial remedies, the tribe's consent to jurisdictional provisions contained in the disputed agreements. The United States Supreme Court has held that where a tribal court exists, the jurisdiction in that forum must first be exhausted before any dispute can be properly heard by federal courts which would otherwise have jurisdiction. Where a dispute as to the existence of jurisdiction in the tribal forum exists, the tribal court must first rule as to the limits of its own jurisdiction.


     In connection with the Offering, the Tribe agreed, and has constitutionally granted the Authority the power, to waive its sovereign immunity, and the Authority has agreed to waive its sovereign immunity, for the limited purpose of any suit by the Trustee under the Indenture or, as to the Authority, under certain circumstances by the holders of the Senior Notes to enforce repayment of the Senior Notes. The Tribe also adopted a constitutional restraint against any action by the Tribe or its officers which impairs contractual obligations. In the event that such waiver of sovereign immunity is held to be ineffective, the Trustee and the Note holders could be precluded from judicially enforcing their rights and remedies against the Tribe or the Authority. In the event that the waiver of the rule requiring exhaustion of tribal remedies is held to be ineffective, the Trustee and the Note holders could be subjected to substantial delay, cost and expense while seeking such remedies in the Gaming Disputes Court or other tribunals of the Tribe. In addition, unless the decisions of the Gaming Disputes Court or other tribunals of the Tribe violate applicable state or federal law, there might be no effective right to appeal such decisions in state or federal court.


THE INDIAN GAMING REGULATORY ACT OF 1988

     REGULATORY AUTHORITY. The terms and conditions of the Management Agreement, as well as the operation of casinos and of all gaming on Indian land, are subject to the Indian Gaming Regulatory Act of 1988, 25 U.S.C. 2701 ET SEQ. ("IGRA").

     IGRA is administered by the National Indian Gaming Commission ("NIGC"), an independent agency, within the U.S. Department of Interior, exercising primary federal regulatory responsibility over Indian gaming. The NIGC has exclusive authority to issue regulations governing tribal gaming activities, approve tribal ordinances for regulating Class II and Class III Gaming (as described below), approve management agreements for gaming facilities, conduct investigations, and generally monitor tribal gaming. Certain responsibilities under IGRA (such as the approval of per capita distribution plans to tribal members, and the approval of transfer of lands into trust status for gaming) are retained by the BIA. The BIA also has responsibility to review and approve land leases and other agreements relating to Indian lands. See "--BIA Approvals." Criminal enforcement is the exclusive responsibility of the United States Department of Justice, except to the extent such enforcement responsibility is shared with the State of Connecticut under the Mohegan Compact and under the federal law that recognizes the Tribe.

     The NIGC is empowered to inspect and audit all Indian gaming facilities, to conduct background checks on all persons associated with Indian gaming, to hold hearings, issue subpoenas, take depositions, adopt regulations and assess fees and impose civil penalties for violations of IGRA. IGRA also provides for federal criminal penalties for illegal gaming on Indian land and for theft from Indian gaming facilities.

     In 1993, the NIGC published rules implementing certain provisions of IGRA. These rules govern, among other things, the submission and approval of tribal gaming ordinances or resolutions, and require an Indian tribe to have the sole proprietary interest in and responsibility for the conduct of any gaming.

     Tribes are required to issue gaming licenses only under articulated standards, to conduct or commission financial audits of their gaming enterprises, to perform or commission background investigations for primary management officials and key employees, and to maintain facilities in a manner that adequately protects the environment and the public health and safety. The 1993 rules also set out a review procedure for tribal licensing of all gaming operation employees. Reporting requirements applicable to tribes are articulated, requiring the report of specified information, including that derived from background investigations, to the NIGC.

     TRIBAL ORDINANCES. Under IGRA, except to the extent otherwise provided in a tribal-state compact, Indian tribal governments have primary regulatory authority over Class III Gaming on land within the tribe's jurisdiction. Therefore, the Authority's gaming operations, and persons engaged in gaming activities, are guided by and subject to the provisions of the Tribe's ordinances and regulations regarding gaming.

     IGRA requires that the NIGC review tribal gaming ordinances, and authorizes the NIGC to approve such ordinances only if they meet certain requirements relating to (i) the ownership, security, personnel background, recordkeeping, and auditing of a tribe's gaming enterprises; (ii) the use of the revenues from such gaming; and

(iii) the protection of the environment and the public health and safety. The Tribe adopted its gaming ordinance on July 24, 1994, and the NIGC approved the gaming ordinance on November 8, 1994.

     CLASSES OF GAMING. IGRA classifies games that may be conducted on Indian lands into three categories. "Class I Gaming" includes social games solely for prizes of minimal value, or traditional forms of Indian gaming engaged in by individuals as part of, or in connection with, tribal ceremonies or celebrations. "Class II Gaming" includes bingo, pulltabs, lotto, punch boards, tip jars, instant bingo, and certain other games similar to bingo, if those games are played at the same location as bingo is played. "Class III Gaming" includes all other forms of gaming, such as slot machines, video casino games (E.G., video slots, video blackjack and video poker), so-called "table games" (E.G., blackjack, craps, roulette), and other commercial gaming (E.G., sports betting and parimutuel wagering).

     Class I Gaming on Indian lands is within the exclusive jurisdiction of the Indian tribes and is not subject to the provision of IGRA. Class II Gaming is permitted on Indian lands if (i) the state in which the Indian lands lies permits such gaming for any purpose by any person, organization or entity;
(ii) the gaming is not otherwise specifically prohibited on Indian lands by federal law; (iii) the gaming is conducted in accordance with a tribal ordinance or resolution which has been approved by the NIGC; (iv) an Indian tribe has sole proprietary interest and responsibility for the conduct of gaming; (v) the primary management officials and key employees are tribally licensed; and
(vi) several other requirements are met. Class III Gaming is permitted on Indian lands if the conditions applicable to Class II Gaming are met and, in addition, the gaming is conducted in conformance with the terms of a written agreement between the tribal government and the government of the state within whose boundaries the tribe's lands lie (a "Tribal-State Compact").

     TRIBAL-STATE COMPACTS. IGRA requires states to negotiate in good faith with Indian tribes that seek to enter into Tribal-State Compacts for the conduct of Class III Gaming. Such Tribal-State Compacts may include provisions for the allocation of criminal and civil jurisdiction between the state and the Indian tribe necessary for the enforcement of such laws and regulations, taxation by the Indian tribe of such activity in amounts comparable to those amounts assessed by the state for comparable activities, remedies for breach, standards for the operation of such activity and maintenance of the gaming facility, including licensing, and any other subjects that are directly related to the operation of gaming activities. The terms of Tribal-State Compacts vary from state to state; however, Tribal-State Compacts within one state tend to be substantially similar. Tribal-State Compacts usually specify the types of permitted games, establish technical standards for video gaming machines, set maximum and minimum machine payout percentages, entitle the state to inspect casinos, require background investigations and licensing of casino employees, and may require the tribe to pay a portion of the state's expenses for establishing and maintaining regulatory agencies. Some Tribal-State Compacts are for set terms, while others are for indefinite duration. The Mohegan Compact was entered into in May 1994 and was approved by the Secretary of the Interior on December 14, 1994, does not have a specific term and will remain in effect until terminated by written agreement of both parties, or the provisions are modified as a result of a change in applicable law. See "Risk Factors--Highly Regulated Industry."


     Tribal-State Compacts have been the subject of litigation in several states, including Alabama, California, Florida, Kansas, Michigan, Mississippi, New Mexico, New York, Oklahoma, Oregon, Rhode Island, South Dakota, Wisconsin and Washington. Among the issues litigated is the constitutionality of the provision of IGRA which entitles tribes to sue in federal court to force states to negotiate Tribal-State Compacts. The Supreme Court has recently ruled, in SEMINOLE TRIBE OF FLORIDA V. FLORIDA, 116 S. Ct. 114 (1996), that Congress lacks the power to abrogate state immunity to permit tribes to sue in federal court to enforce the compacting requirements of IGRA. While, on a similar basis, a federal district court in Washington previously held the Class III provisions of IGRA to be unconstitutional, that decision was never subject to appellate review and the constitutionality of the IGRA survives the Supreme Court decision unimpaired, except that tribes may not avail themselves of the provision to sue unconsenting states to secure a compact. On April 15, 1996, the Supreme Court disposed of the remaining cases consistently with the SEMINOLE decision, and without further addressing the IGRA provisions. To the extent that they have jurisdiction to do so, appellate courts in the Ninth and Tenth Circuits may address the same issues on remand from the Supreme Court, and future litigation may be expected to call into question the constitutionality of IGRA, either in whole or in part, in view of the partial invalidity of the remedial scheme.


     There has also been litigation challenging the authority of governors, under state law, to enter into Tribal-State Compacts. Federal courts have upheld the authority of the governors of Louisiana and Mississippi to enter into compacts, while the highest state courts of New Mexico, Kansas and Rhode Island have held that the governors of those states did not have authority to enter into such compacts without the consent or authorization of the legislatures of those states. In the New Mexico, Kansas and Rhode Island cases, the courts held that compacting is a legislative function under the respective state constitutions. The court in a second New Mexico case has held that state law does not permit casino-style gaming.


     In Connecticut, there has been no litigation challenging the governor's authority to enter into the Mohegan Compact. If such a suit were filed, however, the Authority does not believe that the precedent in New Mexico or Kansas cases would apply. On May 18, 1994, the Connecticut Attorney General issued a formal opinion that concluded that "existing [state] statutes provide the Governor with the authority to negotiate and execute the . . . [Mohegan] Compact". The Attorney General therefore declined to follow the Kansas case. In addition, the United States Court of Appeals for the Second Circuit Court has held, in a case brought by the Pequot Tribe, that Connecticut law authorizes casino gaming. After execution of the Mohegan Compact in May 1994, the Connecticut Legislature passed a law to require future gaming compacts to be approved by the legislature, but that law does not apply to previously executed compacts such as the Mohegan Compact.

     The Authority's operation of gaming is subject to the requirements and restrictions contained in the Mohegan Compact. The Mohegan Compact authorizes the Tribe to conduct most forms of Class III Gaming.

     POSSIBLE CHANGES IN FEDERAL LAW. Several bills have been introduced in Congress which would amend IGRA. To this date, no such bill has passed either house of Congress. If IGRA were amended, the amendment could change the governmental structure and requirements within which the Tribe could conduct gaming.

NIGC AND BIA APPROVALS

     The Authority will construct and operate the Mohegan Sun Casino on lands held in trust for the Tribe by the United States of America, which are leased by the Tribe to the Authority. Such leases, and modifications or amendments to such lease, must be and were approved by the BIA pursuant to 25 U.S.C. Section 415 and 25 C.F.R. Section 162. In addition, 25 U.S.C. Section 81 ("Section 81"), a federal statute originally passed in 1871, requires that all contracts "by any person with any tribe of Indians" which are "relative to their lands" must be approved by the Secretary of the Interior. The remedies pursuant to Section 81 enable the federal courts to find agreements which violate this statute to be void AB INITIO, and to grant full restitution of all amounts paid to the non-Indian party by the tribe.

     Prior to the passage of IGRA, the BIA took the position that management contracts for Indian gaming facilities did not require BIA approval. Nevertheless, beginning in the early 1980s federal courts held that gaming management contracts did require such approval, and several such agreements were set aside by federal courts because they lacked approval. In 1988, with the passage of IGRA, the approval of gaming management agreements and collateral agreements between Indian tribes and gaming managers became the province of the NIGC, but the BIA continues to have some residual Section 81 jurisdiction. The full scope of required review and approval pursuant to this statute is not fully or precisely defined. The regulations and guidelines which the NIGC and the BIA use to interpret their respective responsibilities regarding Section 81 are incomplete and evolving. Both Section 81 and IGRA have been the subject of litigation and may be subject to further judicial or legislative interpretation.

CONSTRUCTION PERMITS FOR THE MOHEGAN SUN CASINO AND ROADWAYS

STATE TRAFFIC COMMISSION

     The Site lies northwest of Connecticut Route 2A. The Authority will construct an interchange off of Connecticut Route 2A for access to the Mohegan Sun Casino. The Site lies to the east of Connecticut Route 32. Sandy Desert Road, a town road, extends from Route 32 approximately 1,000 feet to the Site. The Authority will construct an extension of Sandy Desert Road through the Site to connect the same to the Route 2A interchange.

     The interchange primarily traverses land owned or controlled by the DOT. The extension of Sandy Desert Road will bisect the Site and cross other adjacent land owned by an affiliate of the Tribe. That portion of the extension of Sandy Desert Road which is adjacent to but not on the Site will not be a part of the Tribe's reservation. Portions of Sandy Desert Road up to the Site will be used and maintained as a part of the Montville municipal road system, and the interchange will be used and maintained as a part of the state road systems.

     The Tribe has received a permit ("STC Permit") from the State Traffic Commission of the State of Connecticut ("STC") for the construction of the interchange off of Connecticut Route 2A and for the extension of Sandy Desert Road. The STC Permit requires that the developer construct a number of improvements to existing roads, including establishing a full interchange on Route 2A, and widening a portion of Route 2A from two-lanes to four-lanes with a median divided highway.

     The STC Permit also requires the Authority to review various traffic operations after opening of the Mohegan Sun Casino and to submit a report to the STC summarizing the results. If the STC determines that operational deficiencies exist as a result of the added traffic from the Mohegan Sun Casino, the Authority may be required to mitigate such operational deficiencies as determined by the STC.


     Prior to performing any work within the state highway right of way, an encroachment permit must be obtained from the DOT. The Authority has obtained such encroachment permit.


ENVIRONMENTAL PROTECTION

     The State of Connecticut is required under the federal Clean Air Act to develop and submit to the United States Environmental Protection Agency ("EPA") a State Implementation Plan ("SIP") which outlines measures needed to achieve attainment of federal ambient air quality standards by certain required dates. The State of Connecticut has submitted a SIP which is under review by the EPA.

     The Tribe must also comply with the requirements of the federal Clean Air Act. The Tribe has committed to conform with the SIP as such requirements would apply to similar activities conducted elsewhere in the State of Connecticut. The DEP has confirmed that such conformity with the SIP would satisfy the Tribe's obligations under the Clean Air Act, provided that the EPA approves the SIP.

     In addition to the SIP, DEP evaluates the potential direct emissions from a facility. New emission sources must meet new source performance standards. A permit is required if total emissions could reach certain minimum levels. New source owners must apply even if no permit will be required. Total emissions at the Mohegan Sun Casino are not expected to reach the minimum levels. However, the Authority will apply for such permit as required.

     Finally, in order to construct the new access road off of a state highway, a developer is required to obtain a permit if the indirect air quality impacts are expected to be "significant." The indirect air quality impacts of the Mohegan Sun Casino are not expected to be "significant," and, accordingly, no such permit should be required.

     The Tribe must also comply with the requirements of the federal Clean Water Act. Any person whose activity may result in any discharge into navigable water, including wetlands and watercourses, and natural and manmade ponds, must obtain a permit and/or a certification that the discharge is consistent with the Clean Water Act. The Authority has preliminarily determined that all discharges will be consistent with the Clean Water Act, and believes that such certification and/or permit will be issued.

     Neither the shoreline nor the tidal wetlands on or adjacent to the Site are expected to be negatively impacted by construction and operation of the Mohegan Sun Casino. However, because the Site is located within 1,000 feet of tidal wetlands, the Tribe must comply with the Connecticut Coastal Area Management Program as part of its federal compliance with the Federal Coastal Zone Management Act. The Authority expects that construction of the Mohegan Sun Casino will comply with applicable policies and will have no adverse impacts to coastal resources.

     In order to construct the interchange off of Route 2A and the extension of Sandy Desert Road, the Authority will be required to comply with the Connecticut Coastal Area Management Program and the federal Clean Water Act, including the regulations promulgated under the National Pollution Discharge Elimination System. Such compliance is confirmed by the DEP through the issuance of permits pursuant to the DEP's regulations. The Authority believes that all such permits will be timely issued to the DOT or the Authority.

     No assurances can be given that any or all of the permits and/or approvals described above will be issued or that any or all of such permits and/or approvals will be issued without certain conditions or restrictions that could adversely affect the construction and operation of the Mohegan Sun Casino or the development of the adjacent roadways. It was reported in certain Connecticut newspapers that officials of the State of Connecticut had stated that regulatory approvals required for the construction of the Mohegan Sun Casino may be delayed. See "Business and Property--Regulatory Approvals." Although the Authority has received from the State of Connecticut substantially all of the permits required to construct the Mohegan Sun Casino and adjacent roadways as planned, there can be no assurance that any of such permits will not be revoked or that any additional permits that may be required will be granted in a timely manner.

LICENSING

     Prior to opening the Mohegan Sun Casino, each of the partners of TCA and certain employees of the Mohegan Sun Casino must be licensed by relevant tribal and state authorities. Each of the partners of TCA has applied for and received temporary gaming licenses from the Commissioner of Revenue Services of the State of Connecticut. As each employee who is required to be licensed is hired, the Authority or TCA will cause such employee to apply for all required licenses. See "Risk Factors--Transkei Investigation."

                               MATERIAL AGREEMENTS



     The following discussion summarizes significant terms of certain material agreements to which the Tribe and the Authority are parties. This summary does not purport to be complete and is qualified in its entirety by reference to each of the agreements described herein, copies of which will be made available upon request without charge by writing to the Authority at 67 Sandy Desert Road, Uncasville, CT 06382, Telecopy: (860) 848-0545, attn: Roland Harris and Carlisle Fowler, Business Board Members, and Chief Ralph Sturges. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the agreement being described (unless otherwise indicated).


TRIBAL-STATE MOHEGAN COMPACT

     Presently, the Tribe is not engaged in any gaming activities. The Tribe and the State of Connecticut entered into The Mohegan Tribe--State of Connecticut Gaming Mohegan Compact (the "Mohegan Compact") to authorize and regulate
Class III Gaming operations on lands owned by the Tribe. The Mohegan Compact is substantively similar to the agreement governing Class III Gaming of the Pequot Tribe in the State of Connecticut. The Mohegan Compact provides, among other things, that:

     (1) The Tribe agrees to submit all gaming-related operation and development to the regulation of the State of Connecticut Gaming Commission, in order to attempt to insure the fair and honest operation of gaming activities and to maintain the integrity of all activities conducted in regard to Class III gaming. The Tribe further agrees to adopt certain standards of operation and management of all gaming operations and to regulate the same through a Tribal gaming agency.

     (2)  The Tribe may conduct, on the Site, games of chance, including:
Blackjack, Poker, Dice, Money-Wheels, Roulette, Baccarat, Chuck-a-Luck, Pai Gow, Over and Under, Horse Race Game, Acey-ducey, Beat the Dealer, Bouncing Ball, Slot Machines, video facsimile games and Pari-mutuel betting.

     (3) Law enforcement matters relating to Class III Gaming activities will be under the jurisdiction of the State of Connecticut and the Tribe.

     (4) All gaming employees will obtain and maintain a gaming license issued by the State of Connecticut gaming agency. Documentation relating to personal and family history, personal and business references, criminal convictions, business activities, financial affairs, gaming industry experience, gaming school education and general education, as well as photographs and fingerprints, will be submitted to the State of Connecticut gaming agency. State and federal criminal record checks will be conducted on all applicants.

     (5) Any enterprise providing gaming services or gaming equipment to the Tribe will be required to hold a current valid registration issued by the State of Connecticut gaming agency.

     (6) The State of Connecticut will annually assess the Tribe for the costs attributable to its regulation of the Tribe's gaming operations and for the provision of law enforcement in accordance with the Mohegan Compact.

     (7) The Tribe shall have each of its Class III Gaming operations audited on an annual basis by an independent certified public accountant and shall include any additional procedures required by the State of Connecticut gaming agency, such additional procedures to be performed at the sole expense of the State of Connecticut gaming agency.

     (8) In order to beneficially effect health and safety, the Tribe shall enact fire, building, sanitary and health ordinances and regulations no less rigorous than laws and regulations of the State of Connecticut.

     (9) Service of alcoholic beverages within any gaming facility will be subject to regulation by the State of Connecticut.

     (10) The Tribe waived any defense which it may have by virtue of sovereign immunity in respect to any action in United States District Court to enforce the Mohegan Compact.

     In addition, the Tribe and the State of Connecticut entered into a memorandum of understanding (the "Memorandum") setting forth certain matters regarding the implementation of the Mohegan Compact. The Memorandum provides that:

      (1) So long as there is no change in state law to permit the operation of slot machines or other commercial casino games by any other person (other than the Pequot Tribe under IGRA), the Tribe will contribute to the State of Connecticut on a monthly basis a sum equal to twenty-five percent (25%) of gross operating revenues derived from the slot machines operated by the Tribe, which amount shall be reduced by the amounts set forth in (2) and (3) hereof.

      (2) The payment of the State of Connecticut is to be reduced by $5,000,000 in the second year of the Tribe's gaming operations, by $2,500,000 in the third year of the Tribe's gaming operations, and by $2,500,000 in the fourth year of the Tribe's gaming operations. This represents the settlement of the land claims of the Tribe.

      (3) The Tribe's payment is to be reduced by $3,000,000 in the first year following the completed transfer of Fort Shantok State Park to the United States to be held in trust for the Tribe.

      (4) For each fiscal year commencing July 1, the minimum contribution of the Tribe to the State of Connecticut shall be the LESSER of (a) thirty percent (30%) of gross revenues from slot machines, or (b) the greater of
(i) twenty-five percent (25%) of gross revenues from slot machines or
(ii) $80,000,000.

     On December 5, 1994, the Secretary of the Interior approved the Mohegan Compact in accordance with the IGRA.

AGREEMENT WITH THE TOWN OF MONTVILLE

     As a part of its review of the Tribe's land in trust application to the BIA, the United States Secretary of the Interior (the "Secretary of the Interior") reviewed the impact on the State as well as local authorities of accepting the land in trust. In order to minimize the impact to the Town of Montville (the "Town") resulting from the removal of the land to be taken into trust from the Town's tax rolls and jurisdiction, on June 16, 1994, the Tribe and the Town entered into an agreement (the "Town Agreement"), whereby the Tribe agreed to pay to the Town an annual payment of $500,000 derived from gaming revenues and a one-time payment of $3,000,000 towards improvements in the Town's water system. The annual payment is payable commencing one year after the commencement of slot machine gaming activities; the one-time payment is payable one year after the commencement of slot machine gaming activities. In addition, the Town Agreement provides that the Tribe will use and compensate the Town accordingly for the Town's disposal system and the Town's wastewater collection and treatment system, and that the Tribe will cooperate with the Town in its development regarding traffic patterns and planning and zoning issues. Finally, the Town Agreement provides that the Tribe will make payments in lieu of taxes to the Town on lands that the Tribe may acquire outside of the currently contemplated 700-acre reservation.

LAND LEASE

     LEASED PROPERTY; TERM. The Tribe and the Authority have entered into a land lease (the "Lease"), pursuant to which the Tribe leases to the Authority certain land located in the Town of Montville, Connecticut (the "Leased Property"), which land is held by the United States of America in trust for the Tribe, and all buildings, improvements and related facilities (E.G., the Mohegan Sun Casino and related developments) constructed or installed on the Leased Property during the term of the Lease (collectively, the "Improvements"). The Lease also covers an additional parcel of land adjacent to the Site that is held by the Tribe in its own name (and is not part of the Tribe's reservation) and was acquired for expansion of the access road leading to the Mohegan Sun Casino. Upon the termination of the Lease, the Authority will be required to surrender to the Tribe possession of the Improvements, excluding any equipment, furniture, trade fixtures or other personal leased property which may be removed by the Authority in accordance with the terms of the Lease.

     The initial term of the Lease is for 25 years. Provided that the Authority is not in default under the Lease, the Authority has the right to extend the term of the Lease for one additional 25-year term upon notice to the Tribe not more than two years, nor less than one year, prior to the expiration of the initial term. All terms and conditions of the Lease (excluding the Authority's option to extend the term of the Lease) will remain in effect during any extended term thereof.

     Subject to the provisions of any Permitted Mortgage, the Tribe has the right to terminate the Lease as to any portion of the Leased Property, provided that such released portion shall not be used to conduct any gaming operations.

     RENT; EXPENSES; DEFAULT. Under the terms of the Lease, the Authority is required to pay to the Tribe annual rent in the amount of $1.00. In the event the Authority assigns its interest in the Lease to the Tribe (assuming the Tribe subsequently fails to merge its lessee and lessor interests under the Lease) or to any other instrumentality of the Tribe, the Lease and this annual rent obligation would remain in effect. For any period when the Tribe or another agency or instrumentality of the Tribe is not the tenant under the Lease (for example, upon the foreclosure of the Leasehold Mortgage by the Trustee), the annual rent would increase to 8% of the tenant's gross revenues from the premises, payable monthly in arrears, based on the gross revenues of the prior month.

     The Lease is a "net" lease; accordingly, the Authority is responsible for the payment of all costs of owning, operating, constructing, maintaining, repairing, replacing and insuring the Leased Property, including, without limitation, the payment of all taxes, fees, assessments or other charges which may be levied against the Leased Property or the Authority's interest therein by the Tribe or any other governmental authority. The Tribe has agreed that it will not impose any new or additional taxes, fees, assessments or other charges on the Leased Property or the Authority other than those specified in the Lease or non-discriminatory charges for utilities or other governmental services supplied by the Tribe to the Leased Property or the Authority. The Mohegan Constitution includes a provision prohibiting the impairment of contracts.

     The Authority will be in default of its obligations under the Lease upon any (i) failure to pay when due any amount required to be paid by the Authority under the Lease (except for any amount for which the Authority will indemnify the Tribe under the terms of the Lease), which failure continues for 30 days after written notice thereof from the Tribe to the Authority and any Permitted Mortgagee (as defined in the Lease), (ii) failure to observe or perform any other covenant or obligation of the Authority under the Lease excluding certain obligations under the Lease, which failure continues for 60 days (or such other longer period as may be reasonably required to cure such default) after written notice from the Tribe to the Authority and any Permitted Mortgagee; or (iii) pledge, encumbrance or conveyance by the Authority of its interest in the Lease in violation of the terms of the Lease. Notwithstanding the foregoing, the Authority will not be in default under the Lease if, in connection with any good faith dispute, it deposits funds in escrow or obtains a bond that prevents any foreclosure of the leasehold estate.

     USE OF LEASED PROPERTY. Under the Lease, the Authority may use the Leased Property solely for the construction and operation of the Resort (as defined in the Indenture), unless prior approval is obtained from the Tribe for any proposed alternative use. Similarly, no construction or alteration of any building or improvement located on the Leased Property by the Authority may be made unless complete and final plans and specifications therefor have been approved by the Tribe. Following foreclosure of any mortgage on the Authority's interest under the Lease (including the Leasehold Mortgage) or any transfer of such interest to the holder of such mortgage in lieu of foreclosure, the Leased Property may be used for any lawful purposes, subject only to applicable codes and governmental regulations.

     Under the Lease, the Authority has the obligation to construct and maintain access roads required to permit reasonable access to the Leased Property and the non-exclusive right to construct, install, maintain, repair, replace, use and operate the same. The Authority also has the right to acquire, construct, install, maintain, repair, replace, use and operate such electric power, water, sanitary and storm sewer and other utilities reasonably required for the development and operation of the Leased Property subject to the approval of the Secretary of the Interior or to the extent required by law, which utilities must be designed and constructed in accordance with plans approved by the Tribe. The Tribe has the non-exclusive right to operate and use access roads and utilities constructed or installed by the Authority (and to construct, install and grant easements with respect to access roads and utilities to serve other property of the Tribe, including areas of the Leased Property not occupied or retained by the Authority as to which the Lease is terminated), provided that such use, operation, construction or installation does not unreasonably interfere with the Authority's use of the Leased Property. In addition, the Tribe has certain entry and inspection rights with respect to the Leased Property and the activities thereon and the option to perform the obligations of the Authority under the Lease if the Authority fails to do so after reasonable prior notice to the Authority and all Permitted Mortgagees.

     PERMITTED MORTGAGES AND RIGHTS OF PERMITTED MORTGAGEES; ASSIGNMENT; AMENDMENT OF LEASE. The Authority may not mortgage, pledge or otherwise encumber its leasehold estate in the Leased Property except through a Permitted Mortgage. Under the Lease, a "Permitted Mortgage" is defined to include the Leasehold Mortgage securing the obligations of the Authority under the Senior Notes and the Trustee for the Senior Notes is a Permitted Mortgagee. See "-- Leasehold Mortgage Deed." A Permitted Mortgage also includes any other mortgage granted by the Authority that provides, among other things, that (i) the Tribe has the right to notice of, and to cure, any default of the Authority thereunder, (ii) the Tribe has the right to prior notice of the Permitted Mortgagee's intention to foreclose on such Permitted Mortgage and the right to purchase such mortgage in lieu of any foreclosure, and (iii) such Permitted Mortgage is subject and subordinate to any and all access and utility easements granted by the Tribe under the Lease.

     As provided in the Lease, Permitted Mortgagees have the right, but not the obligation, without the Tribe's consent, to (i) cure any default of the Authority within any applicable cure period under the Lease, (ii) acquire and convey, transfer, assign and exercise any right, remedy or privilege of the Authority under the Lease or applicable law in accordance with the provisions of the applicable Permitted Mortgage, and (iii) rely on any provisions of the Lease that are for the benefit of Permitted Mortgagees. In addition, the Tribe has agreed that it will provide notice of any default by the Authority of its obligations under the Lease to each Permitted Mortgagee so as to allow, but not require, the Permitted Mortgagee to cure such default within 60 days following such notice in the name, and on behalf, of the Authority. Provided that current payments are made to the Tribe under the Lease during such 60-day period, the Tribe may not terminate the Lease. Any payment or performance by a Permitted Mortgagee in accordance with the foregoing provisions will not be construed as an agreement by such Permitted Mortgagee to assume personal liability under the Lease (except to the extent that a Permitted Mortgagee actually becomes the lessee under the Lease); however, in the event that a Permitted Mortgagee transfers the leasehold estate to a third party purchaser, then such purchaser shall be required to assume personal liability under the Lease and the Permitted Mortgagee shall automatically be released from all liability thereunder.

     Under the Lease, the Tribe and the Secretary of the Interior have consented to the assignment and transfer by the Authority of its interest in the Lease to any Permitted Mortgagee pursuant to (i) a foreclosure by any Permitted Mortgagee, (ii) a transfer in lieu of foreclosure, (iii) the exercise of any right or remedy granted by the applicable Permitted Mortgage or (iv) any purchase by a third party at a foreclosure or other sale. Any Permitted Mortgagee who, after a default by the Authority under the terms of a Permitted Mortgage, succeeds to the Authority's interest under the Lease shall have the right to assign or sublet the Leased Property without obtaining the consent of the Tribe or the Secretary of the Interior; in the alternative, prior to any foreclosure or transfer in lieu of foreclosure of the Authority's interest under the Lease, any Permitted Mortgagee, upon notice to the Tribe, shall have the right to take possession of and sublease all or any part of the Leased Property for the account of the Authority and to exercise, in the name of the Authority, the rights and privileges of the Authority under the Lease. Following any assignment of the Authority's interest under the Lease by a Permitted Mortgagee, any assignee shall be required to assume the Authority's obligations under the Lease and the Permitted Mortgagee shall automatically be released from all liability, if any, under the Lease. In no event, however, shall any Permitted Mortgagee (or any assignee, sublessee, purchaser or transferee of any Permitted Mortgagee) be permitted to transfer any interest in the Lease or its leasehold interest in the Leased Property to any person or entity engaged by the Tribe or the Authority to manage a gaming enterprise under IGRA.

     Except as provided in the Lease and subject to any restrictions of any Permitted Mortgage, the Authority may not assign or transfer all or any part of its interest under the Lease without the prior consent of the Tribe. The Authority may, however, without obtaining the consent of the Tribe or the Secretary of the Interior, sublease all or any portion of the Leased Property to any entity that is, directly or indirectly, owned or controlled by the Tribe.

     Pursuant to the terms of the Lease, any material amendments to the Lease are subject to the prior written approval of each Permitted Mortgagee. In addition to changes in the rental rate and the term of the Lease, material amendments also include changes in the circumstances that trigger a termination of the Lease or any other change which materially and adversely affects the rights of any Permitted Mortgagee thereunder or the value of the Leased Property. The Tribe and the Authority have agreed to execute any further amendments to the Lease that may be reasonably required by a Permitted Mortgagee or a prospective mortgagee to carry out the provisions of the Lease. The Tribe has agreed that, so long as any Permitted Mortgage remains outstanding with respect to the Leased Property, it will not without the prior written consent of the Permitted Mortgagee (i) accept any surrender of the Leased Property or termination of the Lease, whether voluntary or involuntary, or upon a failure of any condition of the Lease, or (ii) exercise, or accept the exercise of, any right or option of the Authority to terminate the Lease or to purchase the Tribe's reversionary interest thereunder. The requirement that the Tribe obtain the consent of each Permitted Mortgagee in connection with the foregoing matters, however, shall not apply to the Tribe's assertion of its rights upon a default by the Authority under the Lease. Furthermore, the Tribe has agreed that, so long as any Permitted Mortgage remains outstanding with respect to the Leased Property, it will not (i) terminate the Lease nor the Authority's right to possession of the Leased Property, (ii) exercise any right of re-entry,
(iii) take possession of and/or relet the Leased Property or any portion thereof, or (iv) enforce any other right or remedy which may materially and adversely affect the rights of any Permitted Mortgagee under the applicable Permitted Mortgage, unless such Permitted Mortgagee has failed to cure the Authority's defaults under the Lease.

     COMPLIANCE WITH LAW; INSURANCE; INDEMNIFICATION. The Authority has agreed to comply with all applicable tribal and governmental laws, regulations, codes and ordinances applicable to its use and occupancy of the Leased Property. The Tribe has agreed that it will not impose any additional requirements that would materially and adversely affect the Authority's use of the Leased Property for the purposes contemplated by the Lease. During the term of the Lease, the Authority is responsible for maintaining, repairing and replacing the

Leased Property and all Improvements thereon and ensuring that the same is in good, safe and habitable condition. The Authority also is required to maintain "all-risk" property insurance in an amount equal to the full replacement value of all Improvements located on the Leased Property and comprehensive general liability insurance against claims for injury, death or property damage occurring in or on the Leased Property with a combined single limit of $2 million per occurrence, together with an umbrella policy of liability insurance providing additional coverage of at least $5 million per occurrence. All insurance policies maintained by the Authority are required to name the Tribe and any Permitted Mortgagee as additional insureds and loss payees, as appropriate. In addition, such policies must be in form and substance reasonably satisfactory to the Tribe and such Permitted Mortgagees and may not be cancelled or modified without 30 days' prior notice thereto. Subject to the terms of any Permitted Mortgage, which terms are subject to approval by the Tribe, all insurance proceeds received as a result of damage or destruction shall be applied first to cost of restoration of any Improvements located on the Leased Property, with the remainder, if any, payable to the Authority or to any Permitted Mortgagee, to the extent required by such Permitted Mortgage.

     The Authority has agreed to indemnify and hold harmless the Tribe, its members, officers, agents and employees against all liability, claims, obligations, suits, damages, penalties, costs, charges and expenses (including attorneys' fees) that may be imposed upon the Tribe or such individuals by reason of (i) any work or things done in, on or about the Leased Property and/or any Improvement located thereon, (ii) any use, nonuse, possession, occupation, condition, operation or maintenance of the Leased Property and/or Improvements located thereon, (iii) any negligence on the part of the Authority or any of its agents, contractors, employees, subtenants, licensees or invitees, (iv) any accident, injury or damage to any person or property occurring in, on or about the Leased Property and/or any Improvements located thereon; (v) the failure of the Authority to perform or comply with the terms and conditions of the Lease; and (vi) any tax attributable to the execution, delivery of recording of the Lease or any modification thereof. In the event that any action or proceeding is brought against the Tribe and/or any indemnified individual in connection with any of the foregoing, the Authority will have the obligation to protect and defend the Tribe and/or such indemnified individual at its sole expense and by counsel reasonably satisfactory to the Tribe.

     DISPUTE RESOLUTION AND CONSENT TO SUIT. The Lease expressly provides that the Tribe has not consented to the enforcement, levy or any other execution of any judgment for money or other damages against any assets of the Tribe, except that the Tribe and the Authority have each consented to the enforcement and execution of any judgment, whether obtained as the result of judicial, administrative or arbitration proceedings, against any assets of the Authority, in connection with any judicial, administrative or arbitration proceeding commenced for the purposes of interpreting or enforcing the obligations of the Tribe or the Authority pursuant to the Lease. Subject to the foregoing limitation, each of the Tribe and the Authority has waived sovereign immunity from unconsented suit, whether pursuant to a judicial, administrative or arbitration proceeding, to permit the commencement, maintenance and enforcement of any action, brought by any person with standing to maintain such action, to enforce or interpret the terms of the Lease and to enforce or execute any judgment resulting therefrom. The Tribe and the Authority have agreed that during any dispute, controversy or claim arising out of the Lease, the Authority shall remain in possession of the Leased Property and the Tribe and the Authority shall continue their performance of the terms of the Lease. In addition, the Tribe and the Authority have agreed that, during the pendency of any such dispute, controversy or claim, the Authority shall be entitled to injunctive relief so as permit the Authority to maintain possession of the Leased Property in the event of any threatened eviction in connection therewith.

LEASEHOLD MORTGAGE DEED

     NOTE COLLATERAL. The Authority has executed an Open-End Construction-- Permanent Leasehold Mortgage Deed, Assignment of Leases and Rents and Security Agreement (the "Mortgage") in favor of the Trustee whereby the Authority has granted to the Trustee a first priority lien on (i) the Lease, (ii) the Authority's leasehold interest in the Leased Property, the Improvements now or hereafter constructed on the Leased Property and all rights, privileges, benefits, easements, rights of way, and other appurtenances benefitting the Leased Property (the "Appurtenant Rights") under the Lease,
(iii) all other right, title, interest and claim of the Authority under the Lease, and (iv) all goods, furnishings, equipment, trade fixtures, inventory, supplies, building and other construction materials and other personal property constituting a part of or used in connection with the operation of the business on the Leased Property (the "Personal Property").

     Additionally, the Authority has granted to the Trustee a first priority lien on (i) all insurance proceeds, condemnation proceeds and other proceeds relative to the disposition of the foregoing, (ii) all leases, subleases, licenses, concessions, and other space agreements for any portion of the Leased Property or the Improvements (the "Space Leases"), (iii) all maps, plans, specifications, surveys, studies, tests, reports, data and drawings relating to the development of the Leased Property, (iv) all licenses, permits, variances, special permits, franchises, certificates, rulings, approvals, waivers, orders, rights and agreements from governmental authorities relating to the Leased Property, EXCLUDING Gaming Permits, (v) all monies or other property arising from or used in connection with the Authority's operation of the Leased Property, and (vi) all accounts receivable and other benefits from the Leased Property. For purposes of the Mortgage, a "Gaming Permit" is defined as any license, franchise, permit or other authorization on the date of the Indenture required to own, lease, operate or otherwise conduct casino gaming at the Leased Property, which cannot be mortgaged, pledged or assigned as security for the obligations of the Authority under IGRA, the regulations of all applicable gaming authorities and other applicable laws.

     The Mortgage expressly excludes any interest in (i) the fee title and reversionary interest of the United States and the Tribe in the Leased Property, the Improvements, and the Appurtenant Rights, and (ii) any Personal Property, to the extent that the Authority is permitted to enter into a financing agreement for such Personal Property under the Indenture and such financing agreement prohibits the Authority from maintaining a security interest in the Personal Property covered thereby but only while the debt evidenced by such financing agreement remains unsatisfied.

     Nothing contained in the Mortgage shall be construed to authorize the Trustee to conduct gaming operations on the Leased Property. Further, nothing contained in the Mortgage shall be construed to grant to the Trustee any interest in any manager's interest in any management agreement for the operation of all or any portion of the Leased Property.

     GENERAL COVENANTS AND WARRANTIES. The Authority warrants, represents and/or covenants to the Trustee as to the following matters:

      (1) The Authority shall pay and perform all obligations under the Indenture, the Mortgage or any other document related thereto.

      (2) The Authority represents and warrants to the Trustee as follows:

     (a) the Authority is the owner of the leasehold interest under the Lease and is the owner of the Personal Property, has the right and authority to grant the Mortgage, and that the collateral subject to the Mortgage is free and clear of any encumbrances except for Permitted Encumbrances;

     (b) the Authority is not bound by any indenture, contract or agreement, or governmental, judicial or administrative restriction which prohibits the execution, delivery or performance of the obligations under the Indenture, the Mortgage or any other document related thereto;

     (c) the Indenture, the Mortgage and other documents related thereto have been duly authorized executed and delivered by the Authority;

     (d) all applicable rules and regulations affecting the Leased Property permit the use and occupancy thereof for Class II and Class III Gaming and related purposes, and the Authority has obtained the necessary consents, permits and licenses to operate the Improvements for said purposes; and

     (e) the Trustee may peaceably and quietly enjoy the collateral in accordance with the Mortgage, neither the Authority nor any affiliate of the Authority is insolvent or subject to any bankruptcy or similar proceedings, all costs related to construction of the improvements and acquisition of the Personal Property is or shall be paid when due, the Authority shall conduct its operations so as not to lose any right to conduct gaming operations at the Leased Property, no material part of the collateral has been damaged, destroyed, condemned or abandoned, and each representation and warranty in the Senior Notes, the Indenture, the Mortgage and any other document related thereto is true and correct in all material respects.

      (3) The Mortgage constitutes a security agreement, and the Authority grants to the Trustee a security interest in the Personal Property.

      (4) The Authority shall not commit waste on the Leased Property and shall cause the Leased Property to be maintained and in compliance with applicable governmental regulations.

      (5) The Authority shall pay all taxes (not including income taxes of the Trustee), assessments and other governmental charges on the Leased Property before the same become delinquent and shall pay any mechanics statutory or other lien on the Leased Property; provided that the Authority shall have the right to contest in good faith the imposition of any such governmental charges or the validity of any such lien.

      (6) The Authority shall maintain insurance as required by the Indenture, and any proceeds of insurance shall be disbursed as provided in the Indenture.

      (7) The Authority shall pay all utilities charges and other service fees for the Leased Property.

      (8) If the Authority fails to observe any of the foregoing, the Trustee shall have the option to perform the same at the Authority's expense.

      (9) Except as permitted by the Indenture, the Authority shall not permit any sale, transfer or encumbrance of the Lease or the Personal Property without the prior written consent of the Trustee, not to be unreasonably withheld or delayed.

     (10) The Authority assigns to the Trustee the Space Leases now or hereafter entered into, and the Authority shall perform all obligations of the Authority under the Space Leases and shall cause the lessees under such Space Leases to perform all obligations of such lessees under such Space Leases.

     (11) The Authority shall not permit hazardous substances to be placed on the Leased Property, except for incidental storage or use of hazardous substances in the ordinary course of the Authority's business and in compliance with applicable environmental regulations.

     (12) The Authority shall indemnify and hold the Trustee harmless from any loss due to a default by the Authority under the Mortgage, any construction on the Leased Property, any negligence by the Authority or any injury to any person on the Leased Property or any adjacent property, except if the same results directly from the gross negligence or willful misconduct of the Trustee.

     (13) The Authority shall comply with all obligations of the Authority under the Lease, and, upon any default of the Authority thereunder, the Trustee may perform such obligations at the Authority's expense.

     (14) In the event of bankruptcy of the Authority, the Authority shall not elect to terminate or permit termination of the Lease without the Trustee's consent.

     TAKING OF LEASED PROPERTY. In the event of condemnation of the Authority's interest in the Leased Property, the proceeds of any such condemnation shall be disbursed in accordance with the Indenture.

     DEFAULT AND REMEDIES. An Event of Default, as defined under the Indenture, constitutes an Event of Default under the Mortgage. Upon an Event of Default, the entire indebtedness secured by the Mortgage may be accelerated, and the Trustee has the right to pursue any of the following remedies:

      (1) The Trustee may foreclose on the Mortgage in the manner provided by the laws of the State of Connecticut, may have a receiver appointed to operate and manage the Leased Property and collect the revenues, and may exercise all rights of a secured creditor under the Uniform Commercial Code as adopted by the laws of the State of Connecticut.

      (2) The Trustee may take possession of the Leased Property and operate the Leased Property or may, with or without taking possession, receive all revenues from the Leased Property and apply the same to costs of the Trustee, operating expenses and the indebtedness secured by the Mortgage.

      (3) The Trustee shall, have the right to sell or otherwise dispose of the Authority's leasehold interest and the Personal Property in a commercially reasonable manner and apply the proceeds thereof to the indebtedness secured by the Mortgage.

      (4) The Trustee may specifically enforce any of the provisions of the Mortgage.

     Nothing contained in the Mortgage permits the Trustee to transfer the Authority's leasehold interest to any manager of the gaming enterprise in violation of IGRA, or authorize any sale or other disposition of the fee title or reversionary interest of the United States in the Leased Property, the Improvements or the Appurtenant Rights.

     The Authority has waived any constitutional or statutory rights to notice and hearing before any sale or other disposition of the collateral. Further, the Authority has acknowledged that the rights, powers and remedies of the Trustee under the Mortgage are cumulative and may be exercised concurrently or separately.

     Upon any such disposition of the Authority's leasehold interest or of the Personal Property, the proceeds shall be used first to pay costs incurred in connection with such disposition, second to pay the indebtedness secured by the Mortgage, and third to pay any balance to the Authority.

     RIGHTS OF THE TRIBE. If an Event of Default occurs, the Trustee shall not have the right to accelerate the indebtedness, to foreclose the mortgage or to dispose of the collateral unless the Trustee shall have provided the Tribe with notice of such default under the Lease and provided the Tribe with an opportunity to cure such default within sixty (60) days (or if such default cannot with diligence be cured within such sixty day period, within a reasonable time) thereafter. Such limitation shall not apply to a monetary default by the Authority, provided that the Trustee shall provide the Tribe with notice of such monetary default and any payment made by the Tribe on behalf of the Authority shall be accepted by the Trustee as if it had been made by the Authority.

     Before the Trustee may foreclose the mortgage or dispose of the collateral, the Trustee must provide the Tribe with the notice and opportunity to cure as provided above and provide the Tribe with notice of intent to foreclose this Mortgage or dispose of the collateral and allow a period of sixty (60) days within which the Tribe shall have the right (but not the obligation) to purchase the Senior Notes, the Indenture, the Mortgage and all other documents executed and deliver in connection therewith for an amount equal to the outstanding indebtedness; provided that such purchase shall be consummated within ninety
(90) days after such notice of intent to foreclose the Mortgage or dispose of the collateral is given to the Authority.

     PARTIAL RELEASE OF LEASED PROPERTY. Provided that no Event of Default has occurred and is continuing under the Indenture and subject to certain conditions set forth therein, the Authority may require the Trustee to release the lien of the Mortgage as to a portion of the Leased Property, provided that, no such released portion of the Leased Property shall be used to conduct any gaming operations.

     MISCELLANEOUS. The Mortgage shall be governed by and interpreted in accordance with federal law (to the extent applicable) and the law of the Tribe, and to the extent required to supplement applicable federal law and tribal law, the substantive laws of the State of Connecticut (except its choice of law rules and except that the Trustee's rights and remedies set forth in the Mortgage and the lien of the Mortgage shall in any event be lawful and enforceable in accordance with the terms thereof).

     The Mortgage is subject and subordinate to any and all access and utility easements granted by the Tribe pursuant to the Lease, and the Trustee shall execute such additional documents to confirm such subordination as shall be reasonably required by the Authority.

     The liability of the officers, agents and employees of the Authority shall be limited to the extent provided in the Indenture. The Authority waives sovereign immunity from unconsented suit to interpret or enforce the provisions of the Mortgage.

     To the extent permitted by applicable law, the Authority waives the right to trial by jury in any action arising out of the Senior Notes, the Indenture, the Mortgage or any other documents executed in connection therewith.

     The Tribe, as landlord under the Lease, has consented to the Mortgage.

DEVELOPMENT AGREEMENT

     GENERAL. The Tribe and TCA have entered into an Amended and Restated Gaming Facility Construction and Development Agreement (the "Development Agreement") providing for the design, construction, furnishing and site development of the Mohegan Sun Casino by TCA. The Tribe has assigned its rights and obligations in this agreement to the Authority. TCA and the Authority have consented to this assignment.


     EXCLUSIVE RIGHTS OF TCA; CONDITIONS TO TCA'S OBLIGATION. Subject to certain design and budget approval rights retained by the Authority and the Management Board under the Development Agreement, the Authority has granted to TCA the exclusive right to design, engineer, construct, furnish and develop the Mohegan Sun Casino and any related facilities that are owned by the Authority. The obligation of TCA to perform under the Development Agreement is conditioned upon the satisfaction of certain conditions including, without limitation,
(i) NIGC and/or BIA approval (as appropriate) of the Development Agreement, the Management Agreement (as hereinafter defined), the Indenture, the Senior Notes, the Subordinated Notes, the Note Purchase Agreement (as hereinafter defined) and any other related collateral agreements requiring such approval(s); (ii) the ownership of the site designated for the development of the Mohegan Sun Casino by the United States in trust for the Tribe and the Tribe's control thereof; and
(iii) the receipt by TCA of all required governmental licenses. Under the Development Agreement, the date five days following the date upon which these and certain other conditions and obligations of the Authority and TCA have been satisfied is designated as the "Effective Date," and TCA and the Authority have each agreed to use its best efforts to satisfy all such conditions and obligations as of the earliest possible date.

     BUSINESS BOARD. Under the Development Agreement, certain decision-making authority and oversight duties are delegated to a board comprised of an equal number of representatives of the Authority and TCA (the "Business Board"). The Business Board is responsible for various matters, including, without limitation, the selection of architects and/or engineers (the "Architect"), the selection of one or more contractors and/or construction managers, the establishment of design, construction and furnishing budgets, and the procurement of trade fixtures, furnishings and equipment ("Furnishings"). In addition, the Business Board is responsible for establishing a program implementing TCA's and the Authority's objectives, schedule requirements and design criteria with respect to the Mohegan Sun Casino.


     CONSTRUCTION BUDGETS; FUNDING REQUIREMENTS; COST OVERRUNS. With the assistance of the Architect, the Business Board is responsible for the preparation of budgets for the design, construction and furnishing of the Mohegan Sun Casino, which will be subject to the approval of the Management Board. This budget is subject to revision from time to time by TCA, in its capacity as Manager under the Management Agreement (as hereinafter defined) and with prior notice to the Management Board, to reflect unpredicted significant changes or events or to include significant, additional or unanticipated expenses. Business Board approval is required, however, for any individual or cumulative budget modification that constitutes an increase of 5% or more over the approved budget for any specific design package. In addition, the Authority's representatives on the Business Board may require Management Board approval of any other budget adjustment that varies from the terms of the Development Agreement.


     TCA has agreed to assist the Authority in obtaining from one or more third parties funding necessary for the design, construction, equipping, start-up and working capital costs of the Mohegan Sun Casino. All funds, including, without limitation, proceeds from the issuance of the Senior Notes and the Subordinated Notes, will be deposited in a development account designated exclusively for satisfying the Authority's and TCA's obligations under design and construction agreements with third parties and to cover related costs, including the lease or purchase costs of furnishings, consulting fees, supplies, utility costs, landscaping, parking, curb cuts, access enhancements, off-site road improvements, architectural and engineering fees, TCA's attorneys' fees and closing costs. The Authority has agreed to make available from the proceeds of such financing funds to cover the initial working capital requirements for the Mohegan Sun Casino.


     The Authority and TCA have estimated that the total costs for development and construction of the Mohegan Sun Casino will be $275 million. Under the Development Agreement, if there are any cost overruns related to the construction of the Mohegan Sun Casino, TCA has agreed to assist the Authority in borrowing additional funds necessary to finance such overruns, up to a maximum of $325 million.


     DESIGN PHASE--ARCHITECT SELECTION; PLANS AND SPECIFICATIONS. The Development Agreement provides that the construction of the Mohegan Sun Casino is divided into two phases: a "Design Phase" and a "Construction Phase." The Design Phase consists of the engagement of the Architect, the preparation of design, construction, and furnishings budgets, preliminary program evaluation, design development and the approval of final detailed plans and specifications (the "Plans and Specifications"). Within 30 days following the Effective Date TCA, with the approval of the Business Board, will select one or more Architects to design the Mohegan Sun Casino and the Management Board, or its designees, must approve the form of the contract with any Architect selected for the project, who will then be employed and directly compensated by the Authority. The Authority has agreed to assign to TCA its responsibilities under any architectural and/or engineering agreements to allow TCA to directly supervise and administer directly the duties of the Architect and/or engineer thereunder. Adjustments to budgets in excess of five percent require the approval of the Business Board.


     The Development Agreement provides that the design and construction of the Mohegan Sun Casino must comply with all federal and Connecticut statutes and regulations that otherwise would apply if the Mohegan Sun Casino was located outside the jurisdictional boundaries of the Tribe.

     CONSTRUCTION PHASE--CONTRACTOR SELECTION AND PREFERENCE; TCA OVERSIGHT. The Construction Phase consists of the selection of one or more contractors and subcontractors and the commencement and completion of construction. Following TCA's review of proposals from prospective contractors, the Business Board is authorized to negotiate and award contracts to one or more qualified applicants of its choosing. All contractors will be engaged and paid directly by the Authority. In addition, the Development Agreement requires subcontractors to be selected in accordance with certain provisions of the Management Agreement, which requires, among other things, that employment preference be given to members of the Tribe, their spouses and children, and business entities controlled by members of the Tribe, who or which, in TCA's opinion, possess sufficient skills and competence.


     TCA will be responsible for the administration and supervision of all contracts and agreements with contractors and will act as the Authority's representative, with full power and authority to act on behalf of the Authority, in connection with any such contracts that are approved by the Business Board. Specifically, TCA will be responsible for control and charge of all persons performing work on the site of the Mohegan Sun Casino, inspecting the progress of construction, determining completion dates and reviewing contractor payment requests submitted to the Authority. The Authority, subject to the direction and approval of the Business Board, will make progress payments to the contractors. All contractors will be required to warrant that their construction is free of defects and constructed in a workmanlike manner for a period of at least one year from the date of completion and TCA will have the authority to reject any work that does not comply with the applicable contracts.


     EMPLOYMENT PREFERENCE. The Development Agreement requires that, with respect to all job categories relating to development and construction of the Mohegan Sun Casino, recruiting, training and employment preference be given to members of the Tribe, their spouses and their children who, in TCA's opinion, possess sufficient skills and competence. Thereafter, secondary preference must be given to qualified members of other federally-recognized Indian tribes. TCA has agreed to use its best efforts to assist members of the Tribe and their spouses and children in obtaining necessary skills to qualify for available positions.


     FURNISHINGS. Furnishings for the Mohegan Sun Casino will be purchased by the Authority from vendors selected by the Business Board or leased on terms arranged by TCA and approved by the Business Board. TCA has agreed to use good business practices and, where appropriate, competitive bidding with respect to the procurement of Furnishings.


     TERMINATION AND DEFAULT; DISPUTES. Each party has the right to terminate the Development Agreement in the event that a default or failure to perform any material duty or obligation by the other party thereunder remains uncured for at least 20 days following notice to such party of such breach or failure to perform. In addition, each party may terminate the Development Agreement pursuant to applicable provisions of the Management Agreement. In the event of a dispute between the parties or the termination of the Development Agreement and/or any related agreement, the Authority and TCA may pursue any remedy available under the Management Agreement. See "--Management Agreement-- Termination and Default."


MANAGEMENT AGREEMENT


     GENERAL. To provide for the management of the Mohegan Sun Casino, the Tribe and TCA have entered into the Amended and Restated Gaming Facility Management Agreement (the "Management Agreement"), pursuant to which the Tribe has retained and engaged TCA on an exclusive, independent contractor basis, to develop, operate, manage and maintain the Mohegan Sun Casino. The Tribe has assigned its rights and obligations in this agreement to the Authority. The Authority and TCA have consented to this assignment. The term of the Management Agreement is seven years, subject to a one time option for a buyout by the Authority effective on the last day of the 60th month following the first full month of operations (the "Buyout Option"). In order to exercise the Buyout Option, the Authority must (i) fully pay and satisfy certain outstanding indebtedness, including all indebtedness under the Senior Notes and the Subordinated Notes, (ii) give notice of its intent to exercise the option not more than 90 and not less than 30 days prior to the last day of the 60th month after opening of the Mohegan Sun Casino,
(iii) enter into discussion with TCA to determine the option price on commercially reasonable terms, (iv) execute and deliver to TCA a full release of all of TCA's obligations under, and claims, whether asserted or unasserted, liquidated or contingent, arising in connection with, the Management Agreement and (v) pay all amounts otherwise due TCA pursuant to the Management Agreement.


     Under the Management Agreement, the Authority has granted to TCA the exclusive right and obligation to develop, manage, operate and maintain the Mohegan Sun Casino and all other related facilities that are owned by the Authority. The Management Agreement is not assignable by either party without the prior consent of the other party. Pursuant to the terms of the Management Agreement, the Authority and TCA have agreed that neither party may establish or operate any other gaming facility within the states of Connecticut or Rhode Island without first obtaining the consent of the other party, which consent may not be unreasonably withheld. In addition, TCA has agreed to use its best efforts to promote and manage the Casino and the Authority has agreed that, except as required by law, it will not adopt any amendments to its gaming ordinances that would adversely affect TCA's right to operate and maintain the Mohegan Sun Casino. The Management Agreement provides that neither the Authority nor any of its agents, affiliates or representatives will impose any taxes, fees, assessments or other charges on payments of any debt service to TCA or any lender, on the Mohegan Sun Casino or the revenues therefrom or on the management fee payable to TCA thereunder and, if any such tax is imposed, TCA has the right to obtain compensation from the Authority in equal amount to the amount of the tax.


     BUSINESS BOARD. Under the Management Agreement, certain decision-making authority and oversight duties are delegated to a committee comprised of an equal number of representatives of the Authority and of TCA (the "Business Board"). Actions by the Business Board require the unanimous approval of its members or their respective designees. The Authority and TCA have agreed that, in the event that the Business Board is unable to reach a mutual decision or compromise, any disputes will be submitted to summary arbitration before a single arbitrator who shall render a decision within 48 hours of submission of the dispute.


     MANAGEMENT DUTIES AND RELATED OBLIGATIONS OF TCA. The Management Agreement provides that TCA will be responsible for the day-to-day management, operation and maintenance of the Mohegan Sun Casino, including the establishment of operating days and hours. The Management Agreement authorizes TCA to select a general manager ("General Manager") to fulfill its responsibilities thereunder. Any General Manager selected by TCA is subject to approval by the Authority, by resolution of the Management Board or its designee, and may be removed at the Authority's request, by resolution of the Management Board and with the consent of TCA, which consent may not be unreasonably withheld. As manager of the Mohegan Sun Casino, TCA has agreed to operate the facility in compliance with all Tribal legal requirements and other applicable laws and that TCA and all of TCA's executive officers shall be licensed by the Tribe pursuant to the Tribe's Gaming Ordinance.


     Under the Management Agreement, the Tribe may not unreasonably withhold, withdraw, qualify or condition such licenses. The enabling resolution which approved the Management Agreement and was approved by the Tribal Council, provides that the Management Agreement itself is the law of the Tribe and is enforceable according to its terms. The Tribal Constitution includes a provision which forbids any action by the Tribal Council or any officer of the Tribe which impairs contractual obligations.


     The Management Agreement provides that TCA shall have the authority, through the General Manager, to enter into contracts for the operation of the Mohegan Sun Casino on behalf of the Authority. Any contracts that require annual expenditures in excess of $25,000 or that are entered into with affiliates of TCA must be approved by the Business Board. With respect to contracts for the supply of goods and services, TCA is required to give preference to members of the Tribe, their spouses and children, and business entities controlled by Tribe members. In addition, TCA has agreed to assist the Authority in obtaining funding necessary for the operation of the Mohegan Sun Casino and will be responsible for the marketing, advertisement and promotion thereof.


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

     Pursuant to the Management Agreement, TCA will be responsible for the security and surveillance at the Mohegan Sun Casino. The parties have agreed that the Authority will have 24-hour access to the entire Mohegan Sun Casino, including all security and surveillance facilities and records. In addition, TCA will be responsible for maintaining, on behalf of the Authority, adequate insurance coverage for the Mohegan Sun Casino, including "all risk," general commercial liability, workers' compensation, employer liability and such other policies of insurance as the Business Board may reasonably request from time to time. All such policies will name TCA as an additional insured party and/or loss payee to the extent provided in the Management Agreement.


     TCA will have the right to sell alcoholic beverages and tobacco products at the Mohegan Sun Casino in accordance with the Mohegan Compact and Tribal legal requirements. The Tribe does not presently have enabling legislation necessary to permit retail sale of alcoholic beverages but the parties expect that such legalization will be approved and that TCA will be permitted to include service of alcoholic beverages within the Mohegan Sun Casino. Furthermore, the Tribe has agreed that such enabling legislation will provide for the sale of alcoholic beverages to the maximum extent permitted under the Mohegan Compact.


     TCA will be responsible for bringing, defending or settling any legal claim brought against TCA or the Authority in connection with the operation of the Mohegan Sun Casino. However, the Business Board will have the right to approve the retention of legal counsel and, in the event such proceeding poses substantial risk to the operation of the Mohegan Sun Casino, such proceedings will be supervised by the Business Board with notice to and consultation with the Management Board.



     MOHEGAN SUN CASINO EMPLOYEES; EMPLOYMENT PREFERENCE. Pursuant to the Management Agreement, TCA will have the exclusive responsibility and authority to select, retain, train and discharge all employees hired to perform services at the Mohegan Sun Casino; however, all employees will be employees of the Authority and not TCA. The Authority will have the right to select inspectors, who will be responsible for verifying the daily gross revenues of the Mohegan Sun Casino and who will report directly to the Authority. Subject to the approval of the Management Board, TCA will also have the right to engage its own employees and the employees of its affiliates to provide services for the Mohegan Sun Casino; however, neither TCA nor any of its officers, employees or partners will be entitled to receive wages or other monetary compensation for such services under the Management Agreement.


     In order to maximize the benefits enjoyed by the Tribe, members of the Tribe will be given preference in recruiting, employment and training with respect to all job categories in connection with the operation of the Mohegan Sun Casino, including management positions. Pursuant to the terms of the Management Agreement, however, no member or employee of the government of the Authority may be employed without a waiver by the Authority and such federal agencies as may be required by law. TCA has agreed to conduct applicable background investigations with respect to each applicant for employment at the Mohegan Sun Casino.


     TCA will have the sole responsibility for determining whether a prospective employee possesses necessary skills for any position and the level of compensation to be paid to such individual. In addition, TCA has agreed to establish standardized personnel policies and procedures, including a job classification system with salary levels and scales, which will be subject to approval by the Management Board and include a grievance procedure to promote fair and uniform standards for members of the Tribe employed at the Mohegan Sun Casino. TCA has agreed that any discharge, demotion or discipline of employees will be conducted in accordance with such policies and procedures.


     OPERATING AND CAPITAL BUDGETS; REPLACEMENT RESERVE FUND. Prior to the first date that the Mohegan Sun Casino is substantially complete and open to the public (the "Commencement Date") and 60 days prior the commencement of each fiscal year thereafter, TCA must submit to the Management Board, for its approval, a detailed proposed operating budget for the facility. Under the Management Agreement, TCA is required to meet with the Management Board to discuss the proposed budget and the Management Board is obligated to review the budget on a line-by-line basis. The Management Board may not unreasonably withhold or delay its approval of a budget proposed by TCA and the Management Agreement establishes specific procedures and time limits for the Management Board to object to any budget submitted for its approval. In the event that TCA and the Management Board are unable to agree on one or more budget items, the Management Agreement provides for arbitration of the disputed item(s), in the case of the initial budget, and a carry over of the prior fiscal year's allocation (with adjustments for inflation), in the case of subsequent annual budgets. Upon notice to the Management Board, TCA will have the right to revise the budget and/or reallocate budgeted items from time to time to reflect any unpredicted significant changes, variables or events, or to include significant, additional, unanticipated items of expense. Any increase in planned expenditures of more than 5% of the amount budgeted for any profit center of the Mohegan Sun Casino will require approval of the Business Board, and the Authority's representative(s) to the Business Board may require written approval of the Authority for any budget modification that varies from the terms of the Management Agreement.


     In addition to an annual operating budget, TCA is required to submit, not less than 45 days prior to the commencement of each fiscal year, a recommended capital budget for furnishings, equipment and ordinary capital replacement items required to operate the Mohegan Sun Casino in accordance with sound business practices. The approval and dispute resolution provisions applicable to capital budgets are the same as those for operating budgets. TCA will be responsible for the design and installation of all capital replacement items, and the Authority has agreed to expend such amounts as are necessary to maintain the Mohegan Sun Casino in compliance with all legal requirements and to correct any emergency conditions. In addition, the Authority has agreed to authorize such funds as are necessary to comply with the capital renovation and improvement programs recommended by the Business Board to maintain first class standards at the Mohegan Sun Casino and maintain its competitiveness.


     Pursuant to the terms of the Management Agreement, TCA will be required to establish a replacement reserve fund (the "Reserve Fund"), which may be used to pay any approved budgeted capital expenditures. Any portion of a Reserve Fund which remains unused at the end of any fiscal year will be carried forward to the following year. Each of TCA and the Authority will be required to make monthly contributions to the Reserve Fund at the rate of 60% from the Authority and 40% from TCA up to a combined total of $3 million per year from both parties. Deposits by the Authority to the Reserve Fund will be deemed capital expenditures and will not reduce amounts distributable as Net Revenues; however, deposits made by TCA will reduce Net Revenues payable to TCA under the Management Agreement. In addition, proceeds from the sale of capital items no longer needed for the operation of the Mohegan Sun Casino and insurance proceeds received in reimbursement for items previously paid for out of the Reserve Fund will be deposited into the Reserve Fund. In the event that the Reserve Fund is insufficient to cover replacements authorized to be paid out of such fund, TCA may, in its discretion, advance funds necessary to cover such insufficiency and will be entitled to reimbursement therefor. See "--Management Fee; Reimbursement and Disbursement."


     BANK ACCOUNTS AND ACCOUNTING PROCEDURES; INSPECTION BY AUTHORITY. Under the Management Agreement, the Business Board is authorized to establish such bank accounts, for the benefit of the Authority, as TCA shall deem necessary for the operation of the Mohegan Sun Casino. The accounts are also subject to the terms of the Indenture, which provides for the establishment of a security interest in the accounts, and requires that the accounts be opened in the name of the Trustee designated pursuant to the Indenture. The Management Agreement provides for the establishment of depositary and disbursement accounts and authorizes TCA to pay from the disbursement accounts such funds as are necessary to cover the operating expenses of the Mohegan Sun Casino, debt service payments under the Senior Notes, the Indenture, the Development Agreement and fees payable to TCA under the Management Agreement. TCA may not make any cash disbursements from the depositary accounts, except for disbursements of cash prizes from a cash contingency reserve fund and petty cash fund established in accordance with the terms of the Management Agreement. In addition, TCA will be responsible for the installation of internal systems for the monitoring of all funds, which systems will be subject to approval by the Business Board and review by the Authority. The Authority is entitled to appoint an inspector, who will have the right to inspect and oversee such internal control systems at all times and will have full access to the "hard count" (I.E., coins and tokens) and "soft count" (I.E., non-coin revenues and credits) rooms as well as to the closed-circuit television system required to be installed by TCA to monitor the cash-handling activities at the Mohegan Sun Casino.


     The Management Agreement requires TCA to maintain, in accordance with generally accepted accounting principles, books and records reflecting the operations of the Mohegan Sun Casino and to prepare monthly, quarterly and annual statements for the Authority. An annual audit of the Mohegan Sun Casino will be conducted by a nationally-recognized independent certified public accounting firm with experience in the casino industry. In addition, the Authority's inspector, or any other authorized agent of the Authority, will have an unlimited right to inspect such books and supporting business records.


     MANAGEMENT FEE; REIMBURSEMENT AND DISBURSEMENT. Subject to the priorities described below and in accordance with the required Reserve Fund contributions, the Management Agreement authorizes TCA to pay itself a monthly management fee. The annual fee is calculated in three tiers based upon Net Revenues set forth below (in thousands):


                                            I                        II                    III
                                                              REVENUES IN TIER I   REVENUES IN TIERS I &
                                                              ------------------   ---------------------
                                   40% OF NET REVENUES         PLUS 35% OF NET      II PLUS 30% OF NET
                                   -------------------         ---------------      ------------------
                                          UP TO                REVENUES BETWEEN       REVENUES ABOVE
                                          -----                ----------------       --------------
 Year 1  . . . . . . . . . . . . .       $50,546                $50,547-$63,183           $63,183
 Year 2  . . . . . . . . . . . . .       $73,115                $73,116-$91,394           $91,394
 Year 3  . . . . . . . . . . . . .       $91,798               $91,799-$114,747          $114,747
 Year 4  . . . . . . . . . . . . .       $95,693               $95,694-$119,616          $119,616
 Year 5  . . . . . . . . . . . . .      $104,107               $104,108-$130,134         $130,134
 Year 6 (subject to Buyout Option)      $114,335               $114,336-$142,919         $142,919
 Year 7 (subject to Buyout Option)      $130,944               $130,945-$163,680         $163,680



     The monthly management fee payments are calculated against 1/12th of the annual projections, and then adjusted annually within 60 days of the close of the fiscal year. This annual adjustment might or might not have a material effect on cash flow. As defined in the Management Agreement, "Net Revenues" of the Mohegan Sun Casino means all revenues of any nature generated directly or indirectly from operations of the facility ("Gross Revenues") less operating expenses and certain specified categories of revenue, such as income from any financing or refinancing, taxes or charges received from patrons on behalf of and remitted to a governmental entity, proceeds from the sale of capital assets, insurance proceeds and interest on the Reserve Fund. Net Revenues also include Net Gaming Revenues, which are equal to the amount of the "net win" from Class III Gaming operations (I.E., the difference between gaming wins and losses) less all gaming-related operational expenses (excluding the management fee). Within 25 days after the end of each calendar month, TCA is required to calculate and report to the Authority, the Gross Revenues, operating expenses and Net Revenues.


     Class II Gaming conducted at the Mohegan Sun Casino is not subject to the Management Agreement; the Agreement does not provide for TCA to manage any Class II Gaming or to share in any Class II Gaming revenues.


     As and when received by TCA, all revenues from Mohegan Sun Casino operations are required to be deposited in the bank account established under the Management Agreement and to be disbursed, for and on behalf of the Authority, on a monthly basis to cover operating expenses and required deposits to the Reserve Funds. In addition, TCA will be required to reserve additional funds each month, in excess of any required minimum balances established by the Business Board to cover working capital costs, sufficient to cover operating and other costs that are not paid on a monthly basis, such as insurance premiums. See "--Operating and Capital

Budgets; Replacement Reserve Fund" and "--Bank Accounts and Accounting Procedures; Inspection by the Authority."


     Under the Management Agreement, Net Revenues (less any amount reasonably required to maintain a cash contingency reserve fund for the payment of cash prizes) are required to be disbursed, to the extent due and payable and earned, in the following order of priority:


     (1) $50,000 shall be paid each month to the Authority as a "Minimum Priority Payment," chargeable against the Authority's distribution of Net Revenues. In the event that Net Revenues for any given month are less than the Minimum Priority Payment, TCA will be required to fund any deficiency and will be entitled to reimbursement therefor in subsequent months. Minimum Priority Payments shall be made for any month during which any gaming is conducted, even if only for part of a month. No Minimum Priority Payment will be required to be made for any month during which gaming at the Mohegan Sun Casino is suspended or terminated for the full month.


     (2) current principal and other payments, including sinking funds or any required deposit to the Cash Maintenance Account or the Interest and Excess Cash Flow Account (exclusive of interest, which is paid as an operating expense) due on the Senior Notes, the Indenture or the Subordinated Notes;


     (3) recoupment payment to the Manager for funds advanced in prior periods and reimbursement of amounts advanced by TCA (including any Minimum Priority Payment deficiencies funded by TCA pursuant to Item (1), above; all such funds are charged without interest against the Authority's share of Net Revenues);


     (4)  deposits to the Reserve Fund by the Authority and TCA; and


     (5)  payment of the Management Fee to TCA.


     All remaining Net Revenues, if any, and cash shall be distributed to the Authority, subject to restrictions on distributions to the Authority in the Indenture. In the event of liquidation all disbursements will be subordinate to repayment of the Senior Notes. The Management Agreement provides that the holders of the Senior Notes are expressly recognized as third party beneficiaries for purposes of enforcing this provision of the Management Agreement.


     The Management Agreement provides that if any person or entity with a financial interest in, or management responsibility for, the Management Agreement is formally indicted, or if a comparable criminal action is initiated in any United States Federal or State Court, or in any foreign court or other comparable jurisdiction, then such person or entity (i) shall not be permitted to exercise any management or other control over the gaming operation of the Mohegan Sun Casino or over TCA, (ii) shall have his or its financial proceeds from the Management Agreement placed in escrow (which escrowed amounts shall be retained by TCA and not transmitted to any intermediate person or entity) until such indictment or other action is finally resolved and (iii) if convicted of any misdemeanor involving gaming or any felony, shall forfeit all of his or its interest in the Management Agreement and any proceeds placed in escrow pursuant to the foregoing clause (ii).


     LIENS; TAXES. Under the Management Agreement, the Authority and TCA have represented and warranted to the other that it will not act in any way to cause any party, other than TCA or the holders of the Senior Notes to become a lienholder of the Leased Property or the Mohegan Sun Casino, or to allow any party to obtain any such interest under the Management Agreement without the prior consent of TCA or the Authority, as the case may be, and, if required, the United States. In addition, the Authority and TCA have agreed to keep the Leased Property and the Mohegan Sun Casino free and clear of any liens, whether resulting from the construction of the facilities or otherwise.

     The parties have agreed that in the event that any government attempts to impose taxes upon any party to the Management Agreement or upon the property or operations of the Mohegan Sun Casino or the Leased Property, the Business Board may elect unanimously to resist such attempt on behalf of such party or entity through appropriate legal proceedings. The costs of such proceedings and any tax or other payment required to be made will be treated as an operating expense under the Management Agreement. The Authority has agreed not to impose any taxes, fees, assessments or other charges (i) on payments of any debt service to TCA or any other lender furnishing financing to the Mohegan Sun Casino, and
(ii) on the salaries, benefits or dividends paid to any of TCA's partners, officers, employees or affiliates or any employees of the Mohegan Sun Casino. The Management Agreement provides that the Authority shall have the right, however, to assess license fees that reflect reasonable regulatory costs incurred by the Authority.


     RELATIONSHIP BETWEEN THE AUTHORITY AND TCA. Under the Management Agreement, TCA expressly covenants that it will not unduly interfere in or attempt to improperly influence the internal governmental affairs of the Authority. Furthermore, TCA has agreed that it will not make any payments or gifts of services, except for gifts of nominal value, to any member of the government or other official of the Authority or their relatives (an "Authority Official"). In addition, TCA may not offer any promotional allowances (E.G., complimentary meals, drinks, accommodations or gaming tokens) to any member of the Authority's government. Similarly, no officer of the Authority or family member of any officer or member of the Authority may be employed at the Mohegan Sun Casino without a written waiver by the Authority and, if required under applicable law, the NIGC or other applicable government agency. Furthermore, no Authority Official may have any direct or indirect interest in the Mohegan Sun Casino greater than the interest of any other member of the Authority, except for minimal equity ownership in TCA, its partners, parents, subsidiaries or affiliates. Pursuant to the Management Agreement, TCA has agreed to guarantee to the Authority payment of 40% of the amount of the outstanding balance of the indebtedness of the Authority for Project Costs. This obligation to guarantee will be met to the extent of any participation by the Manager or any of its affiliates in the Subordinated Notes and the Secured Completion Guarantee. This guarantee is for sole benefit of the Authority and is not for the benefit of any holder of the Senior Notes.


     DAMAGE, CONDEMNATION OR IMPOSSIBILITY OF THE ENTERPRISE. In the event that the Mohegan Sun Casino is damaged or destroyed, taken by condemnation (or sold under threat thereof), or if gaming at the Mohegan Sun Casino is legally prohibited, the Management Agreement provides that TCA will have certain options with respect to the continuation of gaming operations under the Management Agreement. First, TCA will have the option to retain its obligations under the Management Agreement and commence or recommence the operation of the Mohegan Sun Casino if, at some point during the term of the Management Agreement, commencement or recommencement is legally and commercially feasible.


     Second, if the Mohegan Sun Casino is damaged, destroyed or condemned, and the Business Board elects to apply insurance or condemnation proceeds to the repair or replacement thereof, TCA may elect within 60 days to reconstruct such facility. In the event that the insurance or condemnation proceeds are insufficient to fund such reconstruction, TCA may, at its option, elect to provide additional funds to finance the reconstruction, subject to the approval of the Authority, the BIA and the NIGC, as appropriate. Such funds will constitute a loan to the Authority, will be secured by the revenues of the Mohegan Sun Casino and will not be subject to the limitations set forth in the Development Agreement. See "--Development Agreement; Construction Budget; Funding Requirements; Cost Overruns." Alternatively, if the Business Board elects not to apply the insurance or condemnation proceeds to the reconstruction of the Mohegan Sun Casino, such proceeds will be applied first to amounts due under the Senior Notes, second, to the Subordinated Notes and other outstanding indebtedness, third, to any undistributed Net Revenues and, fourth, to the Authority and TCA in accordance with their respective interests.

     TCA will have the option to use the Mohegan Sun Casino for any other business purposes reasonably incidental to a Class III Gaming facility. In the event that the Mohegan Sun Casino is to be used for any purpose other than gaming, TCA and the Business Board will need to obtain all approvals necessary under applicable law.

     In the event of the failure of the Mohegan Sun Casino to produce a Management Fee for a period of six consecutive months, or the cessation of gaming on the Leased Property, the Management Agreement provides that TCA will have the right to terminate its obligations. Following such termination, TCA will remain entitled to undistributed Net Revenues in accordance with the terms of the terminated Management Agreement. However, in the event that TCA elects not to terminate, it will have the right, with the approval of the Business Board, to take whatever actions are necessary to reduce operating expenses of the Mohegan Sun Casino, during such period. In addition, during any period of cessation of operation of the Mohegan Sun Casino, the term of the Management Agreement will be deemed to have been tolled and the expiration date of the term thereof will be accordingly extended.


     TERMINATION AND DEFAULT. Each party has the right to terminate the Management Agreement for cause, which includes, without limitation, a default or failure by the other party to perform any material duty or obligation that remains uncured for at least 60 days following notice to such party of such breach or failure to perform. In addition, the Authority may terminate the Management Agreement if TCA has its gaming license withdrawn as a result of the conviction of any director or officer of TCA for a criminal felony or misdemeanor offense directly related to the performance of TCA's duties under such agreement. In the event that the Management Agreement is terminated for cause, regardless of which party is at fault, the parties will be entitled to retain all funds previously disbursed to them under the agreement and the Authority shall retain title to the Mohegan Sun Casino. Following such termination, TCA shall have the right to receive its share of all accrued and unpaid Net Revenues and will continue to have the right to repayment of unpaid principal and interest under the Subordinated Notes owned by it, pursuant to the terms thereof.


     The Management Agreement may also be terminated in the event that any change in law renders the operation of the Mohegan Sun Casino unlawful. For a description of TCA's rights in the event of such a termination. See "--Damage, Condemnation or Impossibility of the Enterprise." Similarly, TCA has the right to terminate the Management Agreement in the event that any Tribal, federal or state authority fails to approve, or objects to, the performance by TCA of its obligations under such agreement or if TCA's performance would jeopardize any licenses or approvals previously obtained by TCA.


     WAIVER OF TRIBAL SOVEREIGN IMMUNITY; ARBITRATION. Under the Management Agreement, the Authority has waived sovereign immunity for the purposes of permitting, compelling or enforcing arbitration and to be sued by TCA in any court of competent jurisdiction for the purposes of compelling arbitration or enforcing any arbitration or judicial award arising out of the Management Agreement, the Indenture, the Senior Notes, the Secured Completion Guarantee and any collateral agreements or other obligations (including the Subordinated Notes), the Gaming Ordinance of the Tribe or decisions of the Authority. The parties have agreed that all disputes and claims arising out of the Management Agreement or the Tribe's Gaming Ordinance will be submitted to binding arbitration, which shall be the sole remedy of the parties and that punitive damages may not be awarded to either party by any arbitrator. The Authority's waiver of immunity is limited to enforcement of money damages from undistributed or future Net Revenues of the Mohegan Sun Casino (or, under certain conditions, net revenues of other gaming operations of the Authority); Funds earned and paid over to the Authority as the Authority's share of Net Revenues prior to any judgement or award are not subject to the waiver and would not be available for levy pursuant to any judgement or award.


SECURED COMPLETION GUARANTEE

     GENERAL. Sun International has executed the Secured Completion Guarantee, in favor of the Trustee, whereby Sun International has irrevocably guaranteed the obligations of the Authority to complete construction of the Mohegan Sun Casino up to a maximum obligation of $50 million. Sun International's obligations under the Secured Completion Guarantee, which are described below, are hereinafter referred to collectively as the "Guaranteed Obligations."

     GUARANTEED OBLIGATIONS. Sun International has guaranteed (i) the obligations of the Authority to complete construction of the Mohegan Sun Casino in accordance with the terms of the Indenture and the Disbursement and Escrow Agreement and to cause the Mohegan Sun Casino to be Completed (as defined below) and (ii) the payment of all "Amounts Required for Completion" (as defined below) payable by the Authority in connection with work or services performed or goods or materials delivered or other Guaranteed Obligations that accrued on or prior to the earlier of the date on which the Mohegan Sun Casino first becomes Completed or the occurrence of a Terminating Event (as defined below) under the Secured Completion Guarantee. Under the Secured Completion Guarantee "Amounts Required for Completion" include, without limitation, (v) all regularly scheduled payments of principal and interest on any indebtedness (other than the Senior Notes), (w) all regularly scheduled payments of interest (but not principal) due on the Senior Notes, (x) all costs and cost overruns of construction and completion of the Mohegan Sun Casino (E.G., costs of labor, materials, equipment and supplies, taxes, utilities, assessments, insurance and maintenance expenses), (y) all operating costs of the Authority, and (z) all other amounts or funds required to cause the Mohegan Sun Casino to be Completed. The Guaranteed Obligations of Sun International specifically include the payment, satisfaction or discharge of all liens (other than those permitted under the Indenture) that may be imposed upon the Mohegan Sun Casino or any related property and the defense and indemnification of the Trustee and the holders of the Senior Notes against all such liens.

     Sun International's Guaranteed Obligations continue until the earlier of the Mohegan Sun Casino being Completed or the occurrence of a Terminating Event. Under the Secured Completion Guarantee, the Mohegan Sun Casino will be deemed "Completed" when all liens (other than those permitted under the Indenture or which relate to amounts disputed by Sun International) relating to the construction of the Mohegan Sun Casino have been paid, the Trustee has received a certificate from the general contractor and project architect for the Mohegan Sun Casino (or other mutually acceptable independent construction expert) certifying that the Mohegan Sun Casino is complete in all material respects in accordance with the plans therefor and in compliance with all applicable laws, ordinances, and regulations with respect to the physical structure, health and safety, environmental and hazardous materials, fire, equipment, security and physical operating requirements of the Mohegan Sun Casino, and the Mohegan Sun Casino is in a condition to receive guests in the ordinary course of business. A "Terminating Event" under the Secured Completion Guarantee includes (i) any Congressional, Tribal or other governmental action that results in a substantial diminution of the gaming operations proposed to be conducted at the Mohegan Sun Casino, (ii) September 30, 1997 (iii) the date immediately prior to the acceleration of amounts due on the Senior Notes, (iv) the repayment of the Senior Notes in full, (v) the termination or unenforceability, in any material respect, of the Management Agreement or the Lease, or (vi) the termination or repudiation of the Management Agreement by the Authority. The legalization of casino gaming at any other location in New England, including Bridgeport, however, will not be deemed to constitute a Terminating Event.

     Sun International is obligated to perform under the Secured Completion Guarantee regardless of whether the Authority is individually or jointly and severally liable for the Guaranteed Obligations or whether recovery against the Authority is or may become barred by any statute of limitations, sovereign immunity or for any other reason. However, Sun International is liable for the Guaranteed Obligations only in the event, and to the extent, that funds are not available for the payment thereof under the Disbursement and Escrow Agreement. See "Description of Senior Notes--Disbursement and Escrow Agreement."

     ENFORCEMENT OF SECURED COMPLETION GUARANTEE; PROCEDURES FOR COMPLETION. If the Authority (i) fails or neglects to complete construction of the Mohegan Sun Casino (including the furnishing and fixturing thereof) in the manner specified in the Indenture and the Disbursement and Escrow Agreement, free of all liens (other than those permitted under the Indenture or which relate to disputed amounts), (ii) fails in any other manner to prosecute with diligence and continuity the construction and completion of the Mohegan Sun Casino, (iii) is unable to satisfy any condition required to receive disbursement under, or violates any covenant in, the Disbursement and Escrow Agreement, such that the Mohegan Sun Casino cannot become Completed with funds held therefor, or (iv) is subject to a termination of its right to receive funds from the Escrow Account, then Sun International will be required, at its sole cost, to perform the Guaranteed Obligations within 30 days following written notice from the Trustee, until the Mohegan Sun Casino is Completed or the occurrence of a Terminating Event. Upon the occurrence of a force majeure event, such as fire, war, strike or any other event outside Sun International's control that makes it physically impossible, unlawful or commercially impracticable to cause the Mohegan Sun Casino to be Completed (a "Force Majeure Event"), Sun International's Guaranteed Obligations will be suspended until such time as the Force Majeure Event is removed. During any such suspension period, Sun International has agreed to use reasonable commercial efforts to effect the removal of the Force Majeure Event to the extent that it may be removed or affected by the actions of Sun International.

     In addition, in the event that Sun International fails to perform the Guaranteed Obligations, the Trustee may, at its option and in its sole discretion, elect to undertake completion of the construction of the Mohegan Sun Casino or to foreclose, judicially or nonjudicially, on all or any portion of the Note Collateral. In either case, the Trustee may recover from Sun International the costs of enforcing such rights, including reasonable attorneys' fees. Pursuant to the terms of the Secured Completion Guarantee, the Trustee's rights to complete construction of the Mohegan Sun Casino or to recover damages against Sun International are the sole and exclusive remedies of the Trustee against Sun International and are independent and not exclusive of any other rights or remedies available to the Trustee or the holders of the Senior Notes against the Authority. Similarly, any alteration by the Trustee or the holders of the Senior Notes of the Guaranteed Obligations with respect to the Authority (including the modification of the Disbursement and Escrow Agreement or the addition or release of other guarantors of the Guaranteed Obligations) shall not affect the Guaranteed Obligations of Sun International.

     The Guaranteed Obligations are also secured, in part, by an irrevocable letter of credit in the amount of $15 million. The Trustees may draw upon the letter of credit if (i) Sun International fails to pay any SIHL Guaranteed Amount (as defined in the Disbursement and Escrow Agreement) after such amount becomes due and payable and 30 days after notice to Sun International and
(ii) Sun International fails to pay any amount required to cause the Mohegan Sun Casino to become Completed (as certified by a professional architect) after such amount becomes due and 30 days after notice to Sun International. Any amounts drawn upon shall be deposited into the Escrow Account and disbursed pursuant to the Disbursement and Escrow Agreement and the Secured Completion Guarantee.


     In the event that there is a dispute between the Authority and any contractor, subcontractor, supplier, vendor or any other person providing goods or services in connection with the amount owed to such person, Sun International has agreed to allocate and reserve from Available Funds under the Disbursement and Escrow Agreement an amount that it reasonably believes will be sufficient to settle such dispute. In the event that the settlement of such dispute requires expenditures in excess of the amount reserved therefor plus any unallocated reserves, Sun International has guaranteed the payment in full of such disputed amount. Sun International is required to pay any of such disputed amounts when the dispute is resolved or if necessary to prevent a foreclosure, seizure, closure or work or supply stoppage caused by the disputing party.


     SUBORDINATION; NOTES TO EVIDENCE AMOUNTS PAID UNDER SECURED COMPLETION GUARANTEE. All existing and future indebtedness of the Authority to Sun International is, or will be, subordinated to the Guaranteed Obligations of Sun International. Any payments to Sun International by the Authority in violation of the Secured Completion Guarantee are required to be held by Sun International in trust for the Trustee and must either be paid over to the Trustee or applied against the Guaranteed Obligations.

     Any amounts paid or advanced by Sun International under the Secured Completion Guarantee shall be deemed a loan by Sun International to the Authority and will be evidenced by additional subordinated notes, which shall be promptly issued by the Authority in the principal amount of the amount so paid or advanced. Such additional subordinated notes will bear interest at an annual rate of the prime rate announced from time to time by Chemical Bank plus one percent. The Authority will be obligated to repay, with interest, any payments or advances made by Sun International under the Secured Completion Guarantee (whether or not such amounts are actually evidenced by additional subordinated notes) pursuant to the terms and conditions set forth in the Note Purchase Agreement (as defined herein). As such, any amounts paid or advanced by Sun International to the Authority under the Secured Completion Guarantee will be subordinated to the prior payment in full of the obligations under the Senior Notes in accordance with the terms and conditions of the Note Purchase Agreement for the Subordinated Notes. See "--Note Purchase Agreement."

     BANKRUPTCY. Pursuant to the Secured Completion Guarantee, Sun International has agreed that, so long as any Guaranteed Obligations are owed to the Trustee, it will not, without the consent of the Trustee, commence, either individually or with others, any bankruptcy, insolvency or reorganization proceeding against the Authority. Sun International's Guaranteed Obligations may not be altered or limited by any proceeding, voluntarily or involuntarily, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of the Authority or by any defense which the Authority may have by reason thereof. The Authority, however, may not be subject to the federal bankruptcy laws. See "Risk Factors--Difficulties in Enforcing Obligations."


     COLLATERAL. SIIL secured Sun International's obligations under the Secured Completion Guarantee with a pledge of 1,500,000 Ordinary Shares of Sun International. Based upon the closing price of Sun International Ordinary Shares on the NYSE on May 1, 1996, such shares had a market value of approximately $64.1 million. No assurance can be given, however, as to the amount of proceeds, if any, that the Trustee would realize upon a foreclosure and sale of such shares in order to satisfy the obligations under the Secured Completion Guarantee. The terms of the pledge agreement provide that the Trustee may foreclose upon the pledged shares only after obtaining a final judgment from a court of competent jurisdiction that Sun International has breached its obligations under the Secured Completion Guarantee. Accordingly, there may be substantial delay in realizing any proceeds from the share pledge. The share pledge will be released upon termination of the Secured Completion Guarantee. Sun International has agreed to provide certain registration rights to the Trustee in order to permit the Trustee to sell the pledged shares. On March 1, 1996, Sun International redesignated its two series of Ordinary Shares, Series A and Series B, as one series of Ordinary Shares.


NOTE PURCHASE AGREEMENT

     GENERAL. Pursuant to a Note Purchase Agreement (the "Note Purchase Agreement"), entered into between the Authority and Sun International, the Authority issued and sold to Sun International $40,000,000 aggregate principal amount of Subordinated Notes at an aggregate purchase price equal to 100% of the principal amount thereof, approximately $38.3 million of which is payable in cash and the balance of which is payable by the exchange of amounts owed by the Authority to TCA. The Subordinated Notes are subordinate in right of payment to the Senior Notes. The Authority may issue additional subordinated notes from time to time in principal amounts equal to advances made by Sun International under the Secured Completion Guarantee. The following summary sets forth the material terms and provisions of the Note Purchase Agreement.

     INTEREST. Except for Subordinated Notes, if any, issued to evidence indebtedness of the Authority to Sun International under the Secured Completion Guarantee, each Subordinated Note bears interest at the rate of 15% per annum of the principal amount then outstanding from the Issuance Date to the date of payment of such principal amount of such Subordinated Note. Each Subordinated
Note issued to evidence indebtedness under the Secured Completion Guarantee will bear interest at the rate per annum then most recently announced by Chemical Bank of New York as its prime rate at New York, New York plus 1%, which rate shall be set and revised at intervals of six months. Installments of interest become due and payable semi-annually in arrears on each May 15 and November 15 to the holders of record at the close of business on the preceding April 30 or October 31. Additionally, installments of accrued and unpaid interest will become due and payable with respect to any principal amount of the Subordinated Notes that matures (whether at stated maturity, upon acceleration, upon


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

maturity of repurchase obligation, upon repurchase or otherwise) upon such maturity of such principal amount of the Subordinated Notes. Interest on the Subordinated Notes is computed on the basis of a 360-day year, consisting of twelve 30-day months. Each installment of interest is calculated to accrue from and include the most recent date to which interest has been paid or provided for (or from and including the Issuance Date if no installment of interest has been paid) to, but not including, the date of payment.

     Interest in respect of the most recently ended semi-annual period shall be deferred unless (i) $87.5 million in aggregate principal amount of Senior Notes have been repurchased or retired (for purposes of such determination, the aggregate principal amount of Senior Notes offered to be repurchased in any Senior Note repurchase offer shall be deemed to have been repurchased, whether or not such amount was properly tendered pursuant to such repurchase offer) and
(ii) the Authority's Fixed Charge Coverage Ratio for the four full fiscal quarters last ended is equal to or greater than 2.5 to 1 and no deferred cash flow Participation Interest on the Senior Notes remains unpaid. Deferred interest shall continue to be deferred unless (and then only to the extent) current interest may be paid in cash and the Authority's Coverage Ratio for the four full fiscal quarters last ended (calculated as if such accrued interest payable were the oldest interest accrued and was added to Interest Expense for such period if not already included therein) is equal to or greater than 4.0 to
1. Notwithstanding the foregoing, all accrued and unpaid interest shall be payable in cash on the interest payment dates and shall not be deferred if the Authority has paid in full all obligations under the Senior Notes and the Indenture and the same shall have been discharged. Notwithstanding anything herein to the contrary, installments of accrued or deferred and unpaid interest shall become due and payable (and shall not be further deferred) with respect to any principal amount of Subordinated Notes that matures (whether at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise) upon the maturity of such principal amount of Subordinated Notes. The term "Fixed Charge Coverage Ratio" shall have the same meaning as set forth in the Indenture.

     The Subordinated Notes are payable both as to principal and interest at the office or agency of the Authority maintained for such purpose within the City and State of New York or, at the option of the Authority, payment of interest may be made by check mailed to the holders of the Subordinated Notes at their respective addresses set forth in the register of holders of Subordinated Notes. Until otherwise designated by the Authority, its office or agency in New York is the office of the Trustee maintained for such purpose. The Subordinated Notes were issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

     USE OF PROCEEDS. Under the terms of the Note Purchase Agreement, the Authority is obligated to use the proceeds from the sale of the Subordinated Notes to (i) finance a loan to the Tribe for the acquisition of the real property on which the Mohegan Sun Casino will be built, (ii) for any use permitted under the Indenture, and (iii) to pay fees and expenses in connection with the uses described in clauses (i) and (ii). The Authority deposited the proceeds from the sale of the Subordinated Notes (other than any portion of such net proceeds used immediately to acquire the Site) in the Escrow Account established in connection with the sale of the Senior Notes and will disburse such proceeds only in accordance with the terms of the Disbursement and Escrow Agreement. See "Description of Senior Notes--Disbursement and Escrow Agreement".

     SUBORDINATION. The Subordinated Notes rank subordinate in right of payment to the prior payment of all obligations related to the Senior Notes and PARI PASSU or senior to all other subordinated indebtedness of the Authority. Payments of interest on the Subordinated Notes may be made only if at the time of such payment, no Default or Event of Default exists and is continuing with respect to the Senior Notes. No payment of principal of or premium, if any, on the Subordinated Notes may be made, and no Subordinated Notes may be repurchased, redeemed or otherwise retired, until all obligations in respect of the Senior Notes under the Indenture have been paid in full, except that
(i) payments of principal and premium, if any, and interest on Subordinated Notes tendered in connection with a Change of Control offer may be made if the Authority has fulfilled all obligations in respect of a Change of Control offer with respect to the Senior Notes and no other Default or Event of Default has occurred and is continuing under the Indenture, (ii) payments of principal and premium, if any, and interest on the Subordinated Notes to be redeemed in the circumstances described in the second paragraph under "--Optional Redemption of Subordinated Notes by Authority" may be made if no Default or Event of Default has occurred and is continuing under the Indenture and (iii) payments of principal and premium, if any, and interest on Subordinated Notes tendered in connection with a Remaining Excess Cash Purchase Offer if no Default or Event of Default has occurred and is continuing under the Indenture. See "--Remaining Excess Cash Purchase Offer."

     Upon any payment or distribution of the assets of the Authority to creditors in a total or partial liquidation or dissolution of the Authority, holders of the Senior Notes shall be entitled to receive payment in full of all obligations in respect of the Senior Notes before the holders of the Subordinated Notes shall receive any payment in respect of the Subordinated Notes. If the payment of the Subordinated Notes is accelerated because of an Event of Default under the Note Purchase Agreement, the Authority and the holders of the Subordinated Notes are required to promptly notify holders of the Notes of such acceleration and the Authority may not pay the Subordinated Notes until five days after such notice is received and, thereafter, may pay the Subordinated Notes only if the Note Purchase Agreement otherwise permits the payment at that time. In the event that any distributions are made to the holders of the Subordinated Notes in violation of the Note Purchase Agreement, the holders of the Subordinated Notes shall be obligated to hold such distributions, in trust, for the benefit of the holders of the Senior Notes and pay over such amounts to the holders of the Senior Notes as their interests may appear.

     MANDATORY REDEMPTION. The Authority is not be required to make a mandatory redemption or sinking fund payments with respect to the Subordinated Notes.

     OPTIONAL REDEMPTION OF SUBORDINATED NOTES BY AUTHORITY. Under the Note Purchase Agreement, the Authority may make an optional redemption of the Subordinated Notes; however, such redemption may be made only after the Senior Notes have been paid in full. Subject to the foregoing, the Authority may redeem the Subordinated Notes at a price equal to 100% of the principal amount thereof plus all accrued and unpaid interest on the unpaid principal to the date of redemption. Any redemption of the Subordinated Notes, whether in whole or in part, must be made in accordance with procedures set forth in the Note Purchase Agreement.

     Notwithstanding the foregoing, in the event that any holder or beneficial owner of the Subordinated Notes is found unsuitable, or refuses or is unable to, within 30 days after being asked to do so by the applicable gaming regulatory authority, become licensed or qualified under any applicable gaming laws requiring such holder or beneficial owner of the Subordinated Notes to be so licensed, qualified or suitable in order for the Authority to maintain any gaming license or franchise, then, the Authority shall have, at its option, the right (i) to require such holder or beneficial owner to dispose of such holder's or beneficial owner's Subordinated Notes or (ii) to call for the redemption of the Subordinated Notes of such holder or beneficial owner at a redemption price equal to the lesser of the outstanding principal balance of such Subordinated Notes or the price at which such holder or beneficial owner paid to acquire such Subordinated Notes (in each case together with accrued and unpaid interest to the date of redemption). Redemption of the Subordinated Notes pursuant to the foregoing circumstances, however, may not be made if any Event of Default has occurred and is continuing under the Indenture.

     OFFER TO REPURCHASE SUBORDINATED NOTES UPON CHANGE OF CONTROL. Upon any Change of Control and subject to certain priority rights of the holders of the Senior Notes, the Authority is required to purchase all of the outstanding Subordinated Notes at a purchase price equal to 101% of the aggregate principal thereof plus accrued and unpaid interest to the purchase date; provided, however, the Authority is not required to repurchase the Subordinated Notes if
(i) an event deemed to be a Change of Control ceases to exist prior to the closing of such offer or (ii) if on or before the 120th day after the Change of Control, which Change of Control arises under either clause (iv) or (v) of the definition thereof, the Manager (as defined herein) is replaced (or the Authority is using its best efforts to effect such a replacement) with a Person with experience and reputation comparable to Sun International. Any offer to repurchase the Subordinated Notes may be made by the Authority only after a repurchase offer has been made to the holders of the Senior Notes. A "Change of Control" as defined in the Note Purchase Agreement has the same meaning as under the Indenture. See "Description of Senior Notes--Certain Definitions."

     CASH MAINTENANCE ACCOUNT; SECURITY INTEREST. The Authority is obligated to make monthly deposits into the Cash Maintenance Account as provided for under the Indenture. See "Description of Senior Notes--Mandatory Cash Maintenance Account."

     Under the Note Purchase Agreement, the Authority is required to grant and maintain a perfected first priority security interest in favor of the Trustee for the ratable benefit of the holders of the Senior Notes and a perfected, second priority security interest for the ratable benefit of the holders of the Subordinated Notes in all amounts in, or investments constituting amounts in, the Cash Maintenance Account. The second priority security interest of the holders of the Subordinated Notes, however, does not impair or prevent the Authority from transferring amounts in the Cash Maintenance Account to the holders of the Senior Notes in accordance with the terms of the Indenture, free and clear of such second priority security interest. Upon full repayment of the Senior Notes, the perfected, second priority security interest shall automatically become, and the Authority is required to take all acts to assure, a perfected, first priority security interest in favor of the holders of the Subordinated Notes. Furthermore, if an Event of Default has occurred and is continuing under the Note Purchase Agreement and the Senior Notes have been paid in full, then, the holders of the Subordinated Notes will have the right, among other things, to direct any investments in the Cash Maintenance Account and to apply any cash or investments therein to the payment of principal and interest on the Subordinated Notes.

     REMAINING EXCESS CASH PURCHASE OFFER. To the extent that the aggregate purchase price of Senior Notes tendered pursuant to any Excess Cash Purchase Offer required to be made pursuant to the Indenture is less than the Excess Cash Purchase Amount with respect thereto, the Authority has agreed to make an offer to the holders of the Subordinated Notes to purchase the maximum principal amount of Subordinated Notes that is an integral multiple of $1,000 that may be purchased with the Remaining Excess Cash Flow (as defined in the Note Purchase Agreement) at an offer price in cash equal to the principal amount of the Subordinated Notes to be purchased plus accrued and unpaid interest. In the event that more Subordinated Notes are tendered than are required to be purchased by the Authority, the Authority will purchase Subordinated Notes pro rata from each tendering holder. Any Remaining Excess Cash Flow not used to repurchase Subordinated Notes in accordance with the foregoing may be used by the Authority for general purposes.

     LIMITATIONS ON INCURRENCE OF INDEBTEDNESS. Under the Note Purchase Agreement, the Authority has agreed that the total outstanding principal balance of indebtedness of the Authority shall not exceed an aggregate of $270 million, plus Subordinated Notes issued thereunder and issued to evidence indebtedness incurred pursuant to the Secured Completion Guarantee. The total indebtedness of the Authority permitted to be outstanding at any one time shall be reduced from time to time. In addition, the Authority has agreed that the principal amount of any indebtedness incurred by the Authority to refinance other outstanding indebtedness will not exceed the principal amount of such refinanced indebtedness and, in the event refinancing indebtedness is issued to refinance the Senior Notes or any portion thereof, such refinancing indebtedness shall have a Weighted Average Life to Maturity not less than that of the Senior Notes. See "Description of Senior Notes--Limitations on Incurrence of Indebtedness."

     CERTAIN OTHER COVENANTS OF THE AUTHORITY. Under the Note Purchase Agreement, the Authority has made certain other covenants with respect to the repayment of the Subordinated Notes and the conduct of its business during the period which such Subordinated Notes remain outstanding that are substantially similar to the covenants made by the Authority under the Indenture. See "Description of Senior Notes--Certain Covenants."

     EVENTS OF DEFAULT. Under the Note Purchase Agreement, Events of Default include the following:


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

     (i) a default by the Authority for 30 days in payment of any interest due on the Subordinated Notes (such due date shall take into account any interest payments entitled to be deferred by the Authority under the Note Purchase Agreement);

     (ii) default by the Authority in the payment of the principal of or premium, if any, on any Subordinated Notes when due;

     (iii) failure by the Authority to observe or perform any other covenant, representation, warranty or agreement under the Note Purchase Agreement or the Subordinated Notes that continues for 90 days after written notice to holders of at least 25% of the principal amount of the Subordinated Notes; and

     (iv)  certain events of bankruptcy and insolvency of the Authority.

If an Event of Default (other than certain events with respect to bankruptcy, insolvency and reorganization) shall occur and be continuing, then the holders of 25% of the aggregate principal amount of the Subordinated Notes outstanding may declare by written notice to the Authority the principal amount of the Subordinated Notes to be due and payable immediately; provided, however, that no such declaration may be made unless all obligations under the Senior Notes and the Indenture have been paid in full and discharged. If an Event of Default with respect to certain events of bankruptcy or insolvency occurs and all obligations under the Senior Notes and the Indenture have been paid in full and discharged, then all outstanding Subordinated Notes will become due and payable without any act on the part of any holder of Subordinated Notes.

     LEGAL DEFEASANCE AND COVENANT DEFEASANCE. The Note Purchase Agreement contains legal defeasance and covenant defeasance provisions that are substantially similar to those under the Indenture. See "Description of Senior Notes--Legal Defeasance and Covenant Defeasance."

EQUIPMENT FINANCING

     The Authority has entered into an agreement with Sodek Gaming, Inc. which provides for up to $40 million of financing for the acquisition by the Authority of certain equipment, including gaming equipment. The agreement provides that amounts borrowed for the acquisition of equipment will bear interest, commencing
o the date of delivery of the equipment, at a rate of prime plus two-percent. Amounts borrowed under the financing will be payable over 48 months, commencing 30 days after the Mohegan Sun Casino commences operations. The Construction Budget currently allocates $40 million, the full amount available under the agreement, for the acquisition of equipment.

WORKING CAPITAL FINANCING


     The Authority has signed a commitment letter with a third party lender for $12.5 million of Working Capital Financing. In the event that the Authority requires additional working capital, the Indenture permits up to $25 million in Working Capital Financing, which may be secured by the Note Collateral on a PARI PASSU basis with the Senior Notes. Pursuant to the Secured Completion Guarantee, Sun International is required to arrange or provide financing in the event the Authority is unable to arrange or provide the Working Capital Financing from a third party lender.

                           DESCRIPTION OF SENIOR NOTES


GENERAL

     The Series A Senior Notes were, and the Series B Senior Notes will be, issued pursuant to the Indenture between the Authority, First Fidelity Bank, n/k/a First Union Bank of Connecticut, as trustee (the "Trustee"), and the Tribe for certain limited purposes stated therein. The terms of the Senior Notes include those stated in the Indenture and the Collateral Documents and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The Senior Notes are subject to all such terms, and Holders of the Senior Notes are referred to the Indenture, the Collateral Documents and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture and the Collateral Documents does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Collateral Documents, including the definitions therein of certain terms used below. A copy of the form of Indenture and of each of the Collateral Documents is available from the Authority as described under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Capitalized terms that are used but not otherwise defined in this section of the Prospectus have the meanings assigned them in the Indenture.

RANKING AND SECURITY

     The Series A Senior Notes are, and the Series B Senior Notes will be, ranked senior in right of payment to all Subordinated Indebtedness of the Authority and will rank PARI PASSU in right of payment with the Working Capital Financing and the Equipment Financing.

     The Series A Senior Notes are, and the Series B Senior Notes will be, secured by a first lien on the Note Collateral (which also will secure the Working Capital Financing) owned by the Authority whether such Note Collateral is now owned or hereafter acquired and such first liens on Note Collateral will be subject to Permitted Liens. The Note Collateral includes, without limitation, all of the assets, with certain exceptions, comprising the Resort including the leasehold interest of the Authority in the Resort (other than certain assets to the extent such assets are permitted to be financed by Indebtedness permitted to be incurred pursuant to the covenant entitled "Limitations on Incurrence of Indebtedness" and such Indebtedness is permitted to be secured pursuant to the covenant entitled "Liens" pursuant to clauses (i), (v) and (viii) of the definition of "Permitted Liens").

     Real property pledged as security may be subject to known and unknown environmental risks. Under the federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), as amended, for example, a secured lender may be held liable, in certain limited circumstances, for the costs of remediating a release of or preventing a threatened release of hazardous substances at a mortgaged property.

     Under CERCLA, a person "who, without participating in the management of a facility, holds indicia of ownership primarily to protect his security interest" is not a property owner, and thus not a responsible person under CERCLA. Lenders have seldom been held liable under CERCLA. The lenders who have been found liable have generally been found to have been sufficiently involved in the mortgagor's operations so that they have "participated in the management of the borrower." CERCLA does not specify the level of actual participation in management. There is currently no controlling authority on this matter.

     The Trustee may appoint one or more collateral agents, who may be delegated any one or more of the duties or rights of the Trustee under the Collateral Documents or which are specified in any Collateral Documents.

PRINCIPAL, MATURITY AND INTEREST

     The Series A Senior Notes are, and the Series B Senior Notes will be, secured obligations of the Authority, limited in aggregate principal amount to $175 million and will mature on November 15, 2002.

     Each Senior Note bears interest at the rate of 13 1/2% per annum of the principal amount then outstanding (the "Fixed Interest") from the Issuance Date to the date of payment of such principal amount of such Senior Note. Installments of Fixed Interest become due and payable semi-annually in arrears on each November 15 and May 15 of each year to the Holders of record at the close of business on the preceding November 1 or May 1. Additionally, installments of accrued and unpaid Fixed Interest become due and payable with respect to any principal amount of the Senior Notes that matures (whether at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise) upon such maturity of such principal amount of the Senior Notes. Fixed Interest on the Series A Senior Notes is, and the Series B Senior Notes will be, computed on the basis of a 360-day year, consisting of twelve 30-day months. Each installment of Fixed Interest is or will be calculated to accrue from and including the most recent date to which Fixed Interest has been paid or provided for (or from and include the Issuance Date if no installment of Fixed Interest has been paid) to, but not including, the date of payment.

     In addition, the Senior Notes bear Cash Flow Participation Interest, calculated as described below, from the Commencement Date to the date of payment of the Senior Notes. Installments of accrued or deferred Cash Flow Participation Interest accrued through the Accrual Period (as defined herein) last ended become due and payable semi-annually on each November 15 and May 15 after the Commencement Date to the Holders of record at the close of business on the preceding November 1 or May 1; PROVIDED THAT no Cash Flow Participation Interest is payable with respect to any period prior to the earlier of the first day the Resort commences operations and October 31, 1996. Additionally, all installments of accrued or deferred Cash Flow Participation Interest become due and payable (and may not be further deferred) with respect to any principal amount of the Senior Notes that matures (whether at stated maturity, upon acceleration, maturity of repurchase obligation or otherwise) upon such maturity of such principal amount of the Senior Notes.

     The Authority, at its option, may defer payment of all or a portion of any installment of Cash Flow Participation Interest then otherwise due if, and only to the extent that, (a) the payment of such portion of Cash Flow Participation Interest will cause the Authority's Fixed Charge Coverage Ratio for the four consecutive fiscal quarters last completed prior to such interest payment date to be less than 2.0:1 on a pro forma basis after giving effect to the assumed payment of such Cash Flow Participation Interest but before giving effect to any interest on the Subordinated Notes which is then not payable in cash and (b) the principal of the Senior Notes corresponding to such Cash Flow Participation Interest has not then matured and become due and payable (at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise). Cash Flow Participation Interest that is deferred shall become due and payable on the earlier of (i) the next succeeding interest payment date on which such Cash Flow Participation Interest is not permitted to be deferred, and (ii) upon the maturity of the corresponding principal of the Senior Notes (whether at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise). No interest will accrue on any Cash Flow Participation Interest deferred and which has not yet become due and payable. To the extent permitted by law, interest will accrue on overdue Fixed Interest or Cash Flow Participation Interest at the same rate as the Fixed Interest plus one percent (1%) per annum.

     Each installment of Cash Flow Participation Interest is calculated to accrue (an "Accrual Period") from, but not including, the most recent date to which Cash Flow Participation Interest has been paid or provided for or through which Cash Flow Participation Interest had been calculated and deferred (or from and including the Commencement Date if no installment of Cash Flow Participation Interest has been paid, provided for or deferred) to, and including, either
(a) the last day of the next Semi-annual Period if the corresponding principal of the Senior Notes has not become due and payable or (b) the date of payment if the corresponding principal of the

Senior Notes has become due and payable (whether at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise). With respect to each Accrual Period, Cash Flow Participation Interest accrues daily on the principal of each Senior Note outstanding during such period as follows (except with respect to the Initial Period): (i) for each day during each month that ends during such Accrual Period and which month ends at least 25 days prior to the date of payment, an amount equal to 1/30 of the Monthly Cash Flow Participation Interest on the Senior Note for such month until all of such Monthly Cash Flow Participation Interest on the Senior Note is accrued (and all of such month's Monthly Cash Flow Participation Interest on the Senior Note shall be accrued by the last day of such month) and (ii) for any day in any remaining period, 1/30 of the prior month's Monthly Cash Flow Participation Interest on the Senior Note; provided, however, that additional Cash Flow Participation Interest ceases accruing on any outstanding principal of the Senior Note until the next succeeding September 30, if on any day, the Cash Flow Participation Interest on such principal amount of the Senior Note accrued since the immediately preceding September 30 (excluding any deferred Cash Flow Participation Interest accrued prior to such September 30) exceeds the product of $250 million times such principal amount of the Senior Note divided by $175,000,000. With respect to any principal amount of the Senior Notes during the Initial Period, the Cash Flow Participation Interest accrues daily in the amount of 1/180 of the Cash Flow Participation Interest for such principal in the next succeeding Semi-annual Period.

     Any reference in this Prospectus to "accrued and unpaid interest" on the Senior Notes includes the amount of Fixed Interest, unpaid Cash Flow Participation Interest and Liquidated Damages, if any, due and payable thereon.

     "CASH FLOW PARTICIPATION INTEREST" means, as of any payment date, Cash Flow Participation Interest on the Senior Notes accrued through the Accrual Period last ended (including any Accrual Period that ends on such payment date) and any Cash Flow Participation Interest previously accrued and the payment of which has been permitted to be deferred.

     "COMMENCEMENT DATE" means the earlier of (i) October 31, 1996 and (ii) the first day that the Resort becomes Operating.

     "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.

     "INITIAL PERIOD" means the period, if any, beginning on the Commencement Date and ending on the day prior to the first day that the Resort becomes Operating.

     "MONTHLY CASH FLOW PARTICIPATION INTEREST" means , with respect to any month and any principal amount of the Senior Notes, the product of 5.0% of the Authority's Cash Flow for such month times a fraction, the numerator of which is the principal amount outstanding on the Senior Notes and the denominator of which is $175,000,000.

     "SEMI-ANNUAL PERIOD" means each period that begins on April 1 and ends on the next succeeding September 30 or each period that begins on October 1 and ends on the next succeeding March 31.

     The Senior Notes are payable as to principal, premium, if any, interest (including Cash Flow Participation Interest, if any), and Liquidated Damages at the office or agency of the Authority maintained for such purpose within the City and State of New York or, at the option of the Authority, payment of interest (including Cash Flow Participation Interest, if any), may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes. Until otherwise designated by the Authority, its office or agency in New York is the office of the Trustee maintained for such purpose. The Series A Senior Notes were, and the Series B Senior Notes will be, issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof

NO SINKING FUND

     There will be no mandatory sinking fund payments for the Senior Notes.

MANDATORY REDEMPTION

     The Authority is not required to make mandatory redemptions prior to maturity with respect to the Senior Notes.

OPTIONAL REDEMPTION

     Except as described below, the Senior Notes are not redeemable at the Authority's option prior to November 15, 1999. From and after November 15, 1999, the Authority shall have the option to redeem the Senior Notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest (including Cash Flow Participation Interest and Liquidated Damages, if any), thereon to the applicable redemption date, if redeemed during the twelve (12)-month period beginning on November 15 of the years indicated below:

      YEAR                                                             %
      ----                                                           -----
      1999  . . . . . . . . . . . . . . . . . . . . . . . . . .      110.0
      2000  . . . . . . . . . . . . . . . . . . . . . . . . . .      105.0
      2001  . . . . . . . . . . . . . . . . . . . . . . . . . .      100.0

     Notwithstanding any other provision of the Indenture, if any Gaming Regulatory Authority requires that a Holder or beneficial owner of the Senior Notes must be licensed, qualified or found suitable under any applicable gaming laws in order to maintain any gaming license or franchise of the Authority under any applicable gaming laws, and the Holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Regulatory Authority (or such lesser period that may be required by such Gaming Regulatory Authority) or if such Holder or beneficial owner is not so licensed, qualified or found suitable, the Authority shall have the right, at its option:

     (1) to require such Holder or beneficial owner to dispose of such Holder's or beneficial owner's Senior Notes within 30 days of receipt of such finding by the applicable Gaming Regulatory Authority (or such earlier date as may be required by the applicable Gaming Regulatory Authority); or

     (2) to call for redemption of the Senior Notes of such Holder or beneficial owner at a redemption price equal to the lesser of the principal amount thereof or the price at which such Holder or beneficial owner acquired the Senior Notes, together with, in either case, accrued and unpaid interest (including Cash Flow Participation Interest and Liquidated Damages, if any), to the earlier of the date of redemption or, the date of the finding of unsuitability by such Gaming Regulatory Authority, which may be less than 30 days following the notice of redemption if so ordered by such Gaming Regulatory Authority.

     In connection with any such redemption, and except as may be required by a Gaming Regulatory Authority, the Authority shall comply with the procedures contained in the Indenture for redemptions of the Senior Notes. Under the Indenture, the Authority is not required to pay or reimburse any Holder of the Senior Notes or beneficial owner of Senior Notes who is required to apply for any such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expenses will, therefore, be the obligation of such Holder or beneficial owner. See "Government Regulation."

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Authority will make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the Senior Notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest (including Cash Flow Participation Interest) and Liquidated Damages, if any, to the date of purchase. The Authority shall not be required to make such an offer to purchase (i) if the Change of Control event ceases prior to the closing of such offer or (ii) if on or before the 120th day after the Change of Control, which Change of Control arises under either clause (iv) or (v) of the definition thereof, the Manager is replaced (or the Authority is using its best efforts to effect such a replacement) with a Person with experience and reputation comparable to Sun International. To effect any Change of Control Offer, the Authority will mail a notice to each Holder with the following information:

     (1) a Change of Control Offer is being made pursuant to Section 4.16 of the Indenture, the length of time the offer will remain open and that all Senior Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

     (2) the Offer Amount, the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Change of Control Payment Date");

     (3) any Senior Note not properly tendered or accepted for payment will remain outstanding and continue to accrue interest (including Cash Flow Participation Interest, if any);

     (4) unless the Authority defaults in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

     (5) Holders electing to have any Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender the Senior Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Notes completed, to the Authority, a depositary, if appointed by the Authority, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

     (6) Holders will be entitled to withdraw their tendered Senior Notes and their election to require the Authority to purchase the Senior Notes, PROVIDED, HOWEVER, that the Authority, the depositary or the Paying Agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Senior Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Senior Notes and his election to have such Senior Notes purchased; and

     (7) that Holders whose Senior Notes are being purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

     The Authority will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Notes pursuant to a Repurchase Offer.

     On the Change of Control Payment Date, the Authority will, to the extent permitted by law:

     (1) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Senior Notes or portions thereof so tendered; and

     (3) deliver, or cause to be delivered, to the Trustee for cancellation the Senior Notes so accepted together with an Officers' Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Authority.

     The paying agent will promptly mail to each Holder of Senior Notes the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail to each holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any, PROVIDED, HOWEVER, that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Authority will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The source of funds for any repurchase of Senior Notes upon a Change of Control will be the Authority's cash or cash generated from operations or other sources, including borrowings, sales of assets or Capital Stock. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases. Any failure by the Authority to repurchase Senior Notes tendered pursuant to a Change of Control Offer will be deemed an Event of Default.

ASSET SALES

     The Indenture provides that the Authority will not cause, make or suffer to exist an Asset Sale, unless:

     (1) the Authority receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

     (2) at least 85% of such consideration is in the form of cash; PROVIDED, HOWEVER, that the Authority will not be permitted to make any Asset Sale of Key Project Assets.

     Within 180 days after the Authority's receipt of the Net Proceeds of any Asset Sale, the Authority may apply the Net Proceeds from such Asset Sale to either:

     (1) an investment in the Principal Business or in tangible long-term assets used or useful in the Principal Business; or

     (2)   to permanently reduce Indebtedness that is not Subordinated
Indebtedness.

     Pending the final application of any such Net Proceeds, such Net Proceeds shall be pledged to the Trustee as security for the Senior Notes. Any Net Proceeds from the Asset Sale that are not invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Authority shall make an offer to all Holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including Cash Flow Participation Interest) and Liquidated Damages, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Authority will commence an Asset Sale Offer with respect to Excess Proceeds within 10 Business Days after the date that Excess Proceeds exceeds $5.0 million by mailing the notice required pursuant to the terms of the Indenture. To the extent that the aggregate amount of Senior Notes properly tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, such remaining Excess Proceeds shall be released to the Authority, subject to the terms of the Cash Collateral Accounts Pledge and Security Agreement, and the Authority may use any such remaining Excess Proceeds for any lawful purpose. If the aggregate principal amount of Senior Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased in the manner described under the caption "Selection and Notice" below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Indenture will also require the Authority to grant to the Trustee, on behalf of the Holders of the Senior Notes, a first priority lien on any properties or assets acquired with the Net Proceeds of any such Asset Sale on the terms set forth in the Indenture and the Collateral Documents.

EVENT OF LOSS

     The Indenture provides that within 360 days after any Event of Loss with respect to Note Collateral with a fair market value (or replacement cost, if greater) in excess of $500,000, the Authority may apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Resort, with no concurrent obligation to make any purchase of any Senior Notes, provided that:

     (1) the Authority delivers to the Trustee within 45 days of such Event of Loss a written opinion from a reputable architect that the Resort with at least the Minimum Facilities can be rebuilt, repaired, replaced, or constructed and Operating within 360 days of such Event of Loss and that, with respect to any Event of Loss that occurs on or prior to September 30, 1997, such rebuilding, repair, replacement or construction of improvements can be rebuilt, repaired, replaced or constructed and Operating on or prior to September 30, 1997;

     (2) an Officer's Certificate certifying that the Authority has available from Net Loss Proceeds or cash or sufficient funds on hand to complete such rebuilding, repair, replacement or construction; and

     (3)   the Net Loss Proceeds is less than $50 million.

     Any Net Loss Proceeds from an Event of Loss that are not reinvested or are not permitted to be reinvested as provided above will be deemed "Excess Loss Proceeds." When the aggregate amount of "Excess Loss Proceeds" exceeds $50.0 million, the Authority shall make an offer to all Holders of Senior Notes (an "Event of Loss Offer") to purchase the maximum principal amount of Senior Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Loss Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including Cash Flow Participation Interest and Liquidated Damages), if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Event of Loss Offer is less than the Excess Loss Proceeds, such remaining Excess Loss Proceeds shall be released to the Authority, subject to the terms of the Cash Collateral Accounts Pledge and Security Agreement, and the Authority may use any such remaining Excess Loss Proceeds so released for any lawful purpose. If the aggregate principal amount of Senior Notes surrendered by Holders thereof exceeds the amount of Excess Loss Proceeds, the Trustee shall select the Senior Notes to be purchased in the manner described under the caption "Selection and Notice" below. Upon completion of any such Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero. Pending any permitted rebuilding, repair or construction or the completion of any Excess Loss Offer, the Authority shall pledge to the Trustee as additional Note Collateral any Net Loss Proceeds or other cash on hand required for such permitted rebuilding, repair or construction pursuant to the terms of the Leasehold Mortgage. Such pledged funds will be released to the Authority to pay for such permitted rebuilding, repair or construction or such Event of Loss Offer pursuant to the terms of the Leasehold Mortgage. The Indenture also requires the Authority to grant to the Trustee, on behalf of the Holders of the Senior Notes, a first priority lien on any properties or assets rebuilt, repaired or constructed with such Net Loss Proceeds on the terms set forth in the Indenture and the Collateral Documents.

     The Indenture also provides that with respect to any Event of Loss pursuant to clause (D) of the definition of "Event of Loss" that has a fair market value (or replacement cost, if greater) in excess of $2.0 million, the Authority will be required to receive consideration at least:

     (1) equal to the fair market value (as determined by an Independent Financial Advisor) of the assets subject to an Event of Loss; and

     (2) 85% of which is in the form of cash or Cash Equivalents; PROVIDED, HOWEVER, that the amount of:

     (a) any liabilities (as shown on the Authority's most recent balance sheet or in the notes thereto) of the Authority (other than liabilities that are by their terms expressly subordinated to the Senior Notes), that are assumed by the transferee of any such assets and

     (b) any notes or other obligations received by the Authority from such transferee that are converted by the Authority into cash (to the extent of the cash received) within 10 Business Days following the closing of such sale of the assets subject to such Event of Loss, shall be deemed to be cash only for purposes of satisfying this item 2 and for no other purpose.

     The Indenture also provides that with respect to any Event of Loss with respect to Note Collateral with a fair market value (or replacement cost, if greater) of $500,000 or less, the Net Loss Proceeds therefrom shall be released to the Authority.

EXCESS CASH PURCHASE OFFER

     The Indenture provides that within 120 days after each fiscal year end of the Authority, beginning with the fiscal year that first ends on September 30, 1997, the Authority shall make an offer to all Holders of Senior Notes (the "Excess Cash Purchase Offer") to purchase the maximum principal amount of Senior Notes that is an integral multiple of $1,000 at an offer price equal to the percentage of such principal amount set forth below, plus accrued and unpaid interest to the date of payment (the "Excess Cash Offer Price") that may be purchased with the sum of (i) 50% of the Excess Cash Flow in respect of the fiscal year then ended (or if the amount of Excess Cash Flow for such period is less than $2.0 million and is greater than zero, then the Excess Cash Flow shall be deemed zero, or if the amount of Excess Cash Flow for such period is less than zero, the amount of such negative amount), (ii) the amount of Deferred Subordinated Interest for such fiscal year and (iii) accrued and unpaid interest (including Cash Flow Participation Interest), if any, to the date fixed for the closing of such Excess Cash Purchase Offer on such principal (collectively the amounts under clauses (i) and (ii), the "Excess Cash Purchase Amount").

      YEAR                                                             %
      ----                                                           -----
      1997  . . . . . . . . . . . . . . . . . . . . . . . . . .      113.5
      1998  . . . . . . . . . . . . . . . . . . . . . . . . . .      112.0
      1999  . . . . . . . . . . . . . . . . . . . . . . . . . .      110.0
      2000  . . . . . . . . . . . . . . . . . . . . . . . . . .      105.0
      2001  . . . . . . . . . . . . . . . . . . . . . . . . . .      100.0


     The Excess Cash Purchase Offer is required to remain open for 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law. Upon the expiration of such period, the Authority will apply the Excess Cash Purchase Amount to the purchase of all Senior

Notes tendered at the Excess Cash Offer Price. If less than all the Senior Notes tendering in such Excess Cash Purchase Offer are required to be purchased by the Authority, the Authority will purchase Senior Notes pro rata from each tendering Holder in accordance with the principal amount of indebtedness properly tendered. To the extent that the aggregate principal amount of Senior Notes properly tendered pursuant to any Excess Cash Purchase Offer is less than the Excess Cash Purchase Amount with respect thereto, the Authority is required to make an offer to purchase Subordinated Notes from the holders thereof. See "Subordinated Note Purchase Agreement--Remaining Excess Cash Purchase Offer".

SELECTION AND NOTICE

     If less than all of the Senior Notes are to be purchased in an Asset Sale Offer, Event of Loss Offer or Excess Cash Purchase Offer or redeemed at any time, selection of Senior Notes for purchase or redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a PRO RATA basis, by lot or by such other method as the Trustee considers fair and appropriate (and in such manner as complies with applicable legal requirements), PROVIDED, that no Senior Notes of $1,000 or less shall be purchased or redeemed in part.

     The Authority shall mail, by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date, a notice of purchase or redemption to each Holder of Senior Notes to be purchased or redeemed at such Holder's registered address. If any Senior Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Senior Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

     A new Senior Note in principal amount equal to the unpurchased or unredeemed portion of any Senior Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. On and after the purchase or redemption date unless the Authority defaults in payment of the purchase or redemption price, interest shall cease to accrue on Senior Notes or portions thereof purchased or called for redemption.

CERTAIN COVENANTS

USE OF PROCEEDS

     The Indenture provides that the Authority use the net proceeds from the sale of the Series A Senior Notes and the net proceeds from the sale of the Subordinated Notes (to the extent provided in the Indenture), only for Permitted Proceed Uses. The Authority caused the net proceeds from the sale of the Series A Senior Notes and the net proceeds from the sale of the Subordinated Notes to be deposited into the Escrow Account and such net proceeds will be disbursed only in accordance with the Disbursement and Escrow Agreement. See "Material Agreements--Disbursement and Escrow Agreement."

CONSTRUCTION

     The Indenture provides that the Authority cause construction of the Resort, including the furnishing, fixturing and equipping thereof, to be prosecuted with diligence and continuity in a good and worker-like manner substantially in accordance with the Plans and within the Construction Budget.

GAMING LICENSES

     The Indenture provides that the Authority use its best efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Resort, PROVIDED, THAT, if in the course of the exercise of its governmental or regulatory functions the Authority is required to suspend or revoke any consent, permit or license or close or suspend any operation of any part of the Resort as a result of any noncompliance with law, the Authority use its best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Resort will be opened and fully Operating.

     The Authority shall file with the Trustee and provide Holders of Senior Notes, promptly after receipt by the Authority, any Notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines, from the NIGC pursuant to 25 C.F.R. Part 573 or 575 (or any successor provision) and any Notice of Non-Compliance issued by, or cause of action commenced by, the State of Connecticut under Section 13 of the Compact (or any successor provision).

RESTRICTED PAYMENTS

     The Indenture provides that the Authority shall not directly or indirectly:

     (i) purchase, redeem, defease, or otherwise acquire or retire for value any Subordinated Indebtedness of the Authority or make any interest payment on the Subordinated Notes;

     (ii) make any payment or distribution to the Tribe (or any other agency, instrumentality or political subunit thereof) or make any general distribution to the members of the Tribe;

     (iii) make any Management Fee payment or pay any other management or similar fee to the Manager or its affiliates;

     (iv) make any payment in respect of repayment or reimbursement of any obligations under the Secured Completion Guarantee; or

     (v)   make any Restricted Investment

     (all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as "Restricted Payments"), unless, such Restricted Payment is:

     (a) a monthly payment of the Minimum Priority Payment to the Tribe in an amount not to exceed $50,000 per month pursuant to the terms of the Gaming Facility Management Agreement in effect on the Issuance Date;

     (b) a monthly payment of a Management Fee to TCA in respect of the Net Revenues of the prior month pursuant to the terms of the Management Agreement in effect on the Issuance Date, which fee may not be greater than that provided by
Section 6.4 of such Management Agreement and any management fee in respect of any commercial activity not covered by the Management Agreement (provided that all such fees shall be after paying all Operating Expenses, the Minimum Priority Payment, any required deposit in the Cash Maintenance Account and the Interest and Excess Cash Flow Account and replacement reserve deposits);

     (c) a monthly payment to the Tribe in respect of the Net Revenues for the prior month, which payment shall not exceed the amount payable to the Tribe pursuant to Section 6.4 of the Management Agreement in effect on the Issuance Date and any Net Revenues from commercial activities not covered under the Management Agreement (provided that all such payments shall be after (i) payments of amounts required by the Management Agreement to be paid prior to payments to the Tribe (other than the Minimum Priority Payment), and
(ii) without limiting the generality of clause (i), payments of Operating Expenses, the Minimum Priority Payment, required deposits in the Cash Maintenance Account, the Interest and Excess Cash Flow Account, and Replacement Reserve Account, Management Fees and required payments on the Subordinated Notes permitted by the Indenture;

     (d) payment of interest on the Subordinated Notes in accordance with the terms of the Subordinated Notes as in effect on the issuance date of the Indenture;

     (e) redemption of the Subordinated Notes pursuant to the requirements of any gaming law as provided for in the Note Purchase Agreement in effect on the Issuance Date;

     (f) an annual purchase, redemption, defeasance or retirement of any Subordinated Indebtedness to be paid no earlier than the day after any required payment to the Holders of the Senior Notes in respect of any Excess Cash Purchase Offer has been made, in an amount equal to the Excess Cash Purchase Amount offered to the Holders of the Senior Notes under the covenant entitled "Excess Cash Purchase Offer" in respect of such year and not accepted by such Holders at a price not to exceed 100% of the principal amount thereof and accrued and unpaid interest;

     (g) an annual payment to the Tribe to be paid no earlier than the day after any required payment has been made to the Holders of the Senior Notes in respect of any Excess Cash Flow Offer (or, if no such offer is required to be made in respect of any year, no earlier than May 1 of the next succeeding year), in an amount not to exceed the amount of the Excess Cash Purchase Amount for the prior year, PROVIDED such amount was (i) first offered to the Holders of the Senior Notes under the covenant entitled "Excess Cash Purchase Offer," and not accepted by the Holders of the Senior Notes and, to the extent not accepted by the Holders of the Senior Notes, was offered to the holders of the Subordinated Notes under clause (f) of this covenant and not accepted by them, or (ii) not required to be offered to the Holders of the Senior Notes under the covenant entitled "Excess Cash Purchase Offer"; or

     (h) Restricted Investments in Resort Support Entities after the Resort becomes Operating, not to exceed $2.0 million in the aggregate outstanding at any one time; provided that such amounts correspondingly reduce the distributions under foregoing clauses (a), (b) or (c);

     PROVIDED, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (b), (c), (g) or (h), no Payment Default shall have occurred and be continuing or would occur as a consequence thereof or any Blockage Period be in effect for any Payment Blockage Notice; and PROVIDED, FURTHER that at the time of and after giving effect to, any Restricted Payment permitted under clause (d), (e) or (f), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

     For purposes of determining the amount of Restricted Investments outstanding at any time, all Restricted Investments shall be valued at their fair market value at the time made (in each case as determined in good faith by the Authority's Management Board), and no adjustments shall be made for subsequent changes in fair market value.

LIMITATIONS ON INCURRENCE OF INDEBTEDNESS

     The Indenture provides that the Authority shall not, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur" and correlatively, an "incurrence" of) any Indebtedness (including Acquired Indebtedness); PROVIDED, HOWEVER, that the Authority may incur Indebtedness if:

     (i) the Fixed Charge Coverage Ratio for the Authority's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would have been at least 2.50 to 1 if the date on which such Indebtedness is incurred is on or prior to November 15, 1997, 2.75 to 1 if such date is after November 15, 1997 and on or prior to November 15, 1999 and 3.00 to 1 thereafter, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and application of proceeds had occurred at the beginning of such four-quarter period;

     (ii) such Indebtedness is expressly subordinated in right of payment to the Senior Notes; and

     (iii) such Indebtedness does not have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Senior Notes.

        The foregoing limitations shall not apply to:

     (a) the incurrence by the Authority of Indebtedness and letters of credit for working capital purposes (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Authority under the related reimbursement or other similar agreement) in an aggregate principal amount not to exceed at any one time $25.0 million less any amount that is a permanent reduction in principal for purposes of calculating Excess Cash Flow which may be secured by a pari passu lien on the Note Collateral;

     (b) the incurrence by the Authority of Indebtedness represented by the Senior Notes and the Subordinated Notes or the incurrence of Subordinated Indebtedness to evidence advances under the Secured Completion Guarantee pursuant to the terms thereof;

     (c) the incurrence by the Authority of Indebtedness represented by Capital Lease Obligations or purchase money obligations; PROVIDED, that:

           (A) the Authority may not incur Indebtedness with a principal amount in excess of $40.0 million pursuant to this clause (c);

           (B) the proceeds are used for the purpose of financing all or any part of the purchase or lease of personal property or equipment used in the business of the Authority;

           (C) the term of any Indebtedness incurred pursuant to this clause
     (c) at the time of incurrence is not less than four years; and

           (D) the Weighted Average Life to Maturity of all Indebtedness incurred pursuant to this clause (c) at the time of incurrence is not less than two years;

     (d) the incurrence by the Authority of Indebtedness the proceeds of which are used to develop, design or construct a hotel or hotels with at least 200 rooms as part of the Resort; provided however, that the aggregate principal amount of such Indebtedness (excluding any portion thereof that is original issue discount) does not exceed $35.0 million; and provided that such Indebtedness is not secured by any Note Collateral;

     (e) the incurrence by the Authority of Indebtedness (the "Refinancing Indebtedness") issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund Indebtedness referred to in the first paragraph of this covenant or in clauses (b), (c), (d) or (e), PROVIDED, HOWEVER, that:

           (A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus the amount of reasonable expenses incurred and any premium paid in connection therewith or the amount of any original issue discount),

           (B) the Refinancing Indebtedness shall, if applicable, be subordinate in right and priority of payment to the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded, and

           (C) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; and

     (f) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding.

         The Indenture also provides that if this covenant authorizes the incurrence of any Indebtedness that may be secured by a Pari Passu Lien on the Note Collateral, the Trustee is authorized to enter into an intercreditor agreement with the holder of such pari passu Indebtedness (the "Pari Passu Debtholder") upon the request of the Authority that provides to the effect of at least the following:

     (a) the Lien of the Trustee on the Note Collateral shall be equal in priority (regardless of the time or method of attachment or perfection) to the Lien in favor of, or for the benefit of, such Pari Passu Debtholder for the sum of (1) a principal amount of Indebtedness not to exceed the principal amount permitted by the Indenture to be secured by a Pari Passu Lien and (2) any other Obligations in respect of such principal amount of pari passu Indebtedness;

     (b) such intercreditor agreement is solely for the purpose of establishing the relative interests of the Pari Passu Debtholder and the Trustee and the Holders of Senior Notes and is not for the benefit of any other party;

     (c) the Trustee, so long as the principal amount of the outstanding Senior Notes is greater than the principal amount outstanding on such pari passu Indebtedness, shall have the sole right to take, enforce or exercise any right or remedy, to take or exercise any action or election or to refrain from taking or exercising any action with respect to any of the Note Collateral or the Collateral Documents; and so long as the principal amount of the outstanding Senior Notes is greater than the principal amount outstanding on such pari passu Indebtedness, the Pari Passu Debtholder shall not, and shall not permit any of its representatives to, take, enforce or exercise any right or remedy, to take or exercise any action or election or to refrain from taking or exercising any action with respect to any of the Note Collateral or any of its collateral or security documents with respect to any of the Note Collateral; provided, that the Pari Passu Debtholder may take or exercise any action or election or refrain from taking or exercising any action with respect to any collateral that is not Note Collateral or under any document that does not apply to the Note Collateral; and provided, further, that the Trustee shall have no duty or obligation to any Pari Passu Debtholder in taking or exercising any action or election or in refraining from taking or exercising any action with respect to any of the Note Collateral or the Collateral Documents;

     (d) each of the Trustee and the Pari Passu Debtholder agree that any money or funds realized with respect to the Note Collateral in connection with the enforcement or exercise of any right or remedy with respect to any Note Collateral following the acceleration of the Senior Notes shall be distributed as follows: First, to the payment of all reasonable expenses in connection with the collection, realization or administration of such funds or the exercise of rights or remedies; Second, to each holder of Indebtedness secured by a Pari Passu Lien on the Note Collateral, a proportion of such remaining money or funds in the same proportion as the total outstanding obligations so secured held by such holder bears to the total outstanding obligations so secured until all such secured obligations have been paid in full; and Third, to the Authority or to whosoever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct;

     (e) the Trustee agrees that any amounts in the Cash Collateral Accounts in the name of the Trustee shall be held for the ratable benefit of the Holders of the Senior Notes and the Pari Passu Debtholders; and

     (f) each of the Trustee, the Holders of Senior Notes and the Pari Passu Debtholders shall have the right to alter or amend their respective agreements and documents with the Authority or the Tribe in accordance with their terms and to release any Note Collateral from their respective Liens in accordance with the terms of their respective agreements.

LIENS

     The Indenture provides that the Authority will not directly or indirectly create, incur, assume or suffer to exist any Lien, except Permitted Liens, on any asset owned as of the Issuance Date or thereafter acquired by the Authority or any income or profits therefrom, or assign or convey any right to receive income therefrom.

LIQUIDATION OR DISSOLUTION

     The Indenture provides that the Authority shall not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more transactions. The Authority shall not consolidate or merge with or into any other Person.

TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Authority shall not sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, the Tribe, the Management Company or any Affiliate of the Tribe or of the Management Company (each of the foregoing, an "Affiliate Transaction"), unless:

     (i) such Affiliate Transaction is on terms that are no less favorable to the Authority than those that would have been obtained in a comparable transaction by the Authority with an unrelated Person and

     (ii)  the Authority delivers to the Trustee:

           (a) with respect to any Affiliate Transaction involving aggregate payments in excess of $2.0 million, a resolution adopted by a majority of the disinterested members of the Management Board approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and

           (b) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, a written opinion as to the fairness of such Affiliate Transaction to the Authority from a financial point of view issued by an Independent Financial Advisor with assets in excess of $1.0 billion.

     The foregoing provisions shall not apply to the following: (i) Restricted Payments permitted by the covenant of the Indenture entitled "Restricted Payments" (ii) the Development and Construction Agreement or the Management Agreement in effect on the Issuance Date or (iii) any management agreement for any commercial operations not covered by the Management Agreement that does not provide for any compensation to the Manager greater than 40% of Net Revenues from such operations and which provides that such fees are subordinated to the payment of the Senior Notes to the same extent as the Management Agreement provides.

LINE OF BUSINESS

     The Indenture provides that for so long as any Senior Notes are outstanding, the Authority shall not engage in any business or activity other than the Principal Business.

RESTRICTIONS ON LEASING AND DEDICATION OF LEASED PROPERTY

     The Indenture provides that the Authority shall not lease, sublease, or grant a license, concession or other agreement to occupy, manage or use any Note Collateral owned or leased by the Authority (each, a "Lease
Transaction"), other than the following Lease Transactions; PROVIDED that:

     (1) no Default or Event of Default has occurred or is continuing immediately after entering into such Lease Transaction (or immediately after any extension or renewal of such Lease Transaction made at the option of the Authority) and

     (2) no gaming or casino operations may be conducted on any Note Collateral that is the subject of such Lease Transaction other than by the
Authority:

          (a) the Authority may enter into a Lease Transaction with respect to any space on or within the Resort with any Person, PROVIDED that:

               (i) such Lease Transaction will not interfere with, impair or detract from the operations of the Resort and will, in the opinion of the Authority, enhance the value and operations of the Resort;

               (ii) such Lease Transaction is at a fair market rent (in light of other similar or comparable prevailing commercial transactions) and contains such other terms such that the Lease Transaction, taken as a whole, is commercially reasonable and fair to the Authority in light of prevailing or comparable transactions in other casinos, hotels, attractions or shopping venues; and

               (iii) such Lease Transaction complies with all applicable law, including obtaining any consent of the BIA, if required;

          (b)  the Authority and the Tribe may enter into the Lease;

          (c) the Authority may enter into a management or operating agreement with respect to any Note Collateral, including any hotel (other than any Note Collateral or space used for any casino or gaming operations) with any Person; PROVIDED that:

               (i) the manager or operator has experience in managing or operating similar operations;

               (ii) such management or operating agreement is on commercially reasonable and fair terms to the Authority; and

               (iii) such management or operating agreement is terminable without penalty to the Authority upon no more than 90 days written notice; and

          (d) the Authority may enter into the Management Agreement and any hotel management agreement with the Manager; PROVIDED THAT the compensation to the Manager does not exceed 40% of the Net Revenues of such operation and that such fees are subordinate to the payment of the Senior Notes to the same extent as provided in the Management Agreement.

     The Trustee shall enter into a leasehold non-disturbance agreement with respect to any Lease Transaction permitted under clause (a) above, in the event that the Trustee, on behalf of the Holders of Senior Notes, forecloses or takes possession of any Note Collateral. Such an agreement shall provide, among other things, that any action taken with respect to any Note Collateral, including any sale of Note Collateral, will be subject to the terms of the Lease Transaction and will permit the lessee to cure certain defaults under such Lease Transaction. No Lease Transaction may provide that the Authority may subordinate its leasehold or fee interest to any lessee or any financing party of any lessee.

CASH MAINTENANCE ACCOUNT

     The Indenture provides that the Authority shall deposit into the Cash Maintenance Account on a monthly basis, 1/12 of the amounts set forth below for each year indicated plus any amounts deferred from any prior month pursuant to the next paragraph, no later than 25 days after the end of such calendar month:

         YEAR       AMOUNT
         ----       ------
         1997       $6,000,000
         1998       $6,000,000
         1999       $6,000,000
         2000       $6,000,000
         2001       $6,000,000
         2002       thereafter, such amount necessary to
                    keep at least $36,000,000 in the Cash
                    Maintenance Account.

     To the extent that any amount required to be deposited into the Cash Maintenance Account in any month exceeds the Cash Available for Cash Maintenance Account for the prior month, then the deposit of such excess amount may be deferred until the next succeeding month or months in which the Cash Available for Cash Maintenance Account is sufficient. Amounts in the Cash Maintenance Account may be withdrawn by the Trustee and applied for any purpose set forth under the caption "Authorization of Receipt of Funds by the Trustee Under the Collateral Documents."

     The Authority has established the Cash Maintenance Account with an Eligible Institution, which initially is the Trustee. Any amounts deposited into the Cash Maintenance Account may be invested only in Cash or Cash Equivalents. Provided that no Event of Default has occurred and is continuing, the Authority may, from time to time, direct the investment of the funds in the Cash Maintenance Account in Cash Equivalents. The Cash Maintenance Account and any investments constituting funds thereof shall be in the name of the Trustee for the ratable benefit of the Holders of the Senior Notes. The Authority has granted and shall maintain a perfected, first priority security interest in favor of the Trustee for the ratable benefit of the Holders and a perfected, second priority security interest for the ratable benefit of the holders of the Subordinated Notes in all amounts in, or investments constituting amounts in, the Cash Maintenance Account. If an Event of Default has occurred and is continuing, notwithstanding the second priority security interest in favor of the holders of the Subordinated Notes, the Trustee shall have the authority to direct any investments in the Cash Maintenance Account, liquidate or sell any investments therein, to take possession of any cash or investments therein and to hold such amounts as additional Note Collateral, apply any such cash or investments to the payment of principal and interest on the Senior Notes, maintain, repair or otherwise protect the Note Collateral or the other rights of the Holders of the Senior Notes or to take any other appropriate action or remedy.

     Upon repayment in full of all obligations under the Senior Notes and the Indenture and the discharge of the Indenture, if any amount of principal or interest on the Subordinated Notes is then outstanding and unpaid, the perfected second priority security interest in favor of the holders of the Subordinated Notes shall become (and the Authority and the Trustee shall take all action necessary to cause it to become) a perfected, first priority security interest for the ratable benefit of the holders of the Subordinated Notes to secure the obligations of the Authority under the Subordinated Notes. If the Subordinated Notes have been discharged and paid in full, then such amounts in the Cash Maintenance Account shall be returned to the Authority or to whomsoever a court of competent jurisdiction may so direct.

INTEREST AND EXCESS CASH FLOW ACCOUNT

     The Indenture provides that the Authority deposit into the Interest and Excess Cash Flow Account on a monthly basis the amount of fixed interest accrued during the prior month on the Senior Notes, 50% of the Excess Cash Flow for the prior month on the Senior Notes and 100% of all Deferred Subordinated Interest for the prior month and the amount of Cash Flow Participation Interest accrued for the prior month. The Authority shall establish the Interest and Excess Cash Flow Account with an Eligible Institution. Any amounts deposited into the Interest and Excess Cash Flow Account may be invested only in Cash or Cash Equivalents. Provided that no Event of Default has occurred and is continuing, the Authority may, from time to time, direct the investment of the funds in the Interest and Excess Cash Flow Account in Cash Equivalents. The Interest and Excess Cash Flow Account and any investments constituting funds thereof shall be in the name of the Trustee for the ratable benefit of the Holders of the Senior Notes and may be withdrawn by the Trustee or upon the request of the Authority to (i) pay interest on the Senior Notes, (ii) make an Excess Cash Purchase Offer, and
(iii) with respect to amounts deposited in respect of Excess Cash Flow, make payments or expenditures that reduce Excess Cash Flow. Funds in the Interest and Excess Cash Flow Account which were to be withdrawn to make an Excess Cash Purchase Offer but which are not accepted in such an offer may be used by the Authority as provided under the caption "Restricted Payments." The Authority shall grant and maintain a perfected, first priority security interest in favor of the Trustee for the ratable benefit of the Holders in all amounts in, or investments constituting amounts in, the Interest and Excess Cash Flow Account. If an Event of Default has occurred and is continuing, the Trustee shall have the authority to direct any investments in the Interest and Excess Cash Flow Account, liquidate or sell any investments therein, or to take possession of any cash or investments therein and to hold such amounts as additional Note Collateral, apply any such cash or investments to the payment of principal and interest on the Senior Notes, maintain, repair or otherwise protect the Note Collateral or the other rights of the Holders of the Senior Notes or to take any other appropriate action or remedy.

     Upon repayment in full of all obligations under the Senior Notes and the Indenture and the discharge of the Indenture, if any amount of principal or interest on the Subordinated Notes is then outstanding and unpaid, the amounts in the Interest and Excess Cash Flow Account shall be disbursed to an escrow agent or trustee selected by the holders of the Subordinated Notes, and reasonably acceptable to the Authority, as collateral to secure the obligations of the Authority under the Subordinated Notes. If the Subordinated Notes have been discharged and paid in full, then such amounts in the Interest and Excess Cash Flow Account shall be returned to the Authority or to whomsoever a court of competent jurisdiction may so direct.

MAINTENANCE OF INSURANCE

     The Indenture provides that, until the Senior Notes have been paid in full, the Authority shall maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty, and shall have provided insurance certificates evidencing such insurance to the Trustee prior to the Issuance Date and shall hereafter provide such certificates prior to the anniversary or renewal date of each such policy, which certificate shall expressly state the expiration date for each policy listed. The Authority shall furnish or cause to be furnished certified copies of the policies.

     Customary insurance coverage shall be deemed to include the following:

     (i) workers' compensation insurance to the extent required to comply with all applicable state, territorial, or United States laws and regulations, or the laws and regulations of any other applicable jurisdiction;

     (ii) comprehensive general liability insurance with minimum limits of $10 million;

     (iii) umbrella or bumbershoot liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $50 million; and

     (iv) property insurance protecting the property against loss or damage by fire, lightning, windstorm, tornado, water damage, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane, and such other risks and hazards as are from time to time covered by an "all-risk" policy or a property policy covering "special" causes of loss (such insurance shall provide coverage of not less than 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements and with a deductible no greater than $500,000 (other than earthquake insurance, for which the deductible may be up to 10% of such replacement value)).

     All insurance required under the Indenture (except workers' compensation) shall name the Authority and the Trustee as additional insureds, with losses in excess of $1 million payable jointly to the Authority and the Trustee (unless a Default or Event of Default has occurred and is then continuing, in which case all losses are payable solely to the Trustee), with no recourse against the Trustee for the payment of premiums, deductibles, commissions or club calls, and for at least 30 days notice of cancellation. All such losses in excess of $1 million shall be deposited in the Event of Loss Account to be established pursuant to Section 10.12 of the Indenture and shall be pledged to the Trustee until released in accordance with the terms of the applicable Collateral Document. All such insurance policies shall be issued by carriers having an A.M. Best & Company, Inc. rating of "A" or higher and a financial size category of not less than XII, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker. The Authority shall deliver to the Trustee on the Issuance Date and each anniversary thereafter a certificate of an insurance agent stating that the insurance policies obtained by the Authority comply with this covenant and the related applicable provisions of the Collateral Documents.

LIMITATION ON STATUS AS INVESTMENT COMPANY

     The Indenture prohibits the Authority from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act of 1940.

COLLATERAL DOCUMENTS

     The Indenture provides that the Authority will not amend, waive or modify, or take or refrain from taking any action that has the effect of amending, waiving or modifying, any provision of the Collateral Documents, the Management Agreement or the Note Purchase Agreement to the extent that such amendment, waiver, modification or action could have an adverse effect on the rights of the Trustee or the Holders; PROVIDED, that:

     (i) the Note Collateral may be released or modified as expressly provided in the Indenture and in the Collateral Documents;

     (ii) the Construction Budget may be amended as expressly provided in the Disbursement and Escrow Agreement;

     (iii) the Indenture, the Management Agreement and any of the Collateral Documents may be otherwise amended, waived or modified as set forth under the caption "Amendment, Supplement and Waiver" in the Indenture;

     (iv) the Note Purchase Agreement may be amended in accordance with its terms, provided such amendments do not:

          (a) cause or permit any principal, interest or premium on the Subordinated Notes to be paid or to become due and payable at any time earlier than such would become paid or due and payable without such amendment;

          (b)  amend any terms of the subordination of the Subordinated Notes;
     or

          (c) amend any provision included therein expressly for the benefit of the Senior Notes; and

     (v) the Management Agreement may be amended with the consent of the NIGC; PROVIDED THAT such amendment does not adversely affect the economic rights of the Holders of the Senior Notes.

FURTHER ASSURANCES

     The Indenture provides that the Authority will do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required from time to time in order (i) to carry out more effectively the purposes of the Collateral Documents, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby, (iii) to perfect and maintain the enforceability validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Trustee any of the rights granted or now or hereafter intended by the parties thereto to be granted to the Trustee, the Holders of the Senior Notes or under any other instrument executed in connection therewith or granted to the Authority under the Collateral Documents or under any other instrument executed in connection therewith.

REPORTS

     Under the terms of the Indenture, notwithstanding that the Authority may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Authority will file with the SEC all information, documents and reports specified in Section 13 or 15(d) of the Exchange Act.

     Under the terms of the Indenture, the Authority has agreed to file with the Trustee and provide Holders of Senior Notes, within 15 days after the Authority files the same with the SEC, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rule or regulation prescribe) which the Authority would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Authority may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Authority to continue to file with the SEC and provide the Trustee and Holders of Senior Notes with, without cost to each such holder:

     (i) within 90 days after the end of each fiscal year, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

     (ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q (or any successor or comparable form); and

     (iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor or comparable form) containing the information required to be contained therein (or required in any successor or comparable form); PROVIDED, HOWEVER, that the Authority shall not be so obligated to file such reports with the SEC if the SEC does not permit such filings.

     The Authority has also agreed to include in such reports the anticipated completion date of the Resort and, in the case of quarterly reports, the Cash Flow Participation Interest paid, the Cash Flow Participation Interest Accrual amount and Cash Flow with respect to the most recently ended fiscal quarter of the Authority, and in the case of annual reports, the audited Cash Flow Participation Interest paid, the Cash Flow Participation Interest Accrual amount and audited Cash Flow for the most recently ended fiscal year and for each of the Semi-annual Periods ending in such fiscal year. The Authority will in all cases, without cost to each recipient, provide copies of such information to the Holders of the Senior Notes and, if they are not permitted to file such reports with the SEC, shall make available such information to prospective purchasers and to securities analysts and broker-dealers upon their request.

     The Authority has also agreed to file with the Trustee and provide to Holders of Senior Notes, within 15 days after it files them with the NIGC, copies of all reports which the Authority is required to file with the NIGC pursuant to 25 C.F.R. Part 514.

     Not later than the date of filing any quarterly or annual report, the Authority has agreed to deliver to the Trustee an Officers' Certificate stating that each Restricted Payment made in the prior fiscal quarter was permitted and setting forth the basis upon which the calculations required by the covenant in the Indenture relating to "Restricted Payments" were computed, which calculations may be based upon the Authority's latest available financial statements.

SECURITY

     The Series A Senior Notes are, and the Series B Senior Notes will be, secured by a first lien on the Note Collateral (which also will secure the Working Capital Financing) owned by the Authority, whether now owned or hereafter acquired, subject to Permitted Liens, which include, without limitation, all of the assets comprising the Resort (other than any assets which if pledged, hypothecated or given as collateral security would require the Trustee or a holder or beneficial holder of the Senior Notes to be licensed, qualified or found suitable and other than certain assets to the extent such assets are permitted to be financed by Indebtedness permitted to be incurred pursuant to the covenant in the Indenture entitled "Limitation on Incurrence of Indebtedness" and such Indebtedness is permitted to be secured pursuant to the covenant entitled "Liens" pursuant to clause (ii), (iii),
(ix) or (xi) of the definition of "Permitted Liens").

     So long as no Event of Default has occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Collateral Documents, the Authority is entitled to use the Note Collateral in a manner consistent with normal business practices. Upon the occurrence and during the continuance of an Event of Default, the Trustee may sell the Note Collateral or any part thereof in accordance with the terms of the Collateral Documents. All funds distributed under the Collateral Documents and received by the Trustee for the benefit of the Holders of the Senior Notes shall be distributed by the Trustee in accordance with the provisions of the Indenture.

     Under the terms of the Collateral Documents, the Trustee may determine the circumstances and manner in which the Note Collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Note Collateral from the Liens created by the Collateral Documents and whether to foreclose on the Note Collateral following an Event of Default. Subject to certain additional provisions set forth in the Indenture, the Note Collateral may be released from the Lien and security interest created by the Indenture and the Collateral Documents at any time or from time to time upon the request of the Authority pursuant to an Officers' Certificate certifying that all terms for release and conditions precedent under the Indenture and under any applicable Collateral Document have been met and specifying

     (i)  the identity of the Note Collateral to be released and

     (ii) the provision of the Indenture which authorizes such release.

     The Trustee shall release (at the sole cost and expense of the Authority):

     (i) Note Collateral that is the subject of an Asset Sale or that is sold, transferred or otherwise disposed of (other than any Asset Sale to the Tribe or any Affiliate of the Tribe); PROVIDED, such transaction is or will be in accordance with provisions of the Indenture or the applicable Collateral Document, including, without limitation, the requirement that the net proceeds from such transaction or Asset Sale are or will be applied in accordance with the Indenture;

     (ii) Note Collateral that is condemned, seized or taken by the power of eminent domain or otherwise confiscated pursuant to an Event of Loss; PROVIDED that the Net Loss Proceeds, if any, from such Event of Loss are or will be applied in accordance with the covenant described above under "Event of Loss";

     (iii) Note Collateral which may be released with the consent of Holders of Senior Notes pursuant to the amendment provisions of the Indenture;

     (iv) all Note Collateral (except as provided in the discharge and defeasance provisions of the Indenture and, in particular, the funds in the trust fund described in such provisions and any funds in any accounts established under the caption "Cash Funds Pledge") upon discharge or defeasance of the Indenture in accordance with the discharge and defeasance provisions thereof;

     (v) all Note Collateral upon the payment in full of all obligations of the Authority with respect to the Senior Notes;

     (vi) any amounts in the Cash Maintenance Account, Interest and Excess Cash Flow Account, Net Receipts Accounts or any other cash or Cash Equivalents held as security for the Senior Notes may be released in accordance with the Indenture, the Cash Collateral Accounts Pledge and Security Agreement or any other relevant Collateral Document; and

     (vii) Note Collateral under the Leasehold Mortgage may be released in accordance with the terms thereof.

     The Indenture provides that the Net Proceeds of all Asset Sales and the Net Loss Proceeds of all Events of Loss of assets constituting Note Collateral (other than Permitted Investments), as well as Excess Proceeds, be promptly and without any commingling deposited with the Trustee in a Cash Collateral Account subject to a lien in favor of the Trustee for the benefit of the Holders of the Senior Notes unless and until applied as permitted under the covenant described under "Asset Sales" or "Events of Loss," as the case may be. The Trustee shall release to the Authority any Excess Proceeds or Excess Loss Proceeds, as the case may be, that remain after making an offer to purchase the Senior Notes in compliance with the covenant described under "Asset Sales" or "Events of Loss," as the case may be. Amounts so paid to the Trustee shall be invested or released in accordance with the provisions of the Indenture.

DISBURSEMENT AND ESCROW AGREEMENT

     Pursuant to a Disbursement and Escrow Agreement entered into between the Authority, the Trustee, First Fidelity Bank, n/k/a First Union Bank of Connecticut (the "Escrow Agent"), the Manager, Sun International and Chicago Title Insurance Company (the "Disbursement Agent"), the Authority has placed all of the net proceeds of the Offering together with the net proceeds from the sale of the Subordinated Notes (to the extent provided below) into the Escrow Account, to be held in escrow and invested in cash or Cash Equivalents by the Escrow Agent until needed from time to time to fund the construction of the Resort pursuant to the terms of the Disbursement and Escrow Agreement. All such funds will be held in the Escrow Account until disbursed in accordance with a detailed line-item Construction Budget. To the extent any net proceeds of the sale of Subordinated Notes remain subsequent to the acquisition of the land on which the Resort will be constructed, such net proceeds will be placed in the Escrow Account. Subject to certain exceptions set forth in the Disbursement and Escrow Agreement, the Disbursement Agent will authorize the disbursement of funds from the Escrow Account only upon the satisfaction of the disbursement conditions set forth in the Disbursement and Escrow Agreement. Such conditions generally include that the Manager, on behalf of the Authority, deliver a certificate certifying as to, among other things, the application of the funds to be disbursed, the conformity of construction undertaken to date with the plans and specifications, the expectation that the Resort will be Operating by October 31, 1996, lien releases and title insurance policies assuming that the Resort continues to be subject only to Permitted Liens, if applicable, the accuracy of the Construction Budget, the sufficiency of remaining funds to complete the Resort within each line item allocation, compliance with line item budget allocations taking into account allocations for contingencies and the absence of an Event of Default under the Indenture and the satisfaction of certain other conditions to disbursement set forth in the Disbursement and Escrow Agreement. Such other conditions generally include, among other things, the delivery of certificates by the project manager and the project architects, a review by an independent third party of prior disbursements, an absence of an event of default under the Disbursement and Escrow Agreement and the delivery of certain other documents to the Disbursement Agent. In addition, prior to any disbursements from the Escrow Account subsequent to the initial disbursement, certain additional disbursement conditions will be required to be satisfied by the Authority. Such additional conditions generally include that the Disbursement Agent receive a title commitment or other satisfactory assurances with respect to the condition of title to the Resort and that the Disbursement Agent receive certain information relating to the contractors who have worked on the Resort and lien releases from such contractors, if appropriate.

     The Disbursement and Escrow Agreement also provides that the Construction Budget may be amended from time to time under certain circumstances set forth therein. The Construction Budget may be amended only upon the satisfaction of certain conditions set forth in the Disbursement and Escrow Agreement. Such conditions generally include that the Authority deliver a certificate certifying as to the reasonable necessity of the amendment; the availability of funding to pay costs represented by any line item increase; the continued reasonableness of the Construction Budget; conformity with plans and specifications; the expectation that the Resort will be Operating by October 31, 1996; the sufficiency of remaining funds to complete the Resort within the line item allocations, including allocations for contingencies; the absence of an Event of Default under the Indenture; and certain other conditions if the unallocated reserve is zero. In addition, prior to any amendment to the Construction Budget, certain additional conditions will be required to be satisfied by the Authority. Such additional conditions generally include that the Authority submit the proposed amendment in writing and identify with particularity the availability of funds to pay for any increased line item and the delivery of certificates to the Disbursement Agent by the project manager and the project architects. In addition, the Disbursement and Escrow Agreement will provide that construction line items may only be reduced upon evidence of the occurrence of certain savings and that unallocated reserves may be reduced by allocation to other line items.

     In addition, the Disbursement and Escrow Agreement provides that if any funds remain in the Escrow Account on the date the Resort is Operating (which shall have occurred on or before October 31, 1996) and the Resort shall have generated at least $10 million of Cash Flow in one fiscal quarter, the Disbursement Agent shall, upon the direction of the Authority, direct the Escrow Agent, subject to certain exceptions set forth in the Disbursement and Escrow Agreement, to disburse all remaining funds, if any, in the Escrow Account to any account or accounts specified by the Authority.

     The Disbursement and Escrow Agreement also provides that an event of default shall exist thereunder if any of the following shall occur:

     (i)  an Event of Default occurs and is continuing under the Indenture;

     (ii) the project manager or project architect is unable to deliver the certificates required to be delivered pursuant to the Disbursement and Escrow Agreement and such failure continues for a period of 30 days;

     (iii) the independent third party reviewing prior disbursements reports an exception or such independent third party fails to deliver a report within a certain amount of days after each disbursement request and such failure continues for a period of 30 days;

     (iv) any representation, warranty, certification or statement by the Authority, project manager or project architect in the Disbursement and Escrow Agreement or any certificate required to be delivered therein is untrue in any material respect on the date given or made and such untruthfulness continues for a period of 30 days;

     (v) if at any time the amount remaining in the Escrow Account plus certain other funds is less than the amount required in the Construction Budget to cause the Resort to be Operating on or before October 31, 1996 and such deficiency continues for a period of 30 days; and

     (vi) the Authority fails to deliver certain other documents required by the Disbursement and Escrow Agreement and such failure continues for a period of 30 days.

     Subject to certain exceptions set forth in the Disbursement and Escrow Agreement and an amount up to $10.0 million to preserve the collateral and to fund minimum operating expenses, if an event of default exists thereunder, the Disbursement Agent is not permitted to authorize the disbursement of funds from the Escrow Account.

     The Authority will be deemed to have expended all remaining proceeds from the Equity Contribution prior to expending any proceeds from the Offering. All funds in the Escrow Account are pledged as security for the repayment of the Senior Notes and under certain circumstances the funds in the Escrow Account will be used to offer to redeem a portion of the Senior Notes.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default:

     (i) the Authority defaults in payment when due and payable, upon maturity, redemption or otherwise, of principal or premium, if any, on the Senior Notes;

     (ii) the Authority defaults for 30 days or more in the payment when due of interest (including Cash Flow Participation Interest) and Liquidated Damages, if any on the Senior Notes; PROVIDED, that payments of Cash Flow Participation Interest that are permitted to be deferred as provided in the Senior Notes shall not become due for this purpose until such payment is required to be made pursuant to the terms of the Senior Notes;

     (iii) failure by the Authority to comply, within the applicable cure periods, if any, with the covenants and provisions described under the captions "Offer to Repurchase Upon Change of Control," "Excess Cash Purchase Offer," "Restricted Payments," "Asset Sales," "Events of Loss," "Use of Proceeds," "Limitations on Incurrence of Indebtedness," "Governmental Existence" or "Liquidation or Dissolution";

     (iv) the Authority or the Tribe (with respect to its obligations hereunder) fails to observe or perform any other covenant, representation, warranty or other agreement in the Indenture, the Notes or the Collateral Documents for 60 days after written notice to the Authority by the Trustee or to the Authority and the Trustee from Holders of at least 25% in principal amount of the Senior Notes then outstanding;

     (v) the Lease ceases to be in full force and effect or the Authority defaults in the performance of any covenant set forth in the Lease, the Leasehold Mortgage or any of the other Collateral Documents (which default is not waived or cured);

     (vi) a default occurs under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Authority or the payment of which is guaranteed by the Authority, whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default:

          (a) is caused by a failure to pay when due principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Cross-Default"); or

          (b) results in the acceleration of such Indebtedness prior to its express maturity or would constitute a default in the payment of such issue of Indebtedness at final maturity of such issue and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which a Payment Cross-Default then exists or with respect to which the maturity thereof has been so accelerated or which has not been paid at maturity, aggregates $7.5 million or more;

     (vii) the entry of final judgments against the Authority aggregating in excess of $7.5 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days;

     (viii) breach by the Authority of any representation or warranty set forth in the Lease or the Leasehold Mortgage or any of the Collateral Documents, or the repudiation by the Authority of its obligations under, or any judgment or decree by a court or governmental agency of competent jurisdiction declaring the unenforceability of, the Lease or any of the Collateral Documents for any reason that would materially impair the benefits to the Trustee or the Holders of the Senior Notes thereunder;

     (ix) certain events of bankruptcy or insolvency with respect to the Authority;

     (x) revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days at the Resort;

     (xi) cessation of gaming operations for a period of more than 90 consecutive days at the Resort (other than as a result of a casualty loss) after the Resort becomes Operating; or

     (xii) cessation of gaming operations for a period of more than 180 consecutive days as a result of a casualty loss after the Resort becomes Operating except if the Authority is diligently pursuing reconstruction and opening of the Resort.

The Trustee shall mail to the Holders of the Senior Notes notice of any Default or Event of Default known to the Trustee within 90 days after such Default or Event of Default occurs.

     If any Event of Default (other than by reason of bankruptcy or insolvency) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare the principal, premium, if any, interest (including all Cash Flow Participation Interest accrued or deferred), Liquidated Damages and any other monetary obligations on all the Senior Notes to be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Authority, all the principal, premium, if any, interest (including all Cash Flow Participation Interest accrued or deferred) and other monetary obligations on all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power, including the exercise of any remedy under the Collateral Documents. The Trustee may withhold from Holders of Senior Notes notice of any continuing Default or Event of Default (except a Default or Event relating to the payment of principal or interest) if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Senior Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Senior Notes.

     In the case of any Event of Default occurring on or after November 15, 1999 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Authority with the intention of avoiding payment of the premium that the Authority would have had to pay if the Authority then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, then, upon acceleration of the Senior Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law. If an Event of Default occurs prior to November 15, 1999, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Authority with the intention of avoiding the prohibition on redemption of the Senior Notes prior to such date, then upon acceleration of the Senior Notes, an additional premium shall also become and be immediately due and payable in an amount, for each of the years beginning on November 15th of the years set forth below, as set forth below (expressed as a percentage of the principal amount that would otherwise be due but for the provisions of this sentence):

         YEAR                                                       %
         ----                                                     -----
         1995 . . . . . . . . . . . . . . . . . . . . . . . . . . 113.5
         1996 . . . . . . . . . . . . . . . . . . . . . . . . . . 113.5
         1997 . . . . . . . . . . . . . . . . . . . . . . . . . . 113.5
         1998 . . . . . . . . . . . . . . . . . . . . . . . . . . 112.0
         1999 . . . . . . . . . . . . . . . . . . . . . . . . . . 110.0

     The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (including Cash Flow Participation Interest) on, premium, if any, or the principal of the Senior Notes.

     Specific rights and remedies of the Trustee under the Collateral Documents include the right of the Trustee or the appropriate Person under federal or state law to sell the Note Collateral and to apply the net proceeds to the Indebtedness evidenced by the Senior Notes in accordance with the terms of the Indenture and the Collateral Documents. The Collateral Documents will generally provide for the application of the internal laws of the Tribe and/or the State of Connecticut, while the Indenture and the Senior Notes will provide, with certain exceptions, for the application of the internal laws of the State of New York. There is no certainty regarding whether New York or Mohegan tribal law would be applied by any court with respect to the enforcement of remedies under the Senior Notes, the Indenture, or the Collateral Documents.

     The right of the Trustee to realize upon and sell the Note Collateral is likely to be significantly impaired by applicable bankruptcy and insolvency laws if a proceeding under such laws were commenced in respect of the Authority or any Guarantor. Such laws may impose limitations or prohibitions on the exercise of rights and remedies under the Collateral Documents for a substantial or indefinite period of time.

     The Indenture provides that, following an Event of Default that permits the taking of possession of the Resort by the Trustee on the appointment of a receiver pursuant to the Leasehold Mortgage (or after such action is taken), the Trustee shall be authorized to recommend that the Authority retain one or more experienced operators of casinos to manage the casino located at the Resort on behalf of the Holders of the Senior Notes; PROVIDED, HOWEVER, THAT any such operator shall have all necessary legal qualifications (including without limitation all Gaming Licenses and approvals of the NIGC and the Tribe to manage the casino located at the Resort).

     Due to restrictions upon gaming activities on tribal lands, however, the Trustee may incur delays or possibly frustration in its effort to operate or to sell all or a portion of the Note Collateral. Operators of gaming facilities on tribal lands are required to be licensed and are required by applicable Gaming Regulatory Authorities to file applications, be investigated and be found suitable. Only the Tribe may operate gaming activities. Such requirements for governmental approval may delay or preclude a sale of the Note Collateral to a potential buyer at a foreclosure sale or sales. This may effectively limit the number of potential bidders and may delay such sales, either of which could adversely affect the sale price of the Note Collateral. Moreover, the gaming industry could become subject to different or additional regulations during the term of the Senior Notes, which could further adversely affect the practical rights and remedies that the Trustee would have upon the occurrence of an Event of Default.

     The Authority is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Authority is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Authority, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND MEMBERS


     Neither the Tribe nor any officer or office holder, employee, agent, representative, or member of the Authority or the Tribe, as such, shall have any liability for any obligations of the Authority under the Senior Notes, the Indenture or the Collateral Documents, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Senior Note waives and releases all such liability, which waivers and releases are part of the consideration for issuance of the Senior Notes. To the extent such waivers and releases purport to waive liabilities under the federal securities laws, however, they are void under the Securities Act.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The obligations of the Authority under the Indenture (other than certain obligations) will terminate and the Note Collateral will be released upon payment in full of all of the Senior Notes. The Authority may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") and cure all then existing Events of Default except for:

     (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest (including Cash Flow Participation Interest, if any) on such Senior Notes when such payments are due;

     (ii) the Authority's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Authority's obligations in connection therewith; and

     (iv) the Legal and Covenant Defeasance provisions of the Indenture.

     In addition, the Authority may, at its option and at any time, elect to have the obligations of the Authority released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes. In addition, the Note Collateral will be released upon Covenant Defeasance or Legal Defeasance.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (i) the Authority must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants as evidenced by a certificate delivered to the Trustee, to pay the principal of, premium, if any, and interest (including the maximum amount payable as Cash Flow Participation Interest, if any) due on the outstanding Senior Notes on the stated maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest (including Cash Flow Participation Interest, if any) on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be and the Authority must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date;

     (ii) in the case of Legal Defeasance, the Authority shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions:

          (a) the Authority has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

          (b) since the Issuance Date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (iii) in the case of Covenant Defeasance, the Authority shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (iv) no Default or Event of Default shall have occurred and be continuing with respect to certain Events of Default on the date of such deposit;

     (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Authority is a party or by which the Authority is bound;

     (vi) the Authority shall have delivered to the Trustee an opinion of counsel to the effect that, after the 91st day following the deposit and as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable United
States, law;

     (vii) the Authority shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Authority with the intent of defeating, hindering, delaying or defrauding any creditors of the Authority or others; and

     (viii) the Authority shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next three succeeding paragraphs, the Indenture, the Senior Notes or the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Senior Notes), provided that any required governmental approval is obtained, including that of the NIGC and subject to certain provisions in the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest (including Cash Flow Participation Interest, if any) on the Senior Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

     Without the consent of each holder of Senior Notes affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting holder of Senior Notes):

     (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver;

     (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter or waive the provisions with respect to the redemption of the Senior Notes (provided, however, that the term "redemption" does not apply to any provision with respect to any Repurchase Offer);

     (iii) reduce the rate of or change the time for payment of interest, (including Cash Flow Participation Interest) and Liquidated Damages, on any Senior Note;

     (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest (including Cash Flow Participation Interest and Liquidated Damages, if any) on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Senior Notes and a waiver of the payment default that resulted from such acceleration);

     (v) make any Senior Note payable in money other than that stated in the Senior Notes;

     (vi) make any change in the provisions of the Indenture relating to waivers of past monetary Defaults or the rights of Holders of Senior Notes to receive payments of principal of or premium, if any, or interest (including Cash Flow Participation Interest), if any on the Senior Notes;

     (vii) release all or substantially all of the Note Collateral from the Lien of the Indenture or the Collateral Documents; or

     (viii) make any change in the provisions with respect to "Waiver of Past Defaults" or "Rights of Holders of Senior Notes to Receive Payment" or the foregoing amendment and waiver provisions.

     Without the consent of Holders of at least 662.3% of the outstanding principal amount of the Senior Notes, the Authority may not amend, alter or waive the provisions with respect to "Offer to Repurchase Upon Change of Control."

     Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, and provided that any required governmental approval, including that of the NIGC, is obtained, the Authority and the Trustee together may amend or supplement the Indenture, the Senior Notes, the Management Agreement or the Collateral Documents to:

     (i)       cure any ambiguity, defect or inconsistency;

     (ii) provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes;

     (iii) comply with the covenants of the Authority or the Tribe in the Indenture;

     (iv) to make any change that would provide any additional rights or benefits to the Holders of the Senior Notes, or that does not adversely affect the legal rights under the Indenture of any such holder;

     (v) comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

     (vi)      enter into additional or supplemental Collateral Documents.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Authority, to obtain payment of claims in certain cases, or to realize on certain leased property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

     The Holders of a majority in principal amount of the then outstanding Senior Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy, available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Senior Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Indenture and the Senior Notes are subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law rules thereof. The Collateral Documents are governed, subject to certain exceptions, by the laws of the Tribe.

ADDITIONAL INFORMATION

     Any Holder of the Senior Notes may obtain a copy of the Indenture and the Collateral Documents without charge by writing to the Authority at 67 Sandy Desert Road, Uncasville, Connecticut 06382, Attention: Roland Harris and Carlisle Fowler, Business Board Members, and Chief Ralph Sturges.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merged with or into such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that for purposes of the covenant entitled "Transactions with Affiliates," beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "AGENT" means any Registrar, Paying Agent or co-registrar.

     "ASSET SALE" means the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Authority (each referred to in this definition as a "disposition") other than
(i) a disposition of inventory or other goods held for sale or disposition in the ordinary course of business, (ii) any disposition that is a Restricted Payment permitted under the covenant entitled "Restricted Payments" or that is a dividend or distribution permitted under the covenant entitled "Restricted Payments" or any Investment that is not prohibited thereunder or any disposition of cash or Cash Equivalents, (iii) any single disposition, or related series of dispositions, of assets with an aggregate fair market value of less than $500,000, (iv) any Event of Loss and (v) any lease or sublease permitted as described under the covenant entitled "Restrictions on Leasing and Dedication of Leased Property." It is acknowledged that the Authority is prohibited from making an Asset Sale of Key Project Assets.

     "AUTHORITY" means the Mohegan Tribal Gaming Authority together with any subdivision, agency, subunit or Subsidiary thereof and any successor and assignee thereto.

     "BOARD OF DIRECTORS" means, as the context requires, the Management Board of the Authority or any authorized committee of the Management Board of the Authority.

     "BUSINESS DAY" means any day other than a Legal Holiday.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) in the profits or losses of such Person, including, (i) if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership or (ii) with respect to the Authority, any interest, participation in the profits and losses of the Authority or its business other than fees paid to the Manager under the Management Agreement, amounts paid to the state of Connecticut under the Compact or the memorandum of understanding thereunder, Cash Flow Participation Interest on the Senior Notes, or any fees for goods and services provided to the Authority in the ordinary course of business and which is measured by revenues or income.

     "CASH AVAILABLE FOR CASH MAINTENANCE ACCOUNT" means, with respect to any period, the Cash Flow of the Authority for such period less (i) Interest Expense of the Authority for such period (ii) principal payments on Indebtedness of the Authority made in respect of such period (other than pursuant to an Excess Cash Purchase Offer) and (iii) Minimum Priority Payments to the Tribe for such period; Cash Available for Cash Maintenance Account shall be calculated without any deduction for deposits into the Cash Maintenance Account or deposits in respect of Excess Cash Flow into the Interest and Excess Cash Flow Account.

     "CASH COLLATERAL ACCOUNTS PLEDGE AND SECURITY AGREEMENT" means the Cash Collateral Accounts Pledge Agreement among the Trustee, the Authority and the Manager dated as of the Issuance Date.

     "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $300 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper rated A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within one year after the date of acquisition and (vi) investment funds investing solely in securities of the types described in clauses (ii) - (v) above.

     "CASH FLOW" means, with respect to any Person for any period, the Net Revenue of such Person for such period, plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Net Revenue), plus (b) provision for taxes based on income or profits of such Person for such period, to the extent such provision for taxes was used in computing such Net Revenue, plus (c) Interest Expense of such Person for such period, plus (d) Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing such Net Revenue, in each case, as determined in accordance with GAAP.

     "CASH FLOW PARTICIPATION INTEREST" means as of any payment date, Cash Flow Participation Interest on the Senior Notes accrued through the Accrual Period last ended (including any Accrual Period that ends on such payment date) and any Cash Flow Participation Interest previously accrued and the payment of which has been permitted to be deferred.

     "CASH MAINTENANCE ACCOUNT" means the cash collateral account required to be established by the covenant entitled "Mandatory Cash Maintenance Account" and the provision entitled "Cash Funds Pledge."

     "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the Authority ceases to be a wholly-owned unit, instrumentality or subdivision of the government of the Tribe, (ii) the Authority ceases to have the exclusive legal right to operate gaming operations of the Tribe, (iii) the Authority fails to retain in full force and effect at all times all material governmental consents, permits or legal rights necessary for the operation of the Resort and such failure continues for a period of 90 consecutive days, (iv) TCA or any other entity in which Sun International owns, directly or indirectly, at least 50% of the Capital Stock ceases to be the manager of the Resort or fails to hold any material governmental consent or permit required to manage the Resort and such failure continues for a period of 90 consecutive days or (v) Sun International fails to own, directly or indirectly, at least 50% of the Capital Stock of the Manager.

     "COLLATERAL AGENT" means any person appointed by the Trustee as a collateral agent hereunder.

     "COLLATERAL DOCUMENTS" means, collectively, the Leasehold Mortgage, Cash Collateral Accounts Pledge and Security Agreement, Disbursement and Escrow Agreement, Secured Completion Guarantee or any other agreements, instruments, financing statements or other documents that evidence, set forth or limit the Lien of the Trustee in the Note Collateral.

     "COMMENCEMENT DATE" means the earlier of (i) October 31, 1996 and (ii) the first day that the Resort becomes Operating.

     "COMPACT" means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. 2701 ET SEQ. as the same may, from time to time, be amended, or such other Compact as may be substituted therefor.

     "COMPLETED" means, with respect to the Resort, the first time that (i) all Liens (other than Permitted Liens or Liens which relate to Disputed Amounts (as defined in the Secured Completion Guarantee) guaranteed by the Guarantor (as defined in the Secured Completion Guarantee) under Section 2.5 of the Secured Completion Guarantee) relating to the construction of the Resort have been paid, (ii) the general contractor and the project architect for the Resort, or an independent construction expert appointed by the Guarantor and acceptable to the Trustee, shall have delivered a certificate to the Trustee certifying that the Resort is complete in all material respects in accordance with the Plans therefor and in compliance with all applicable laws, ordinances and regulations (including gaming laws, ordinances and the Compact requirements) with respect to the physical structure, health and safety, environmental and hazardous materials, fire, equipment, security and physical operating (gaming and other) requirements of the Resort, and (iii) the Resort is in a condition (including installation of furnishings, fixtures and equipment sufficient for the Minimum Facilities and provision of adequate initial operating capital including all operating supplies, sufficient coin for the slot machines, sufficient operating cash for the other games and trained employees (or sufficient funds to hire and train such employees) so that the Resort is fit to receive guests in the ordinary course of business.

     "CONSTRUCTION BUDGET" means itemized schedules setting forth on a line item basis all of the costs (including financing costs) estimated to be incurred in connection with the financing, design, development, construction, equipping and opening of the Resort, as such schedules are delivered to the Disbursement and Escrow Agents as of the Issuance Date and as amended from time to time in accordance with the Disbursement and Escrow Agreement.

     "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "DEFERRED SUBORDINATED INTEREST" means any interest on Subordinated Indebtedness that is not currently payable in cash or that is not permitted to be paid in cash under the governing agreements, including any amortization of original issue discount.

     "DEPRECIATION AND AMORTIZATION EXPENSE" means with respect to any Person for any period, the total amount of depreciation and amortization expense and other noncash charges (excluding any noncash item that represents an accrual, reserve or amortization of a cash expenditure for a future period and excluding non-cash Interest Expense) of such Person for such period as defined in accordance with GAAP.

     "DEVELOPMENT AND CONSTRUCTION AGREEMENT" means the Amended and Restated Gaming Facility Development and Construction Agreement between the Tribe and the Manager, substantially in the form delivered to the Trustee on the Issuance Date.

     "DISBURSEMENT AND ESCROW AGREEMENT" means the Disbursement and Escrow Agreement among the Authority, the Trustee, First Fidelity Bank (n/k/a First Union Bank of Connecticut), as Escrow Agent, the Manager, Sun International and Chicago Title Insurance Company, as Disbursement Agent, substantially in the form delivered to the Trustee on the Issuance Date. See "Material Agreements--Disbursement and Escrow Agreement."

     "DOLLARS" and "$" mean lawful money of the United States of America.

     "ELIGIBLE INSTITUTION" means (i) the Trustee, (ii) an Affiliate of the Trustee or (iii) a commercial banking institution that is federally chartered or organized under the laws of the State of Connecticut, is not Affiliated with or chartered by the Tribe, has combined capital and surplus in excess of $500 million, conducts banking operations in the State of Connecticut and whose debt is rated "A" (or higher) according to Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "ESCROW ACCOUNT" shall have the meaning set forth in the Disbursement and Escrow Agreement.

     "ESCROW AGENT" shall have the meaning set forth in the Disbursement and Escrow Agreement.

     "EVENT OF LOSS" means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (i) any loss, destruction or damage of such property or asset; (ii) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain; (iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (iv) any settlement in lieu of clause (ii) or (iii) above.

     "EXCESS CASH FLOW" means, with respect to any period, an amount equal to the Cash Flow of the Authority for such period, less (i) all Management Fees accrued for such period (whether or not distributed), (ii) principal payments on Indebtedness of the Authority during such period (other than principal payments (a) pursuant to an Excess Cash Purchase Offer, (b) which are funded from the proceeds of Indebtedness permitted to be incurred under the Indenture or (c) on the Working Capital Financing that do not permanently reduce indebtedness under the Working Capital Financing), (iii) the Authority's share of deposits into the Replacement Reserve Account (but not more than $1.8 million per fiscal year) commencing with the first full fiscal year after the commencement of operations of the Resort, (iv) all other capital expenditures not funded from the Replacement Reserve Account (but not more than $5.0 million per fiscal year), (v) any amounts set aside in the Cash Maintenance Account for such fiscal period, (vi) Interest Expense of the Authority for such period and (vii) taxes, if any, payable to the federal government or the State of Connecticut.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXCHANGE OFFER" means the registration by the Authority under the Securities Act of the Series B Senior Notes pursuant to a registration statement pursuant to which the Authority is obligated to offer the holders of all outstanding Transfer Restricted Securities the opportunity to exchange all such outstanding Transfer Restricted Securities held by such holders for Series B Senior Notes in an aggregate principal amount equal to the aggregate principal amount of the Transfer Restricted Securities tendered in such exchange offer by such holders.

     "FIXED CHARGE COVERAGE RATIO" means, with respect to any Person for any period, the ratio of the Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Authority incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, acquisitions, dispositions and discontinued operations (as determined in accordance with GAAP) that have been made by the Authority, including all mergers, consolidations and dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions, discontinued operations, mergers, consolidations (and the reduction of any associated fixed charge obligations resulting therefrom) had occurred on the first day of the four-quarter reference period.

     "FIXED CHARGES" means, with respect to any Person for any period, the sum of (i) the Interest Expense of such Person for such period and (ii) the Interest Expense of such Person that was capitalized during such period, and
(iii) to the extent not included above, any Interest Expense on Indebtedness of another Person that is Guaranteed by the referent Person or secured by a lien on assets of the referent Person (whether or not such Guarantee or lien is called upon).

     "FIXED INTEREST" means, interest at the rate of 13 1/2% per annum of the principal amount of the Senior Notes.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

     "GAMING" means any and all activities defined as Class II or Class III Gaming under IGRA or authorized under the Compact.

     "GAMING DISPUTES COURT" means the Gaming Disputes Court of the Tribe, as established pursuant to Article XIII, Section 2 of the Tribe's Constitution.

     "GAMING ENTERPRISE" means any commercial enterprise of the Authority, including, without limitation, any hotel or hotel resort property, any gaming operation, any restaurant or other entertainment or other commercial enterprise.

     "GAMING FACILITY MANAGEMENT AGREEMENT" means that certain Amended and Restated Gaming Facility Management Agreement between the Tribe and the Manager dated August 30, 1995 which shall be assigned by the Tribe to the Authority on or before the Issuance Date. See "Material
Agreements--Management Agreement."

     "GAMING LICENSE" means every license, franchise or other authorization required to own, lease, operate or otherwise conduct gaming activities of the Tribe or the Authority including without limitation, all such licenses granted under the Tribal Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

     "GAMING REGULATORY AUTHORITY" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, any division of the Authority or any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Tribe or the Authority.

     "GOVERNMENT SECURITIES" means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; PROVIDED, HOWEVER, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

     "GROSS REVENUES" means all revenues of any nature derived directly or indirectly by the Authority, including without limitation, gaming revenues, interest earned on bank accounts, food and beverage sales and other rental or receipts from lessees, sublessees, licensees and concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires) and revenue recorded for promotional allowances, determined in accordance with GAAP consistently applied.

     "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

     "HOLDER" means a Person in whose name a Senior Note is registered.

     "IGRA" means the Indian Gaming Regulatory Act of 1988, PL100-497, U.S.C. 2701 ET SEQ. as same may, from time to time, be amended.

     "INDEBTEDNESS" means, with respect to any Person, (i) any indebtedness of such Person, whether or not contingent (a) in respect of borrowed money, including accrued and unpaid Cash Flow Participation Interest, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capital Lease Obligations), except any such balance that constitutes an accrued expense or trade payable, or (d) representing any Hedging Obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (iii) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person).

     "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the judgment of the Management Board, (i) qualified to perform the task for which it has been engaged and (ii) disinterested and independent with respect to the Authority and each Affiliate of the Authority.

     "INITIAL PERIOD" means the period, if any, beginning on the Commencement Date and ending on the day prior to the first day that the Resort becomes Operating.

     "INTEREST AND EXCESS CASH FLOW ACCOUNT" means the Interest and Excess Cash Flow Account established under the covenant entitled "Interest and Excess Cash Flow Account" and the provision entitled "Cash Funds Pledge."

     "INTEREST EXPENSE" means, with respect to any period, the sum of (i) interest expense of such Person for such period, whether paid or accrued, to the extent such expense was deducted in computing Net Revenue (including, without limitation, Cash Flow Participation Interest on the Senior Notes, amortization of original issue discount and deferred financing fees, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of Capital Lease Obligations, and net payments (if any) pursuant to Hedging Obligations, excluding amortization of deferred financing fees), (ii) capitalized interest of such Person for such period, whether paid or accrued, to the extent such expense was deducted in computing Net Revenue and (iii) commissions, discounts and other fees and charges paid or accrued with respect to letters of credit and bankers' acceptance financing.

     "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "ISSUANCE DATE" means the closing date for the sale and original issuance of the Series A Senior Notes.

     "KEY PROJECT ASSETS" means (i) the Lease and any real property or interest in real property held in trust for the Tribe by the United States,
(ii) any improvements to the leasehold estate under the lease or such real property and (iii) any business records of the Authority or the Tribe.

     "LEASE" means the Land Lease between the Tribe and the Authority, substantially in the form delivered to the Trustee on the Issuance Date, as the same may be amended in accordance with the terms thereof and of the Indenture. See "Material Agreements--Land Lease."

     "LEASEHOLD MORTGAGE" means that certain Open-End Construction-Permanent Leasehold Mortgage Deed, Assignment of Leases and Rents and Security Agreement, executed by the Authority to encumber certain property in favor of the Trustee, for the ratable benefit of the Holders of Senior Notes, as the same may be amended in accordance with the terms thereof and of the Indenture. See "Material Agreements--Leasehold Mortgage Deed."

     "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment on the Senior Notes are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on the interest that was due for the intervening period.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "LIQUIDATED DAMAGES" means all liquidated damages then owing pursuant to
Section 5 of the Registration Rights Agreement.

     "MANAGEMENT AGREEMENT" means the Amended and Restated Gaming Facility Management Agreement or any successor management agreement thereto.

     "MANAGEMENT BOARD" means the Management Board of the Authority or any authorized committee of the Management Board of the Authority, as applicable.

     "MANAGEMENT COMPANY" or "MANAGER" means TCA or a successor permitted pursuant to the Indenture.

     "MANAGEMENT FEE" means the Management Fee under the Management Agreement.

     "MINIMUM FACILITIES" means, with respect to the Resort, at least 2,500 operating slot machines, 150 operating table games, operating restaurants with 1,200 seats, 5,000 usable parking spaces, adequate access to the local highway system and all banking, coin, security and other ancillary equipment and facilities necessary to operate the Resort on a 24 hour per day, seven days a week basis.

     "MINIMUM PRIORITY PAYMENT" has the meaning set forth in the Gaming Facility Management Agreement.

     "MONTHLY CASH FLOW PARTICIPATION INTEREST" means, with respect to any month and any principal amount of the Senior Notes, the product of 5% of the Authority's Cash Flow for such month times a fraction, the numerator of which is the principal amount outstanding of the Senior Notes and the denominator of which is $175,000,000.

     "NET LOSS PROCEEDS" means the aggregate cash proceeds received by the Authority in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees) and any taxes paid or payable as a result thereof.

     "NET PROCEEDS" means the aggregate cash proceeds received by the Authority in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking or brokerage fees, and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions), amounts required to be applied to the repayment of Indebtedness secured by a Lien (other than the Senior Notes) on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

     "NET RECEIPTS ACCOUNT" means the Depository Account established pursuant to the Management Agreement.

     "NET REVENUE" means the sum of Net Revenue From Gaming Operations plus Net Revenue From Other Operations.

     "NET REVENUE FROM GAMING OPERATIONS" means Gross Gaming Revenue (Win) (as defined in the Gaming Facility Management Agreement) from Class III Gaming, less all Class III gaming related Operating Expenses (excluding any Management Fee) determined in accordance with GAAP consistently applied.

     "NET REVENUE FROM OTHER OPERATIONS" means gross revenues of the Authority from all sources other than Gaming, such as food and beverage, entertainment and retail, less all related Operating Expenses, excluding any related Management Fee payable to the Manager and less the retail value of Promotional Allowances (as defined in the Management Agreement) plus gross revenues from Class II gaming operations less any Class II gaming related Operating Expenses determined in accordance with GAAP consistently applied and less the following revenues actually received by the Authority and included in gross revenues: (i) any gratuities or service charges added to a customer's bill; (ii) any credits or refunds made to customers, guests or patrons; (iii) any sums and credits received by the Authority for lost or damaged merchandise; (iv) any sales, excise, gross receipt, admission, entertainment, tourist or other taxes or charges (or assessments equivalent thereto, or payments made in lieu thereof) which are received from patrons and passed on to a governmental or quasi-governmental entity; (v) any proceeds from the sale or other disposition of furnishings and equipment or other capital assets; (vi) any fire and extended coverage insurance proceeds other than for business interruption; (vii) any condemnation awards other than for temporary condemnation; (viii) any proceeds of financing or refinancing; and (ix) any interest on the Replacement Reserve Fund (as defined in the Management Agreement), all determined in accordance with GAAP consistently applied, and 25 U.S.C. Section 2703(9).

     "NIGC" means the National Indian Gaming Commission.

     "NOTE COLLATERAL" means (i) the Escrow Account, the Replacement Reserve Account, the Cash Maintenance Account, the Net Receipts Account, the Interest and Excess Cash Flow Account and any and all other accounts at any time identified as Collateral in any Collateral Document, all funds at any time on deposit in any such account, all investments of any such funds and all interest and dividends thereon, and (ii) all other assets, now owned or hereafter acquired, of the Authority defined as Collateral in any Collateral Document or the Indenture, which will initially include the Gross Revenues and other cash referred to in the provision entitled "Cash Funds Pledge," the leasehold interest and all personal property owned by the Authority with certain exceptions, but shall specifically exclude the land held in trust for the Tribe by the United States, and excluding any real property interest therein, including the buildings, improvements and fixtures thereon, other than the leasehold interest pursuant to the Lease.

     "OBLIGATIONS" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "OFFERING" means the Offering of the Senior Notes by the Authority.

     "OFFICER" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person and, in the case of the Authority, shall include members of the Management Board.

     "OFFICERS' CERTIFICATE" means a certificate signed on behalf of the Authority by two Officers of the Authority, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Authority that meets the requirements of
Section 12.05 of the Indenture.

     "OPERATING" means, with respect to the Resort, the first time that (i) all Gaming Licenses have been granted and have not been revoked or suspended,
(ii) all Liens (other than Liens created by the Collateral Documents or Permitted Liens) related to the construction of the Resort have been paid or, if payment is not yet due or if such payment is contested in good faith by the Authority, sufficient funds remain in the Collateral Account to discharge such Liens, (iii) the general contractor and the architect of the Resort shall have delivered a certificate to the Trustee certifying that the Resort is complete in all material respects in accordance with the Plans therefor and all applicable building laws, ordinances and regulations, (iv) the Resort is in a condition (including installation of furnishings, fixtures and equipment) to receive guests in the ordinary course of business, and (v) gaming and other operations in accordance with applicable law are open to the general public and are being conducted at the Resort with respect to at least the Minimum Facilities for such Resort.

     "OPERATING EXPENSES" means all operating expenses of the Authority with respect to any commercial enterprise, determined in accordance with GAAP consistently applied. Operating Expenses shall include, without limitation:
(i) all accrued interest expense (whether or not distributed and whether or not deposited, including deposits into the Interest and Excess Cash Flow Account) with respect to the Senior Notes and the Subordinated Notes; (ii) depreciation and amortization and (iii) any bond premium under the Indenture.

     "OWNERSHIP INTEREST" means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any members of the Management Board or the Board of Directors or other executive office of such Person.

     "PARI PASSU LIEN" means a Lien on the Note Collateral that ranks pari passu with the Lien of the Trustee for the ratable benefit of the Holders pursuant to any arrangement in form and substance satisfactory to the Trustee that provides that the Trustee, (i) has the sole authority to exercise any remedy or right with respect to the Note Collateral, (ii) shall be required to act in respect of any remedy or right with respect to the Note Collateral or under the Collateral Documents only upon the direction of the holders of a majority of the principal amount of the Indebtedness secured by the Note Collateral, and (iii) does not act as trustee, fiduciary or agent, and shall have no duty to act for the benefit of any holder of any Indebtedness so secured (other than the Senior Notes).

     "PAYMENT DEFAULT" means (i) any failure to pay when due, any principal, premium or interest on the Senior Notes, whether at stated maturity, upon acceleration, upon redemption or in connection with a Repurchase Offer, in each case, without giving effect to any grace period, or (ii) any failure to deposit any required amounts into the Cash Maintenance Account or in the Interest and Excess Cash Flow Account.

     "PERMITTED INVESTMENTS" means (a) any Investments in Cash Equivalents; and (b) other Investments in any Person that do not exceed in the aggregate $50,000 at any time outstanding.

     "PERMITTED LIENS" means (i) Liens to secure Indebtedness permitted by the terms of the Indenture under clause (d) of the second paragraph of the covenant entitled "Limitations on Incurrence of Indebtedness" on the hotel assets (excluding any lien on the fee title and the reversionary interest of the United States and the Tribe in the Premises, the Improvements and the Appurtenant Rights as such terms are defined in the Leasehold Mortgage) or revenues financed by such Indebtedness or on after acquired personal property or intangibles used in connection with such hotel; (ii) Liens in favor of the Tribe representing the ground lessor's interest under the Lease; (iii) Liens on property existing at the time of acquisition thereof by the Authority; PROVIDED, that such Liens were in existence prior to the contemplation of such acquisition; (iv) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens to secure Indebtedness (including capital lease obligations) permitted by the Indenture, covering only the assets acquired with such Indebtedness; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED, HOWEVER that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens securing Indebtedness permitted under Section 4.09(e) of the Indenture; PROVIDED THAT such Liens are no more extensive than the liens securing the Indebtedness so extended, refinanced, renewed, replaced or refunded thereby; (ix) Liens incurred in the ordinary course of business of the Authority with respect to obligations that do not exceed $250,000 at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property and materially impair the use thereof in the operation of business by the Authority; and (x) Pari Passu Liens on the Note Collateral to secure indebtedness permitted by clause (a) of the second paragraph of the covenant described under the caption "Limitations on the Incurrence of Indebtedness"; provided, however, it is acknowledged that Permitted Liens will not include any Lien on the land held in trust for the Tribe by the United States or any real property interest therein, including the buildings, improvements and fixtures, other than the leasehold interest pursuant to the Lease, or which will give the Holder thereof a proprietary interest in any gaming activity as prohibited by Section 11(b)(2)(A) of IGRA.

     "PERMITTED PROCEED USES" means (i) to fund interest (including Cash Flow Participation Interest, if any) payments on the Senior Notes, (ii) repurchases of Senior Notes pursuant to an Asset Sale Offer, a Change of Control Offer, an Excess Cash Purchase Offer or an Event of Loss Offer, (iii) Project Costs relating to the Resort in accordance with the Disbursement and Escrow Agreement, and (iv) the repayment of amounts advanced to or paid on behalf of the Tribe or the Authority for (a) any fees and expenses in connection with obtaining and retaining any Gaming Licenses necessary to conduct gaming operations at the Resort, (b) the equipping of the Resort in accordance with the Disbursement and Escrow Agreement, and (c) administrative and operating expenses of the Authority and/or the Tribe necessary to develop, construct, and begin operations at the Resort, including without limitation, pre-opening expenses and initial working capital or bankroll.

     "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "PLANS" means all drawings, plans and specifications prepared by or on behalf of the Authority, as the same may be amended or supplemented from time to time, and, if required, submitted to and approved by the appropriate Gaming Regulatory Authorities, which describe and show the Resort and the labor and materials necessary for construction thereof.

     "PRINCIPAL BUSINESS" means the Class II and Class III casino Gaming (as such terms are defined in IGRA) and resort business and any activity or business incidental, directly related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any hotel, entertainment, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming and resort business operated by the Authority.

     "PROJECT COSTS" means, (i) all costs of developing, designing, constructing, equipping and furnishing the Resort, including costs related to land acquisition, professional services, pre-opening costs and initial operating capital, (ii) all start-up and operating costs of the Authority until the Resort becomes Completed, and (iii) all financing fees and expenses, interest payments and any scheduled principal prior to the date the Resort becomes Completed, provided that all Project Costs shall be allocated in accordance with GAAP, consistently applied.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Issuance Date, by and among the Authority and the other parties named on the signature pages thereof, substantially in the form delivered to the Trustee on the Issuance Date.

     "REPLACEMENT RESERVE ACCOUNT" means a deposit account established, maintained and controlled by the Trustee and designated by the Authority and TCA as the Reserve Account established pursuant to Section 4.12 of the Gaming Facility Management Agreement.

     "RESORT" means the multi-amenity gaming and entertainment resort proposed to be constructed in Montville, Connecticut as described in this Prospectus as set forth in the Plans, as the Plans may be amended pursuant to the Indenture and the Collateral Documents, but excluding (i) any obsolete personal property or real property improvement determined by the Authority to be no longer useful or necessary to the operations or support of the Resort (other than Key Project Assets) and (ii) any equipment leased from a third party in the ordinary course of business.

     "RESORT SUPPORT ENTITY" means any Person who provides goods or services to the Resort or whose operations are ancillary to, in support of, or useful to the operations of the Resort.

     "RESTRICTED INVESTMENT" means any Investment other than a Permitted Investment.

     "SEC" means the Securities and Exchange Commission.

     "SECURED COMPLETION GUARANTEE" means the completion guarantee of Sun International substantially in the form delivered to the Trustee on the Issuance Date.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SEMI-ANNUAL PERIOD" means each period that begins on April 1 and ends on the next succeeding September 30 or each period that begins on October 1 and ends on the next succeeding March 31.

     "SENIOR NOTES" means, collectively, the Series A Senior Notes and, when issued under the Exchange Offer, the Series B Senior Notes.

     "SERIES A SENIOR NOTES" means the Authority's Series A Senior Secured Notes due November 15, 2002 to be issued pursuant to the Indenture.

     "SERIES B SENIOR NOTES" means the Authority's Series B Senior Secured Notes due November 15, 2002 to be issued pursuant to the Indenture or in the Exchange Offer.

     "SUBORDINATED INDEBTEDNESS" means the Indebtedness evidenced by the Subordinated Notes and any other Indebtedness of the Authority which is expressly by its terms subordinated in right of payment to the Senior Notes.

     "SUBORDINATED NOTES" means the Subordinated Notes due 2003 issued by the Authority pursuant to the Note Purchase Agreement dated as of the Issuance Date between the Authority and Sun International.

     "SUBSIDIARY" means (i) any instrumentality or subdivision or subunit of the Authority that has a separate legal existence or status or whose property and assets would not be bound by the terms of the Indenture or the Collateral Documents or (ii) with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. The Tribe and any other instrumentality of the Tribe that is not also an instrumentality of the Authority shall not be a Subsidiary of the Authority.

     "SUN INTERNATIONAL" means Sun International Hotels Limited, a Bahamian corporation or any of its affiliates.

     "TCA" means Trading Cove Associates, a Connecticut general partnership.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date on which the Indenture is qualified under the TIA.

     "TRANSFER RESTRICTED SECURITIES" means securities that bear or are required to bear the legend set forth in Section 2.06 of the Indenture.

     "TRIBAL GAMING ORDINANCE" means the ordinance and any amendments thereto, and all related or implementing ordinances, including without limitation, the Gaming Authority Ordinance, enacted on July 15, 1995 which are enacted by the Tribe to authorize and regulate gaming on the Mohegan Reservation pursuant to IGRA.

     "TRIBE" means the Mohegan Tribe of Indians of Connecticut, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R.
Section 83.

     "TRUSTEE" means the party named as such above until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving thereunder.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness, at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness, as the case may be.

                   MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following description is a general summary of the principal federal income tax matters of general application relating to the Exchange Offer. Such description is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. The statements of law and legal conclusions contained herein are based on the opinion of Neal, Gerber & Eisenberg, special tax counsel to the Authority. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may occur that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to the Senior Note holders participating in the Exchange Offer.

     The following summary is for general information only. The tax treatment of a Senior Note holder may vary depending upon its particular situation. Certain Senior Note holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF THE SENIOR NOTES IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF SUCH HOLDER'S EXCHANGING SERIES A SENIOR NOTES FOR SERIES B SENIOR NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS.

EXCHANGE OF SERIES B SENIOR NOTES FOR SERIES A SENIOR NOTES

     The exchange of Series B Senior Notes for Series A Senior Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Series B Senior Notes should not be considered to differ materially in kind or extent from the Series A Senior Notes. Rather, the Series B Senior Notes received in the Exchange Offer by a holder of Series A Senior Notes should be treated as a continuation of the Series A Senior Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders electing to exchange Series A Senior Notes for Series B Senior Notes pursuant to the Exchange Offer. If, however, such transactions were treated as an "exchange" for federal income tax purposes, the transaction should constitute a recapitalization for federal income tax purposes. Under the rules applicable to recapitalizations, holders of Series A Senior Notes exchanging such Senior Notes for Series B Senior Notes generally should not recognize any gain or loss upon such exchange.

LIQUIDATED DAMAGES

     The Liquidated Damages described under "The Exchange Offer--Registration Rights Agreement" should be taxable to the holder of Senior Notes as ordinary income in accordance with the such holder's method of accounting for tax purposes. The IRS, however, may take a different position, which could affect the timing and amount of a holder's income.

                           PLAN OF DISTRIBUTION

     This Prospectus may be used by the Initial Purchasers and/or certain broker-dealers in connection with offers and sales of the Senior Notes in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. The Initial Purchasers and/or such broker-dealers may act as principal or agent in such transactions.

     The Authority has been advised that it is the position of the staff of the Commission that any broker-dealer that receives Series B Senior Notes for its own account pursuant to the Exchange Offer in exchange for Series A Senior Notes acquired by such broker-dealer as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of such Series B Senior Notes. The Authority agrees that for a period of one year after the Expiration Date, it will ensure that this Prospectus, as it may be amended or supplemented from time to time, meets the requirements of the Securities Act and is available to any broker-dealer for use in connection with any such resale of such Series B Senior Notes (other than a resale of an unsold allotment relating to the original placement of the Series A Senior Notes).

     The Authority will not receive any proceeds from any sale of Series B Senior Notes by broker-dealers. Series B Senior Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time at prices determined at the time of sale directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Series B Senior Notes. Any broker-dealer that resells Series B Senior Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Series B Senior Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Series B Senior Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by delivering a prospectus, a broker-dealer will be not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                  LEGAL MATTERS

     Certain legal matters regarding the validity of the Series B Senior Notes will be passed upon for the Authority by Rome, McGuigan, Sabanosh & Klebanoff, P.C., Hartford, Connecticut, and by Hobbs, Straus, Dean & Walker, Washington, D.C. Certain tax matters will be passed upon by Neal, Gerber & Eisenberg, Chicago, Illinois, special tax counsel to the Authority.

                             INDEPENDENT ACCOUNTANTS

     The balance sheet of the Authority included in this Prospectus and Registration Statement has been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto.

                              AVAILABLE INFORMATION

     The Authority is not currently subject to the periodic reporting and other informational requirements of the Exchange Act. The Authority has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Senior Notes remain outstanding, it will furnish to the holders of the Senior Notes and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Authority were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Authority's certified independent accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Authority were required to file such reports. In addition, for so long as any of the Senior Notes remain outstanding, the Authority has agreed to make available to any prospective purchaser of the Senior Notes or beneficial owner of the Senior Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                        GLOSSARY AND INDEX OF DEFINED TERMS


Accrual Period:            The period during which each installment of
                           Cash Flow Participation Interest is calculated to accrue, which is defined under the Indenture as the period from, but not including, the most recent date to which Cash
                           Flow Participation Interest has been paid or provided for or through which Cash Flow
                           Participation Interest had been calculated and deferred (or from and including the earlier of October 31, 1996 or the first day the Mohegan
                           Sun Casino commences operations, if no
                           installment of Cash Flow Participation
                           Interest has been paid, provided for or
                           deferred) to and including, either (i) the last day of the next Semi-annual Period, if the corresponding principal of the Senior
                           Notes has not become due and payable, or
                           (ii) the date of payment, if the corresponding principal of the Senior Notes has become due and payable (whether at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise).

Amounts Required for       Amounts required to cause the Mohegan Sun
Completion:                Casino to be Completed, including, without
                           limitation, (i) all regularly scheduled
                           payments of principal and interest on any indebtedness (other than the Senior Notes),
                           (ii) all regularly scheduled payments of interest (but not principal) due on the Senior
                           Notes, (iii) all costs and cost overruns of construction (E.G., costs of labor, materials, equipment and supplies, taxes, utilities, assessments, insurance and maintenance expenses), (iv) all operating costs of the Authority, and (v) all other amounts or funds required.

BIA: Bureau of Indian Affairs of the Department of the Interior.


Business Board:            Each of two different advisory and oversight
                           boards established under each of the
                           Development Agreement and the Management
                           Agreement which, in the case of the Management
                           Agreement, consists of two members appointed by the Authority and two members appointed by TCA and, in the case of the Development
                           Agreement, consists of an equal number of representatives of the Authority and TCA.


Cash Flow:                 With respect to a specified period, the Net
                           Revenue for such period, plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale
                           (to the extent such losses were deducted in computing such Net Revenue), plus
                           (ii) provision for taxes based on income or profits for such period, to the extent such provision for taxes was used in computing such Net Revenue, plus (iii) Interest Expense for such period, plus (iv) Depreciation and Amortization Expense for such period to the extent such depreciation and amortization were deducted in computing such Net Revenue, in each case, as determined in accordance with GAAP.

Cash Flow Participation    As of any payment date, Cash Flow Participation
Interest:                  Interest on the Senior Notes accrued through the
                           Accrual Period last ended (including any Accrual
                           Period that ends on such payment date) plus any Cash Flow Participation Interest previously accrued and with respect to which payment has been permitted to be deferred.

Cash Maintenance           The account established by the Authority
Account:                   pursuant to the Indenture into which the
                           Authority is obligated to deposit up to $6 million per year, up to a maximum deposit at any time of $36 million, which amount may be applied by the Trustee, upon an event of default under the Indenture, to satisfy the Authority's obligations under the Senior
                           Notes.

Change of Control:         The occurrence of any of the following:
                           (i) the Authority ceases to be a wholly-owned unit, instrumentality or subdivision of the government of the Tribe, (ii) the Authority ceases to have the exclusive legal right to operate gaming operations of the Tribe,
                           (iii) the Authority fails to retain in full force and effect at all times all material governmental consents, permits or legal rights necessary for the operation of the Mohegan Sun
                           Casino and such failure continues for a period of 90 consecutive days, (iv) TCA or any other entity in which Sun International owns, directly or indirectly, at least 50% of the capital stock ceases to be the manager of the Mohegan Sun Casino or fails to hold any material governmental consent or permit required to manage the Mohegan Sun Casino and such failure continues for a period of 90 consecutive days or (v) Sun International fails to own, directly or indirectly, at least
                           50% of the Capital Stock of TCA.

Change of Control Offer:   An offer required to be made by the Authority
                           upon a Change of Control to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the Senior Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest (including Cash Flow
                           Participation Interest) and Liquidated
                           Damages, if any, to the date of purchase.  The
                           Authority shall not be required to make such an offer to purchase (i) if the Change of Control event ceases prior to the closing of such offer or (ii) if on or before the 120th day after the Change of Control, which Change of Control arises under either clause (iv) or
                           (v) of the definition thereof, TCA is replaced as the manager (or the Authority is using its best efforts to effect such a replacement) with a Person with experience and reputation comparable to Sun International.

Completed:                 With respect to the Mohegan Sun Casino, the
                           first time that (i) all liens (other than Permitted Liens or Liens which relate to Disputed Amounts (as defined in the Secured
                           Completion Guarantee) guaranteed by Sun
                           International under Section 2.5 of the Secured
                           Completion Guarantee) relating to the
                           construction of the Mohegan Sun Casino have been paid, (ii) the general contractor and the project architect for the Mohegan Sun Casino, or an independent construction expert appointed by the Sun International and acceptable to the Trustee, shall have delivered a certificate to the Trustee certifying that the Mohegan Sun Casino is complete in all material respects in accordance with the plans therefor and in compliance with all applicable laws, ordinances and regulations (including gaming laws, ordinances and the Mohegan Compact requirements) with respect to the physical structure, health and safety, environmental and hazardous materials, fire, equipment, security and physical operating (gaming and other) requirements of the Mohegan Sun Casino, and (iii) the Mohegan Sun Casino is in a condition (including installation of furnishings, fixtures and equipment sufficient for the Minimum Facilities and provision of adequate initial operating capital including all operating supplies, sufficient coin for the slot machines, sufficient operating cash for the other games and trained employees (or sufficient funds to hire and train such employees) so that the Mohegan Sun Casino is fit to receive guests in the ordinary course of business.

Deferred Subordinated      Any interest on Subordinated Indebtedness that
Interest:                  is not currently payable in cash or that is
                           not permitted to be paid in cash under the governing agreements.

DEP:                       Department of Environmental Protection of the
                           State of Connecticut.

DOT: Department of Transportation of the State of Connecticut.

Equipment Financing:       The up to $40 million of vendor or third party
                           financing to be incurred by the Authority with respect to certain equipment, including gaming equipment, for use at the Mohegan Sun Casino, which will be senior secured obligations of the Authority and will rank PARI PASSU in right of payment with any existing and future senior Indebtedness of the Authority.

Escrow Account:            The account established by the Escrow Agent
                           pursuant to Section 2 of the Disbursement and Escrow Agreement dated as of September 29,
                           1995 into which all of the net proceeds of the issuance of the Series A Senior Notes were deposited, pending disbursement by the Escrow
                           Agent in accordance with the terms thereof.

Event of Loss:             With respect to any property or asset
                           (tangible or intangible, real or personal), any of the following: (i) any loss, destruction or damage of such property or asset; (ii) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain; (iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (iv) any settlement in lieu of clause (ii) or
                           (iii) above.

Event of Loss Purchase     An offer made by the Authority following an
Offer:                     Event of Loss to all holders of Senior Notes
                           to purchase the maximum principal amount of Senior Notes that is an integral multiple of $1,000 and that may be purchased out of Excess
                           Loss Proceeds in excess of $50 million at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including Cash Flow
                           Participation Interest and Liquidated
                           Damages), if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

Excess Cash Flow:          The Cash Flow of the Authority for a specified
                           period, less (i) all management fees to be paid to TCA under the Management Agreement that have accrued for such period (whether or not distributed), (ii) principal payments on Indebtedness of the Authority during such period (other than principal payments
                           (a) pursuant to an Excess Cash Purchase Offer,
                           (b) which are funded from the proceeds of Indebtedness permitted to be incurred under the Indenture or (c) on the Working Capital
                           Financing that do not permanently reduce indebtedness under the Working Capital
                           Financing), (iii) the Authority's share of deposits into the Replacement Reserve Account
                           (but not more than $1.8 million per fiscal year) commencing with the first full fiscal year after the commencement of operations of the Mohegan Sun Casino, (iv) all other capital expenditures not funded from the Replacement
                           Reserve Account (but not more than
                           $5.0 million per fiscal year), (v) any amounts set aside in the Cash Maintenance Account for such fiscal period, (vi) interest expense of the Authority for such period, whether paid, accrued or capitalized, and (vii) taxes, if any, payable to the federal government or the State of Connecticut.

Excess Cash Purchase       The offer required to be made by the Authority
Offer:                     within 120 days after the last day of each
                           fiscal year of the Authority, beginning with the fiscal year ending September 30, 1997, to purchase outstanding Senior Notes in an amount equal to the sum of (i) 50% of the Excess Cash
                           Flow for such fiscal year, (ii) 100% of the amount of the Deferred Subordinated Interest for such fiscal year and (iii) accrued interest to the purchase date and Liquidated
                           Damages, if any, on such principal at the purchase prices set forth in the Indenture
                           (which are expressed as a percentage of the principal amount).

Excess Loss Proceeds:      Any net proceeds from an Event of Loss with
                           respect to Note Collateral that has a fair market value (or replacement cost, if greater) in excess of $500,000 that are not within, 360 days after any such Event of Loss, applied by the Authority (or are not permitted to be applied) to the rebuilding, repair, replacement or construction of improvements to the Mohegan Sun Casino. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Event of Loss Offer is less than the Excess Loss Proceeds, such remaining
                           Excess Loss Proceeds shall be released to the Authority, subject to the terms of the Cash
                           Collateral Accounts Pledge and Security
                           Agreement, and the Authority may use any such remaining Excess Loss Proceeds so released for any lawful purpose.

Exchange Agent:            First Fidelity Bank, n/k/a First Union Bank of
                           Connecticut, as exchange agent in connection with the Exchange Offer.

Exchange Offer:            The offer by the Authority to exchange $175
                           million aggregate principal amount of Series B
                           Senior Notes for an equal principal amount of Series A Senior Notes.


Expiration Date:           The termination date for the Exchange Offer,
                           which shall be 5:00 p.m., New York City time, June 21, 1996 unless extended by the Authority in its sole discretion, being the date prior to which Series A Senior Notes must be validly tendered and not withdrawn in order to be accepted by the Authority for exchange.


Fixed Charge Coverage      With respect to a specified period, the ratio
Ratio:                     of the Cash Flow for such period to the Fixed
                           Charges for such period. In the event that the Authority incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Fixed
                           Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made
                           (the "Calculation Date"), then the Fixed
                           Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of
                           Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, acquisitions, dispositions and discontinued operations (as determined in accordance with GAAP) that have been made by the Authority, including all mergers, consolidations and dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions, discontinued operations, mergers, consolidations (and the reduction of any associated fixed charge obligations resulting therefrom) had occurred on the first day of the four-quarter reference period.

Fixed Interest:            Interest at the rate of 13 1/2% per annum of
                           the principal amount of the Senior Notes then outstanding from the date of issuance of Senior Notes to the date of payment of such principal amount of such Senior Note. Fixed
                           Interest on the Series A Senior Notes is, and the Series B Senior Notes will be, computed on the basis of a 360-day year, consisting of twelve 30-day months.

Gaming Regulatory          Any agency, authority, board, bureau,
Authority:                 commission, department, office or
                           instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, any division of the Authority or any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Tribe or the Authority.

IGRA: The Indian Gaming Regulatory Act of 1988, as amended.

Indebtedness:              With respect to any Person, (i) any
                           indebtedness of such Person, whether or not contingent (a) in respect of borrowed money, including accrued and unpaid Cash Flow
                           Participation Interest, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof),
                           (c) representing the balance deferred and unpaid of the purchase price of any property
                           (including capital lease obligations), except any such balance that constitutes an accrued expense or trade payable, or (d) representing any hedging obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another
                           Person (other than by endorsement of
                           negotiable instruments for collection in the ordinary course of business) and (iii) to the extent not otherwise included, Indebtedness of another Person secured by a lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person).

Indenture:                 The Indenture governing the Senior Notes,
                           dated as of September 29, 1995.

Initial Purchasers:        Bear, Stearns & Co. Inc. and Donaldson, Lufkin
                           & Jenrette Securities Corporation,
                           collectively, as the initial purchasers on September 29, 1995 of the Series A Senior
                           Notes.

Interest and Excess Cash   The account established by the Authority
Flow Account:              pursuant to the Indenture into which the
                           Authority is required to deposit, on a monthly basis, an amount equal to the accrued interest on the Senior Notes and the Subordinated Notes and 50% of Excess Cash Flow, which amounts will be used to pay interest on the Senior
                           Notes and fund Excess Cash Purchase Offers.

Liquidated Damages:        Monetary damages the Authority is obligated to
                           pay to the holders of Senior Notes under certain circumstances if the Authority fails to comply with the registration requirements of the Registration Rights Agreement.


Minimum Priority Payment:  The $50,000 minimum monthly payment required to be made by TCA to the Authority under the Management Agreement, which payment is chargeable against the Authority's share of Net Revenue and is required to be made to the Authority for any month during which any gaming is conducted at the Mohegan Sun Casino.


Net Receipts Account:      The depository account established pursuant to
                           the Management Agreement into which TCA is required to deposit, on a daily basis, all cash collected from the operation of the Mohegan Sun Casino.

Net Revenues:              As used in the Management Agreement, the
                           amount of the gross revenues of the Mohegan
                           Sun Casino less operating expenses and certain specified categories of revenue, such as income from any financing or refinancing, taxes or charges received from patrons on behalf of and remitted to a governmental entity, proceeds from the sale of capital assets, insurance proceeds and interest on the Replacement Reserve Account. Net Revenues also include Net Gaming Revenues, which are equal to the amount of the "net win" from Class III Gaming operations (I.E., the difference between gaming wins and losses) less all gaming-related operational expenses
                           (excluding the management fee).

NIGC: The National Indian Gaming Commission, an independent governmental agency within the U.S. Department of Interior exercising primary federal regulatory responsibility over Indian gaming.

Note Collateral:           All of collateral that, pursuant to the terms
                           of the Indenture, secures the Authority's obligations under the Senior Notes (and may secure the Working Capital Financing), consisting primarily of: (i) the Escrow
                           Account, the Replacement Reserve Account, the
                           Cash Maintenance Account, the Net Receipts
                           Account, the Interest and Excess Cash Flow
                           Account and any and all other accounts at any time identified as Collateral in the Indenture, the Disbursement and Escrow
                           Agreement or any collateral document related thereto, all funds at any time on deposit in any such account, all investments of any such funds and all interest and dividends thereon, and (ii) a first priority leasehold mortgage
                           (the "Leasehold Mortgage") on the 25-year ground lease from the Tribe to the Authority with respect to the Site (the "Lease"), (ii) a first priority security interest in all of the Authority's furniture, trade fixtures and equipment, accounts receivable, general intangibles, inventory and other personal property (other than personal property permitted to be financed and secured, as described elsewhere herein, or personal property that is not permitted by applicable law to secure the Senior Notes), (iii) a first priority security interest in the proceeds of the Series A Senior Notes which remain on deposit in the Escrow Account and (iv) an assignment of material construction contracts pursuant to which the Mohegan Sun Casino is to be constructed.

Offering:                  The offer and sale by the Initial Purchasers
                           on September 29, 1995 of the Series A Senior
                           Notes to institutional accredited investors and qualified institutional buyers.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

Replacement Reserve        The account established pursuant to the
Account:                   Management Agreement into which the Authority
                           and TCA have agreed to deposit, on a monthly basis, up to an aggregate of $3 million per year, which amount will be used to fund replacement capital expenditures for the
                           Mohegan Sun Casino.

Senior Notes:              Collectively, the 13 1/2% Series A Senior
                           Secured Notes of the Authority due November
                           15, 2002 and the 13 1/2% Series B Senior Notes of the Authority due November 15, 2002, which have been registered under the Securities Act of 1933, as amended.

Secured Completion         The $50 million secured completion guarantee
Guarantee:                 given by Sun International pursuant to that
                           Secured Completion Guarantee dated September
                           29, 1995 in favor of the Trustee, to fund any cost overruns incurred by the Authority in connection with constructing, equipping and opening the Sun Mohegan Casino, which guarantee is secured by a $15 million irrevocable letter of credit and a pledge of 1,500,000 Ordinary Shares of Sun
                           International.

Semi-annual Period:        Each period that begins on April 1 and ends on
                           the next succeeding September 30 or each period that begins on October 1 and ends on the next succeeding March 31.

Subordinated Notes:        The $40 million principal amount of
                           Subordinated Notes due 2003 issued by the Authority to Sun International pursuant to that certain Note Purchase Agreement dated as of September 29, 1995, together with any additional subordinated notes that may be issued by the Authority to Sun International pursuant to the Secured Completion Guarantee.

Subordinated Indebtedness: Indebtedness evidenced by the Subordinated
                           Notes and any other Indebtedness of the
                           Authority which is expressly by its terms subordinated in right of payment to the Senior Notes.

Terminating Event:         Any event that terminates Sun International's
                           Obligations under the Secured Completion
                           Guarantee, including (i) any Congressional,
                           Tribal or other governmental action that results in a substantial diminution of the gaming operations proposed to be conducted at the Mohegan Sun Casino, (ii) September 30,
                           1997 (iii) the date immediately prior to the acceleration of amounts due on the Senior
                           Notes, (iv) the repayment of the Senior Notes in full, (v) the termination or unenforceability, in any material respect, of the Management Agreement or the Lease, or
                           (vi) the termination or repudiation of the Management Agreement by the Authority.


Trustee: First Fidelity Bank, n/k/a First Union Bank of Connecticut, as trustee under the Indenture, and any successor serving thereunder.


Working Capital Financing: The approximately $12.5 million of third party financing to be incurred by the Authority, prior to opening the Mohegan Sun Casino, for working capital purposes. In the event the Authority requires additional working capital, the Indenture permits up to $25 million in Working Capital Financing, which will be senior secured obligations of the Authority and will rank PARI PASSU in right of payment with any existing and future senior Indebtedness of the Authority.

                             INDEX OF DEFINED TERMS

     The following terms are defined on the page of the Prospectus indicated directly opposite such term:


Defined Term                                                               Page No.
- ------------                                                               --------

Accrual Period . . . . . . . . . . . . . . . . . . . . . . . . . .            89
ACMs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            22
Affiliate Transaction . . . . . . . . . . . . . . . . . . . . . ..           101
Appurtenant Rights . . . . . . . . . . . . . . . . . . . . . . . .            68
Architect . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            72
Asset Sale Offer . . . . . . . . . . . . . . . . . . . . . . . . .            93
ASTs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            48
Atlantis . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4
Authority Official . . . . . . . . . . . . . . . . . . . . . . . .            79
Beneficial Owner(s) . . . . . . . . . . . . . . . . . . . . . . ..            30
the BIA . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..             7
Book-Entry Confirmation . . . . . . . . . . . . . . . . . . . . ..            29
Book-Entry Transfer Facility . . . . . . . . . . . . . . . . . . .            29
Business Board (pursuant to the Development Agreement) . . . . . .            72
Business Board (pursuant to the Management Agreement) . . . . . ..            51
Buyout Option . . . . . . . . . . . . . . . . . . . . . . . . . ..            73
Calculation Date . . . . . . . . . . . . . . . . . . . . . . . . .           121
Carousel . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4
CERCLA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            88
Change of Control Payment Date . . . . . . . . . . . . . . . . . .            92
Change of Control Payment . . . . . . . . . . . . . . . . . . . ..            92
Change of Control Offer . . . . . . . . . . . . . . . . . . . . ..            92
Church Parcel . . . . . . . . . . . . . . . . . . . . . . . . . ..            50
CJM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            45
Clean-up Standard Regulations . . . . . . . . . . . . . . . . . ..            48
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . .            26
the Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           130
Commencement Date . . . . . . . . . . . . . . . . . . . . . . .. .            75
the Commission . . . . . . . . . . . . . . . . . . . . . . . . . .             4
Construction Budget . . . . . . . . . . . . . . . . . . . . . . ..             7



Defined Term                                                               Page No.
- ------------                                                               --------

Council . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            50
Covenant Defeasance . . . . . . . . . . . . . . . . . . . . . . ..           114
DCD . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            44
DEP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            47
Depositor . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            32
Development Agreement . . . . . . . . . . . . . . . . . . . . . ..            71
Disbursement Agent . . . . . . . . . . . . . . . . . . . . . . . .           108
DJA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            45
DOT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..             7
EDSA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            45
Effectiveness Target Date . . . . . . . . . . . . . . . . . . . ..            26
EIS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            49
Elders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            50
Eligible Institution . . . . . . . . . . . . . . . . . . . . . . .            30
Environmental Assessment . . . . . . . . . . . . . . . . . . . . .            49
Equipment Financing . . . . . . . . . . . . . . . . . . . . . . ..     Prospectus outside
                                                                        front cover page
Escrow Account . . . . . . . . . . . . . . . . . . . . . . . . . .            12
Event of Loss Offer . . . . . . . . . . . . . . . . . . . . . . ..            94
Event of Default . . . . . . . . . . . . . . . . . . . . . . . . .            17
Excess Cash Offer Price . . . . . . . . . . . . . . . . . . . . ..            95
Excess Cash Purchase Amount . . . . . . . . . . . . . . . . . . ..            95
Excess Cash Purchase Offer . . . . . . . . . . . . . . . . . . . .            14
Excess Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . .            93
Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . .            11
Exchange Offer Registration Statement . . . . . . . . . . . . . ..            26
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . .            28
Expiration Date . . . . . . . . . . . . . . . . . . . . . . . . ..     Prospectus outside
                                                                        front cover page
Fixed Interest . . . . . . . . . . . . . . . . . . . . . . . . . .            89
FONSI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            49
Force Majeure Event . . . . . . . . . . . . . . . . . . . . . . ..            21
Foxwoods . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             3
Furnishings . . . . . . . . . . . . . . . . . . . . . . . . . . ..            72



Defined Term                                                               Page No.
- ------------                                                               --------

Gaming Disputes Court . . . . . . . . . . . . . . . . . . . . . ..            54
General Manager . . . . . . . . . . . . . . . . . . . . . . . . ..            74
Gross Revenue . . . . . . . . . . . . . . . . . . . . . . . . . ..            77
IGRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             5
Improvements . . . . . . . . . . . . . . . . . . . . . . . . . . .            64
Indenture . . . . . . . . . . . . . . . . . . . . . . . . . . . ..      Prospectus outside
                                                                         front cover page
Initial Purchasers . . . . . . . . . . . . . . . . . . . . . . . .             9
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..           130
Lease Transaction . . . . . . . . . . . . . . . . . . . . . . . ..           102
Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            12
Leased Property . . . . . . . . . . . . . . . . . . . . . . . . ..            64
Leasehold Mortgage . . . . . . . . . . . . . . . . . . . . . . . .            12
Legal Defeasance . . . . . . . . . . . . . . . . . . . . . . . . .           113
LEHR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            44
Letter of Transmittal . . . . . . . . . . . . . . . . . . . . . ..      Prospectus outside
                                                                         front cover page
Management Agreement . . . . . . . . . . . . . . . . . . . . . . .              7
Management Board . . . . . . . . . . . . . . . . . . . . . . . . .             51
Memorandum . . . . . . . . . . . . . . . . . . . . . . . . . . . .             63
Mohegan Sun Casino . . . . . . . . . . . . . . . . . . . . . . . .    Prospectus outside
                                                                     front cover page (ii)
Mohegan Compact . . . . . . . . . . . . . . . . . . . . . . . . ..              5
Morse Diesel . . . . . . . . . . . . . . . . . . . . . . . . . . .              7
Mortgage . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             67
NEPA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             49
the NIGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              7
Note Purchase Agreement . . . . . . . . . . . . . . . . . . . . ..             83
NOx . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..             49
NRC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..             22
Pari Passu Debtholder . . . . . . . . . . . . . . . . . . . . . ..             99
Payment Cross-Default . . . . . . . . . . . . . . . . . . . . . ..            111



Defined Term                                                               Page No.
- ------------                                                               --------
Personal Property . . . . . . . . . . . . . . . . . . . . . . . ..             68
Phase III Assessment . . . . . . . . . . . . . . . . . . . . . . .             48
Plans and Specifications . . . . . . . . . . . . . . . . . . . . .             72
Refinancing Indebtedness . . . . . . . . . . . . . . . . . . . . ..            99
Registration Default . . . . . . . . . . . . . . . . . . . . . . ..            27
Registration Statement . . . . . . . . . . . . . . . . . . . . . ..             2
Registration Rights Agreement . . . . . . . . . . . . . . . . . . .             9
Reserved Fund . . . . . . . . . . . . . . . . . . . . . . . . . . .            76
Restricted Payments . . . . . . . . . . . . . . . . . . . . . . . .            97
Rockwell . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            44
Secretary of the Interior . . . . . . . . . . . . . . . . . . . . .            63
Section 81 . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            59
Secured Completion Guarantee . . . . . . . . . . . . . . . . . . ..     Prospectus outside
                                                                       front cover page (ii)
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . ..     Prospectus outside
                                                                         front cover page
Semi-Annual Period. . . . . . . . . . . . . . . . . . . . . . . . .     Prospectus outside
                                                                       front cover page (ii)
Senior Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . .      Prospectus outside
                                                                          front cover page
Series A Senior Notes . . . . . . . . . . . . . . . . . . . . . . .     Prospectus outside
                                                                          front cover page
Series B Senior Notes . . . . . . . . . . . . . . . . . . . . . . .     Prospectus outside
                                                                          front cover page
Shelf Registration Statement. . . . . . . . . . . . . . . . . . . .            26
SII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            38
SIIL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            15
SNM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            22
Southern Sun . . . . . . . . . . . . . . . . . . . . . . . . . . ..            38
Space Leases . . . . . . . . . . . . . . . . . . . . . . . . . . ..            68
STC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            60
STC Permit . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            60
Subordinated Notes . . . . . . . . . . . . . . . . . . . . . . . ..   Prospectus outside
                                                                     front cover page (ii)



Defined Term                                                               Page No.
- ------------                                                               --------
Sun International . . . . . . . . . . . . . . . . . . . . . . . . .   Prospectus outside
                                                                     front cover page (ii)
TCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             3
the Authority . . . . . . . . . . . . . . . . . . . . . . . . . . .     Prospectus outside
                                                                         front cover page
the Pequot Tribe. . . . . . . . . . . . . . . . . . . . . . . . . .             3
the Tribe . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     Prospectus outside
                                                                         front cover page
the NYSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4
the Offering . . . . . . . . . . . . . . . . . . . . . . . . . . ..     Prospectus outside
                                                                         front cover page
Town. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            63
Town Agreement . . . . . . . . . . . . . . . . . . . . . . . . . ..            63
Tribal-State Compact . . . . . . . . . . . . . . . . . . . . . . ..            58
Trust Indenture Act . . . . . . . . . . . . . . . . . . . . . . . .            88
Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            12
UNC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            22
USTs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            48
VOCs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..            49
Working Capital Financing . . . . . . . . . . . . . . . . . . . . .     Prospectus outside
                                                                         front cover page


                          INDEX TO FINANCIAL STATEMENTS
                         MOHEGAN TRIBAL GAMING AUTHORITY


                                                                  PAGE
                                                                  ----
       Independent Auditors' Report. . . . . . . . . . . . . . .  F-2
       Balance Sheet . . . . . . . . . . . . . . . . . . . . . .  F-3
       Notes to Balance Sheet. . . . . . . . . . . . . . . . . .  F-4

                        [Letterhead of Arthur Andersen LLP]

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Tribal Council


                     Mohegan Tribe of Indians of Connecticut:




We have audited the accompanying balance sheet of the Mohegan Tribal Gaming Authority (a development stage entity) as of March 31, 1996. This financial statement is the responsibility of the Authority's management. Our responsibility is to express an opinion on this financial statement based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Mohegan Tribal Gaming Authority as of March 31, 1996, in conformity with generally accepted accounting principles.



                                       /s/ Arthur Andersen LLP


Hartford, Connecticut
April 25, 1996

                        MOHEGAN TRIBAL GAMING AUTHORITY

                                 BALANCE SHEET

                              AS OF MARCH 31, 1996
                                 (IN THOUSANDS)



     ASSETS                                                  LIABILITIES

RESTRICTED CASH                        $134,437   ACCOUNTS PAYABLE                         $ 17,450
                                       --------   CONSTRUCTION RETAINAGE                      3,306
                                                  ACCRUED INTEREST                           15,039
                                                  CURRENT PORTION OF LONG-TERM DEBT              21

CAPITALIZED PROPERTY COSTS:
  Deferred lease cost                    29,260
  Leasehold interest under construction  73,661   SENIOR NOTES                              175,000
  Equipment                               1,105
                                       --------
                                        104,026
                                       --------    OTHER LONG-TERM DEBT                         321


OTHER ASSETS:                                      SUBORDINATED NOTES                        40,000
  Pre-opening costs                       3,437
  Deferred financing costs                8,537
  Organizational costs                      700
                                        --------    COMMITMENTS AND CONTINGENCIES
                                          12,674     (Note 5)
                                        --------                                           --------
          Total Assets                  $251,137            Total Liabilities              $251,137
                                        ========                                           ========



The accompanying notes are an integral part of this balance sheet.

                              MOHEGAN TRIBAL GAMING AUTHORITY

                                 NOTES TO BALANCE SHEET

                                       MARCH 31, 1996



1.   GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     THE AUTHORITY -

     The Mohegan Tribal Gaming Authority (the "Authority"), established on July 15, 1995, is an instrumentality of the Mohegan Tribe of Indians of Connecticut (the "Tribe"). The Authority intends to develop a gaming and entertainment facility (the "Mohegan Casino"). The Authority's year-end will be September 30.

     The Tribe and the Authority have entered into a land lease ("Lease") pursuant to which the Tribe is leasing to the Authority certain land located in southeastern Connecticut on which the Mohegan Casino is being constructed (the "Site"). The Site is a portion of a parcel of land that has been acquired and held in trust for the Tribe by the United States of America, with the Tribe retaining perpetual rights to the use of the Site. See Note 3.

     The Tribe established the Authority with the exclusive power to conduct and regulate gaming activities for the Tribe. Under the Indian Gaming Regulatory Act of 1988, as amended ("IGRA"), federally recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal-land, subject to, among other things, the negotiation of a tribal state compact with the affected state. The Tribe and the State of Connecticut have entered into such a compact (the "Compact") that has been approved by the Secretary of the Interior.


     The Authority has engaged Trading Cove Associates ("TCA") to manage the development, construction and operation of the Mohegan Casino. TCA is 50% owned by a subsidiary of Sun International Hotels Limited ("Sun International"). The remaining partners of TCA are hotel and real estate developers and operators located primarily in the northeastern United States.

     The Authority is financing the development of the Mohegan Casino with the proceeds of the sale of senior notes, subordinated notes and equipment financing, as described in Note 2. The total cost of development and construction of the Mohegan Casino and working capital is estimated to be $312.5 million, of which $300 million has been obtained as of the balance sheet date. If additional financing is not obtained, the Authority will draw funds under the Secured Completion Guarantee (the "Guarantee") provided by Sun International. The Guarantee provides that, subject to certain qualifications, Sun International will provide up to $50 million to fund any cost overruns incurred in connection with the construction, development, equipping and opening of the Mohegan Casino. The Guarantee terminates on September 30, 1997, or if certain other criteria are met as agreed upon by the Authority and

     Sun International. Any draws on the Guarantee will be evidenced by additional subordinated notes issued by the Authority to Sun
     International. These additional subordinated notes will bear interest at the prime rate plus 1% and be payable under the same terms as the subordinated notes discussed in Note 2.


     DEVELOPMENT STAGE ENTERPRISE -

     The Authority is classified as a Development Stage enterprise as defined by Statement of Financial Accounting Standards No. 7.

     CASH -


     Included in cash is approximately $130 million held in escrow as required by the Senior Notes (see Note 2). Disbursements from the escrow account can only occur upon submission of a disbursement request (as defined) to the Escrow Agent, and such funds disbursed can only be used for payment of costs and expenses as contemplated in the original or amended budgets as referred to in the Disbursement and Escrow Agreement.


     CAPITALIZED PROPERTY COSTS -

     Capitalized property costs consist of deferred lease costs related to the payment made by the Authority on behalf of the Tribe for the acquisition of the Site (see Note 3), leasehold interest costs which represent costs incurred through the balance sheet date for the construction of the Mohegan Casino (see Note 3) and equipment (primarily furniture and computers) that are being used in connection with the pre-opening activities of the Authority. Upon the commencement of operations, these costs will be depreciated or amortized, as applicable, on a straight-line basis over the following estimated useful lives:


         Deferred lease cost           50 years
         Leasehold interest cost       40 years
         Equipment                    5-7 years


     DEFERRED LEASE COSTS -

     Deferred lease costs consist of the following (000's):

          Acquisition cost of the site      $23,385
          Acquisition cost of additional
            parcels (note 2)                  5,875

     The Site and the additional parcels were acquired from third parties unrelated to the Tribe or the Authority. The Authority will not be reimbursed by the Tribe for these payments.


     OTHER ASSETS -

     Other assets consist of pre-opening, deferred financing and organization costs. Pre-opening costs are mainly payroll and related benefits and general office overhead incurred through the balance sheet date. Deferred financing costs have been incurred in connection with obtaining the senior notes and the subordinated notes. Organization costs represent primarily legal costs incurred in the organization of the Authority. Beginning on the opening date of the Mohegan Casino, these costs will be amortized on a straight-line basis over the following estimated useful lives:


            Pre-opening costs               12 months
            Deferred financing costs         7 years
            Organization costs               5 years



2.   DEBT:

     The Authority has issued $175 million in Senior Notes due 2002 (the "Senior Notes") with fixed interest payable at a rate of 13-1/2% per annum and Cash Flow Participation Interest (as defined) in an aggregate amount of 5.0% of the Authority's Cash Flow (as defined) up to a limit, during any two consecutive semi-annual periods, ending
     September 30, of $250 million of the Authority's Cash Flow. Fixed interest is payable semi-annually commencing May 15, 1996. No Cash
     Flow Participation Interest shall be payable with respect to any period prior to the earlier of the first day the Mohegan Casino commences operations or October 31, 1996. The aggregate amount of Cash Flow Participation Interest payable will be reduced pro rata for reductions in outstanding principal amount of Senior Notes. The payment of Cash Flow Participation Interest may be deferred if the Authority's Fixed Charge Coverage Ratio (as defined) is less than 2 to 1. The Senior Notes are redeemable at set prices as set forth in the Senior Notes after November 15, 1999 at the option of the Authority. Upon the occurrence of certain events (as specified in the Indenture for the Senior Notes) each holder of Senior Notes can require the Authority to repurchase the Notes at prices specified in the Senior Notes. Beginning with fiscal year ending September 30, 1997, the Authority will be required, under certain circumstances, to offer to purchase, at set prices, certain amounts of Senior Notes then outstanding.

     The Authority has obtained $40 million of subordinated financing from Sun International in the form of two notes. These notes bear interest at 15% per year, paid semi-annually and are due in 2003; however, these notes cannot be paid until the Senior Notes have been paid in full.

     The Authority has also obtained a commitment for gaming equipment financing of up to $40 million from Sodek Gaming, Inc. The terms of this agreement provides for an interest rate of 2% over prime, commencing from the date of delivery of the equipment. Principal payments will be over 48 months commencing 30 days after full use of the Mohegan Casino has commenced.

     The above described debt is secured by substantially all the assets of the Authority.

     The Tribe has acquired an additional parcel of land adjacent to the Site ("Additional Parcel") that will be used to expand the access road to the Mohegan Casino. The lease between the Tribe and the Authority, with respect to The Site, has been amended to include the Additional Parcel. The annual rent under the Lease remains at $1.00 (see Note 3), but the Authority has made the initial downpayment of $250,000 and assumed the promissory note ($350,000) with respect to the Additional Parcel. The terms of the promissory note provide for monthly payments of principal and interest (8%) of $4,246 commencing on January 1, 1996, with a final payment due on December 1, 2005. This promissory note is secured by a mortgage on the Additional Parcel.


     Repayments of debt for the next five years and thereafter follows:

          Year Ending
          September 30,         Amount
        ---------------       --------
                               (000's)

          1996               $     21
          1997                     25
          1998                     23
          1999                     21
          2000                     18
          Thereafter          215,234
                             --------
                             $215,342
                             ========

     The ability of the Authority to meet its debt service requirements will be entirely dependent upon the completion and future successful performance of the Mohegan Casino, which is subject to financial, economic, political, competitive, and other factors, many of which are beyond the Authority's control.


3.   LEASE AGREEMENT:


     As discussed in Note 1, the Authority has entered into the Lease with the Tribe with respect to the Site. The initial term of the Lease is 25 years, with an option to extend the term for an additional 25 years provided that the Authority is not in default under the Lease. The Lease also provides that all improvements constructed on the Site will become the property of the Tribe and subject to the Lease. The Lease is a net Lease requiring that the Authority be responsible for all costs of operating, constructing, maintaining, repairing, replacing and insuring the leased property, plus paying the Tribe an annual rent of $1.00. In addition to the rent, the Authority has used the proceeds from the issuance of the Subordinated Notes, described in Note 2, to acquire the Site on behalf of the Tribe. Due to these payments and other terms of the Lease described above, expenditures made by the Authority in connection with the acquisition of the Site and the Additional Parcel have been recorded as deferred lease costs and related improvements have been reflected as leasehold interests for financial reporting purposes. The deferred lease costs will be amortized on a straight-line basis over the term of the Lease, plus the option period (a total of 50 years). The leasehold interest will be amortized on a straight-line basis over the estimated life of the buildings (40 years).

4.   INCOME TAXES:

     The Tribe is an "Indian Tribal Government" within the meaning of sections 7701(a)(40) and 7871 of the Internal Revenue Code of 1986, as amended. As such, the Authority has tax-exempt status with respect to federal and state income and certain excise taxes.


5.   COMMITMENTS AND CONTINGENCIES:

     The Tribe, by itself and acting through the Authority, and TCA have entered into an Amended and Restated Gaming Facility Development and Construction Agreement ("the Construction Agreement") providing for the design, construction, furnishing and site development of the Mohegan Casino by TCA. The total cost of the Mohegan Casino, as outlined in the Construction Agreement, is not to exceed $325 million. The Tribe has assigned its rights and obligations in the Agreement to the Authority.

     The Tribe has entered into a seven-year Amended and Restated Gaming Facility Management Agreement ("the Management Agreement") with TCA to provide for the management of the Mohegan Casino. Under the terms of the Management Agreement, the Tribe has granted TCA the exclusive right and obligation to develop, manage, operate and maintain the Mohegan Casino and all other related facilities that are owned by the Tribe or any of its instrumentalities. The Management Agreement authorizes TCA to pay itself a monthly management fee from the Mohegan Casino's net revenues. The management fee under the Management Agreement is expressed as a percentage of net revenues, which ranges from 30% to 40%, depending on the level of the net revenues generated by the Mohegan Casino. The Tribe has assigned its rights in and delegated its obligations under the Agreement to the Authority.

     The Tribe's Compact with the State of Connecticut stipulates that a portion of the revenues earned on slot machines will be paid to the State of Connecticut. For each twelve-month period commencing July 1, 1995 the minimum contribution of the Tribe to the State of Connecticut shall be the lesser of (a) 30% of gross revenues from slot machines, or (b) the greater of (i) 25% of gross revenues from slot machines or (ii) $80,000,000. These payments will not be required if the State of Connecticut legalizes any other gaming operations with slot machines to be operated in the State of Connecticut (other than on certain Indian lands). No payments have been made or are due as of the balance sheet date. When such payments become payable, they will be reflected as operating expenses of the Authority.

     The Tribe has entered into an agreement with the Town of Montville, Connecticut (the "Town") pursuant to which the Tribe has agreed to pay to the Town (i) an annual payment of $500,000 to compensate the Town for the financial impact of removing the Site from the Town's tax rolls and jurisdiction and (ii) a one-time fee of $3 million to make improvements to the Town's water system, which improvements are necessitated by the development and operation of the Mohegan Casino. The one time payment is due and the annual payments commence one year after the commencement of slot machine gaming activities.

     It is anticipated that these payments will be made by the Authority on behalf of the Tribe. When that occurs, the one-time fee of $3,000,000 for the improvement of the Town's water system will be capitalized as part of leasehold interest (see Note 3), while the annual payments of $500,000 will be treated as operating expenses of the Authority since they are effectively in lieu of property taxes that would be the responsibility of the Authority under the Lease. It is not anticipated that the Tribe will reimburse the Authority for these payments.

                            [ALTERNATIVE PROSPECTUS PAGE]



                           MOHEGAN TRIBAL GAMING AUTHORITY
                    13 1/2% SERIES B SENIOR SECURED NOTES DUE 2002
                        WITH CASH FLOW PARTICIPATION INTEREST


    This Prospectus may be used by certain broker-dealers (collectively, the "broker-dealers") in connection with offers and sales of 13 1/2% Series B Senior Secured Notes Due 2002 With Cash Flow Participation Interest (the "Series B Senior Notes") that were received by such broker-dealers for their own accounts pursuant to an exchange offer in exchange for 13 1/2% Series A Senior Secured Notes due 2002 With Cash Flow Participation Interest that were acquired by such broker-dealers as a result of market-making or other trading activities. The Mohegan Tribal Gaming Authority will not receive any proceeds from the sale of Series B Senior Notes.


                            ------------------------


    SEE "RISK FACTORS" BEGINNING ON PAGE 17 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SERIES B SENIOR NOTES.


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                        PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.



                             ----------------------


                  The date of this Prospectus is May __, 1996.

                            [ALTERNATIVE PROSPECTUS PAGE]


                                 PLAN OF DISTRIBUTION


    This Prospectus may be used by certain broker-dealers (collectively, the "broker-dealers") in connection with offers and sales of 13 1/2% Series B Senior Secured Notes Due 2002 With Cash Flow Participation Interest (the "Series B Senior Notes") that were received by such broker-dealers for their own accounts in exchange for 13 1/2% Series A Senior Secured Notes due 2002 With Cash Flow Participation Interest that were acquired by such broker-dealers as a result of market-making or other trading activities (the "Exchange Offer"). The Mohegan Tribal Gaming Authority will not receive any proceeds from the sale of Series B Senior Notes.


    Series B Senior Notes received by a broker-dealer for its own account pursuant to the Exchange Offer may be sold by such broker-dealer from time to time at prices determined at the time of sale directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Series B Senior Notes. Any broker-dealer that resells Series B Senior Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Series B Senior Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Series B Senior Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By delivering a prospectus, a broker-dealer will be not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                            [ALTERNATIVE PROSPECTUS PAGE]

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    No dealer, salesman or other person has been authorized to give any information or to make any representation in connection with the Series B Senior Notes other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Authority. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than those to which it relates, nor does it constitute an offer to sell, or the solicitation of any offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Authority since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                                  ------------

                                  TABLE OF CONTENTS
                                                                           Page
                                                                           ----

Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
The Manager. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
Business and Property. . . . . . . . . . . . . . . . . . . . . . . . . . . 41
Mohegan Tribe of Indians of
    Connecticut. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
Government Regulation. . . . . . . . . . . . . . . . . . . . . . . . . .   55
Material Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . .   61
Description of Senior Notes. . . . . . . . . . . . . . . . . . . . . . .   87
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . .  129
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  130
Independent Accountants. . . . . . . . . . . . . . . . . . . . . . . . .  130
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . .  130
Glossary and Index of Defined Terms. . . . . . . . . . . . . . . . . . .  131
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . . .  F-1


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------



                                    MOHEGAN TRIBAL
                                   GAMING AUTHORITY



                           13 1/2% SERIES B SENIOR SECURED
                               NOTES DUE 2002 WITH CASH
                             FLOW PARTICIPATION INTEREST





                                 -------------------

                                      PROSPECTUS

                                 -------------------





                                     May __, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     Set forth below is an estimate (except the Commission registration fee) of the fees and expenses payable by the registrant in connection with the issuance and distribution of the Series B Senior Notes.

     Securities and Exchange Commission
     registration fee. . . . . . . . . . . . . . . . . . . . . . . . . .$ 60,345

     Legal fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75,000

     Accountants' fees . . . . . . . . . . . . . . . . . . . . . . . . .  69,353

     Trustee's fees. . . . . . . . . . . . . . . . . . . . . . . . . . .   7,500

     Blue sky qualification fees and expenses. . . . . . . . . . . . . .   6,000

     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,802

          Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . .$220,000


Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     All current and former officers, employees and members of the Authority are entitled to be indemnified by the Authority pursuant to Section 7 of Mohegan Tribal Ordinance No. 95-7/15-1, the ordinance that established the Authority, "against reasonable expenses actually and necessarily incurred by that person in connection with the defense of any action, suit or proceeding in which that person is made a party by reason of being, or having been, such officer, employee or member of the Authority." Indemnification is not available in the event of an adjudication of liability for negligence or misconduct in the performance of duty or for actions beyond the scope of employment. The Authority also may reimburse such persons for the reasonable costs of settlements of actions, suits or proceedings (so long as such settlements do not involve findings of neglect, misconduct or ultra vires acts) deemed by the Management Board to be in the best interests of the Authority.

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On September 29, 1995, the Authority issued and sold $175,000,000 aggregate principal amount of Series A Senior Notes on the terms set forth elsewhere in this Registration Statement. The Series A Senior Notes were sold to Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as initial purchasers (collectively, the "Initial Purchasers"), for resale to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act. The aggregate offering price for the sale of the Series A Senior Notes to the Initial Purchasers was $175,000,000, and the Authority paid an aggregate of $5,250,000 to the Initial Purchasers in discounts and commissions.

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

     Concurrently with the sale of the Series A Senior Notes, the Authority sold to Sun International $40 million principal amount of subordinated notes due 2003 (the "Subordinated Notes"). The Subordinated Notes were sold at an aggregate purchase price equal to the principal amount thereof and the Authority did not pay any broker fees or commissions in connection therewith.
 The Authority has committed to issue additional subordinated notes to Sun International in principal amount equal to the amount of funds provided by Sun International, if any, pursuant to the Secured Completion Guarantee, but not to exceed an aggregate of $50 million.

     The Series A Senior Notes and the Subordinated Notes are the only securities sold by the Authority within the past three years that were not registered under the Securities Act.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  EXHIBITS.

     See attached Exhibit Index.

     (b)  FINANCIAL STATEMENT SCHEDULES.

     See attached Index to Financial Statement Schedules.

Item 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unissued at the termination of the Exchange Offer.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in, the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE MOHEGAN TRIBAL GAMING AUTHORITY HAVE DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF MONTVILLE, STATE OF CONNECTICUT, ON MAY 13, 1996.

                              MOHEGAN TRIBAL GAMING AUTHORITY



                              By:  /s/  Roland Harris
                                   ------------------------------------------
                                   Roland Harris
                                   Chairman, Management Board, Duly Authorized



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON MAY 13, 1996 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.



Signature                                           Title



/s/ Mark Brown
- -----------------------------------          Member, Management Board
Mark Brown




/s/ Jayne Fawcett
- -----------------------------------          Vice Chair and Member, Management
Jayne Fawcett                                  Board




/s/ Carlisle Fowler
- -----------------------------------          Treasurer and Member, Management
Carlisle Fowler                               Board



/s/ Courtland Fowler
- -----------------------------------         Member, Management Board
Courtland Fowler



/s/ Roland Harris
- -----------------------------------          Chairman and Member, Management
Roland Harris                                 Board (Principal Executive
                                              Officer)




/s/ Loretta Roberge
- -----------------------------------          Corresponding Secretary and
Loretta Roberge                               Member, Management Board

Signature                                           Title




/s/ Maynard Strickland
- -----------------------------------          Member, Management Board
Maynard Strickland




/s/ Shirley Walsh
- -----------------------------------          Recording Secretary and
Shirley Walsh                                 Member, Management Board



/s/ George Papanier
- -----------------------------------          Senior Vice President, Chief
George Papanier                               Financial Officer (Principal
                                              Financial and Accounting
                                              Officer)

                                  EXHIBIT INDEX


EXHIBIT                                                             SEQ.
  NO.       DESCRIPTION                                           PAGE NO.

*3.1        Constitution of the Mohegan Tribe of Indians of
            Connecticut (the "Tribe")

*3.2 Ordinance No. 95-7/15-1 of the Tribe for Gaming on Tribal Lands, enacted on July 20, 1995


*4.1 Indenture dated as of September 29, 1995 among the Mohegan Tribal Gaming Authority of the Tribe
            (the "Authority"), the Tribe and First Fidelity
            Bank, as trustee


*4.2 Purchase Agreement dated September 21, 1995 among Bear, Stearns & Co. Inc. and Donaldson,
            Lufkin & Jenrette Securities Corporation
            (collectively, the "Initial Purchasers"), the
            Authority and the Tribe

*4.3        Registration Rights Agreement dated as of
            September 29, 1995 among the Authority and the initial Purchasers

5.1 Opinion of Hobbs, Straus, Dean & Walker, counsel to the Authority, regarding the validity of the Series B Senior Notes

5.2         Opinion of Rome McGuigan, Sabanosh & Klebanoff,
            P.C., counsel to the Authority, regarding the validity of the Series B Senior Notes


*8.1 Opinion of special tax counsel to the Authority regarding certain tax matters

*10.1       The Mohegan Tribe--State of Connecticut Gaming
            Mohegan Compact between the Tribe and the State of Connecticut (the "Compact")

*10.2 Agreement dated April 25, 1994 between the Tribe and the State of Connecticut resolving certain land claims (the "Resolution Agreement")

*10.3 Memorandum of Understanding dated April 25, 1994 between the Tribe and the State of Connecticut regarding implementation of the Compact and the Resolution Agreement

*10.4 Agreement between the Tribe and the Town of Montville, Connecticut

*10.5       Land Lease dated September 29, 1995 between the
            Tribe and the Authority; Amendment of Land Lease dated September 29, 1995

*10.6 Open-End Construction--Permanent Leasehold Mortgage Deed, Assignment of Leases and Rents and Security Agreement dated as of September 29, 1995 between the Tribe and First Fidelity Bank, as trustee

*10.7 Amended and Restated Gaming Facility Development and Construction Agreement dated September 1,
            1995 between the Tribe and Trading Cove
            Associates ("TCA")

*10.8       Amended and Restated Gaming Facility Management
            Agreement dated August 30, 1995 between the
            Tribe and TCA

*10.9       Secured Completion Guarantee dated as of
            September 29, 1995 by Sun International Hotels
            Limited ("Sun") in favor of First Fidelity Bank, as trustee

*10.10      Note Purchase Agreement dated as of September
            29, 1995 between the Authority and Sun

- -----------------
*Previously filed.

EXHIBIT                                                             SEQ.
  NO.       DESCRIPTION                                           PAGE NO.

*10.11      Cash Collateral Accounts Pledge and Security
            Agreement dated as of September 29, 1995 among First Fidelity Bank, as trustee, TCA, Sun, the
            Authority and the Tribe

*10.12 Disbursement and Escrow Agreement dated as of September 29, 1995 among First Fidelity Bank, as escrow agent, Chicago Title Insurance Company, as disbursement agent, First Fidelity Bank, as trustee, TCA, Sun and the Authority

*10.13 Pledge Agreement dated September 29, 1995 between Sun International Investments Limited and First Fidelity Bank

24.1        Consent of Independent Public Accountants of the
            Authority


24.2 Consent of counsel to the Authority (included in Exhibits 5.1 and 5.2)

*24.3       Consent of special tax counsel to the Authority
            (included in Exhibit 8.1)


25.1        Statement of Eligibility of Trustee on Form T-1

27.1        Article 5 Financial Data Schedule

*99         Form of Letter of Transmittal



- -----------------
*Previously filed.

                                   E-2